   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 2000.

                                                          REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            CENTURY BANCSHARES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                      6712                   52-1489098
      (State or Other           (Primary Standard          (I.R.S. Employer
      Jurisdiction of       Industrial Classification   Identification Number)
     Incorporation or              Code Number)
       Organization)
                                                   JOSEPH S. BRACEWELL
     1275 PENNSYLVANIA AVENUE, N.W.          1275 PENNSYLVANIA AVENUE, N.W.
         WASHINGTON, D.C. 20004                  WASHINGTON, D.C. 20004
             (202) 496-4100                          (202) 496-4100
   (Address, Including Zip Code, and       (Name, Address, Including Zip Code,
 Telephone Number, Including Area Code,   and Telephone Number, Including Area
  of Registrant's Principal Executive          Code, of Agent for Service)
                Offices)

                                   COPIES TO:

            JOHN R. BRANTLEY                       JAMES I. LUNDY III
     BRACEWELL & PATTERSON, L.L.P.                   NOEL M. GRUBER
    711 LOUISIANA STREET, SUITE 2900         KENNEDY, BORIS & LUNDY, L.L.P.
       HOUSTON, TEXAS 77002-2781                       SUITE P-15
             (713) 221-1301                        4701 SANGAMORE ROAD
                                                BETHESDA, MARYLAND 20816
                                                     (301) 229-3400

      Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
        TITLE OF                                        PROPOSED               PROPOSED
     EACH CLASS OF               AMOUNT                 MAXIMUM                 MAXIMUM               AMOUNT OF
       SECURITIES                 TO BE                 OFFERING               AGGREGATE            REGISTRATION
         TO BE                 REGISTERED(1)            PRICE PER               OFFERING                  FEE
       REGISTERED                                         UNIT                  PRICE(2)
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value         1,397,430            Not Applicable           $2,710,595               $716.00
         $1.00
======================================================================================================================

(1) Based upon the maximum number of shares of common stock expected to be issued in connection with the transactions described herein.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1), based upon the market value as of December 11, 2000 of the maximum number of shares of stock to be acquired by Century in the merger.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[CENTURY LOGO]                                 [GRANDBANC LOGO]


                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Century          Century's common stock is traded on
Bancshares, Inc. and GrandBanc, Inc.        The Nasdaq SmallCap Market under the
have approved a merger agreement that       symbol "CTRY."  On December 11, 2000,
provides for the combination of the two     the last reported sale price per share
companies.  We believe the combined         was $7.6875 per share.
company will be able to create
substantially more stockholder value        We are asking stockholders of Century
than could be achieved by the companies     to approve the issuance of Century
individually.                               stock in the merger.

The combined company will continue          We are asking stockholders of
under the name Century Bancshares,          GrandBanc to approve the merger
Inc., with its headquarters in              agreement.
Washington, D.C.
                                            We cannot complete the merger unless
If the merger is completed, holders of      we receive the approval of the
GrandBanc common stock will receive         stockholders of both companies.
0.3318 shares of Century's common stock
for each GrandBanc Share. Century           The dates, times and places of
stockholders will continue to hold          the meetings are:
the their existing shares after
merger.                                     For CENTURY stockholders:

Century will issue approximately            - [insert date, time and place]
1,397,430 shares of Century common
stock to GrandBanc stockholders in          For GRANDBANC stockholders:
the merger, based on GrandBanc's
outstanding shares on November 30,          - [insert date, time and place]
2000. These shares will represent
approximately 34% of the outstanding
Century common stock after the merger.
Century shares held by Century
stockholders will represent
approximately 66% of the outstanding
Century shares after the merger.

/s/ JOSEPH S. BRACEWELL                  /s/ MELVYN J. ESTRIN
Joseph S. Bracewell                      Melvyn J. Estrin
  Chairman of the Board, President,        Chairman of the Board
  and Chief Executive Officer              GrandBanc, Inc.
  Century Bancshares, Inc.

An investment in the Century common stock in connection with the merger involves risks. See "Risk Factors" beginning on page 13.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved of the merger or the shares of Century common stock to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

      Joint proxy statement/prospectus dated December -, 2000, and first mailed to stockholders on -.

                             ADDITIONAL INFORMATION

      Important business and financial information about Century and GrandBanc is incorporated in this proxy statement/prospectus from other documents that are not included or delivered with this proxy statement/prospectus. You may obtain copies of these documents without charge by requesting them in writing or by telephone from the appropriate company at the following addresses:

Century Bancshares, Inc.                  GrandBanc, Inc.
1275 Pennsylvania Avenue, N.W.            1800 Rockville Pike
Washington, D.C.  20004                   Rockville, Maryland 20852
(202) 496-4100                            (301) 770-1300
Attention:  Corporate Secretary           Attention:  Corporate Secretary

      IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY -, 2001, IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.


             See "Where You Can Find More Information" on page 133.

                                                                  [CENTURY LOGO]

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS TO BE
HELD ON -, 2001

To the Stockholders of Century Bancshares, Inc.:

A special meeting of stockholders of Century Bancshares, Inc. will be held on -, 2001, at 2:00 p.m. at the -, for the following purposes:

      1. to consider and vote upon a proposal to approve the issuance of approximately 1,397,430 shares of Century's common stock in connection with a proposed merger pursuant to which GrandBanc, Inc. will become a wholly owned subsidiary of Century; and

      2. to transact any other business that may properly come before the meeting or any adjournment or postponement.

Century's Board has unanimously approved the merger agreement and the issuance of the shares of Century's common stock in connection with a proposed merger and recommends that you vote "FOR" approval of the issuance of Century's shares. Holders of record of Century common stock at the close of business on December -, 2000, will be entitled to vote at the Century meeting or any adjournment or postponement. A list of stockholders entitled to vote will be kept at Century at 1275 Pennslyvania Avenue, N.W., Washington, D.C., 20004, for ten days before the meeting.



/s/ WILLIAM C. OLDAKER

William C. Oldaker
Secretary

December -, 2000

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORDHOLDER IN ORDER TO VOTE PERSONALLY AT THE MEETING.

                                                                [GRANDBANC LOGO]

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS TO BE
HELD ON -, 2001

To the Stockholders of GrandBanc, Inc.:

A special meeting of stockholders of GrandBanc, Inc. will be held on -, 2001, at 10:00 a.m. at the -, for the following purposes:

      1. to consider and vote on the proposed merger of GrandBanc into a subsidiary of Century Bancshares, Inc. In the merger, among other things, each share of GrandBanc common stock will be converted into and become the right to receive 0.3318 shares of Century common stock. Cash will be paid instead of issuing fractional shares of Century common stock; and

      2. to transact any other business that may properly come before the meeting or any adjournment or postponement.

GrandBanc's Board has unanimously approved the merger agreement and declared it advisable and recommends that you vote "FOR" approval and adoption of the merger agreement. Holders of record of GrandBanc common stock at the close of business on December -, 2000, will be entitled to vote at the GrandBanc meeting or any adjournment or postponement.

PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR STOCK AT THIS TIME.


/s/ JOHN P. SHROADS, JR.

John P. Shroads, Jr.
Secretary

December -, 2000

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORDHOLDER IN ORDER TO VOTE PERSONALLY AT THE MEETING.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER ....................................      1


SUMMARY ...................................................................      2

   The Companies ..........................................................      2
   The Merger .............................................................      2
   What GrandBanc Stockholders Will Receive in the Merger .................      2
   The Special Meetings and Required Votes ................................      2
   Reasons for Merger .....................................................      3
   Recommendations to Stockholders ........................................      3
   Summary of Risk Factors ................................................      3
   Opinions of Financial Advisors .........................................      4
   Board of Directors of Century After the Merger .........................      4
   Conditions to Completion of the Merger .................................      4
   Regulatory Approvals ...................................................      4
   Termination of Merger Agreement ........................................      5
   Termination Fees .......................................................      5
   Interests of Executive Officers and Directors in the Merger ............      5
   Material Federal Income Tax Consequences of the Merger .................      6
   Resale of Century Shares Received in the Merger ........................      6
   Appraisal Rights .......................................................      6
   Comparative Stockholder Rights .........................................      6

SELECTED HISTORICAL FINANCIAL DATA ........................................      7

   Selected Financial Data of Century .....................................      7
   Selected Financial Data of GrandBanc ...................................      9
   Summary of Historical and Pro Forma Per Share Selected Financial Data ..     11
   Comparative Per Share Data .............................................     12

RISK FACTORS ..............................................................     13


FORWARD-LOOKING INFORMATION ...............................................     17


INFORMATION ABOUT THE MEETINGS AND VOTING .................................     19

   Matters Relating to the Meetings .......................................     19
   Voting and Revocation of Proxies .......................................     21
   Solicitation of Proxies; Expenses ......................................     21
   Appraisal Rights for GrandBanc Stockholders ............................     22

THE MERGER ................................................................     23

   General ................................................................     23
   Proposals ..............................................................     23
   Century's Background and Reasons for the Merger; Recommendation of the
      Century Board .......................................................     23
   GrandBanc's Background and Reasons for the Merger; Recommendation of the
      GrandBanc Board .....................................................     24
   Opinions of Financial Advisors .........................................     26
   Quorum and Votes Required ..............................................     33
   Interest of Certain Persons in the Merger ..............................     34
   Board of Directors of Century After the Merger .........................     35
   Federal Income Tax Consequences of the Merger ..........................     35
   Accounting Treatment ...................................................     37
   Regulatory Approvals ...................................................     37
   Resales of Century Common Stock Issued in the Merger ...................     37

   Appraisal Rights of GrandBanc Stockholders .............................     37

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS ...............     40


THE MERGER AGREEMENT ......................................................     48

   Structure of the Merger ................................................     48
   Merger Consideration ...................................................     48
   Timing of Closing ......................................................     48
   Treatment of GrandBanc Stock Options ...................................     48
   Exchange of Shares .....................................................     48
   Designation of Directors ...............................................     49
   Covenants Regarding Interim Operations of Century and GrandBanc ........     49
   Additional Agreements ..................................................     51
   Representations and Warranties .........................................     53
   Conditions of Merger ...................................................     53
   Termination, Amendment and Waiver ......................................     54

THE VOTING AGREEMENTS .....................................................     56

   Voting of Owned Shares .................................................     56
   Termination ............................................................     56
   Restrictions on Transfer ...............................................     56
   Representations and Warranties .........................................     56

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS OF CENTURY .......................................     57

   For the Three and Nine Month Periods Ended September 30, 2000 and 1999 .     57
      General .............................................................     57
      Results of Operations ...............................................     57
      Financial Condition .................................................     62
   For the Years Ended December 31, 1999, 1998 and 1997 ...................     70
      General .............................................................     70
      Results of Operations ...............................................     70
      Financial Condition .................................................     76

INFORMATION ABOUT CENTURY...................................................    88

   Business.................................................................    88
   Regulation...............................................................    88
   Competition..............................................................    93
   Market Prices and Dividends..............................................    93
   Employees................................................................    94
   Properties...............................................................    95
   Legal Proceedings........................................................    95
   Interests of Certain Persons.............................................    95

MANAGEMENT OF CENTURY.......................................................    96

   Executive Compensation...................................................    97
   Board Compensation.......................................................    97
   Stock Option Plans.......................................................    98

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF CENTURY.....................    99


DESCRIPTION OF CAPITAL STOCK OF CENTURY.....................................   101

   Common Stock.............................................................   101
   Preferred Stock..........................................................   101
   Preferred Securities of Subsidiary Trust.................................   102

   Anti-Takeover Protections................................................  102

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS OF GRANDBANC.......................................  104

   Financial Condition......................................................  104
   Results of Operations....................................................  111
   Loan Portfolio...........................................................  116
   Investment Portfolio.....................................................  117
   Deposit Activities.......................................................  118

INFORMATION ABOUT GRANDBANC.................................................  121

   Information About Certain Directors of GrandBanc.........................  122
   Voting Securities and Principal Holders..................................  122
   Market for the Common Equity and Related Stockholder Matters.............  124

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF GRANDBANC
   STOCKHOLDERS AND RIGHTS THOSE PERSONS WILL HAVE AS STOCKHOLDERS OF
   CENTURY..................................................................  125


LEGAL MATTERS...............................................................  133


EXPERTS.....................................................................  133


WHERE YOU CAN FIND MORE INFORMATION.........................................  133


INDEX TO FINANCIAL STATEMENTS ..............................................  F-1

ANNEX A:  AGREEMENT AND PLAN OF MERGER......................................  A-1

ANNEX B:  FRIEDMAN, BILLINGS, RAMSEY & CO., INC. FAIRNESS OPINION...........  B-1

ANNEX C:  HOVDE FINANCIAL LLC FAIRNESS OPINION..............................  C-1

ANNEX D:  SECTIONS 3-201 THROUGH 3-213 OF THE MARYLAND GENERAL
          CORPORATION LAW...................................................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:    When and where are the stockholders' meetings?

A:    Each company's meeting will take place on -, 2001 in -. The address of each meeting is on page 19.

Q:    What do I need to do now?

A:    Just mail your signed proxy card in the enclosed return envelope, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please mail your proxy as instructed on your proxy card even if you currently plan to attend a meeting in person. The Board of Directors of each of Century and GrandBanc recommends that its stockholders vote in favor of the merger.

Q:    What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to your company's Secretary before your meeting; or you can attend your meeting in person and vote. If your shares are not registered in your name, you will need additional documentation from your recordholder in order to vote in person at your meeting. You may also revoke your proxy by sending a notice of revocation to your company's Secretary at the address under "The Companies" on page 2.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q:    Should I send in my stock certificates now?

A:    No. If the merger is completed, we will send GrandBanc stockholders written instructions for exchanging their share certificates. Century stockholders will keep their existing certificates.

Q:    When do you expect the merger to be completed?

A:    We are attempting to complete the merger as quickly as possible.  In addition to stockholder approvals, we must also obtain regulatory approvals. We hope to complete the merger by the end of the first quarter, 2001.

Q:    Whom do I call if I have questions about the meetings or the merger?

A:    Century stockholders may call Dale G. Phelps at (202) 496-4100.

      GrandBanc stockholders may call Steven K. Colliatie at (301) 770-1300.

                                     SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document and the documents we have referred you to carefully. See "Where You Can Find More Information" on page 133.


THE COMPANIES

CENTURY BANCSHARES, INC.
1275 Pennslyvania Avenue, N.W.,
Washington, D.C.  20004
(202) 496-4100

Century Bancshares, Inc. is the parent company of Century National Bank, a community bank providing a full range of loans and financial services to professionals, small businesses, and non-profit organizations in the Washington, DC metropolitan area. Century operates seven full-service banking offices -- two in downtown Washington, four in Northern Virginia, and one in Bethesda, Maryland -- a loan production office in Rockville, Maryland, and an insurance agency. As of September 30, 2000, Century had total assets of $284.8 million, total deposits of $215.5 million, and stockholders' equity of $17.1 million.

GRANDBANC, INC.
1800 Rockville Pike
Rockville, Maryland 20852
(301) 770-1300

GrandBanc, Inc. is the parent holding company of GrandBank, a Maryland chartered commercial bank headquartered in Rockville, Maryland with two branches in Bethesda, Maryland, one in Germantown, Maryland, and one in Old Town Alexandria, Virginia. As of September 30, 2000, GrandBanc had total assets of $114.5 million, total deposits of $100.5 million, and stockholders' equity of $6.2 million.

THE MERGER

In the merger, GrandBanc will merge into a subsidiary of Century Bancshares, Inc. and will become Century's wholly owned subsidiary. If GrandBanc stockholders approve the merger and Century stockholders approve the issuance of the Century shares at the special meetings, we expect completion of the merger in the first quarter of 2001.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

WHAT GRANDBANC STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 48)

If the merger is completed, GrandBanc stockholders will receive 0.3318 shares of Century common stock for each share of GrandBanc common stock, plus cash instead of any fractional shares.

On December 11, 2000, the last reported per share price of Century common stock was $7.6875. Applying the 0.3318 exchange ratio to that price, each holder of GrandBanc common stock would be entitled to receive Century common stock with a market value of approximately $ 2.55 for each share of GrandBanc common stock. However, the market prices for Century and GrandBanc common stock are likely to change between now and the merger. You are urged to obtain current price quotes for GrandBanc and Century common stock.

THE SPECIAL MEETINGS AND REQUIRED VOTES

CENTURY BANCSHARES, INC.

Century is holding a special stockholders' meeting at 2:00 p.m., local time, on -, 2001, at -. The purpose of the meeting is for Century stockholders to consider and vote on the issuance of Century common stock in connection with the merger. The record date for the meeting is the close of business on December -, 2000. Only stockholders of record at the close of business on the record date will be entitled to vote at the meeting and any adjournment.

A majority of the votes represented at the meeting and entitled to vote on the issuance must be voted in favor of the issuance of shares in connection with the GrandBanc merger to approve the issuance. Directors of Century owning or controlling the right to vote 684,185 shares of Century common stock, which represent approximately 25% of the total shares of Century stock issued and outstanding as of the record date, have signed a voting agreement in which they have agreed to vote their Century stock in favor of the issuance.

GRANDBANC, INC.

GrandBanc is holding a special stockholders' meeting at 10:00 a.m., local time, on -, 2001, at -. The purpose of the meeting is for GrandBanc stockholders to consider and vote on the merger. The record date for the meeting is the close of business on December -, 2000. Only stockholders of record at the close of business on the record date will be entitled to vote at the meeting and any adjournment.

Two-thirds of the outstanding shares of GrandBanc must be voted in favor of the merger for the merger to be approved. Directors of GrandBanc owning or otherwise controlling the right to vote 1,420,005 shares of GrandBanc common stock, which represent approximately 35% of the total shares of GrandBanc stock issued and outstanding as of the record date, have signed a voting agreement in which they have agreed to vote their GrandBanc stock in favor of the merger.

REASONS FOR MERGER

We believe the combined company can be run more efficiently and can use its capital more profitably than either company could on its own. As a result, we believe the merger will create long-term value for the stockholders of both companies. Of course, the benefits depend on our ability to obtain the necessary approvals to integrate and operate the businesses of Century and GrandBanc successfully after the merger, and on other uncertainties described on page 17.

To review Century's reasons for the merger in greater detail, see page 23.

To review GrandBanc's reasons for the merger in greater detail, see page 24.

RECOMMENDATIONS TO STOCKHOLDERS

TO CENTURY STOCKHOLDERS:

The Century Board believes that the issuance of Century common stock in connection with the merger is fair to you and in your best interest and recommends that you vote FOR the issuance of shares.

TO GRANDBANC STOCKHOLDERS:

The GrandBanc Board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the approval of the merger agreement and the merger.

SUMMARY OF RISK FACTORS (SEE PAGE 13)

The merger is subject to risks:

      -     Century may be unable to manage the new assets it acquires;

      -     GrandBanc sustained losses during 1999;

      - Century will assume approximately $2.25 million of debt secured by the stock of GrandBank;

      - There is a limited market for Century's common stock and the stock market can be volatile;

      -     Changes in interest rates may adversely affect Century's business;

      - Century's officers and directors will own a significant number of shares after the merger and could exert significant influence on matters submitted to its stockholders;

      - Loss of Century's President or other executive officers could adversely affect its business;

      - Century and Century National Bank operate in a highly regulated environment;

      - Century and Century National Bank operate in a highly competitive market;

      - Possible future dividend payments by Century National Bank to Century and by Century to its stockholders could be restricted;

      - Century's business is concentrated in the Washington DC metropolitan area and a downturn in the local economy may adversely affect its business; and

      - There are no assurances as to the adequacy of the allowance for credit losses.

OPINIONS OF FINANCIAL ADVISORS

Each Board has considered the opinion of its financial advisor. Century received an opinion from Friedman, Billings, Ramsey & Co. Inc. as to the fairness from a financial point of view of the consideration to be paid by Century in the merger as of October 6, 2000, which was updated as of November 8, 2000. GrandBanc received an opinion of Hovde Financial LLC as to the fairness from a financial point of view of the exchange ratio as of October 11, 2000. These opinions are attached as Annex B and Annex C. We encourage you to read these opinions.

BOARD OF DIRECTORS OF CENTURY AFTER THE MERGER (SEE PAGE 49)

Immediately following the merger, the board of directors of Century will have nine members, including the seven current Century directors plus the two directors designated by GrandBanc. For a period of three years after the merger, two former directors of GrandBanc, or successors designated by the former GrandBanc directors, will be nominated to serve on Century's board.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 53).

The completion of the merger depends upon meeting a number of conditions, including the following:

      -     approval of the stockholders of Century and GrandBanc;

      - receipt by Century of all regulatory approvals and third party consents;

      - authorization for the listing on the Nasdaq of the shares of Century common stock to be issued in the merger;

      -     absence of any law or court order prohibiting the merger;

      - receipt of a letter from the independent public accountants of Century stating that the merger will qualify for "pooling of interests" accounting treatment;

      - receipt of opinions from Century's and GrandBanc's counsel that the merger will qualify as a reorganization under the federal income tax laws;

      - material accuracy as of closing of the representations and warranties made by the parties; and

      - absence of a material adverse effect on Century or GrandBanc or their respective subsidiaries from June 30, 2000 until the closing of the merger.

REGULATORY APPROVALS

The merger must be approved by the Federal Reserve Bank of Richmond. Century will file an application with the Federal Reserve Bank of Richmond to obtain prior approval of the merger during December 2000.

TERMINATION OF MERGER AGREEMENT (SEE PAGE 54)

Century and GrandBanc may jointly agree to terminate the merger at any time.
Additionally:

(a) Either Century or GrandBanc may terminate the merger agreement if any of the following occurs:

      - any governmental entity denies approval of the merger or issues an order permanently enjoining or prohibiting the consummation of the merger;

      - we do not complete the merger by June 30, 2001, unless the failure is because the party seeking to terminate the agreement did not perform or observe the covenants in the merger agreement, or breached a representation or warranty in the merger agreement; or

      - either party breaches any of its obligations under the merger agreement, and does not cure the breach within 30 days.

(b)   Century may terminate the merger agreement if:

      - GrandBanc enters into negotiations or an agreement for the disposition of its business or assets with another party;

      - the GrandBanc Board modifies or withdraws its recommendation of the merger;

      -     the GrandBanc Board fails to reaffirm its approval of the merger; or

      - the GrandBanc Board approves, recommends, or enters into any letter of intent, agreement or similar document contemplating a merger with another party.

(c)   GrandBanc may terminate the merger agreement if:

      - Century enters into an agreement that does not contemplate consummation of the merger or which does not treat GrandBanc stockholders in the same manner as the holders of Century common stock;

      - Century breaches its obligation not to enter into any business combination transaction that would result in the termination of the merger agreement, or would materially delay or jeopardize any approvals or circumstances which are necessary for the merger agreement;

      - Century's Board withdraws or modifies its recommendation of the merger or the merger agreement; or

      -     the Century Board fails to reaffirm its approval of the merger.

TERMINATION FEES (SEE PAGE 55)

GrandBanc must pay Century a termination fee of $500,000 in cash plus all of Century's out of pocket expenses if the merger agreement is terminated by Century as described in paragraph (b) above.

Century must pay GrandBanc a termination fee of $500,000 in cash plus all of GrandBanc's out of pocket expenses if the merger agreement is terminated by GrandBanc as described in paragraph (c) above.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

When you consider the GrandBanc Board's recommendation that GrandBanc stockholders vote in favor of the merger, you should be aware that a number of GrandBanc's executive officers and directors may have interests in the merger that may be different from, or in addition to, yours. Directors of GrandBanc will become directors of Century Bancshares or Century National Bank at the time of the merger. The President of GrandBanc plans to terminate his employment immediately following the merger, and will receive certain severance benefits upon termination (see page 34).

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 35)

The merger has been structured as a reorganization for federal income tax purposes. Accordingly, holders of GrandBanc common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their GrandBanc stock for Century stock in the merger, except for a gain or loss recognized in connection with the receipt of cash instead of a fractional share of Century common stock. The companies themselves, as well as holders of Century common stock, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Century and GrandBanc to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a reorganization for federal income tax purposes.

The federal income tax consequences described above may not apply to some holders of GrandBanc common stock. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

RESALE OF CENTURY SHARES RECEIVED IN THE MERGER (SEE PAGE 37)

Century has registered under the federal securities law the shares of its common stock to be issued in the merger. Therefore, you may sell shares without restriction unless you are considered an "affiliate" of GrandBanc or you become an affiliate of Century. A director, executive officer or stockholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

If you are considered an affiliate of GrandBanc or become an affiliate of Century, you may resell the shares of Century common stock you receive only after the publication of financial results of at least 30 days of post merger combined operations of Century and GrandBanc, and pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC's rules, or in transactions otherwise exempt from registration under the securities laws. Century is not obligated and does not intend to register for resale the shares issued to affiliates of GrandBanc.

APPRAISAL RIGHTS (SEE PAGE 37)

Under Maryland law, GrandBanc stockholders may dissent from the merger and demand the "fair value" of their shares in cash. To properly exercise this right and avoid a waiver of this right, you must not vote your shares in favor of the merger and you must follow the exact procedures required by Maryland law (see Annex D).

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGE 125)

Once the merger occurs, GrandBanc stockholders will become stockholders of Century. Century is a Delaware corporation governed by Delaware law and GrandBanc is a Maryland corporation governed by Maryland law. As a result of the merger, GrandBanc stockholders' rights as stockholders will be governed by Delaware law and the provisions of the Certificate of Incorporation, as amended, and Bylaws of Century. Because of the differences between the laws of the states of Delaware and Maryland, the Certificate of Incorporation and the Bylaws of GrandBanc and Century, GrandBanc stockholders' rights as stockholders will change as a result of the merger.

                       SELECTED HISTORICAL FINANCIAL DATA

      We are providing the following financial information to aid you in your financial analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Century" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of GrandBanc" included in this joint proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF CENTURY

      The following selected historical financial data for each of the years ended December 31, 1995 through 1999 are derived from Century's audited consolidated financial statements. The following selected historical financial data for the nine months ended September 30, 2000 and September 30, 1999 are derived from the unaudited consolidated financial statements of Century and include, in the opinion of Century's management, all adjustments (consisting only of normal accruals) necessary to present fairly the data of such periods. You should not rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

                            CENTURY BANCSHARES, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                          AS OF AND FOR THE                              AS OF AND FOR THE
                                          NINE MONTHS ENDED                                 YEAR ENDED
                                            SEPTEMBER 30,                                  DECEMBER 31,
                                        -----------------------   ---------------------------------------------------------------
                                           2000         1999         1999         1998         1997         1996          1995
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
                                              (Unaudited)
INCOME STATEMENT DATA:
Interest income                         $   13,159   $    9,519   $   13,220   $   11,355   $    9,209   $    7,690   $     7,079
Interest expense                             5,670        3,595        4,996        4,537        3,765        2,776         2,562
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
Net interest income                          7,489        5,924        8,224        6,818        5,444        4,914         4,517
Provision for credit losses                    655          435          640          620          336          160            26
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
Net interest income after provision          6,834        5,489        7,584        6,198        5,108        4,754         4,491
  for credit losses
Noninterest income                           1,605        1,247        1,669        1,103          922          720           590
Noninterest expense                          6,521        5,402        7,335        6,309        5,460        4,920         4,157
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
Income before taxes                          1,918        1,334        1,918          992          570          554           924
Income taxes                                   671          507          729          355          234          275           311
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
Net income                              $    1,247   $      827   $    1,189   $      637   $      336   $      279   $       613
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------

COMMON SHARE DATA (1):
Net income -- basic                     $     0.46   $     0.29   $     0.42   $     0.24   $     0.20   $     0.20   $      0.53
Net income -- diluted                         0.45         0.29         0.42         0.24         0.18         0.19          0.50
Book value (2)                                6.23         5.63         5.76         5.40         5.29         4.85          4.68

Common shares outstanding -- end of
  period                                 2,742,998    2,592,090    2,721,902    2,574,219    2,209,229    1,146,028     1,046,047
Weighted average common shares           2,729,180    2,833,113    2,804,994    2,632,787    1,710,316    1,371,940     1,153,943
Diluted weighted average common shares   2,751,698    2,860,925    2,832,683    2,688,583    1,852,683    1,454,483     1,213,698

BALANCE SHEET DATA:
Total assets                            $  284,784   $  201,302   $  204,809   $  151,350   $  152,640   $  107,186   $   101,730
Investments (3)                             85,043       55,940       53,144       23,385       46,632       25,631        21,690
Total loans (4)                            179,684      131,648      138,076      115,231       94,171       70,676        69,204
Allowance for credit losses                  1,667        1,351        1,519        1,128          887          826           740
Total deposits                             215,540      137,415      153,900      126,211      129,605       90,985        90,539
Long-term debt                              29,442       11,854       11,301        5,301        6,511        6,850          --
Total stockholders' equity                  17,087       15,313       15,668       15,317       13,536        6,750         6,365

PERFORMANCE DATA:
Return on average total assets (5)            0.76%        0.67%        0.70%        0.44%        0.29%        0.27%         0.68%
Return on average total equity (5)           10.14         7.11         7.65         4.49         3.83         4.20         11.49
Net interest margin (5)                       4.90         5.12         5.15         5.07         5.17         5.74          5.42
Loans to deposits                             83.4         95.8         89.7         91.3         72.7         77.7          76.4

ASSET QUALITY RATIOS:
Nonperforming assets to total assets          0.41%        0.38%        0.25%        1.02%        0.49%        0.30%         0.49%
Nonperforming loans to total loans            0.66         0.58         0.37         1.34         0.74         0.46          0.45
Net loan charge-offs to average loans(5)      0.45         0.23         0.21         0.38         0.36         0.10          0.04

Allowance for credit losses to total
  loans                                       0.93         1.03         1.10         0.98         0.94         1.17          1.07
Allowance to nonperforming loans               142          178          295           73          127          257           240

CAPITAL RATIOS:
Tier I risk based capital                     8.70%       10.10%        9.74%       11.60%       12.27%        8.99%         9.22%
Total risk based capital                     11.05        11.07        10.79        12.56        13.19        10.13         10.34
Tier I leverage                               7.29         8.57         7.64         9.46         8.83         6.35          6.80

------------

(1) Per share data has been adjusted to reflect five percent common stock dividends in 1999, 1998, 1997 and 1995, a seven percent common stock dividend in 1996, and retroactively restated to reflect the five percent common stock dividend declared on February 18, 2000.

(2) Book value per common share is based on stockholders' equity divided by the number of common shares outstanding, adjusted for stock dividends, at period end.

(3) Investments include federal funds sold and interest-bearing deposits in other financial institutions.

(4)   Net of unearned income.

(5)   Annualized for interim periods.

SELECTED HISTORICAL FINANCIAL DATA OF GRANDBANC

      The following selected historical financial data for each of the years ended December 31, 1995 through 1999 are derived from GrandBanc's audited consolidated financial statements. The following selected historical financial data for the nine months ended September 30, 2000 and September 30, 1999 are derived from the unaudited consolidated financial statements of GrandBanc and include, in the opinion of GrandBanc's management, all adjustments (consisting only of normal accruals) necessary to present fairly the data of such periods. You should not rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

                                 GRANDBANC, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                               AS OF AND FOR THE NINE
                                                     MONTHS ENDED
                                                     SEPTEMBER 30,
                                           -------------------------------
                                               2000                1999
                                           -------------------------------
                                                      (Unaudited)
INCOME STATEMENT DATA:
Interest income                             $    6,457         $     6,470
Interest expense                                 3,499               3,414
                                            ----------         -----------
Net interest income                              2,958               3,056
Provision for credit losses                         60                 189
                                            ----------         -----------
Net interest income after provision
   for credit losses                             2,898               2,867
Noninterest income                                 561                 434
Noninterest expense                              3,327               3,566
                                            ----------         -----------
Income (loss) before taxes                         132                (265)
Income taxes (benefits)                             53                (100)
                                            ----------         -----------
Net income (loss)                           $       79         $      (165)
                                            ----------         -----------

COMMON SHARE DATA:
Net income (loss)-basic                     $     0.02         $     (0.04)
Net income (loss)-diluted                         0.02                0.04)
Book value (2)                                    1.54                1.56

Common shares outstanding-end of
   Period                                    4,049,665           4,049,590
Weighted average common shares               4,049,590           4,049,590
Diluted weighted average common
   Shares                                    4,223,165           4,241,000

BALANCE SHEET DATA:
Total assets                                $  114,534         $   118,465
Investments                                     42,405              46,221
Total loans                                     60,364              58,231
Allowance for loan losses                          646                 679
Total deposits                                 100,544             102,696
Long-term debt                                    --                  --
Total stockholders' equity                       6,244               6,304

PERFORMANCE DATA:
Return on average total assets (3)                0.09%              (0.19)%
Return on average total equity (3)                1.79               (3.10)
Net interest margin (3)                           3.75                3.77
Loans to deposits                                 60.0                56.7

ASSET QUALITY RATIOS:
Nonperforming assets to total
  assets                                          0.10%               0.33%
Nonperforming loans to total loans                -(4)                0.47
Net loan charge-offs to average
  loans (3)                                       0.23                1.00
Allowance for credit losses to total
  loans                                           1.07                1.17
Allowance to nonperforming loans               N/A (4)                 247

BANK CAPITAL RATIOS: (5)
Tier I risk based capital                        10.76%              10.24%
Total risk based capital                         11.67               11.18
Tier I leverage                                   7.11                6.54


                                                                           AS OF AND FOR THE YEAR ENDED
                                                                                    DECEMBER 31,
                                            --------------------------------------------------------------------------------------
                                                1999              1998                1997             1996 (1)           1995
                                            --------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Interest income                             $     8,613        $    8,209         $     8,107        $     4,804       $     3,488
Interest expense                                  4,567             4,018               4,130              2,061             1,107
                                            -----------        ----------         -----------        -----------       -----------
Net interest income                               4,046             4,191               3,977              2,743             2,381
Provision for credit losses                         269                10               1,209                (35)              (30)
                                            -----------        ----------         -----------        -----------       -----------
Net interest income after provision
   for credit losses                              3,777             4,181               2,768              2,778             2,411
Noninterest income                                  610               638                 646                520               442
Noninterest expense                               4,823             4,567               4,621              3,085             2,577
                                            -----------        ----------         -----------        -----------       -----------
Income (loss) before taxes                         (436)              252              (1,207)               213               276
Income taxes (benefits)                            (166)              153              (2,057)                 5                --
                                            -----------        ----------         -----------        -----------       -----------
Net income (loss)                           $      (270)       $       99         $       850        $       208       $       276
                                            -----------        ----------         -----------        -----------       -----------

COMMON SHARE DATA:
Net income (loss)-basic                     $     (0.07)       $     0.02         $      0.21        $      0.06       $      0.09
Net income (loss)-diluted                         (0.07)             0.02                0.21               0.06              0.09
Book value (2)                                     1.44              1.90                1.85               1.53              1.15

Common shares outstanding-end of
   Period                                     4,049,590         4,049,590           4,040,915          3,925,499         3,258,833
Weighted average common shares                4,049,590         4,048,829           4,026,293          3,446,961         3,242,665
Diluted weighted average common
   Shares                                     4,049,590         4,080,063           4,058,148          3,490,115         3,262,332

BALANCE SHEET DATA:
Total assets                                $   117,267        $  109,673         $   103,872        $   101,125       $    40,678
Investments                                      44,967            34,080              14,365             16,478             8,027
Total loans                                      58,993            61,300              77,446             73,724            29,812
Allowance for loan losses                           690               927               1,702              1,016               748
Total deposits                                  101,256            96,725              88,698             91,283            36,671
Long-term debt                                      193               200               1,500              1,500                --
Total stockholders' equity                        5,812             7,687               7,485              6,021             3,740

PERFORMANCE DATA:
Return on average total assets (3)                (0.23)%            0.10%               0.84%              0.34%             0.65%
Return on average total equity (3)                (3.91)             1.28               14.74               4.30              7.88
Net interest margin (3)                            3.74              4.48                4.21               4.85              6.11
Loans to deposits                                  58.3              63.3                87.3               80.8              81.3

ASSET QUALITY RATIOS:
Nonperforming assets to total
  assets                                           0.60%             0.83%               4.06%              2.24%             3.98%
Nonperforming loans to total loans                 1.00              0.87                3.60               1.75              1.56
Net loan charge-offs to average
  loans (3)                                        0.87              1.07                0.70              (0.19)            (0.25)
Allowance for credit losses to total
  loans                                            1.17              1.51                2.20               1.38              2.51
Allowance to nonperforming loans                    117               173                  75                100               161

BANK CAPITAL RATIOS: (5)
Tier I risk based capital                         10.09%            10.73%               8.75%              9.00%            14.65%
Total risk based capital                          11.01             12.02               10.02              10.25             15.90
Tier I leverage                                    6.40              7.56                7.29               6.80              9.36


------------

(1) Reflects the purchase and assumption on September 30, 1996 of $36.7 million in loans, $1.3 million in premises and equipment, and $60.0 million of deposits associated with the Alexandria branch of First Commonwealth Savings Bank, F.S.B.. A deposit intangible of $1.1 million and goodwill of $364 thousand were recorded in the transaction.

(2) Based upon stockholders' equity divided by the number of common shares outstanding at period-end.

(3) Annualized for interim periods.

(4) No loans were nonperforming at September 30, 2000.

(5) Ratios shown are for GrandBank.

SUMMARY OF HISTORICAL AND PRO FORMA PER SHARE SELECTED FINANCIAL DATA

      Set forth below are the basic earnings, diluted earnings, cash dividends and book value per common share data for Century and GrandBanc on a historical basis, on a pro forma combined basis, and on a pro forma combined basis per GrandBanc equivalent share. Also included are weighted average shares outstanding (diluted), shares outstanding at end of period, weighted average shares outstanding (basic), net income and ending equity for Century and GrandBanc on a historical basis and on a pro forma basis. The exchange ratio for the merger is 0.3318 shares of Century common stock for each share of GrandBanc.

      The pro forma data was derived by combining the historical consolidated financial information of Century and GrandBanc using the pooling of interests method of accounting for business combinations. Per share data for Century has been adjusted to reflect five percent common stock dividends in 1999, 1998 and 1997 and retroactively restated to reflect the five percent common stock divided declared on February 18, 2000.

      The GrandBanc pro forma equivalent share information shows the effect of the merger from the perspective of an owner of GrandBanc stock. The information was computed by multiplying the pro forma information by an exchange ratio of 0.3318.

      You should read the information below together with historical financial statements and related notes and other information included and incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger, nor should you rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

                                                         AT OR FOR THE
                                                          NINE MONTHS
                                                             ENDED                       AT OR FOR THE YEAR ENDED
                                                         SEPTEMBER 30,                          DECEMBER 31,
                                                         -------------      ---------------------------------------------------
                                                             2000              1999               1998                 1997
                                                          ----------        ----------         -----------          -----------
BASIC EARNINGS PER COMMON SHARE
   Century historical                                     $     0.46        $     0.42         $      0.24          $      0.20
   GrandBanc historical                                         0.02             (0.07)               0.02                 0.21
   Pro forma combined                                           0.33              0.22                0.19                 0.39
   Pro forma equivalent per common share of GrandBanc           0.11              0.07                0.06                 0.13

DILUTED EARNINGS (LOSS) PER COMMON SHARE
   Century historical                                     $     0.45        $     0.42         $      0.24          $      0.18
   GrandBanc historical                                         0.02             (0.07)               0.02                 0.21
   Pro forma combined                                           0.32              0.22                0.18                 0.37
   Pro forma equivalent per common share of GrandBanc           0.11              0.07                0.06                 0.12

CASH DIVIDENDS PER COMMON SHARE
   Century historical                                             --                --                  --                   --
   GrandBanc historical                                           --                --                  --                   --
   Pro forma combined                                             --                --                  --                   --
   Pro forma equivalent per common share of GrandBanc             --                --                  --                   --

BOOK VALUE PER COMMON SHARE
   Century historical                                     $     6.23        $     5.76         $      5.40          $      5.29
   GrandBanc historical                                         1.54              1.44                1.90                 1.85
   Pro forma combined                                           5.71              5.28                5.87                 5.92
   Pro forma equivalent per common share of GrandBanc           1.89              1.75                1.95                 1.96


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-BASIC
   Century historical                                      2,729,180         2,804,994           2,632,787            1,710,316

                                                         AT OR FOR THE
                                                          NINE MONTHS
                                                             ENDED                       AT OR FOR THE YEAR ENDED
                                                         SEPTEMBER 30,                          DECEMBER 31,
                                                         -------------      ---------------------------------------------------
                                                             2000              1999               1998                 1997
                                                          ----------        ----------         -----------          -----------
   GrandBanc historical                                    4,049,590         4,049,590           4,048,829            4,026,293
   Pro forma combined                                      4,072,834         4,148,648           3,976,188            3,046,240


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING DILUTED
   Century historical                                      2,751,698         2,832,683           2.688,583            1,852,683
   GrandBanc historical                                    4,223,165         4,049,590           4,080,063            4,058,148
   Pro forma combined                                      4,152,944         4,176,337           4,042,348            3,199,177

COMMON SHARES OUTSTANDING AT END OF PERIOD
   Century historical                                      2,742,998         2,721,902           2,574,219            2,209,229
   GrandBanc historical                                    4,049,665         4,049,590           4,049,590            4,040,915
   Pro forma combined                                      4,086,677         4,065,556           3,917,873            3,550,005

COMPARATIVE PER SHARE DATA

      The following table summarizes the comparative per share data of Century common stock and GrandBanc common stock on October 10, 2000, the business day prior to the announcement of the merger. Because the market price of Century common stock is subject to fluctuation, the market value of the shares of Century common stock that holders of GrandBanc common stock would receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following the effectiveness of the merger. You should obtain current market quotations for Century common stock.


                                                                   EQUIVALENT
                                      HISTORICAL                   PRO FORMA
                           --------------------------------       PER SHARE OF
                             CENTURY              GRANDBANC        GRANDBANC
                           -----------            ---------       -----------
Market value per share     $6.5312 (1)            $1.125 (1)       $2.167 (2)

-------------

(1)   Represents the closing price on October 10, 2000.

(2) Calculated by multiplying Century's per share closing price by the exchange ratio of 0.3318.

                                  RISK FACTORS

      An investment in Century's common stock in connection with the merger involves certain risks. In considering the proposal to approve the merger or the issuance of shares, you should carefully consider the following risk factors in addition to the other information contained in this joint proxy statement/prospectus.

CENTURY MAY BE UNABLE TO MANAGE THE NEW ASSETS IT ACQUIRES.

      As a result of the merger, Century's total assets will increase by approximately 40% or $115 million (based on September 30, 2000 balance sheet data). Century's ability to integrate GrandBanc into Century's operations successfully depends on its ability to

      -     monitor operations,

      -     control costs,

      -     maintain positive customer relations,

      -     maintain regulatory compliance, and

      -     attract, assimilate and retain qualified personnel.

      If Century fails to successfully integrate GrandBanc's operations with its own operations, Century may experience interruptions in its business which may have a material adverse impact on its business, financial condition or results of operations. The significant integration issues that Century must address include

      -     consolidation of data processing operations,

      -     combination of employee benefit plans,

      -     creation of joint account and lending products, and

      -     development of unified marketing plans.

      Successful integration of these operations could be more expensive than anticipated. During the integration process, other parts of Century's operations could be adversely affected as a result of the diversion of management's attention. The failure to integrate GrandBanc's operations successfully may also effect Century's ability to operate Century Bank in a manner consistent with safe and sound banking practices.

GRANDBANC SUSTAINED LOSSES DURING 1999.

      During 1999, GrandBanc sustained a net loss before income tax benefit of $436,287, and a net loss after income tax benefit of $270,120. On a pro forma basis for 1999, Century's net income would have been reduced from $1,189,000 to $919,000 as a result of losses incurred by GrandBanc during that year. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page 40. Although GrandBanc has reported profits during the first nine months of 2000, we cannot assure you that these improving trends will continue. Should GrandBanc operations cease to be profitable in 2001, Century's operations could be adversely affected.

      Some of the risks involved with the proposed acquisition of GrandBanc which could result in future losses, include

      -     changes in results of operations or cash flows,

      - unforseen liabilities related to the acquired company or arising from the acquisition,

      -     adverse personnel relations,

      -     loss of customers due to the company's identity change, and

      -     deterioration in the local economic conditions.

CENTURY WILL ASSUME APPROXIMATELY $2.25 MILLION OF DEBT SECURED BY THE STOCK OF GRANDBANK.

      GrandBanc currently is indebted to a commercial bank in the amount of $2.25 million. This loan is secured by the pledge of all of the stock of GrandBank, and matures June 30, 2001. Upon completion of the merger, Century, through one of its subsidiaries, will become responsible for the repayment of the loan. The ability of the Century subsidiary to repay the loan will be dependent upon the ability of GrandBank and Century National Bank to pay dividends. The regulatory requirements applicable to Century National Bank and GrandBank place certain restrictions on their ability to pay dividends. Century National Bank is currently able, under regulatory requirements, to pay approximately $3.1 million in dividends without approval of the regulatory agencies. However, we cannot assure you that Century National Bank and GrandBank will generate sufficient earnings to repay the loan, or that ability of Century National Bank or GrandBank to pay dividends will not be restricted. If either of these were to occur, Century would be required to refinance the indebtedness. We cannot assure you that additional financing would be available. A default in payment of the indebtedness, or other default under the loan documents, could result in foreclosure by the lender on the stock of GrandBank, which could have a material adverse effect on the Company's operations.

THERE IS A LIMITED MARKET FOR CENTURY'S COMMON STOCK AND THE STOCK MARKET CAN BE VOLATILE.

      Although Century's common stock is listed on the Nasdaq SmallCap Market, there is currently only a limited trading market for Century's common stock. Century cannot assure you that a more active trading market will develop in the future or that you will be able to sell the Century common stock you receive in the merger without a delay or significant impact on the price of Century's common stock.

      The current market price of Century's common stock may fluctuate significantly in response to various factors, including, but not limited to, variations in annual or quarterly financial results, expansion of services by Century or its competitors, acquisitions by Century or its competitors, conditions in the economy in general or the banking industry in particular, changes by financial research analysts in their estimates of the earnings of Century or its competitors, or unfavorable publicity regarding Century or the banking industry. In addition, the stock markets have, on occasion, experienced price and volume fluctuations which have affected the market prices for the securities of many companies whose shares are traded, although such fluctuations may be unrelated to the operating performance of those companies. The limited trading market for Century common stock may cause these fluctuations to be more exaggerated than would occur in an active trading market.

CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT CENTURY'S BUSINESS.

      Century's earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income Century earns on loans, investments and other interest-earning assets and the interest expense incurred to fund these assets. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Board of Governors of the Federal Reserve System or otherwise, can have a significant effect on net interest income. Century's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, a rapid increase or decrease in market interest rates could have an adverse impact on Century's net interest margin and results of operations.

CENTURY'S OFFICERS AND DIRECTORS WILL OWN A SUBSTANTIAL NUMBER OF SHARES AFTER THE MERGER AND COULD EXERT SIGNIFICANT INFLUENCE ON MATTERS SUBMITTED TO ITS STOCKHOLDERS.

      After completion of the merger, some of GrandBanc's directors and principal stockholders will become directors and principal stockholders at Century and/or entities affiliated with Century. Together with Century's current executive officers, directors and principal stockholders, they will beneficially own approximately 28% of the outstanding shares of Century common stock. As a result, these stockholders, if they act together, could significantly influence the outcome of matters submitted to the stockholders for a vote, including the election of directors, the approval of mergers and other business.

LOSS OF CENTURY'S PRESIDENT OR OTHER EXECUTIVE OFFICERS COULD ADVERSELY AFFECT ITS BUSINESS.

      Century's success is dependent upon the continued service and skills of its executive officers and senior management. If Century loses the services of these key personnel, it could have a negative impact on Century's business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. The services of Joseph S. Bracewell, Century's President and the President and Chief Executive Officer of Century National Bank, would be particularly difficult to replace. Century and Mr. Bracewell are parties to an Employment Agreement providing for his continued employment by Century through August, 31, 2001.

CENTURY AND CENTURY NATIONAL BANK OPERATE IN A HIGHLY REGULATED ENVIRONMENT.

      Century and Century National Bank operate in a highly regulated environment and are subject to supervision and examination by various regulatory agencies. As a bank holding company, Century is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. Century National Bank, as a national banking association, is subject to regulation and supervision by the Office of the Comptroller of the Currency, and as a result of the insurance it has on its deposits, by the Federal Deposit Insurance Corporation.

      Federal laws and regulations govern numerous matters, including:

      -     adequate capital and financial condition,

      - permissible types, amounts and terms of extensions of credit and investments,

      -     permissible non-banking activities, and

      -     restrictions on dividend payments.

      The federal banking regulators have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Century and Century National Bank undergo periodic examinations by federal bank regulatory agencies. Following such examinations, Century may be required, among other things, to change its asset valuations or the amounts of required loss allowances or to restrict its operations. Such actions would result from the regulators' judgments based on information available to them at the time of their examination. In addition, Century is required to serve as a source of financial strength to Century National Bank, which could result in a decrease of available funds for dividends to Century stockholders. Century National Bank's operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Such federal and state regulatory restrictions limit the manner in which Century and Century National Bank may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Century's business.

CENTURY OPERATES IN A HIGHLY COMPETITIVE MARKET.

      There is significant competition in the Washington, DC metropolitan area and elsewhere in the United States for banking customers and Century's profit depends primarily upon its ability to compete in its market areas. Century experiences competition from commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, investment banking firms and certain other nonfinancial entities, including retail stores which have their own credit programs and governmental organizations which may offer more favorable financing than it can. Many of Century's competitors have greater financial strength, marketing capability and name recognition than it does, and operate on a regional or nationwide basis. In addition, recent developments in technology and mass marketing have permitted larger companies to market loans more aggressively to Century's small business customers. Such advantages may enable Century's competitors to realize greater economies of scale and operating efficiencies than Century can. Century can provide no assurance that it will be able to compete effectively against such competition.

DIVIDEND PAYMENTS BY CENTURY NATIONAL BANK TO CENTURY AND BY CENTURY TO ITS STOCKHOLDERS CAN BE RESTRICTED.

      Century has not paid cash dividends on its shares of common stock to date and has no present intention to do so in the foreseeable future. The declaration and payment of future cash dividends will depend on, among other things, Century's earnings, the general economic and regulatory climate, Century's liquidity and capital requirements, and other factors deemed relevant by Century's Board of Directors. Federal Reserve Board policy limits the payment of cash dividends by bank holding companies and requires that a holding company serve as a source of strength to its banking subsidiaries.

      Century's principal source of funds to pay dividends on its common stock is cash dividends from Century National Bank. The payment of these dividends by Century National Bank is also restricted by federal banking laws and regulations, including a prohibition on paying a dividend if, after paying the dividend, Century National Bank would be "undercapitalized." In addition, the approval of the Comptroller of the Currency is required if the total of all dividends declared by Century National Bank in any calendar year would exceed the total of its retained net profits for the current year plus the preceding two years. As of September 30, 2000, an aggregate of approximately $3.1 million was available for dividend payments from Century National Bank to Century without regulatory approval.

CENTURY'S BUSINESS IS CONCENTRATED IN THE WASHINGTON DC METROPOLITAN AREA AND A DOWNTURN IN THE LOCAL ECONOMY MAY ADVERSELY AFFECT ITS BUSINESS.

      Substantially all of Century's business is located in Washington DC metropolitan area, and as a result, its financial condition, results of operations and cash flows are subject to changes in the economic condition of that area. A prolonged period of economic recession or other adverse economic conditions in the Washington DC metropolitan area could result in an increase in nonpayment of loans, causing operating losses, impairing liquidity and eroding capital. Century can provide no assurance that conditions in the Washington DC metropolitan area economy will not deteriorate in the future and that such a deterioration will not have a material adverse effect on Century.

THERE ARE NO ASSURANCES AS TO ADEQUACY OF THE ALLOWANCE FOR CREDIT LOSSES.

      Century believes that its allowance for credit losses is maintained at a level adequate to absorb any inherent losses in its loan portfolio. Management establishes the allowance based upon historical loan loss experience, industry diversification of the commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the amount of nonperforming loans and related collateral security, current economic conditions that may affect the borrower's ability to pay and value of collateral, volume, growth and composition of the loan portfolio, the semi-annual external loan review, and other factors management believes are relevant. These determinations are based upon estimates that are inherently subjective and their accuracy depends on the outcome of future events. Ultimate losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond its control, Century's actual loan losses could increase significantly. As a result, such losses could exceed Century's current allowance estimates. Century can provide no assurance that its allowance is sufficient to cover actual loan losses should such losses differ from our current estimates.

      In addition, federal regulators, as an integral part of their respective supervisory functions, periodically review Century's allowance for credit losses. Such regulatory agencies may require Century to increase its allowance for loan losses or to recognize further loan charge-offs, based upon judgments different from those of management. Any increase in its allowance required by these regulatory agencies could have a negative effect on Century.

                           FORWARD-LOOKING INFORMATION

      Statements and financial discussion and analysis by Century contained in this joint proxy statement/prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

THE MERGER

      - The ability to fully realize cost savings (including GrandBanc tax loss carryforwards) from the merger in the expected time frame;

      -     Greater than expected costs of integrating GrandBanc into Century;
            and

      -     Unexpected levels of losses of customers, deposits, or revenues.

INTEREST RATES AND ECONOMY

      -     Changes in interest rates and economic conditions;

      - Changes in the levels of loan prepayments and the resulting effects on the value of Century's loan portfolio;

      - Changes in local economic and business conditions adversely affecting Century's borrowers and their ability to repay their loans according to their terms or the value of the related collateral; and

      - Changes in local economic and business conditions adversely affecting Century's customers other than borrowers and their ability to transact profitable business with Century.

COMPETITION AND PRODUCT AVAILABILITY

      - Increased competition for deposits and loans adversely affecting rates and terms; and

      - Various strategic alternatives that Century considers from time to time, including acquisitions of other depository institutions, their assets or their liabilities on favorable terms, and Century's successful integration of any such acquisitions.

ASSET MANAGEMENT

      - Increased credit risk in Century's assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

      - The failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses; and

      - Incurrence of higher-than-anticipated loan losses at GrandBanc after the merger.

LIQUIDITY AND CAPITAL

      - Changes in the availability of funds resulting in increased costs or reduced liquidity;

      -     Changes in Century's ability to pay dividends on its common stock;
            and

      - Increased asset levels and changes in the composition of assets and the resulting impact on Century's capital levels and regulatory capital ratios.

SYSTEMS

      - Century's ability to acquire, operate and maintain cost effective and efficient systems; and

      - Unexpectedly difficult or expensive but necessary technological changes.

PERSONNEL

      - The loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels.

TAX, REGULATORY, COMPLIANCE AND LEGAL

      - Changes in applicable statutes and government regulations or their interpretations; claims of Century's noncompliance with statutory and regulatory requirements; and changes in the status of litigation to which Century is a party.

                    INFORMATION ABOUT THE MEETINGS AND VOTING

      Century's Board is using this joint proxy statement/prospectus to solicit proxies from the Stockholders of record as of December -, 2000 of Century common stock for use at the Century meeting. GrandBanc's Board is also using this document to solicit proxies from the Stockholders of record as of December -, 2000 of GrandBanc common stock for use at the GrandBanc meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to Century and GrandBanc stockholders on or about -, 2001.

      In this joint proxy statement/prospectus, we refer to the Agreement and Plan of Merger dated as of October 11, 2000 among Century, its wholly owned subsidiary formed for the merger, and GrandBanc as the merger agreement. Proxies may be voted on other matters that may properly come before the Century meeting, if any, at the discretion of the proxy holders. The Century and GrandBanc Boards know of no such other matters except those incidental to the conduct of the meetings. A copy of the merger agreement is attached as Annex A.

MATTERS RELATING TO THE MEETINGS

--------------------------------------------------------------------------------
                          CENTURY MEETING                GRANDBANC MEETING
--------------------------------------------------------------------------------
TIME AND PLACE:   -, 2001                          -, 2001

                  2:00 p.m., Eastern Time          10:00 a.m., Eastern Time

                  - [location]                     - [location]
--------------------------------------------------------------------------------
PURPOSE OF        The approval of the issuance     Approval of the merger
MEETING IS TO     of approximately 1,397,430       agreement, pursuant to which
VOTE ON THE       shares of Century's common       GrandBanc will become a
FOLLOWING ITEMS:  stock in connection with the     wholly owned subsidiary of
                  proposed merger pursuant to      Century.
                  which GrandBanc will become a
                  wholly owned subsidiary of
                  Century.
--------------------------------------------------------------------------------
REQUIRED VOTE:    Approval of the issuance of      Approval of the merger
                  shares in connection with the    agreement requires the
                  merger agreement requires the    affirmative vote of the
                  affirmative vote of a majority   holders of two-thirds of the
                  of the shares present and        outstanding shares entitled
                  entitled to vote on the          to vote on the matter.
                  matter.
--------------------------------------------------------------------------------
RECORD DATE:      The record date for shares       The record date for shares
                  entitled to vote is the close    entitled to vote is the
                  of business on December -,       close of business on
                  2000.                            December -, 2000.
--------------------------------------------------------------------------------
OUTSTANDING       As of December -, 2000, there    As of December -, 2000,
SHARES HELD ON    were - shares of Century         there were - shares of
RECORD DATE:      common stock outstanding.        GrandBanc common stock
                                                   outstanding.
--------------------------------------------------------------------------------
SHARES ENTITLED   Shares entitled to vote are      Shares entitled to vote are
TO VOTE:          Century common stock held at     GrandBanc common stock held
                  the close of business on the     at the close of business on
                  record date, December -, 2000.   the record date, December -,
                                                   2000.
--------------------------------------------------------------------------------

                  Each share of Century common     Each share of GrandBanc
                  stock that you own entitles      common stock that you own
                  you to one vote.                 entitles you to one vote.

                  Shares held by Century in its    Shares held by GrandBanc in
                  treasury are not voted.          its treasury are not voted.
--------------------------------------------------------------------------------
QUORUM            A quorum of stockholders is      A quorum of stockholders is
REQUIREMENTS:     necessary to hold a valid        necessary to hold a valid
                  meeting.                         meeting.

                  The presence in person or by     The presence in person or by
                  proxy at the meeting of          proxy at the meeting of
                  holders of shares representing   holders of shares
                  a majority of the shares of      representing a majority of
                  the Century common stock         the shares of the GrandBanc
                  outstanding and entitled to      common stock outstanding and
                  vote at the meeting is a         entitled to vote at the
                  quorum.  Abstentions and         meeting is a quorum.
                  broker "non-votes" count as      Abstentions and broker
                  present for establishing a       "non-votes" count as present
                  quorum.  Shares held by          for establishing a quorum.
                  Century in its treasury do not   Shares held by GrandBanc in
                  count toward a quorum.           its treasury do not count
                                                   toward a quorum.
--------------------------------------------------------------------------------
BROKER-NON-VOTES: The proposal to approve the      The proposal to adopt the
                  issuance of shares is a          merger agreement is a
                  "nondiscretionary" item,         "non-discretionary" item,
                  meaning that brokerage firms     meaning that brokerage firms
                  cannot vote shares in their      cannot vote shares in their
                  discretion on behalf of a        discretion on behalf of a
                  client if the client has not     client if the client has not
                  given voting instructions.       given voting instructions.
                  Accordingly, broker non-vote     Accordingly, broker non-vote
                  shares will not be counted as    shares will not be counted
                  votes cast on that proposal.     as votes cast on that
                  Shares with respect to which     proposal.  Shares with
                  proxies have been marked as      respect to which proxies
                  abstentions also will not be     have been marked as
                  counted as votes cast on that    abstentions also will not be
                  proposal.                        counted as votes cast on
                                                   that proposal.
--------------------------------------------------------------------------------
AS OF NOVEMBER    796,833 shares of Century        1,420,005 shares of
30, 2000,         common stock, excluding          GrandBanc common stock,
DIRECTORS AND     exercisable options.  These      excluding exercisable
EXECUTIVE         shares represent in total        options.  These shares
OFFICERS          approximately 29% of the         represent in total
BENEFICIALLY      voting power of Century's        approximately 35% of the
OWN:              voting securities, voting        voting power of GrandBanc's
                  together as a single class.      voting securities, voting
                                                   together as a single class.
                  These individuals have signed
                  an agreement to vote in favor    These individuals have
                  of the issuance of the shares    signed an agreement to vote
                  of Century's common stock in     in favor of the merger, and
                  connection with the proposed     against approval of any
                  merger, and against approval     proposal made in opposition
                  of any proposal made in          to or competition with such
                  opposition to or competition     proposal.
                  with such proposal.
--------------------------------------------------------------------------------

VOTING AND REVOCATION OF PROXIES

      The shares of Century and GrandBanc common stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the issuance of shares in connection with the merger agreement or "FOR" the approval of the merger agreement, as the case may be, and executed but unmarked proxies will be voted "FOR" approval of the issuance of shares or the approval of the merger, as the case may be. If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on those matters at the discretion of the proxy holders named therein.

      You may revoke any proxy given pursuant to this solicitation at any time before it is voted. Proxies may be revoked by:

      - filing with the Secretary of Century if you are a Century stockholder, or with the Secretary of GrandBanc if you are a GrandBanc stockholder, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the revoked proxy;

      - duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary before the taking of the vote at the special meeting or submitting a later-dated proxy; or

      - attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

      You should send any written notice of revocation or subsequent proxy to the appropriate address below, Attention: Secretary, or hand deliver it to the Secretary at or before the taking of the vote at the special meeting.

            Century Bancshares, Inc.      GrandBanc, Inc.
            1275 Pennsylvania Ave, NW     1800 Rockville Pike
            Washington, DC 20004          P.O. Box 2022
                                          Rockville, Maryland 20852

      If you have instructed a broker to vote your shares, you must follow directions received from the broker in order to change your vote or to vote at the special meeting.

SOLICITATION OF PROXIES; EXPENSES

      In connection with the Century and GrandBanc special meetings, proxies are being solicited by, and on behalf of, the Century and GrandBanc Boards, respectively. Each company will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, proxies may be solicited from stockholders by directors, officers and employees of each company in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares and Century and GrandBanc, respectively, will reimburse them for their reasonable expenses incurred in forwarding the materials.

APPRAISAL RIGHTS FOR GRANDBANC STOCKHOLDERS

      If the merger agreement is approved and adopted by the GrandBanc stockholders, holders of GrandBanc common stock who make a written objection to the merger at or prior to the GrandBanc special meeting, do not vote in favor of approval and adoption of the merger agreement, and properly make a written demand for payment following notice of the merger will be entitled to receive the fair value of their shares in cash under the Maryland General Corporation Law. The text of this law is attached to this joint proxy statement/prospectus as Annex D.

                                   THE MERGER

GENERAL

         Century's Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Century common stock for use at the Century meeting. GrandBanc's Board is also using this document to solicit proxies from the holders of GrandBanc common stock for use at the GrandBanc meeting.

PROPOSALS

         At the Century meeting, holders of Century common stock will be asked to vote upon the issuance of Century common stock in connection with the Agreement and Plan of Merger dated as of October 11, 2000 among Century, GrandBanc and a wholly owned subsidiary or Century.

         At the GrandBanc meeting, holders of GrandBanc common stock will be asked to vote upon the approval and adoption of the merger agreement and the merger, pursuant to which GrandBanc will become a wholly owned subsidiary of Century.

CENTURY'S BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE CENTURY BOARD

         The strategy of the Century Board for building long-term value for Century stockholders includes, in part, significantly increasing its overall size in terms of loans and deposits, as well as expanding Century's branch network to include a physical presence in each of the major commercial sub-markets around the Washington, D.C. metropolitan area. Pursuant to this strategy, management of Century continually explores and evaluates acquisition opportunities, including acquisitions of loan portfolios, branch offices with existing deposit accounts, and whole-bank acquisitions.

         Century initiated contact with GrandBanc in early 1999, and entered into a Confidentiality Agreement on April 26, 1999, to facilitate the mutual review of certain confidential information as a basis for exploring a possible merger of the two organizations. A due diligence process ensued which, together with on-going negotiations regarding the terms and conditions of a possible merger, continued through July 1999. At that time, the Century Board determined that a continuation of negotiations along the lines then being discussed by the parties would not be in the long-term best interest of the stockholders of Century because of the potential for significant dilution to the book value and projected earnings per share of Century common stock.

         Approximately one year later, Century renewed its contact with GrandBanc, in hopes that Century's own financial performance during the interim period (including increased earnings, the Dumfries branch acquisition, and the pending Reston branch acquisition) would cause the perceived long-term value of Century common stock to be greater in the eyes of the GrandBanc Board, thereby enabling an acquisition to be negotiated on terms which would be less dilutive to existing Century stockholders. As a result of this contact, GrandBanc and Century conducted due diligence and commenced extensive negotiations in September, 2000. On October 11, 2000, Century and GrandBanc entered into a merger agreement.

         Century considered several factors in arriving at its decision to approve the acquisition of GrandBanc. It did not assign any relative or specific weights to the factors considered. Such factors included, without limitation,
(a) the fact that GrandBanc's five branches are attractive and well located within markets previously identified as targets of expansion by Century, (b) the fact that GrandBanc's relatively low loan to deposit ratio affords Century an opportunity to enhance earnings through Century's loan generation capability,
(c) the potential to reduce combined operating expenses through the elimination of redundant facilities, services, and personnel, (d) the expansion of goodwill and market share through the addition of GrandBanc's 9,000 customers acquired over its twenty-one year business history in the Washington, D.C. metropolitan area, (e) the potential business development capability of GrandBanc's directors who will become Board members of Century and/or Century National Bank, and (f) the financial presentation of Friedman, Billings, Ramsey & Co, Inc., Century's financial advisor, at Century's Board meeting on October 6, 2000 and the opinion of such advisor that, as of the date of such opinion, the consideration to be paid by Century in the merger is fair, from a financial point of view, to the stockholders of Century.

         RECOMMENDATION OF CENTURY'S BOARD OF DIRECTORS

         Century's Board of Directors unanimously recommends that its stockholders vote "FOR" the issuance of Century shares in connection with the merger.

GRANDBANC'S BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE GRANDBANC BOARD

         Over the last several years, the Board of Directors of GrandBanc has periodically reviewed the future prospects for earnings and asset growth, and the viability of continued independent operations in accordance with its business plan, from the perspective of the long term best interests of GrandBanc and its stockholders. In connection with such reviews, it has from time to time engaged in discussions with other financial institutions, including Century, regarding the potential affiliation of GrandBanc with another institution.

         As a result of developments affecting bank mergers, including the proposed imminent elimination of pooling of interests accounting in 2001, the extended deflation in the market prices and price earnings multiples for financial company stocks, and the increasing consolidation in the financial services industry, and factors specifically affecting GrandBanc, including the continuing difficulty of achieving asset growth sufficient to support overhead expense and provide consistent profitability comparable to its peer institutions, and the uncertainty caused by the need to refinance in late October 2000 more than two million dollars of holding company debt incurred in connection with a prior acquisition, the Board determined that it was appropriate that confidential inquiries should be made with respect to the possible sale of GrandBanc. In making this determination the Board considered that these factors, as well as the reduced universe of potential acquirors, created uncertainty as to the future ability of GrandBanc to be sold at an attractive price. The Board also considered the illiquid market for GrandBanc common stock and the adverse effect on the value of the common stock resulting from the concentrated ownership of the common stock, as well as factors relating to the continued ability of GrandBanc to compete effectively and efficiently in the rapidly changing financial services marketplace.

         In March, 2000, GrandBanc retained Hovde Financial LLC, a financial advisory firm with extensive experience and expertise in valuing and advising banking institutions on strategic issues, including sales of banking institutions, to assist and advise it in exploring the sale of GrandBanc. With the assistance of Hovde, GrandBanc identified and approached an aggregate of twenty-one companies to determine if they had an interest in pursuing an acquisition of GrandBanc. The companies to be approached were determined based on (1) the likelihood of the acquiror to be interested in GrandBanc and to offer to pay a fair price, (2) the desirability of the potential acquiror's stock based on current pricing, earnings and growth prospects, (3) capacity to consummate the acquisition successfully and without material negative impact on share price or earnings, and (4) social issues regarding local autonomy, employees, corporate culture and banking philosophy and reputation.

         As a result of confidential discussions, thirteen companies expressed an interest in receiving packages of information regarding GrandBanc. Five indications of interest in acquiring GrandBanc were ultimately received, including Century's. Century's indication had a value substantially in excess of all but one of the other indications of interest received. Following consideration of the indications received and discussions with the interested companies, and discounting of the indication which Century's indication did not exceed because of a course of discussions which indicated that the party was not capable of promptly completing due diligence and negotiations, as well as factors which GrandBanc believed made the Century offer more attractive, GrandBanc entered into exclusive negotiations with Century. Extensive negotiations occurred during the period of September 27, 2000 until October 11, 2000.

         On October 10, 2000 the GrandBanc Board met with representatives of Hovde and counsel to consider the proposed merger and the form of definitive agreement and related documents which had been negotiated. Following a lengthy discussion of the status of negotiations, the structure of the transaction, the transaction documents and other items related to the proposed merger, the Board of Directors determined that the merger pursuant to the definitive agreement was in the best interests of GrandBanc and its stockholders, and unanimously approved the proposed merger, subject to the satisfactory finalization of the merger documents, and authorized Mr. Estrin, the Chairman of the Board, and Mr. Colliatie, President, to execute and deliver the merger documents on behalf of GrandBanc.

         GRANDBANC'S REASONS FOR THE MERGER

         In reaching the conclusion that the merger agreement and the merger are in the best interests of and advisable for GrandBanc and its stockholders, and in approving the merger and the merger agreement, the Board of Directors of GrandBanc considered and reviewed with senior management, as well as its financial and legal advisors, a number of factors, including the following:

         - Information regarding the business, operations, financial condition, demographics, technological capabilities, management, earnings and prospects of each of GrandBanc and Century, including the prospects of an independent GrandBanc to achieve growth in earnings and investment value equal to or in excess of that which a combined GrandBanc/Century is expected to achieve.

         - The current financial services industry environment, including:

                  -        the rapid consolidation within the industry,
                  - the increasing use of technology-based new product delivery systems, such as the Internet, and the related expense and potential advantages of scale,
                  -        increased competition,
                  - decline in net interest spreads and the market's valuation of banking organizations, and
                  - the apparent approaching end of pooling-of-interests accounting in 2001 which may affect market premiums for at least some period.

         - The directors' belief that the terms of the merger and the merger agreement are fair to and in the best interests of GrandBanc' stockholders.

         - The greater market liquidity of Century common stock, which is traded on the Nasdaq SmallCap Market, as compared to GrandBanc common stock, which trades infrequently in the over the counter market.

         - The earnings history of Century, and the Board's belief that the earnings of the combined company may improve at a more rapid rate than the earnings of GrandBanc as an independent entity.

         -        The analyses prepared by management and Hovde.

         - The opinion of Hovde that the exchange ratio, as set out in the merger agreement, was fair from a financial point of view to GrandBanc' stockholders.

         - The fact that the merger is intended to be generally tax-free for federal income tax purposes and a pooling of interests for accounting purposes.

         The above discussion of the information and factors considered by GrandBanc's Board of Directors is not meant to be exhaustive, but indicates the material matters considered by the Board. In reaching its determination to approve the merger agreement and the transactions which they contemplate, the Board did not assign any relative or specific weight to the foregoing factors, and individual directors may have considered various factors differently.

         RECOMMENDATION OF GRANDBANC'S BOARD OF DIRECTORS

         GrandBanc's Board of Directors unanimously recommends that its stockholders vote "FOR" the merger agreement.

OPINIONS OF FINANCIAL ADVISORS

         FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

         Friedman, Billings, Ramsey & Co., Inc. (FBR) has acted as financial advisor to Century in connection with the merger of GrandBanc into Century. FBR is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         In connection with FBR's engagement, Century requested that FBR evaluate the fairness, from a financial point of view, to the stockholders of Century of the consideration to be paid by Century in connection with the proposed Merger with GrandBanc. The consideration as set forth in the Agreement and Plan of Merger to be paid by Century to GrandBanc is 0.3318 shares of Century Common Stock for each share of GrandBanc Common Stock (Exchange Ratio). At a meeting of the Century Board held on October 6, 2000, FBR made a presentation to the Century Board in which FBR analyzed the Exchange Ratio and rendered to the Century Board an oral opinion to the effect that, as of such date and based upon and subject to certain matters, the Exchange Ratio was fair to the stockholders of Century from a financial point of view. On October 11, 2000 FBR confirmed its oral opinion in writing and the Century Board unanimously approved and authorized the execution and delivery of the Merger Agreement. In connection with this joint proxy statement/prospectus FBR has updated certain of the analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

         In arriving at its opinion included in this joint proxy statement/prospectus, FBR:

1. reviewed the GrandBanc Annual Reports to Stockholders for the fiscal years ended December 31, 1999, 1998, 1997 and 1996 and the GrandBanc Annual Reports on Form 10-KSB filed with the SEC for the fiscal years ended December 31, 1999, 1998, 1997 and 1996;

2. reviewed the GrandBanc Quarterly Reports on Form 10-QSB filed with the SEC for the quarters ended June 30, 2000, March 31, 2000, September 30, 1999, June 30, 1999 and March 31, 1999;

3. reviewed the GrandBanc Annual Proxy Statements dated April 12, 2000, April 8, 1999, and March 20, 1998;

4. reviewed the internal financial statements for GrandBanc for the eight months ended August 31, 2000, including information relating to the credit card and loan portfolios, deposit base and branch information;

5. reviewed GrandBanc's Call Report data filed with the Federal Deposit Insurance Corporation (FDIC) for the fiscal quarter ended June 30, 2000, and the fiscal year ended December 31, 1999; and GrandBanc's Annual Report of Bank Holding Companies Form FR Y-6 filed with the Federal Deposit Insurance Corporation for the fiscal year ended December 31, 1999;

6. reviewed the reported market prices and trading activity for Century and GrandBanc common stock for the period January 1, 1998 through November 8, 2000;

7. compared the results of operations and financial condition of GrandBanc with those of certain commercial banks (or their holding companies) that FBR deemed to be reasonably comparable to GrandBanc, as the case may be;

8. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the merger;

9. reviewed the potential pro forma impact of the merger to the stockholders of Century;

10.   reviewed a copy of the merger agreement; and

11. performed such other financial analyses and reviewed and analyzed such other information as FBR deemed appropriate, including an assessment of general economic, market and monetary conditions.

         In connection with its review, FBR did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by FBR and relied upon the information being complete and accurate in all material respects. With respect to the financial forecasts reviewed, FBR assumed that such forecasts were reasonably prepared on bases reflecting the currently available estimates and judgments of Century's management team as to the future financial performance of Century and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. FBR did not review individual credit files or make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Century or GrandBanc, including loan or lease portfolios or the allowances for losses with respect thereto. FBR also assumed, with the consent of the management of Century, that in the course of obtaining the necessary regulatory and third party consents for the merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the merger or the transactions contemplated thereby. FBR's opinion was necessarily based on information available to it and financial, stock market and other conditions as they existed and could be evaluated on the date of its opinion. FBR expressed no opinion as to what the value of the Century common stock actually would be when issued to GrandBanc's stockholders pursuant to the merger or the prices at which such Century common stock would trade subsequent to the merger. No limitations were imposed by Century on FBR with respect to the investigation made or procedure followed by FBR in rendering its opinion.

         THE FULL TEXT OF FBR'S WRITTEN OPINION TO THE CENTURY BOARD DATED NOVEMBER 8, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF CENTURY COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. FBR'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE STOCKHOLDERS OF CENTURY, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CENTURY STOCKHOLDERS MEETING. THE SUMMARY OF THE OPINION OF FBR SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         In preparing its opinion for the Century Board, FBR performed a variety of financial and comparative analyses, including, but not limited to, those described below, in connection with its presentation to the Century Board on October 6, 2000 and subsequently updated as of November 8, 2000. The summary of FBR's analyses set forth below does not purport to be a complete description of the analyses underlying FBR's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, FBR made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, FBR believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, FBR made numerous assumptions with respect to Century, GrandBanc, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Century and GrandBanc. No company, transaction or business used in such analyses as a comparison is identical to Century, GrandBanc or the merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of Century, GrandBanc, FBR or any other person assumes responsibility for their accuracy. As described above, FBR's opinion and financial analyses were only one of many factors considered by the Century Board in its evaluation of the merger and should not be viewed as determinative of the views of Century Board or management with respect to the Exchange Ratio or the proposed merger.

         The following is a summary of the material analyses performed by FBR in connection with its opinion and financial presentations made to the Century Board on October 6, 2000 and updated through November 8, 2000:

         Introduction. FBR calculated the implied price per share, price as a percent of book value (price/book value) and price as a percent of tangible book value (price/tangible book value) at August 31, 2000, and the premium over tangible book value as a percent of deposits (deposit premium) at August 31, 2000 for GrandBanc. Using the closing stock price of $6.531 for Century common stock on October 6, 2000 and the proposed Exchange Ratio in the merger of 0.3318, the implied price per share for GrandBanc common stock equaled $2.167, a price/book value and price/tangible book value of 142% and 167%, respectively, and a deposit premium of 3.53%. Using the closing stock price of $6.875 for Century common stock on November 8, 2000, the implied price per share for GrandBanc equaled $2.28. GrandBanc recorded a net loss for the twelve months ended August 31, 2000.

         In connection with its financial analysis, FBR also considered the impact of the merger on Century's branch franchise. The acquisition of GrandBanc adds four branches in the Montgomery County, Maryland market and one branch in the Alexandria, Virginia market. This acquisition serves to benefit Century's loan/deposit ratio as well as its market share in these attractive markets. Upon completion of the transaction, Century should have approximately $400 million in total assets.

         Comparable Transaction & Company Analysis. FBR has analyzed comparable transactions involving the sale of banks from October 1, 1999 through November 8, 2000. The following table shows the median and average statistics for price/book value, price/tangible book value, price to latest twelve months (LTM) earnings (price/LTM earnings) and deposit premium for four comparable groups. The comparable groups (collectively, the Selected Transactions Groups) are as follows: (i) 209 nationwide bank acquisitions (Nationwide Bank Group), (ii) 55 bank acquisitions involving sellers with total assets between $75 million to $150 million (Asset Group), (iii) 39 bank acquisitions involving sellers with return on average assets (ROAA) of less than 0.50% (ROAA Group), and (iv) 12 acquisitions involving banks headquartered in the District of Columbia, Maryland or Virginia (Regional Bank Group). FBR compared the median and average statistics associated with the Selected Transactions Groups with the price/book, price/tangible book and deposit premium ratios in the merger of 142%, 167% and 3.53%, respectively and found that the ratios associated with the merger were significantly lower than the median and/or average price/book, price/tangible book and deposit premium ratios for the Selected Transactions Groups. Since GrandBanc recorded a net loss for the twelve months ended August 31, 2000, FBR was not able to compare the price/earnings ratios of the Selected Transactions Groups to the merger.

              ANNOUNCED BANK M&A TRANSACTIONS 10/01/99 TO 11/08/00

---------------------------------------------------------------------------------------------------------
                                                                          ANNOUNCED:
---------------------------------------------------------------------------------------------------------
                                                                                                 TANGIBLE
                                                  PRICE/BOOK        PRICE/        PRICE/LTM        BOOK
                                  NUMBER OF          VALUE       TANGIBLE BOOK     EARNINGS      PREMIUM/
                                 TRANSACTIONS                        VALUE                       DEPOSITS
---------------------------------------------------------------------------------------------------------
NATIONWIDE BANK GROUP                209
---------------------------------------------------------------------------------------------------------
Average                                               218%           226%           21.7 x        14.64%
---------------------------------------------------------------------------------------------------------
Median                                                212%           225%           21.1 x        14.32%
---------------------------------------------------------------------------------------------------------
ASSET GROUP                           55
---------------------------------------------------------------------------------------------------------
Average                                               211%           216%           22.8 x        13.36%
---------------------------------------------------------------------------------------------------------
Median                                                199%           200%           20.8 x        12.97%
---------------------------------------------------------------------------------------------------------
ROAA GROUP                            39
---------------------------------------------------------------------------------------------------------
Average                                               180%           183%           37.0 x         8.77%
---------------------------------------------------------------------------------------------------------
Median                                                170%           175%           54.6 x         7.47%
---------------------------------------------------------------------------------------------------------
REGIONAL BANK GROUP                   12
---------------------------------------------------------------------------------------------------------
Average                                               208%           222%           25.6 x        15.28%
---------------------------------------------------------------------------------------------------------
Median                                                243%           266%           26.1 x        18.13%
---------------------------------------------------------------------------------------------------------
CENTURY/ GRANDBANC                                    142%           167%             NM           3.53%
---------------------------------------------------------------------------------------------------------

         Additionally, FBR reviewed the average price/book value, and price/tangible book value, of 668 publicly traded banks on a trading basis, using closing stock prices at November 8, 2000. The publicly traded banks' average price/ book value and average price/tangible book value were 153% and 162%, respectively. The price/book value and price/tangible book value implied by the Exchange Ratio in the merger compare favorably with these trading statistics.

         No company or transaction used in the above analyses as a comparison is identical to GrandBanc, Century, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

         Contribution Analysis. The following table sets forth in tabular form a contribution analysis as of June 30, 2000 for Century, and August 31, 2000 for GrandBanc.

($ in thousands, except branch data)

-------------------------------------------------------------------------------------------------------------------------
                                                                                                      Contribution %
                                                                                                ---------------------------
Category                                                Century      GrandBanc        Total        Century      GrandBanc
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                            227,720       114,831        342,551         66.5%         33.5%
Total Loans                                             153,947        60,188        214,135         71.9%         28.1%
Total Deposits                                          167,754        99,868        267,622         62.7%         37.3%
Tangible Equity                                          14,962         5,769         20,731         72.2%         27.8%
Net Interest Income, including synergies                 10,323         4,543         14,866         69.4%         30.6%
Non Interest Income                                       2,145           756          2,891         74.2%         25.8%
2001 Projected Net Income                                 2,028           950          2,978         68.1%         31.9%
Branch Offices                                                7             5             12         58.3%         41.7%
-------------------------------------------------------------------------------------------------------------------------
MEAN                                                                                                 69.3%         30.7%
-------------------------------------------------------------------------------------------------------------------------
GIVE-GET RATIO (1)                                                                                   1.063
-------------------------------------------------------------------------------------------------------------------------

(1) Computed by dividing the proforma ownership share of GrandBanc's stockholders in the combined company by GrandBanc's forecasted contribution to the combined company's net income for 2001.


         FBR analyzed the contribution to total assets, total loans, total deposits, net interest income, non-interest income, tangible equity, 2001 projected net income and number of branch offices for Century and GrandBanc as of June 30, 2000 and August 31, 2000, respectively. Century's contribution in terms of total assets, total loans, total deposits, tangible equity at June 30, 2000 equaled approximately 66.5%, 71.9%, 62.7% and 72.2%, respectively, while Century's contribution in terms of branch offices equaled approximately 58.3%. Century's contribution in terms of 2001 projected net income, net interest income and non-interest income was approximately 68.1%, 69.4% and 74.2%. Based upon the Exchange Ratio, and a closing stock price of $6.531 for Century Common Stock on October 11, 2000, holders of Century Common Stock would own approximately 66% of the combined company upon consummation of the merger.

         FBR also derived a give-get ratio with respect to forecasted net income for 2001, which is the ratio of the pro forma ownership share of Grandbanc's stockholders in the combined company, to Grandbanc's forecasted contribution to the combined company's net income for 2001, including cost-savings and synergies. FBR derived a give-get ratio of 1.063.

         Pro Forma Merger Analysis. FBR noted that, based upon estimates provided by management of Century and after giving effect to net pretax cost savings estimates resulting from synergies created from the merger, revenue enhancements and certain assumptions, the proposed merger could, at the 0.3318 Exchange Ratio, be accretive to Century's estimated earnings per share in fiscal year 2001 by approximately 1.00% and approximately 4.81% accretive on a cash earnings per share basis for 2001. In this analysis, FBR assumed that both Century and GrandBanc would perform substantially in accordance with earnings forecasts provided to FBR by management of Century. The actual results achieved by the combined company may vary from projected results and the variations may be material. This analysis is based on the assumption that the merger would be accounted for as a pooling of interests.

         Pursuant to the terms of FBR's engagement, Century has agreed to pay FBR for its services in connection with the merger an aggregate financial advisory fee of $85,000, payable as follows: (i) $29,750 upon the signing of a definitive agreement providing for the merger; and (ii) the balance upon the closing of Century's acquisition of GrandBanc. Century also has agreed to reimburse FBR for its reasonable out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers. In addition, Century has agreed to provide indemnification to FBR and its affiliates against certain liabilities to which it may become subject to as a result of its services to Century, including liabilities under securities laws.

         In the ordinary course of business, FBR and its affiliates may actively trade the equity securities of Century or GrandBanc for their own account or for accounts of customers and, accordingly, may at any time hold a long or short position in such securities. FBR may provide additional financial advisory and investment banking services to Century in the future.

         HOVDE FINANCIAL LLC

         The full text of the fairness opinion, which sets forth, among other things, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached hereto as Annex C and is incorporated herein by reference. GrandBanc's shareholders are urged to read the fairness opinion in its entirety. The fairness opinion, which was directed to the GrandBanc Board of Directors, addresses only the fairness to the shareholders of GrandBanc, from a financial point of view, of the merger consideration, and does not constitute a recommendation to any GrandBanc shareholder as to how such shareholder should vote with respect to the merger. The fairness opinion was rendered to GrandBanc's Board of Directors for its consideration in determining whether to approve the merger agreement. The following summary of the fairness opinion is qualified in its entirety by reference to the full text of the fairness opinion.

         No limitations were imposed by GrandBanc on the scope of Hovde's investigation or the procedures to be followed by Hovde in rendering the fairness opinion. Hovde did not make any recommendation to GrandBanc's Board of Directors as to the form or amount of consideration to be paid by Century to GrandBanc in connection with the merger, both of which were determined through arm's-length negotiations between the parties. In arriving at its opinion, Hovde did not ascribe a specific range of value to Century or GrandBanc, but rather made its determination as to the fairness, from a financial point of view, of the merger consideration, on the basis of the financial and comparative analyses described below. Hovde was not requested to opine as to, and the fairness opinion does not address, GrandBanc's underlying business decision to proceed with or effect the merger.

         During the course of the engagement, Hovde reviewed and analyzed material bearing upon the financial and operating condition of Century and GrandBanc and material prepared in connection with the merger, including the following: the merger agreement; certain publicly available information concerning Century and GrandBanc, including, as applicable: Century' and GrandBanc's audited consolidated financial statements for each of the three years ended December 31, 1999, and the unaudited information for the quarters ended March 31, 2000 and June 30, 2000; documents filed with the Securities and Exchange Commission, the FDIC, the Federal Reserve and other state or other regulatory agencies, as applicable and/or appropriate, for the aforementioned yearly and quarterly periods, respectively; as applicable, recent internal reports and/or financial projections regarding Century and GrandBanc; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that Hovde considered relevant; and financial and other information provided to Hovde by the managements of Century and GrandBanc.

         In rendering the fairness opinion, Hovde assumed and relied upon the accuracy and completeness of the financial and other information provided to it by GrandBanc or Century without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Century and GrandBanc that they were not aware of any facts or circumstances that would make such information, provided by them, inaccurate or misleading. With respect to financial statements and/or projections to the extent such were provided by Century and GrandBanc, Hovde assumed that such financial statements and/or projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Century and GrandBanc. Hovde assumed that the merger will be accounted for using the pooling method of accounting. In rendering the fairness opinion, Hovde did not conduct a physical inspection of the properties and facilities of Century or GrandBanc and did not make or obtain any evaluations or appraisals of the assets or liabilities of Century or GrandBanc. In addition, Hovde noted that it is not an expert in the evaluation of loan portfolios or allowances for loan, lease or real estate owned losses, and it assumed that the allowances for loan, lease and real estate owned losses (as currently stated or as adjusted for in connection with the merger or otherwise) provided to it by GrandBanc and used by it in its analysis and in rendering its fairness opinion were in the aggregate adequate to cover all such losses. The fairness opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date the fairness opinion.

         The following is a summary of the analyses Hovde performed in rendering its fairness opinion. In connection with the preparation and delivery of the fairness opinion to the Board of Directors of GrandBanc, Hovde performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hovde. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

         Merger Value Analysis. Hovde calculated the price-to-tangible book ratio, price-to-assets ratio, and deposit premium paid (defined as the merger value less the tangible book value of GrandBanc, divided by GrandBanc's core deposits), in the merger using June 30, 2000 financial data for GrandBanc and the trading value of Century common stock as of the close of trading on October 11, 2000. Based on the exchange ratio of 0.3318, the per share and aggregate values payable to GrandBanc shareholders equates to $2.17 and $8.8 million, respectively. This equates to a price-to-tangible book value multiple of 178.2%, a price-to-assets ratio of 7.7% and a deposit premium of 4.5%. The price-to-trailing earnings multiple was not calculated as GrandBanc's trailing twelve months earnings at June 30, 2000 was negative, thus resulting in a non-meaningful figure.

         Comparable Company Analysis - Century. Using publicly available information, Hovde compared the financial performance and stock market valuation of Century with the following selected banking institutions with headquarters in Maryland, Virginia and Washington, D.C. and assets between $100 and $500 million (Comparable Bank Group) deemed relevant by Hovde: Abigail Adams, Annapolis National, Bank of Hampton Roads, Bank of Tidewater, Bay Banks of Virginia, Benchmark Bankshares, BOE Financial, C&F Financial, Calvin B. Taylor Bankshares, Cardinal Bankshares, Cardinal Financial, Carrollton Bancorp, Central Virginia Bankshares, Chesapeake Financial, Commonwealth Bankshares, Community Bankshares, Eagle Bancorp, Eastern Virginia Bankshares, Fauquier Bankshares, First National Corporation, Glen Burnie Bancorp, Guaranty Financial, Harbor Bank, James River Bankshares, National Bankshares, Old Point Financial, Pinnacle Bankshares, Resource Bankshares, Salem Community, Shore Bancshares, Shore Financial, Southern Financial, Valley Financial, Virginia Commerce, Virginia Commonwealth Financial, Virginia Financial, and Virginia National. Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity for the latest twelve month period ended June 30, 2000, of 0.75% and 9.50%, respectively, for Century and averages of 0.98% and 9.21%, respectively, for the Comparable Bank Group); the ratio of tangible equity to tangible assets (6.62% for Century and an average of 9.76% for the Comparable Bank Group); the ratio of non-performing assets to total assets (0.67% for Century and an average of 0.51% for the Comparable Bank Group); current stock price-to-earnings for the latest twelve month period ended June 30, 2000 (12.1x for Century and an average of 15.0x for the Comparable Bank Group); current stock price-to-tangible book value as of June 30, 2000 (119.4% for Century and an average of 134.0% for the Comparable Bank Group).

         Because of the inherent differences in the businesses, operations, financial conditions and prospects of GrandBanc, Century and the companies included in the Comparable Bank Group, Hovde believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the merger. Hovde believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between Century and the companies included in the Comparable Bank Group that would affect the trading values of the comparable companies.

         Comparable Transaction Analysis. Using publicly available information, Hovde reviewed certain terms and financial characteristics, including historical price-to-tangible book ratio, price-to-assets ratio, and the deposit premium paid in prior commercial banking institution merger or acquisition transactions. The comparable group (Comparable Transaction Group) included nationwide bank transactions announced since January 1, 2000 with sellers with assets less than $250 million that earned less than 0.50% on total assets. The Comparable Transaction Group included 13 transactions. The average price-to-tangible book value for the Comparable Transaction Group was 182.9%, and ranged from 113.1% to 316.0%. The average price-to-assets for the Comparable Transaction Group was 15.4%, and ranged from 7.4% to 23.8%. The average deposit premium for the Comparable Transaction Group was 9.3%, and ranged from 1.5% to 20.0%.

         Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse, and because of the inherent differences in the businesses, operations, financial conditions and prospects of GrandBanc, Century and the companies included in the Comparable Transaction Group, Hovde believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of rendering the fairness opinion. Hovde believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger, which would affect the acquisition values of the acquired companies and GrandBanc.

         Hovde is a nationally recognized investment banking firm. Hovde, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated March 16, 2000 and executed by GrandBanc on March 16, 2000, between GrandBanc and Hovde, GrandBanc engaged Hovde to advise it with respect to a potential business combination with a transaction partner and, in the event a transaction was consummated with a transaction partner, agreed to pay to Hovde a fee. Based upon the terms contained in the merger agreement and as of October 9, 2000, Hovde will be paid a fee equal to $291,337, all of which is payable upon closing of the merger. The Hovde agreement also provides for GrandBanc to indemnify Hovde and its affiliates against certain liabilities to which it may become subject to as a result of its services to GrandBanc under the Hovde agreement, including liabilities under securities laws, as well as other specified conditions.

QUORUM AND VOTES REQUIRED

         CENTURY

         The rules of The Nasdaq SmallCap Market require that Century obtain the approval of its stockholders in connection with the acquisition of the stock or assets of another company if the number of shares of common stock to be issued will equal or exceed 20% of the number of shares of common stock outstanding prior to the issuance of the shares. Accordingly, under Delaware law, the approval of the issuance of Century common stock in connection with the merger will require the affirmative vote of the holders of a majority of the shares of Century common stock outstanding and entitled to vote on the record date. See "Information About the Meetings and Voting--Matters Related to the Meetings" on page 19 for a description of quorum and voting requirements.

         GRANDBANC

         Maryland law and GrandBanc's articles of incorporation require the approval and adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of all the shares of stock outstanding and entitled to vote on the record date. See "Information About the Meetings and Voting--Matters Related to the Meetings" on page 19 for a description of quorum and voting requirements.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         Certain directors and executive officers of GrandBanc have interests in the merger that are in addition to their interests as stockholders and optionholders of GrandBanc and their equity interests in Century which will result from the conversion of their shares and options in the merger. The GrandBanc Board was aware of these interests at the time they approved the merger agreement.

         TERMINATION BENEFITS

         Shortly after the effectiveness of the merger, the employment of Steven
K. Colliatie, President and Chief Executive Officer of GrandBanc and GrandBank, is expected to be terminated in a manner which will entitle him to receive the termination benefits provided under his existing employment agreement with GrandBanc. As a result of termination of his employment, Mr. Colliatie will be entitled to receive, in addition to payment for accrued but unpaid salary, expense reimbursement and unused vacation and sick leave, an amount equal to two times his annual salary in effect immediately prior to termination of his employment, or $310,000 based upon his annual salary as in effect as of the date of this joint proxy statement/prospectus, payable in a lump sum. Mr. Colliatie will also be entitled to continue to receive all insurance benefits in place at the date of termination for a two year period following his termination. Under Mr. Colliatie's employment agreement GrandBank is required to provide him and his family with Company paid health and major medical insurance, dental insurance, long term disability insurance, and life insurance at two and a half times his base salary.

         INDEMNIFICATION RIGHTS

         Pursuant to the merger agreement, Century has agreed to indemnify the directors, officers and employees of GrandBanc, to the fullest extent permitted by law, against losses, claims and expenses resulting from the fact that such individual was a director, officer or employee of GrandBanc prior to the merger and those arising out of the merger agreement. Century has agreed to advance expenses in advance of a final disposition of any proceeding, subject to the indemnified person satisfying any requirements of law related to such advance. Century has agreed to use its reasonable best efforts to cause the individuals serving as directors and officers of GrandBanc and its subsidiaries to be covered for a period of six years from the effective time of the merger by the directors' and officers' liability insurance policy maintained by GrandBanc with respect to acts or omissions occurring prior to the effective time of the merger which were committed by such officers and directors in their capacity as such. In the event Century combines with any other person, it is required to make provision that Century's successor in such transaction assumes these indemnification obligations.

         DIRECTOR SERVICE

         Under the merger agreement, as of the effective time of the merger, Melvyn J. Estrin, Chairman of the Board of GrandBanc, and Abbey J. Butler, a director of GrandBanc, are to be elected or appointed to Century's Board of Directors, and Messrs. Estrin and Butler, together with Avis Y. Pointer and Joan H.

Schonholtz, directors of GrandBanc, are to be appointed or elected to the Board of Directors of Century National Bank. For a period of three years after the effective time of the merger, these former directors of GrandBanc also have rights under the merger agreement to designate successors to their places on the Board, subject to certain limitations and requirements more fully discussed under "The Merger Agreement - Designation of Directors" on page 49.

         DIRECTOR COMPENSATION

         As members of the Boards of Directors of Century and/or Century National Bank, the former GrandBanc directors will be entitled to receive compensation for their service on the Board of Directors in accordance with Century's policy on director compensation. Currently, each member of the Board of Directors of Century, and each member of the Board of Directors of Century National Bank, receives an annual retainer of $4,200 for service on one of the two boards, or $6,000 for service on both boards. Individual directors may elect to defer receipt of the annual retainer and enter into a compensation agreement instead. The compensation agreements generally provide for the payment of a fixed monthly retirement benefit for 180 months payable to the director or his or her designated beneficiary subsequent to the director's 65th birthday. The retirement benefits attributable to each annual deferral vest ratably over a five-year period and in the event that a director does not serve for five years after any benefit is accrued for any reason other than a change in control of Century, the director receives a benefit proportional to his or her time of service. A reduced amount is payable in the event the director dies prior to retirement. In the event of a change of control of Century, all benefits under the compensation agreement are fully vested.

         In recent years, Century has granted options on 3,000 shares of Century stock to each board member on an annual basis at the time of his or her election to the Board.

BOARD OF DIRECTORS OF CENTURY AFTER THE MERGER

         Immediately following the merger, the board of directors of Century will have nine members, including the seven current Century directors plus the two directors designated by GrandBanc The former directors of GrandBanc, other than Mr. Colliatie, also will have collective rights to designate successors to the board seats filled by persons designated by GrandBanc, as described under "The Merger Agreement - Designation of Directors" at page 49.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion summarizes the opinions of Bracewell & Patterson, L.L.P. and Kennedy, Baris & Lundy, L.L.P. as to certain federal income tax consequences of the merger. We have filed these opinions with the SEC as exhibits to the registration statement related to this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 133.

         The following discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those GrandBanc stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquired their GrandBanc stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or stockholders who hold their GrandBanc stock as part of a straddle or conversion transaction. This discussion assumes that GrandBanc stockholders hold their respective shares of GrandBanc stock as capital assets within the meaning of Section 1221 of the Code (i.e., property held for investment).

         It is a condition to the obligations of Century and GrandBanc to complete the merger that each receive a legal opinion from its counsel that the merger constitutes a reorganization within the meaning of Section 368 of the Code. These legal opinions will assume the absence of certain changes in the existing facts and may rely on assumptions, representations and covenants made by Century, GrandBanc and others, including those contained in certificates of officers of Century and GrandBanc. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described here. The opinions regarding the tax-free nature of the merger neither bind the IRS nor preclude the IRS from adopting a contrary position. Neither Century nor GrandBanc intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

         FEDERAL INCOME TAX CONSEQUENCES TO CENTURY STOCKHOLDERS

         Holders of Century stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.

         FEDERAL INCOME TAX CONSEQUENCES TO GRANDBANC STOCKHOLDERS

         Except as provided below, holders of shares of GrandBanc stock will (1) not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares of GrandBanc stock for Century stock in the merger except with respect to cash received instead of a fractional share of Century stock and (2) have a tax basis in the Century stock received in the merger equal to the tax basis of the GrandBanc stock surrendered in the merger less any tax basis of the GrandBanc stock surrendered that is allocable to a fractional share of Century stock for which cash is received. The holding period applicable to the Century stock received in the merger will include the holding period of the GrandBanc stock surrendered in the merger.

         A holder of shares of GrandBanc stock who receives cash in lieu of a fractional share interest in Century stock in the merger will be treated for federal income tax purposes as if the fractional share of Century stock had been received and then redeemed for cash and will recognize a capital gain or loss in an amount equal to the difference between the cash received and the proportionate part of the aggregate federal income tax basis of such holder's GrandBanc stock allocable to such fractional share interest, unless such payment, under each such holder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

         A holder of shares of GrandBanc stock who exercises the right to dissent in connection with the merger and receives only cash in exchange for such holder's GrandBanc stock will be treated as having received such cash as a distribution in redemption of such holder's GrandBanc stock and will recognize a capital gain or loss equal to the difference between the amount of cash received and the adjusted basis of such holder's GrandBanc stock, unless such payment, under each such holder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

         FEDERAL INCOME TAX CONSEQUENCES TO CENTURY, GRANDBANC AND THE MERGER SUBSIDIARY

         None of Century, GrandBanc or the merger subsidiary will recognize gain or loss for federal income tax purposes as a result of the merger.

         WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, WE DO NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, WE DO NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER.

ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, WITH RESPECT TO YOUR INDIVIDUAL CIRCUMSTANCES.

ACCOUNTING TREATMENT

         Century and GrandBanc intend for the merger to be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

         It is a condition to the obligations of both parties that Century receive a letter regarding pooling of interests from KPMG LLP, its independent accounting firm. It is expected that the letter will state that, as of its date, based on certain information provided to it by Century, it concurs with Century's conclusion that no conditions existed which would preclude Century from accounting for the merger as a pooling of interests.

REGULATORY APPROVALS

         The merger of GrandBanc with Century must be approved by the Federal Reserve Bank of Richmond. During December 2000, Century will file an application with the Federal Reserve Bank of Richmond to obtain prior approval of the merger.

RESALES OF CENTURY COMMON STOCK ISSUED IN THE MERGER

         Century has registered under the federal securities law the shares of its common stock to be issued in the merger. Therefore, you may sell shares without restriction unless you are considered an "affiliate" of GrandBanc as of the date of the GrandBank special meeting or you become an affiliate of Century. A director, executive officer or stockholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

         If you are considered an affiliate of GrandBanc or become an affiliate of Century, you may resell the shares of Century common stock you receive only
(1) after the publication of financial results of at least 30 days of post merger combined operations of Century and GrandBanc, and (2) pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC's rules, or in transactions otherwise exempt from registration under the securities laws. Century is not obligated and does not intend to register for resale the shares issued to affiliates of GrandBanc.

APPRAISAL RIGHTS OF GRANDBANC STOCKHOLDERS

         DISSENTERS' RIGHTS OF GRANDBANC STOCKHOLDERS

         Any shareholder of GrandBanc who does not vote in favor of the merger and the transactions contemplated by the merger agreement and who has given prior written notice to GrandBanc of his or her objection to the proposed transaction and who otherwise complies with the procedures set forth in Title 3, Subtitle 2 of the Maryland General Corporation Law (the MGCL), will be entitled to receive payment in cash of the fair value of his or her shares of GrandBanc common stock instead of receiving Century common stock. A copy of Title 3, Subtitle 2 of the MGCL is included as Annex D to this joint proxy statement/prospectus.

         If you want to demand payment of the fair value of your shares of GrandBanc common stock, you must fully comply with the procedures set out in the MGCL. The required procedures are summarized below. The following summary is not intended to be a compete statement of all aspects of the procedures set forth in the MGCL, and is qualified in its entirety by reference to the text of the statute included in Annex D.

         ONLY HOLDERS OF RECORD OF SHARES OF GRANDBANC COMMON STOCK CAN OBJECT TO THE MERGER AND DEMAND TO RECEIVE THE FAIR VALUE OF THE SHARES IN CASH. IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOUR RECORD HOLDER MUST FOLLOW THE PROCEDURES TO PERFECT YOUR RIGHT TO OBJECT TO THE MERGER AND RECEIVE CASH FOR THE FAIR VALUE OF YOUR SHARES.

- First, you must submit a written notice to the President of GrandBanc at or prior to the meeting, stating that you object to the proposed merger. You should send your notice to:

                                 GrandBanc, Inc.
                               1800 Rockville Pike
                            Rockville, Maryland 20852
                         Attention: Steven K. Colliatie

- You must then not vote your shares in favor of the merger. This means that you should either (1) not return a proxy card and not vote in person in favor of the adoption of the merger agreement, (2) return a proxy card with the "Against" or "Abstain" box checked; (3) vote in person against the adoption of the merger agreement; or (4) register in person an abstention from the proposal to adopt the merger agreement. Merely voting against the merger or abstaining from or not voting in favor of the merger will not constitute notice of objection or dissent, and will not entitle you to payment in cash of the fair value of your shares.

- Promptly after the effectiveness of the merger, Century, as the successor to GrandBanc, will write to objecting shareholders of GrandBanc, notifying them of the date on which the Articles of Merger were accepted for record. This notice will be sent by certified mail, return receipt requested, to the address you provide in your notice, or if no address is indicated, to the address which appears on GrandBanc's stockholder records.

- Within twenty (20) days of the date on which the Articles of Merger were accepted for record, an objecting shareholder must make a written demand for payment of the fair value of his or her stock, stating the number and class of shares for which payment is demanded. The written demand for payment should be sent to:

                            Century Bancshares, Inc.
                          1275 Pennsylvania Avenue, NW
                              Washington, DC 20004
                         Attention: Joseph S. Bracewell

         Century's notice of the date on which the Articles of Merger were accepted may contain an offer of payment of the amount which Century believes is the fair value of the GrandBanc common stock, and certain financial disclosures. If you have followed all of the procedural steps required to demand payment of fair value and have not received payment for your shares, you may, or Century may, within fifty (50) days of the acceptance of the Articles of Merger, petition the court of equity in Montgomery County, Maryland for appraisal of the fair value of your shares of GrandBanc common stock as of the date of the GrandBanc shareholder meeting, without including any appreciation or depreciation resulting directly or indirectly from the merger or its proposal.

         Any shareholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner will be bound by the shareholder vote and will not be entitled to receive payment in cash as a holder of dissenting shares.

         If you demand payment for your stock as an objecting shareholder, you have no right to receive any dividends or other distributions on such shares, or the shares of Century common stock into which such shares would be converted, after close of business on the date of the GrandBanc shareholder meeting at which the merger is approved, and have no other rights, including voting rights, with respect to such shares, except the payment of fair value.

         If you demand payment for your shares, your rights as a shareholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded. A demand for payment may be withdrawn only with the consent of Century.

         If the court finds that a shareholder is entitled to an appraisal of his or her stock, the court will appoint three disinterested appraisers to determine the fair value of the stock. Within sixty (60) days after appointment, or such longer period as the court may direct, the appraisers must file with the court and mail to each shareholder who is a party to the proceeding their report stating their conclusion as to the fair value of the stock. Within fifteen (15) days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the shareholders' vote at the meeting, unless the court finds that the shareholder's refusal to accept a written offer to purchase the shares was arbitrary and vexatious or not in good faith.

         The costs of the appraisal proceedings, including compensation and expenses of the appraisers, will be the responsibility of Century, except that all or any part of such expenses may be assessed against any or all of the objecting shareholders to whom an offer to pay for such shareholder's shares has been made, if the court finds the failure to accept such offer was arbitrary, vexatious or not in good faith. Costs of the proceedings will not include fees and expenses of counsel. Costs of the proceedings may include fees and expenses of experts only if Century did not make an offer of payment for your stock or if the value of the stock as determined in the appraisal proceeding materially exceeds the amount offered by Century.

         THE PRECEDING IS A SUMMARY OF THE MATERIAL ASPECTS OF TITLE 3, SUBTITLE 2 OF THE MGCL, AND IS QUALIFIED BY REFERENCE TO THE TEXT OF THE STATUTE. THE FULL TEXT OF TITLE 3, SUBTITLE 2, WHICH WE URGE YOU TO READ IN ITS ENTIRETY, IS INCLUDED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of Century and GrandBanc giving effect to the merger using the pooling of interests method of accounting for a business combination.

         We are providing the following information to aid you in your analysis of the financial aspects of the merger. The information for Century was derived from Century's audited consolidated financial statements for the years 1999, 1998 and 1997 and from Century's unaudited consolidated financial statements for the nine months ended September 30, 2000 and 1999. The information for GrandBanc was derived from GrandBanc's audited consolidated financial statements for the years 1999, 1998 and 1997 and from GrandBanc's unaudited consolidated financial statements for the nine months ended September 30, 2000 and 1999. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in this joint proxy statement/prospectus.

         The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997 assume the merger was effected on January 1, 1997. The unaudited pro forma condensed combined balance sheet for September 30, 2000 gives effect to the merger as if it had occurred on September 30, 2000.

         We expect that we will incur merger-related expenses of $1.5 million, net of income taxes, as a result of combining our companies. These expenses will be recognized upon completion of the transaction. The effect of these merger related expenses have been included in proforma stockholders' equity. Since these non-recurring merger-related expenses have not yet been incurred, no adjustment for these expenses has been reflected in the proforma condensed combined statements of operations. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and revenue enhancements. However, none of these anticipated expenses or benefits has been factored into the pro forma information.

         The unaudited pro forma combined financial information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                   CENTURY BANCSHARES, INC. - GRANDBANC, INC.
             PRO FORMA CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
                               SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

                                                           CENTURY        GRANDBANC,     PRO FORMA      CENTURY
                                                       BANCSHARES, INC       INC.       ADJUSTMENTS    PRO FORMA
                                                  ---------------------------------------------------------------
ASSETS
Cash and due from banks                                 $   7,958        $   2,942                    $  10,900
Federal funds sold                                         12,500              325                       12,825
Interest bearing deposits in other banks                    4,166             --                          4,166
Investment securities, available-for-sale, at
     fair value                                            47,958           42,405                       90,363
Investment securities held-to-maturity, at cost            20,419             --                         20,419
Loans, net of unearned income                             179,684           60,364                      240,048
Less allowance for credit losses                           (1,667)            (646)                      (2,313)
                                                        ---------        ---------    ---------         -------
Loans net                                                 178,017           59,718                      237,735
Leasehold improvements, furniture, and equipment,
     net                                                    2,278            3,856                        6,134
Accrued interest receivable                                 1,822              803                        2,625
Loans held for sale                                         2,794             --                          2,794
Intangible assets                                           5,124              897                        6,021
Net deferred taxes                                            724            2,825                        3,549
Other assets                                                1,024              763                        1,787
                                                        ---------        ---------    ---------         -------
TOTAL ASSETS                                            $ 284,784        $ 114,534          --        $ 399,318
                                                        =========        =========    =========         =======

LIABILITIES & STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
     Noninterest bearing                                $  41,647        $  10,989                    $  52,636
     Interest bearing                                     173,893           89,555                      263,448
                                                        ---------        ---------    ---------         -------
Total deposits                                            215,540          100,544                      316,084
Federal funds purchased and securities sold under
     agreements to repurchase                              20,096            3,812                       23,908
Long term debt                                             29,442             --                         29,442
Other borrowings                                              573            3,456                        4,029
Other liabilities                                           2,046              478        1,500(1)        4,024
                                                        ---------        ---------    ---------         -------
TOTAL LIABILITIES                                       $ 267,697        $ 108,290        1,500       $ 377,487
                                                        =========        =========    =========         =======

STOCKHOLDERS' EQUITY:

Common stock                                                2,886              405          939(2)        4,230

Treasury stock                                               (829)            --                           (829)
Additional paid in capital                                 13,803           10,963         (939)(2)      23,827

Retained earnings (deficit)                                 1,246           (3,839)      (1,500)(1)       (4,093)
Other comprehensive income (loss), net of tax
     effect                                                   (19)          (1,285)                      (1,304)
                                                        ---------        ---------    ---------         -------
TOTAL STOCKHOLDERS' EQUITY                                 17,087            6,244       (1,500)         21,831

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $ 284,784        $ 114,534    $    --           399,318
                                                        =========        =========    =========         =======


See accompanying notes to pro forma condensed combined financial statements.

                   CENTURY BANCSHARES, INC. - GRANDBANC, INC.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 CENTURY             GRANDBANC,         CENTURY
                                                             BANCSHARES, INC.           INC.           PRO FORMA
                                                            ----------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                               $     10,478        $      4,283       $     14,761
   Interest on federal funds sold                                    517                  40                557
   Interest on deposits in other banks                               399                   -                399
   Interest on securities available-for-sale                       1,084               2,134              3,218
   Interest on securities held-to-maturity                           681                   -                681
                                                            ---------------------------------------------------
TOTAL INTEREST INCOME                                             13,159               6,457             19,616

INTEREST EXPENSE:
   Interest on deposits                                            3,896               3,108              7,004
   Interest on borrowings                                          1,774                 391              2,165
                                                            ---------------------------------------------------
TOTAL INTEREST EXPENSE                                             5,670               3,499              9,169
                                                            ---------------------------------------------------

Net interest income                                                7,489               2,958             10,447
Provision for credit losses                                          655                  60                715
                                                            ---------------------------------------------------
Net interest income after provision for credit losses              6,834               2,898              9,732
                                                            ---------------------------------------------------

NONINTEREST INCOME:
   Service charges on deposit accounts                               692                 422              1,114
   Other operating income                                            913                 139              1,052
                                                            ---------------------------------------------------
Total noninterest income                                           1,605                 561              2,166
                                                            ---------------------------------------------------

NONINTEREST EXPENSE:
   Salaries and employee benefits                                  2,515               1,519              4,034
   Occupancy and equipment expense                                 1,086                 644              1,730
   Other operating expenses                                        2,920               1,164              4,084
                                                            ---------------------------------------------------
Total noninterest expense                                          6,521               3,327              9,848
                                                            ---------------------------------------------------

Income before income tax expense                                   1,918                 132              2,050
Income tax expense                                                   671                  53                724
                                                            ---------------------------------------------------
NET INCOME                                                  $      1,247        $         79       $      1,326
                                                            ---------------------------------------------------

Basic income per common share                               $       0.46        $       0.02       $       0.33
Diluted income per common share                             $       0.45        $       0.02       $       0.32
Weighted average common shares outstanding                     2,729,180           4,049,590           4,072,834(3)
Diluted weighted average common shares outstanding             2,751,698           4,223,165           4,152,944(3)

See accompanying notes to pro forma condensed combined financial statements.

                   CENTURY BANCSHARES, INC. - GRANDBANC, INC.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 CENTURY            GRANDBANC,          CENTURY
                                                              BANCSHARES, INC.          INC.           PRO FORMA
                                                            ----------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                               $      8,384        $      4,236        $     12,620
   Interest on federal funds sold                                    177                  86                 263
   Interest on deposits in other banks                               442                   0                 442
   Interest on securities available-for-sale                         392               2,148               2,540
   Interest on securities held- to-maturity                          124                   0                 124
                                                            ----------------------------------------------------
TOTAL INTEREST INCOME                                              9,519               6,470              15,989

INTEREST EXPENSE:
   Interest on deposits                                            3,061               3,163               6,224
   Interest on borrowings                                            534                 251                 785
                                                            ----------------------------------------------------
TOTAL INTEREST EXPENSE                                             3,595               3,414               7,009
                                                            ----------------------------------------------------

Net interest income                                                5,924               3,056               8,980
Provision for credit losses                                          435                 189                 624
                                                            ----------------------------------------------------
Net interest income after provision for credit losses              5,489               2,867               8,356
                                                            ----------------------------------------------------

NONINTEREST INCOME:
   Service charges on deposit accounts                               491                 280                 771
   Other operating income                                            756                 154                 910
                                                            ----------------------------------------------------
Total noninterest income                                           1,247                 434               1,681
                                                            ----------------------------------------------------

NONINTEREST EXPENSE:
   Salaries and employee benefits                                  2,106               1,567               3,673
   Occupancy and equipment expense                                   955                 699               1,654
   Other operating expenses                                        2,341               1,300               3,641
                                                            ----------------------------------------------------
Total noninterest expense                                          5,402               3,566               8,968
                                                            ----------------------------------------------------

Income (loss) before income tax expense                            1,334                (265)              1,069
Income tax expense (benefit)                                         507                (100)                407
                                                            ----------------------------------------------------
NET INCOME (LOSS)                                           $        827        $       (165)        $       662
                                                            ----------------------------------------------------

Basic income (loss) per common share                        $       0.29        $      (0.04)        $      0.16
Diluted income (loss) per common share                      $       0.29        $      (0.04)        $      0.16
Weighted average common shares outstanding                     2,833,113           4,049,590           4,176,767(3)
Diluted weighted average common shares outstanding             2,860,925           4,241,000           4,268,089(3)

See accompanying notes to pro forma condensed combined financial statements.

                   CENTURY BANCSHARES, INC. - GRANDBANC, INC.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1999
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  CENTURY            GRANDBANC,         CENTURY
                                                              BANCSHARES, INC.          INC.           PRO FORMA
                                                            ----------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                               $      11,543       $       5,613       $    17,156
   Interest on federal funds sold                                     264                 104               368
   Interest on deposits in other banks                                647                   0               647
   Interest on securities available-for-sale                          575               2,896             3,471
   Interest on securities held- to-maturity                           191                   0               191
                                                            ----------------------------------------------------
TOTAL INTEREST INCOME                                              13,220               8,613            21,833

INTEREST EXPENSE:
   Interest on deposits                                             4,154               4,191             8,345
   Interest on borrowings                                             842                 376             1,218
                                                            ----------------------------------------------------
TOTAL INTEREST EXPENSE                                              4,996               4,567             9,563
                                                            ----------------------------------------------------

Net interest income                                                 8,224               4,046            12,270
Provision for credit losses                                           640                 269               909
                                                            ----------------------------------------------------
Net interest income after provision for credit losses               7,584               3,777            11,361
                                                            ----------------------------------------------------

NONINTEREST INCOME:
   Service charges on deposit accounts                                661                 410             1,071
   Other operating income                                           1,008                 200             1,208
                                                            ----------------------------------------------------
Total noninterest income                                            1,669                 610             2,279
                                                            ----------------------------------------------------

NONINTEREST EXPENSE:
   Salaries and employee benefits                                   2,859               2,093             4,952
   Occupancy and equipment expense                                  1,287                 918             2,205
   Other operating expenses                                         3,189               1,812             5,001
                                                            ----------------------------------------------------
Total noninterest expense                                           7,335               4,823            12,158
                                                            ----------------------------------------------------

Income (loss) before income tax expense                             1,918                (436)            1,482
Income tax expense (benefit)                                          729                (166)              563
                                                            ----------------------------------------------------
NET INCOME (LOSS)                                           $       1,189       $        (270)       $      919
                                                            ----------------------------------------------------

Basic income (loss) per common share                        $        0.42       $       (0.07)       $     0.22
Diluted income (loss) per common share                      $        0.42       $       (0.07)       $     0.22
Weighted average common shares outstanding                      2,804,994           4,049,590         4,148,648(3)
Diluted weighted average common shares outstanding              2,832,683           4,049,590         4,176,337(3)

See accompanying notes to pro forma condensed combined financial statements.

                   CENTURY BANCSHARES, INC. - GRANDBANC, INC.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 CENTURY            GRANDBANC,         CENTURY
                                                             BANCSHARES, INC.          INC.           PRO FORMA
                                                            ---------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                               $       9,393       $       7,038       $    16,431
   Interest on federal funds sold                                     351                 214               565
   Interest on deposits in other banks                                708                   0               708
   Interest on securities available-for-sale                          719                 957             1,676
   Interest on securities held- to-maturity                           184                   0               184
                                                            ---------------------------------------------------
TOTAL INTEREST INCOME                                              11,355               8,209            19,564

INTEREST EXPENSE:
   Interest on deposits                                             4,037               3,714             7,751
   Interest on borrowings                                             500                 304               804
                                                            ---------------------------------------------------
TOTAL INTEREST EXPENSE                                              4,537               4,018             8,555
                                                            ---------------------------------------------------

Net interest income                                                 6,818               4,191            11,009
Provision for credit losses                                           620                  10               630
                                                            ---------------------------------------------------
Net interest income after provision for credit losses               6,198               4,181            10,379
                                                            ---------------------------------------------------

NONINTEREST INCOME:
   Service charges on deposit accounts                                447                 320               767
   Other operating income                                             656                 318               974
                                                            ---------------------------------------------------
Total noninterest income                                            1,103                 638             1,741
                                                            ---------------------------------------------------

NONINTEREST EXPENSE:
   Salaries and employee benefits                                   2,076               1,800             3,876
   Occupancy and equipment expense                                  1,298               1,022             2,320
   Other operating expenses                                         2,935               1,745             4,680
                                                            ---------------------------------------------------
Total noninterest expense                                           6,309               4,567            10,876
                                                            ---------------------------------------------------

Income before income tax expense                                      992                 252             1,244
Income tax expense                                                    355                 153               508
                                                            ---------------------------------------------------
NET INCOME                                                  $         637       $          99       $       736
                                                            ---------------------------------------------------

Basic income per common share                               $        0.24       $        0.02       $      0.19
Diluted income per common share                             $        0.24       $        0.02       $      0.18
Weighted average common shares outstanding                      2,632,787           4,048,829         4,042,348(3)
Diluted weighted average common shares outstanding              2,688,583           4,080,063         3,976,188(3)

See accompanying notes to pro forma condensed combined financial statements.

                   CENTURY BANCSHARES, INC. - GRANDBANC, INC.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  CENTURY            GRANDBANC,         CENTURY
                                                              BANCSHARES, INC.          INC.           PRO FORMA
                                                             ---------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                                $      7,555        $      6,960        $   14,515
   Interest on federal funds sold                                     258                 136               394
   Interest on deposits in other banks                                750                   0               750
   Interest on securities available-for-sale                          530               1,011             1,541
   Interest on securities held- to-maturity                           116                   0               116
                                                             ---------------------------------------------------
TOTAL INTEREST INCOME                                               9,209               8,107            17,316

INTEREST EXPENSE:
   Interest on deposits                                             3,248               3,811             7,059
   Interest on borrowings                                             518                 319               837
                                                             ---------------------------------------------------
TOTAL INTEREST EXPENSE                                              3,766               4,130             7,896
                                                             ---------------------------------------------------

Net interest income                                                 5,443               3,977             9,420
Provision for credit losses                                           336               1,209             1,545
                                                             ---------------------------------------------------
Net interest income after provision for credit losses               5,107               2,768             7,875
                                                             ---------------------------------------------------

NONINTEREST INCOME:
   Service charges on deposit accounts                                410                 316               726
   Other operating income                                             513                 330               843
                                                             ---------------------------------------------------
Total noninterest income                                              923                 646             1,569
                                                             ---------------------------------------------------

NONINTEREST EXPENSE:
   Salaries and employee benefits                                   2,201               1,993             4,194
   Occupancy and equipment expense                                  1,153                 988             2,141
   Other operating expenses                                         2,106               1,640             3,746
                                                             ---------------------------------------------------
Total noninterest expense                                           5,460               4,621            10,081
                                                             ---------------------------------------------------

Income (loss) before income tax expense                               570              (1,207)             (637)
Income tax expense (benefit)                                          234              (2,057)           (1,823)
                                                             ---------------------------------------------------
NET INCOME (LOSS)                                            $        336        $        850        $    1,186
                                                             ---------------------------------------------------

Basic income (loss) per common share                         $       0.20        $       0.21        $     0.39
Diluted income (loss) per common share                       $       0.18        $       0.21        $     0.37
Weighted average common shares outstanding                      1,710,316           4,026,293         3,046,240(3)
Diluted weighted average common shares outstanding              1,852,683           4,058,148         3,199,177(3)

See accompanying notes to pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


      (1) To reflect non-recurring merger related expenses of $1.5 million, net of tax.

      (2) To adjust capital accounts based on the issuance of 1,343,679 shares of Century common stock.

      (3) The pro forma combined basic and diluted earnings per share for the respective periods presented is based on the combined weighted average number of common and dilutive potential common shares and adjusted weighted shares of Century and GrandBanc. The number of weighted average common shares and adjusted weighted average shares, including all dilutive potential common shares, reflects the exchange of 0.3318 shares of Century common stock for each share of GrandBanc common stock.

                              THE MERGER AGREEMENT

         The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement is attached as Annex A and forms a part of this joint proxy statement/prospectus. The summary is qualified in its entirety by reference to the merger agreement. We urge all stockholders to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

STRUCTURE OF THE MERGER

         The merger agreement provides that GrandBanc will be merged with and into a wholly owned subsidiary of Century (Merger Sub). Merger Sub will be the surviving corporation in the merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the merger, the separate corporate existence of GrandBanc will terminate.

MERGER CONSIDERATION

         The merger agreement provides that each share of GrandBanc common stock issued and outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive 0.3318 shares of the common stock of Century. Any shares of GrandBanc common stock held as treasury stock or owned, directly or indirectly by GrandBanc, Century or Merger Sub or any of their respective wholly owned subsidiaries (other than shares held in a fiduciary capacity or held in respect of a debt previously contracted), and any shares as to which the holders have perfected their rights as objecting stockholders in accordance with the Maryland General Corporation Law, will be canceled without any payment for those shares at the effective time.

TIMING OF CLOSING

         The closing will occur within five business days after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived, unless Century and GrandBanc agree to a different date. We expect that, immediately upon the closing of the merger, we will file a certificate of merger with the Department of Assessments and Taxation of the State of Maryland, and the merger will become effective as set forth in the certificate of merger.

TREATMENT OF GRANDBANC STOCK OPTIONS

         At the effective time, each outstanding and unexercised option granted by GrandBanc to purchase shares of GrandBanc common stock will be converted automatically into an option to purchase Century common stock. The number of shares that the new Century option will be exercisable for and the exercise price of the new Century option will reflect the exchange ratio in the merger.

EXCHANGE OF SHARES

         We will appoint Chase Mellon Shareholder Services, L.L.C., or another bank or trust company reasonably acceptable to each of GrandBanc and Century, as the exchange agent to handle the exchange of GrandBanc stock certificates in the merger for Century stock and the payment of cash for fractional shares of GrandBanc stock. No later than five business days after the effective time, the exchange agent will send to each holder of GrandBanc stock a letter of transmittal for use in the exchange and instructions explaining how to surrender GrandBanc stock certificates to the exchange agent. Holders of GrandBanc stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged GrandBanc stock will not be entitled to receive any dividends or other distributions payable by Century until their certificates are surrendered. Century will not issue any fractional shares in the merger. Holders of

GrandBanc common stock will receive a cash payment in lieu of fractional shares of Century common stock.

DESIGNATION OF DIRECTORS

         The merger agreement provides that, at the Effective Time, Century will take actions necessary to cause Melvyn J. Estrin and Abbey J. Butler to be elected to fill two new seats on the Century Bancshares, Inc. Board of Directors. As a result, former GrandBanc directors will hold two of the nine seats on the Century Board upon or shortly after the closing of the merger. The agreement also provides that Century will include Mr. Estrin and Mr. Butler as nominees for election to the Board of Directors for elections held during the three years after the Effective Time, and will take actions to ensure that the number of seats held by former GrandBanc directors or persons named by them are at least equal to two-ninths of the total board seats during that period excluding the seats, if any, created in connection with a merger, consolidation or purchase of assets. The former GrandBanc directors are Mr. Estrin, Mr. Butler, Ms. Pointer, and Ms. Schonholtz.

         If Mr. Estrin or Mr. Butler (or a successor from or chosen by the former GrandBanc directors) leaves the board during that three-year period, Century will fill the resulting vacancy with a former GrandBanc director not already serving on the Century Board, if possible, or otherwise with a person named by the former GrandBanc directors, subject to the consent of Century, which shall not be unreasonably withheld.

         Century also has agreed to increase the number of positions on the Century National Bank Board of Directors by four seats, to cause those positions to be filled by former GrandBanc directors or their successors (chosen in a manner substantially the same as that described above), to cause their election at elections of directors of Century National Bank held during the three years after the Effective Time, and, during that period, to take actions to ensure that former GrandBanc directors or persons named by them constitute at least two-ninths of the Century National Bank Board of Directors, excluding the seats, if any, created in connection with a merger, consolidation or purchase of assets.

         The merger agreement requires that any of the former GrandBanc directors, or directors named by them under the provisions described above, may not serve if he or she is disqualified, as specified in the agreement. Under the agreement, a former GrandBanc director would be disqualified if he or she: is prohibited from serving by law, order, injunction, decree or otherwise; has been convicted of a felony; shall file or be the subject of a petition in bankruptcy; or is the subject of an order enjoining him or her from engaging in any type of business practice, or any activity in connection with the purchase or sale of any security, or in connection with any violation of the federal securities laws.

COVENANTS REGARDING INTERIM OPERATIONS OF CENTURY AND GRANDBANC

         The merger agreement contains reciprocal covenants made by Century and GrandBanc to each other. Century and GrandBanc have agreed that, until the effective time of the merger, each of them and each of their subsidiaries will:

     -    conduct its business in the ordinary course of business;

     - use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; and

     - take no action that would adversely affect or delay the ability of either GrandBanc or Century to obtain any necessary approvals of any regulatory agency or other governmental authority or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

         Century and GrandBanc have agreed that each of them and each of their subsidiaries, without the prior written consent of the other, will not:

     - other than in the ordinary course of business, incur or guarantee indebtedness or enter into any agreement to maintain the financial condition of any individual, corporation or other entity or make any loans or advances to any other individual, corporation or other entity except for the refinancing by GrandBanc of certain existing debt and the financing of debt service through the effective time of the merger, on terms reasonably acceptable to and approved by Century;

     - adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into its capital stock, with certain exceptions; grant any stock appreciation rights or any right to acquire any shares of its capital stock, other than pursuant to the parties' stock plans, in the ordinary course of business; or issue any additional shares of capital stock;

     - sell, transfer, encumber or dispose of any material properties or assets or cancel, release or assign any indebtedness or any claims, except in the ordinary course of business or pursuant to contracts or agreements in force as of the date of the merger agreement;

     - make any material investment in any other individual, corporation or other entity other than its subsidiary, unless such transaction is in the ordinary course of business;

     - terminate or waive any material provision of any contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals without material adverse changes of terms, and except for transactions in the ordinary course of business;

     - increase in any manner the compensation or fringe benefits of any of its employees, or pay any pension or retirement allowance not required by an existing plan or agreement, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or employment agreement other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; provided, however that GrandBanc and its subsidiaries may offer to pay bonuses, in amounts and to a limited number of key employees approved in advance by Century, with certain conditions;

     - take action to solicit or encourage an offer for an alternative acquisition transaction involving GrandBanc of a nature defined in the merger agreement; restricted actions include engaging in discussions or negotiations, or entering into an agreement, with any potential bidder, or disclosing nonpublic information relating to GrandBanc or its subsidiaries to a potential bidder. These actions are permitted in response to an unsolicited offer so long as, prior to doing so, the GrandBanc Board determines in good faith, based on the written advice of outside legal counsel, that such unsolicited proposal constitutes a more favorable transaction for GrandBanc stockholders than the merger and the transactions contemplated by the merger agreement, and the GrandBanc Board determines, based on the written advice of its outside legal counsel and financial advisors, that responding to the unsolicited proposal by taking such actions is necessary to comply with its fiduciary duty to stockholders. If an unsolicited proposal is received by GrandBanc and the required determination is made by the Board of Directors of GrandBanc, then GrandBanc must, as soon as possible, give Century notice of such proposal and the supporting written advice of outside legal counsel and financial advisors;

     - settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

     - knowingly take any action that would prevent or impede the merger from qualifying for "pooling of interests" accounting treatment or as a reorganization under the Internal Revenue Code;

     -    amend its certificate of incorporation or bylaws;

     - restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise;

     - take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

     - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory guidelines; or

     - agree to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the covenants in this section.

ADDITIONAL AGREEMENTS

         The merger agreement contains substantially reciprocal additional agreements, the most significant of which are set forth below.

         REGULATORY MATTERS

         The parties have agreed to cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation to obtain all approvals, authorizations and consents of all third parties and governmental entities which are necessary or advisable to consummate the merger.

         ACCESS TO INFORMATION

         The parties have each agreed to afford the representatives of the other access to all properties, books, contracts, commitments and records, and have each also agreed to make available to the other party copies of documents filed or received by it pursuant to the requirements of federal securities laws or federal or state banking laws, and all other information concerning its business, properties and personnel as such party may reasonably request. Both parties agreed to hold all information furnished by or on behalf of the other party in confidence.

         GRANDBANC BOARD'S AGREEMENT TO RECOMMEND

         The Board of Directors of GrandBanc has agreed to call a meeting of its stockholders as soon as reasonably practicable and, in the joint proxy statement/prospectus mailed to the GrandBanc stockholders, to unanimously recommend to GrandBanc's stockholders that they approve the merger agreement. However, the GrandBanc Board is permitted not to make, to withdraw or to modify in a manner adverse to Century this recommendation if the GrandBanc Board determines in good faith that it is necessary to do so to comply with its fiduciary duty to stockholders under applicable law, after receiving written advice of outside legal counsel.

         CENTURY BOARD'S AGREEMENT TO RECOMMEND

         The Board of Directors of Century has agreed to call a meeting of its stockholders as soon as reasonably practicable and, in the joint proxy statement/prospectus mailed to the Century stockholders, to unanimously recommend to Century's stockholders that they approve the issuance of shares of Century common stock pursuant to the merger agreement. However, the Century Board is permitted not to make, to withdraw or to modify in a manner adverse to GrandBanc this recommendation if the Century Board determines in good faith that it is necessary to do so to comply with its fiduciary duty to stockholders under applicable law, after receiving written advice of outside legal counsel.

         NASDAQ LISTING

         Century has agreed to cause the shares of Century common stock to be issued in the merger to be approved for trading on the Nasdaq SmallCap Market, subject to official notice of issuance, prior to effective time.

         EMPLOYEE BENEFIT PLANS

         The benefit plans of both Century and GrandBanc will remain in effect until such time as Century, in accordance with applicable law and the terms of the merger agreement, modifies its existing plans or adopts new plans. Prior to the closing date, Century and GrandBanc shall cooperate in reviewing their plans with a view towards modifying Century's plans or developing new plans. If requested by Century, GrandBanc agrees to terminate its 401(k) plan and make distributions to participants immediately prior to the effective time. In such event, Century agrees to permit participants to rollover such distributions into the Century 401(k) plan.

         INDEMNIFICATION AND INSURANCE OF GRANDBANC DIRECTORS AND OFFICERS

         Century has agreed that:

     - for six years from the effective time, it will use its reasonable best efforts to cause the officers and directors of GrandBanc to be covered by the directors' and officers' liability insurance policy maintained by GrandBanc with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacity as such; and

     - after the effective time, Century shall indemnify former GrandBanc directors, officers and employees for liabilities from their acts or omission in those capacities occurring prior to the effective time to the full extent permitted by law.

         TRANSACTIONS INVOLVING CENTURY

         Century has agreed that prior to the effective time, it will not enter into any agreement or understanding with respect to a business combination where the effect of such agreement or understanding would be reasonably likely to result in the termination of the merger agreement between Century and GrandBanc, materially delay or jeopardize the receipt of any required approval or the filing of any application therefor, or cause the anticipated tax or accounting treatment of the contemplated transactions to be unavailable. However, this section does not prohibit any such transaction which contemplates the consummation of the merger in accordance with the merger agreement and which treats the holders of GrandBanc common stock, upon completion of the Merger and their receipt of shares of Century common stock, in the same manner as holders of the Century common stock.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains substantially reciprocal representations and warranties made by Century and GrandBanc to each other. The most significant of these relate to corporate authorization to enter into the contemplated transaction; governmental approvals required in connection with the contemplated transaction; absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transaction; capitalization; ownership of subsidiaries; insurance; filings with the SEC; filing of required reports; information provided by it for inclusion in this joint proxy statement/prospectus; financial statements; absence of certain changes or events; absence of undisclosed material liabilities; certain contracts; legal proceedings; tax matters; employee benefits matters; compliance with laws; finders' or advisors' fees; environmental matters; and absence of circumstances inconsistent with the intended accounting treatment of the merger.

         In addition, GrandBanc represents and warrants to Century as to certain other matters, including the inapplicability of the Maryland anti-takeover statute to the merger agreement, and GrandBanc's receipt of the written opinion from Hovde Financial LLC regarding the fairness of the merger consideration to GrandBanc stockholders from a financial point of view.

         The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

CONDITIONS OF MERGER

         JOINT CLOSING CONDITIONS

         The obligations of Century and GrandBanc to complete the merger are subject to the satisfaction of the following conditions:

     - approval of the merger agreement by the GrandBanc stockholders, and approval of the issuance of Century common stock pursuant to the merger agreement by the Century stockholders;

     - authorization for the listing on the Nasdaq of the shares of Century common stock to be issued in the merger;

     - all regulatory approvals and third-party consents and approvals required for the merger being obtained and remaining in full force and effect without unreasonable conditions;

     - Century's registration statement on Form S-4, which includes this joint proxy statement/prospectus, being effective and not subject to any stop order by the SEC;

     - absence of any order, injunction, decree or other legal prohibition preventing the consummation of the merger, and absence of any statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity preventing or materially restricting consummation of the merger;

     - receipt by Century of a letter from its independent accountants stating that the merger will qualify for "pooling of interests" accounting treatment;

     - absence of a change or circumstances having a material adverse effect on either Century or GrandBanc or any of their respective subsidiaries (other than changes in banking laws and regulations that affect the banking industry generally or the general level of interest rates).

         ADDITIONAL CLOSING CONDITIONS FOR CENTURY'S BENEFIT

         Century's obligation to complete the merger is also subject to the receipt of an opinion from its counsel regarding the qualification of the merger as a reorganization under the federal income tax laws; to the accuracy as of closing of the representations and warranties made by GrandBanc in the merger agreement; to the performance by GrandBanc in all material respects of the obligations required to be performed by it at or prior to the closing; and to the receipt or waiver by Century of such releases, assignments, termination statements, consents, approvals or other documents or instruments required to prevent a breach or default under, or a termination or modification of or acceleration of, any obligation under any GrandBanc contract or to release and terminate any liens required to be released and/or to grant the liens required to be granted in order to provide the Merger Sub with good, clear, and marketable title to all property, free and clear of all liens.

         ADDITIONAL CLOSING CONDITIONS FOR GRANDBANC'S BENEFIT

         GrandBanc's obligation to complete the merger is also subject to the receipt of an opinion from its counsel regarding the qualification of the merger as a reorganization under the federal income tax laws, to the accuracy as of closing of the representations and warranties made by Century in the merger agreement, and to the performance by Century in all material respects of the obligations required to be performed by it at or prior to the closing.

TERMINATION, AMENDMENT AND WAIVER

         RIGHT TO TERMINATE

         The merger agreement may be terminated at any time prior to the closing in any of the following ways:

         (a) The merger agreement may be terminated by mutual written consent of Century and GrandBanc.

         (b) The merger agreement may be terminated by either Century or GrandBanc if:

                  - any governmental entity that must grant an approval has denied approval of the merger or any governmental entity has issued an order permanently enjoining or otherwise prohibiting the consummation of the merger;

                  - the merger has not been completed on or before June 30, 2001, unless the failure of the closing to occur is due to the failure of the party seeking to terminate the agreement to perform or observe the covenants in the merger agreement, or the breach by such party of a representation or warranty in the merger agreement; or

                  - there has been a breach by either party of any of its obligations under the merger agreement which breach would constitute failure of the closing conditions for the benefit of the other party, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to closing, provided that the terminating party is not then in breach of any of its obligations under the merger agreement.

         (c) The merger agreement may be terminated by Century if the GrandBanc Board fails to recommend the merger or withdraws or modifies in a manner adverse to Century its approval or recommendation of the merger, fails to reaffirm such approval or recommendation promptly upon request by Century, solicits or encourages a third party offer or recommends such an offer.

         (d)      The merger agreement may be terminated by GrandBanc if:

                  - Century enters into an agreement that does not contemplate consummation of the merger with GrandBanc or which does not treat holders of GrandBanc common stock, upon completion of the merger and receipt of shares of Century common stock, in the same manner as the holders of Century common stock;

                  - Century breaches its obligation not to enter into any business combination transaction that would be reasonably likely to result in the termination of the merger agreement with GrandBanc, or otherwise materially delay or jeopardize any approvals or circumstances which are necessary for the merger agreement with GrandBanc; or

                  - Century's Board withdraws or modifies in any adverse manner its approval or recommendation of the merger, or fails to reaffirm such approval or recommendation promptly upon request by GrandBanc.

         EFFECT OF TERMINATION; FEES

         The provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement entered into between Century and GrandBanc, will continue in effect notwithstanding termination of the merger agreement. If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party except:

     -    if Century terminates the merger agreement as described in paragraph
          (c) above, GrandBanc will pay to Century $500,000 plus all of Century's out of pocket costs incurred in connection with the merger; and

     -    if GrandBanc terminates the merger agreement as described in paragraph
          (d) above, Century will pay to GrandBanc $500,000 plus all of GrandBanc's out of pocket costs incurred in connection with the merger.

         AMENDMENT

         Any provision of the merger agreement may be amended at any time by a writing signed on behalf of each of the parties, except that after stockholder approval of any of the transactions contemplated by the merger agreement by the respective stockholders of GrandBanc or Century, there may not be, without further approval of such stockholders, an amendment that changes the amount or the form of the consideration to be delivered to holders of GrandBanc common stock under the merger agreement.

         EXTENSION; WAIVER

         Prior to the effective time, the parties may, in a writing signed on behalf of each of the parties, extend time for the performance of obligations, waive any inaccuracies in any representations and warranties and waive compliance with any of agreements or conditions, except that after stockholder approval of any transactions contemplated by the merger agreement by the respective stockholders of GrandBanc or Century, there may not be, without further approval of such stockholders, any extension or waiver which reduces the amount or changes the form of the consideration to be delivered to holders of GrandBanc common stock under the merger agreement. Any extension or waiver or failure to insist on strict compliance with an obligation shall not operate as a waiver of any subsequent or other failure.

                              THE VOTING AGREEMENTS

         As an inducement to the parties to enter into the merger agreement, the members of the boards of directors of each party entered into separate voting agreements with the other party. Set forth below is a summary of those agreements.

VOTING OF OWNED SHARES

         The Century directors have agreed to vote all of the Century common stock beneficially owned by them at the time of any meeting of the Century stockholders in favor of the issuance of the shares of Century common stock pursuant to the merger agreement and against approval of any proposal made in opposition to or in competition with such proposal.

         The GrandBanc directors have agreed to vote all of the GrandBanc common stock beneficially owned by them at the time of any meeting of the GrandBanc stockholders in favor of the merger agreement and against approval of any proposal made in opposition to or in competition with such proposal.

TERMINATION

         The voting agreements will terminate upon the earlier to occur of, in the case of Century directors, the approval by the stockholders of Century of the issuance of the shares of Century common stock pursuant to the merger agreement and, in the case of GrandBanc directors, the approval by the stockholders of GrandBanc of the merger agreement; or the termination of the merger agreement in accordance with its terms.

RESTRICTIONS ON TRANSFER

         Until and unless the merger agreement has been terminated, the directors of each party have each agreed not to tender any of their shares in response to any tender offer that does not provide for the bidder in such offer to comply with the terms of the merger agreement, sell or transfer any interest in any of their shares, and/or take any action which would impair such director's ability to vote any of his other shares in the manner required by the merger agreement.

REPRESENTATIONS AND WARRANTIES

         The directors have each made representations and warranties in the voting agreement relating to, among other things, the right and power to perform his or her obligations under the voting agreement, the absolute ownership of his or her common stock free of any adverse interest, and the necessary and sufficient right and authority to make the commitments with respect to his or her shares contained in the voting agreement.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS OF CENTURY

         Management's Discussion and Analysis of Financial Condition and Results of Operations of Century, which analyzes the major elements of our consolidated statements of operations and financial condition, should be read in conjunction with the detailed information and consolidated financial statements, and the notes related thereto, included elsewhere herein. References to the operations of Century include the operations of its wholly owned subsidiary, Century National Bank (Bank), unless the context otherwise requires.


     FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999

GENERAL

         We derive substantially all of our revenues and income from the operation of the Bank, which provides a full range of commercial and consumer banking services to individuals, small and middle market businesses, and other organizations in the Washington, DC metropolitan area. As of September 30, 2000, we had total assets of $284.8 million, total loans of $178 million, total deposits of $215.5 million, and total stockholders' equity of $17.1 million.

         In the following presentations, all "per share" amounts have been adjusted to reflect five percent Common Stock dividends in 1999, 1998, 1997 and 1995, a seven percent common stock dividends in 1996, and retroactively restated to reflect the five percent common stock dividends declared on February 18, 2000.

RESULTS OF OPERATIONS

         NET INCOME

         For the three months ended September 30, 2000, Century's net income was $425 thousand, or $0.15 per diluted share, compared with $323 thousand for the three months ended September 30, 1999, or $0.11 per diluted share. The 32% increase in net income was primarily attributable to a $594 thousand increase in net interest income resulting from a 43% increase in average earning assets, and a $146 thousand increase in noninterest income, which were partially offset by a $519 thousand increase in noninterest expense and a $165 thousand increase in provision for credit losses. Return on average assets was 0.68% in the third quarter of 2000 compared with 0.74% for the same period in 1999. Return on average stockholders' equity was 10.00% for the three months ended September 30, 2000, compared with 8.25% for the same period in 1999. The ratio of stockholders' equity to total assets was 6.00% at September 30, 2000 compared with 7.61% at September 30, 1999.

         For the nine months ended September 30, 2000, Century's net income was $1.247 million, or $0.45 per diluted share, compared with $827 thousand for the nine months ended September 30, 1999, or $0.29 per diluted share. The 51% increase in net income was primarily attributable to a $1.565 million increase in net interest income resulting from a 33% increase in average earning assets, and a $357 thousand increase in noninterest income, which were partially offset by a $1.119 million increase in noninterest expense and a $220 thousand increase in provision for credit losses. Return on average assets was 0.76% for the nine months ended September 30, 2000 compared with 0.67% for the same period in 1999. Return on average stockholders' equity was 10.14% for the nine months ended September 30, 2000, compared with 7.11% for the same period in 1999. The ratio of stockholders' equity to total assets was 6.00% at September 30, 2000 compared with 7.61% at September 30, 1999.

         NET INTEREST INCOME

         For the quarter ended September 30, 2000, net interest income, on a fully taxable-equivalent basis, was $2.696 million compared with $2.039 million for the quarter ended September 30, 1999, an increase of $657 thousand, or 32%. The increase in net interest income between the periods was primarily the result of a 43% increase in average earning assets partially offset by a 35 basis point reduction in the net interest margin to 4.64% for the third quarter of 2000 from 4.99% for the same period in 1999. While the yield on average earning assets increased 59 basis points, the average rate paid on interest-bearing liabilities increased 97 basis points. Although average earning assets increased significantly, the increase was about equally distributed between higher yielding loans and lower yielding earning assets. The average cost of funds registered a steeper increase, in part due to competitive pressures, a customer preference for higher-rate money market accounts and time deposits, and to a greater degree, an increase in wholesale funding and the impact of the trust preferred issuance in late March 2000.

         For the nine months ended September 30, 2000, net interest income, on a fully taxable-equivalent basis, was $7.566 million compared with $5.924 million for the same period last year, an increase of $1.642 million, or 28%. The increase in net interest income between the periods was primarily the result of a 33% increase in average earning assets partially offset by a 22 basis point reduction in the net interest margin to 4.90% for the nine months ended September 30, 2000 from 5.12% for the same period in 1999. While the yield on average earning assets increased 34 basis points, the average rate paid on interest-bearing liabilities increased 60 basis points. Average earning assets increased significantly, but the increase was about equally distributed between higher yielding loans and lower yielding investment securities and federal funds sold. The average cost of funds, however, reflected a steeper increase, in part due to competitive pressures, a customer preference for higher-rate money market accounts and time deposits, and to a greater degree, an increase in wholesale funding and the impact of the trust preferred issuance in late March 2000.

         The following tables set forth the average yields and rates for interest earned and paid for significant categories of interest earning assets and interest bearing liabilities, and their average balances, for the three and nine month periods ended September 30, 2000 and 1999.

                   AVERAGE BALANCES AND INTEREST YIELDS/RATES
                             (DOLLARS IN THOUSANDS)

                                                      THREE MONTHS ENDED SEPTEMBER 30,
                                     ----------------------------------------------------------------
                                                    2000                             1999
                                     ----------------------------------------------------------------
                                                  Interest    Average               Interest  Average
                                      Average     Income/     Yield/     Average    Income/   Yield/
                                      Balance     Expense      Rate      Balance    Expense    Rate
                                     --------     --------    -------   ---------   --------  -------
INTEREST-EARNING ASSETS
  Loans, net (1)                     $161,847     $  3,862     9.49%    $128,388     $2,873    8.88%
  Investment securities (2)(3)         54,283          969     7.10       15,380        219    5.65
  Federal funds sold                    8,688          143     6.55        4,714         60    5.05
  Interest bearing deposits
    with other banks                    6,344           97     6.08       13,483        171    5.03
                                     ---------------------              -------------------
Total interest-earning assets (3)     231,162        5,071     8.73%     161,965      3,323    8.14%


  Cash and due from banks               7,668                              6,680
  Other assets                          8,741                              3,600
                                     --------                           --------
Total Assets                         $247,571                           $172,245
                                     --------                           --------

INTEREST-BEARING LIABILITIES
  Interest-Bearing Deposits:
    NOW accounts                     $ 22,920     $     47     0.82%    $ 19,368     $   54    1.11%
    Savings accounts                   20,925          227     4.32       19,990        212    4.21
    Money market accounts              26,989          248     3.66       19,362        150    3.07
    Time deposits                      68,053        1,011     5.91       51,035        649    5.05
  Borrowings and
    notes payable                      49,403          842     6.78       15,994        219    5.43
                                     ---------------------              -------------------
Total interest-bearing
    liabilities                       188,290        2,375     5.02%     125,749      1,284    4.05%


  Non-interest bearing deposits        40,067                             29,520
  Other liabilities                     2,324                              1,448
                                     --------                           --------
Total liabilities                     230,681                            156,717

Stockholders' equity                   16,890                             15,528
                                     --------                           --------
Total liabilities and
    Stockholders' equity             $247,571                           $172,245
                                     --------                           --------

                                                  --------                           --------
Net interest income and spread                    $  2,696     3.71%                 $  2,039  4.09%
                                                  --------                           --------

Net interest margin (3)                                        4.64%                           4.99%

(1) Non-accrual loan balances are included in the calculation of Average Balances - Loans, Net. Interest income on non-accrual loan balances is included in interest income to the extent that it has been collected.

(2) Average balance and average rate for investment securities are computed based on book value of securities held-to-maturity and amortized cost basis of securities available-for-sale.

(3) Interest and yield on obligations of state and political subdivisions included in investment securities are computed on a taxable-equivalent basis using a federal tax rate of 34%.

                   AVERAGE BALANCES AND INTEREST YIELDS/RATES
                             (DOLLARS IN THOUSANDS)

                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                     -------------------------------------------------------------------------
                                                   2000                                   1999
                                     -------------------------------------------------------------------------
                                                  Interest    Average                    Interest      Average
                                     Average      Income/      Yield/      Average       Income/       Yield/
                                     Balance      Expense       Rate       Balance       Expense        Rate
                                     -------------------------------------------------------------------------
INTEREST-EARNING ASSETS
  Loans, net (1)                     $149,971     $10,478       9.33%     $125,629        $8,384        8.92%
  Investment securities (2)(3)         36,242       1,841       6.79        12,291           516        5.61
  Federal funds sold                   11,136         517       6.20         4,766           177        4.97
  Interest bearing deposits
    with other banks                    8,974         400       5.95        11,902           442        4.97
                                     --------------------                 ----------------------
Total interest-earning assets (3)     206,323      13,236       8.57%      154,588         9,519        8.23%


  Cash and due from banks               7,842                                6,660
  Other assets                          5,703                                3,593
                                     --------                             --------
Total Assets                         $219,868                             $164,841
                                     --------                             --------

INTEREST-BEARING LIABILITIES
  Interest-Bearing Deposits:
    NOW accounts                     $ 22,489     $   148       0.88%     $ 19,314        $  169        1.17%
    Savings accounts                   19,776         616       4.16        20,284           640        4.22
    Money market accounts              26,505         697       3.51        20,538           478        3.11
    Time deposits                      59,638       2,435       5.45        46,238         1,774        5.13
  Borrowings and
    notes payable                      34,977       1,774       6.78        12,533           534        5.70
                                     --------------------                 ----------------------
Total interest-bearing
    liabilities                       163,385       5,670       4.64%      118,907         3,595        4.04%

  Non-interest bearing deposits        37,439                               28,801
  Other liabilities                     2,614                                1,588
                                     --------                             --------
Total liabilities                     203,438                              149,296

Stockholders' equity                   16,430                               15,545
                                     --------                             --------
Total liabilities and
    Stockholders' equity             $219,868                             $164,841
                                     --------                             --------
                                                  -------                                 ------
Net interest income and spread                    $ 7,566       3.93%                     $5,924        4.19%
                                                  -------                                 ------

Net interest margin (3)                                         4.90%                                   5.12%

(1) Non-accrual loan balances are included in the calculation of Average Balances - Loans, Net. Interest income on non-accrual loan balances is included in interest income to the extent that it has been collected.

(2) Average balance and average rate for investment securities are computed based on book value of securities held-to-maturity and amortized cost basis of securities available-for-sale.

(3) Interest and yield on obligations of state and political subdivisions included in investment securities are computed on a taxable-equivalent basis using a federal tax rate of 34%.

         NONINTEREST INCOME

         Noninterest income was $557 thousand in the third quarter of 2000, a $146 thousand, or 36% increase when compared with the same quarter of 1999, which was $411 thousand (see table below). The increase between the periods was primarily due to increases in deposit service charges (53%) resulting from higher volumes, coupled with service charge fee increases implemented early in the second quarter of 2000. Increased volumes also resulted in a $29 thousand, or 15%, increase in credit card and merchant fees in the third quarter of 2000 compared with the same period last year. Mortgage loan origination fees increased by 40% when compared with same quarter of 1999.

                               NONINTEREST INCOME

                                               Three Months Ended September 30,
                                       -------------------------------------------------
                                         2000          1999        $ Change     % Change
                                       -------------------------------------------------
Service charges on deposit accounts    $248,846      $162,846      $ 86,000       52.8 %
Credit card and merchant fees           216,694       188,095        28,599       15.2
Mortgage loan origination fees           37,212        26,673        10,539       39.5
Commission and other fee income          50,970        31,872        19,098       59.9
Other income                              3,226         1,586         1,640      103.4
                                       -------------------------------------------------
Total noninterest income               $556,948      $411,072      $145,876       35.5 %
                                       -------------------------------------------------

         Noninterest income was $1.6 million in the first nine months of 2000, a $357 thousand increase when compared with the same period of 1999, which was $1.247 million (see table below). The increase between the periods was primarily due to increases in deposit service charges, credit card and merchant fees, and ATM fees (included in commission and other fee income) caused by increased volumes. The growth in service charges on deposit accounts was also influenced by service charge fee increases implemented in April 2000.

                               NONINTEREST INCOME

                                                Nine Months Ended September 30,
                                       --------------------------------------------------
                                          2000          1999       $ Change     % Change
                                       --------------------------------------------------
Service charges on deposit accounts    $  691,502    $  491,470    $ 200,032       40.7 %
Credit card and merchant fees             678,275       562,712      115,563       20.5
Mortgage loan origination fees             70,969        60,430       10,539       17.4
Commission and other fee income           147,717       112,056       35,661       31.8
Other income                               15,849        20,410       (4,561)     (22.3)
                                       --------------------------------------------------
Total noninterest income               $1,604,312    $1,247,078    $ 357,234       28.6 %
                                       --------------------------------------------------

         NONINTEREST EXPENSE

         Noninterest expense was $2.3 million in the third quarter of 2000, an increase of $519 thousand, or 29%, when compared with the same period in 1999 when total noninterest expense was $1.8 million. The increase in noninterest expense included a $56 thousand, or 32%, increase in professional fees principally due to higher consulting fees related to information systems technology and noninterest income improvement initiatives. An increase in infrastructure coinciding with the acquisition of the Reston Branch in August 2000, the Dumfries Branch in October 1999 and the establishment of a loan production office in February 2000 was accompanied by increases in several noninterest expense categories including salaries and benefits, which increased $195 thousand, or 27%; deposit premium expense which increased $40 thousand, or 84%; occupancy and equipment expense which increased $63 thousand, or 32%; communications expenses which increased $25 thousand, or 28%; and other expenses which increased $75 thousand, or 41%.

         The following table sets forth the various categories of, and changes in, noninterest expense for the three months ended September 30, 2000 and 1999:

                               NONINTEREST EXPENSE

                                              Three Months Ended September 30,
                                      -------------------------------------------------
                                         2000          1999       $ Change    % Change
                                      -------------------------------------------------
Salaries and employee benefits        $  917,082    $  721,985    $195,097       27.0%
Occupancy and equipment expense          256,985       194,077      62,908       32.4
Professional fees                        230,722       175,077      55,645       31.8
Data processing                          342,805       295,024      47,781       16.2
Depreciation and amortization            127,013       112,735      14,278       12.7
Amortization of deposit premiums          87,182        47,385      39,797       84.0
Communications                           111,399        86,859      24,540       28.3
Federal deposit insurance premiums         8,999         4,365       4,634      106.2
Other expenses                           257,409       182,741      74,668       40.9
                                      -------------------------------------------------
Total noninterest expense             $2,339,596    $1,820,248    $519,348       28.5%
                                      -------------------------------------------------

         Noninterest expense was $6.5 million in the first nine months of 2000, an increase of $1.119 million, or 21%, when compared with the first nine months of 1999 when total noninterest expense was $5.4 million. The increase in noninterest expense included a $205 thousand, or 39%, increase in professional fees primarily due to legal fees incurred associated with the trust preferred issuance and higher consulting fees related to information systems technology. An increase in infrastructure coinciding with Century's expansion activities was accompanied by increases in several noninterest expense categories including salaries and benefits, which increased by $408 thousand, or 19%; occupancy and equipment which increased by $118 thousand, or 19%; data processing which increased $195 thousand, or 23%; and communications which increased by $48 thousand, or 19%.

         The following table sets forth the various categories of, and changes in, noninterest expense for the nine months ended September 30, 2000 and 1999:

                               NONINTEREST EXPENSE

                                                 Nine Months Ended September 30,
                                      --------------------------------------------------
                                         2000          1999        $ Change     % Change
                                      --------------------------------------------------
Salaries and employee benefits        $2,514,659    $2,106,431    $  408,228      19.4%
Occupancy and equipment expense          732,203       614,629       117,574      19.1
Professional fees                        727,887       523,275       204,612      39.1
Data processing                        1,035,666       840,510       195,156      23.2
Depreciation and amortization            353,544       340,181        13,363       3.9
Amortization of deposit premiums         202,386       142,153        60,233      42.4
Communications                           305,273       256,787        48,486      18.9
Federal deposit insurance premiums        23,691        13,021        10,670      81.9
Other expenses                           625,375       564,945        60,430      10.7
                                      --------------------------------------------------
Total noninterest expense             $6,520,684    $5,401,932    $1,118,752      20.7%
                                      --------------------------------------------------

FINANCIAL CONDITION

         LOANS

         Century presently is, and in the future expects to remain, a middle market banking organization serving professionals and businesses with interests in and around the Washington, DC metropolitan area. Most of Century's loan portfolio is collateralized by first mortgages on commercial or residential real estate or home equity lines of credit on residential real estate. The loan portfolio increased $41.6 million, or 30%, since December 31, 1999 due to strong demand, the addition of four new loan officers, and the purchase of $16.3 million in loans originated by other banks (including $3.4 million in loans acquired in connection with the Reston branch acquisition). As of September 30, 2000 and 1999, approximately $129.5 million, or 72% and $85.8 million, or 65%, respectively, of Century's total loan portfolio consisted of loans secured by real estate. As of September 30, 2000 and 1999, 1-to-4 family residential mortgage loans and home equity lines of credit represented $44.2 million, or 25%, and $34.6 million, or 26%, respectively, of Century's total loan portfolio. Given the localized nature of Century's lending activities, the primary risk factor affecting the portfolio as a whole is the health of the local economy and its effects on the value of local real estate. Century endeavors to mitigate this risk by maintaining strong underwriting guidelines.

         The following table sets forth the composition of Century's loan portfolio by type of loan on the dates indicated:

                             LOAN PORTFOLIO ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                SEPTEMBER 30,       DECEMBER 31,
                                            ------------------------------------
                                              2000         1999         1999
                                            ------------------------------------
AGGREGATE PRINCIPAL AMOUNT
TYPE OF LOAN:
    1-4 family residential mortgage         $ 30,445     $ 25,541     $ 24,926
    Home equity loans                         13,803        9,074        9,724
    Multifamily residential                    2,202        2,441        2,635
    Construction                               8,856        4,559        4,425
    Commercial real estate                    74,185       44,153       48,242
    Commercial loans                          39,496       34,615       37,585
    Installment and credit card loans         10,257       10,748       10,175
    Other loans                                  468          564          437
                                            ------------------------------------
Gross loans                                  179,712      131,695      138,149
Less: unearned income and deferred costs          28           47           73
                                            ------------------------------------
Total loans, net of unearned                $179,684     $131,648     $138,076
                                            ------------------------------------

PERCENTAGE OF LOAN PORTFOLIO
TYPE OF LOAN:
    1-4 family residential mortgage             16.9%        19.4%        18.1%
    Home equity loans                            7.7          6.9          7.0
    Multifamily residential                      1.2          1.8          1.9
    Construction                                 4.9          3.5          3.2
    Commercial real estate                      41.3         33.5         34.9
    Commercial loans                            22.0         26.3         27.2
    Installment and credit card loans            5.7          8.2          7.4
    Other loans                                  0.3          0.4          0.3
                                            ------------------------------------
Gross loans                                    100.0%       100.0%       100.0%
                                            ------------------------------------

         In originating loans, Century recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. Century maintains an allowance for credit losses based upon, among other things, such factors as historical experience, the volume and type of lending conducted by Century, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Century's portfolios. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans that are contractually past due and after considering the net realizable value of the collateral for the loan.

         Management actively monitors Century's asset quality in a continuing effort to charge off loans against the allowance for credit losses when appropriate and to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if actual economic conditions and other assumptions differ from those used in making the initial determinations. At September 30, 2000, the allowance for credit losses was $1.7 million, or 0.93% of total loans, compared with $1.4 million, or 1.03% of total loans as of September 30, 1999. The combined effect of substantial loan growth and the utilization of specific reserves associated with nonperfoming loan balances charged-off during the quarter resulted in an overall decline in the ratio of allowance for credit losses to total loans. However, management believes the allowance at September 30, 2000 is adequate to absorb estimated probable credit losses based on the evaluation factors described above. The allowance for credit losses as a percentage of nonperforming loans was 142% at September 30, 2000, compared to 178% at September 30, 1999.

         Total nonperforming loans were $1.2 million at September 30, 2000, compared with $760 thousand at September 30, 1999. At September 30, 2000, most of the non-accrual loan balances ($995 thousand of $1.043 million) consisted of two borrowing relationships. Century has accelerated collection efforts with regard to these borrowing relationships. The remaining balances of the loans represented by these two relationships are, in the opinion of Century, well secured by first liens on real property within Century's market area.

         Provisions for credit losses are charged to income to bring the total allowance for credit losses to a level deemed appropriate by management, based on the factors identified above. The provision for credit losses during the first nine months of 2000 was $655 thousand compared with $435 thousand for the same period last year, an increase of $220 thousand, or 51%. The increase in the provision is reflective of the 30% growth in loans outstanding in the past twelve months, coupled with an increase in net charge-offs. Net charge-offs for the nine months ended September 30, 2000 were $507 thousand compared with $212 thousand for the same period last year. These trends, taken into consideration with other factors in Century's internal analysis of the valuation allowance for credit loss, have led to increased reserve requirements and a resulting provision expense to maintain the allowance at a level deemed appropriate by management of Century.

         NONPERFORMING ASSETS

         The following table sets forth certain information with respect to Century's non-accrual loans, other real estate owned and accruing loans which are contractually past due 90 days or more as to principal or interest, for the periods indicated:

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                              SEPTEMBER 30,       DECEMBER 31,
                                         -------------------------------------
                                            2000         1999        1999
                                         -------------------------------------
Non-accrual loans                          $1,043        $693        $515
Accruing past due 90 days or more             134          67          --
                                         -------------------------------------
Total nonperforming loans                   1,177         760         515

Other real estate owned                        --          --          --
                                         -------------------------------------
Total nonperforming assets                 $1,177        $760        $515
                                         -------------------------------------

Nonperforming assets to total assets         0.41%       0.38%       0.37%
Nonperforming loans to total loans           0.66%       0.58%       0.25%

         ALLOWANCE FOR CREDIT LOSSES

         Century maintains an allowance for credit losses based upon, among other things, such factors as historical experience, the volume and type of lending conducted by Century, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Century's portfolio. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if such factors and conditions differ from the assumptions used in making the initial determinations. Based upon criteria consistently applied during the periods, Century's allowance for credit losses was $1.7 million or, 0.93% of total loans as of September 30, 2000.

         The following table sets forth an analysis of Century's allowance for credit losses for the periods indicated:

                           ALLOWANCE FOR CREDIT LOSSES
                             (DOLLARS IN THOUSANDS)

                                                  Three Months Ended September 30,         Nine Months Ended September 30,
                                                  ------------------------------------------------------------------------
                                                      2000               1999                  2000               1999
                                                  ------------------------------------------------------------------------
Average net loans outstanding                       $161,847           $128,388              $149,971           $125,629

Loans outstanding at period-end                      179,684            131,648               179,684            131,648

Total nonperforming loans                              1,177                760                 1,177                760
                                                  ------------------------------------------------------------------------

Beginning balance of allowance                      $  1,743           $  1,409              $  1,519           $  1,128

Loans charged-off:
Commercial loans                                         315                119                   476                156
Installment and credit card loans                         39                 52                    61                 72
                                                  ------------------------------------------------------------------------
Total loans charged off                                  354                171                   537                228

Recoveries of previous charge-offs:
1-4 family residential mortgage                            1                  1                     3                  4
Commercial loans                                          --                 --                    20                 --
Installment and credit card loans                          2                  2                     7                 12
                                                  ------------------------------------------------------------------------
Total recoveries                                           3                  3                    30                 16
                                                  ------------------------------------------------------------------------
Net loans charged-off                                    351                168                   507                212

Provision for credit losses                              275                110                   655                435
                                                  ------------------------------------------------------------------------
Balance at end of period                            $  1,667           $  1,351              $  1,667           $  1,351
                                                  ------------------------------------------------------------------------

Net charge-offs to average loans (annualized)           0.86%              0.52%                 0.47%              0.23%
Allowance as % of total loans                           0.93%              1.03%                 0.93%              1.03%
Nonperforming loans as % of total loans                 0.66%              0.58%                 0.66%              0.58%
Allowance as % of nonperforming loans                    142%               178%                  142%               178%

         INVESTMENT ACTIVITIES

         Century's investment portfolio of $68.4 million as of September 30, 2000 consisted mostly of U.S. Government Agency obligations supplemented by municipals and corporate bonds. This represented an increase of $45.9 million, or 204%, compared with the investment portfolio total of $22.5 million at December 31, 1999. The increase during the first nine months of 2000 was reflective of the execution of $10 million in wholesale leveraging transactions, the investment of the proceeds from the trust preferred issuance and the investment of a portion of the proceeds from the Reston branch purchase.

         DEPOSIT ACTIVITIES

         Century's total deposits at September 30, 2000, were $215.5 million, an increase of $78.1 million, or 56.8%, over the balance at September 30, 1999, and an increase of $61.6 million, or 40.1% compared with 1999's year-end balance. These increases include the effect of the Reston branch purchase in August 2000. Total average deposits were $165.8 million for the nine months ended September 30, 2000, an increase of $30.7 million, or 23%, compared with the first nine months of 1999. Century views deposit growth as a significant challenge in its effort to increase its asset size. Thus, Century is focusing on its branching program with increased emphasis on commercial accounts, and the offering of more competitive interest rates and products to stimulate deposit growth. This strategy has and will continue to result in a relatively higher cost of funds in addition to lower fee income as many of these commercial customers may utilize accounts with lower transaction costs and have a lower number of transactions than retail customers.

         The following table sets forth the average balances and weighted average rates for Century's categories of deposits for the periods indicated:

                                AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                      --------------------------------------------------------------------------
                                                      2000                                  1999
                                      --------------------------------------------------------------------------
                                                    Weighted                              Weighted
                                       Average       Average      % of       Average      Average        % of
                                       Balance        Rate        Total      Balance        Rate         Total
                                      --------      --------     -------     --------     --------     --------
Noninterest-Bearing Deposits          $ 37,439        0.00%        22.6%     $ 28,801        0.00%        21.3%
Interest-Bearing Deposits:
    NOW accounts                        22,489        0.88         13.5        19,314        1.17         14.3
    Savings accounts                    19,776        4.16         11.9        20,284        4.22         15.0
    Money market accounts               26,505        3.51         16.0        20,538        3.11         15.2
    Time deposits                       59,638        5.45         36.0        46,238        5.13         34.2
                                      --------                   ------      --------                  -------
Total                                 $165,847                    100.0%     $135,175                    100.0%
                                      --------                   ------      --------                  -------
Weighted Average Rate                                 3.14%                                  3.03%
                                                     -----                                  -----

         PREFERRED SECURITIES OF SUBSIDIARY TRUST

         Transaction Structure. During the first quarter of 2000, Century formed a new, wholly owned statutory business trust, Century Capital Trust I (the Trust), which issued $8.8 million of capital securities (the Capital Securities) to a third party. The Trust invested the proceeds in an equivalent amount of junior subordinated debt securities of Century bearing an interest rate equal to the rate on the Capital Securities. These debt securities, which are the only assets of the Trust, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the indenture) and certain other financial obligations of Century. Century has fully and unconditionally guaranteed the Trust's obligations under the Capital Securities.

         For financial reporting purposes, the Trust is treated as a subsidiary of Century and consolidated in the corporate financial statements. The Capital Securities are presented as a separate category of long-term debt on the Condensed Consolidated Statement of Financial Condition entitled "Preferred Securities of Subsidiary Trust." The Capital Securities are not included as a component of stockholders' equity in the Condensed Consolidated Statement of Financial Condition. For regulatory purposes, however, the Federal Reserve Board treats the Capital Securities as Tier I or Tier 2 capital.

         The Capital Securities pay cash distributions semiannually at an annual rate of 10.875% of the liquidation preference. Distributions to the holders of the Capital Securities are included in interest expense, within the category entitled "Interest on borrowings." Under the provisions of the subordinated debt, Century has the right to defer payment of interest on the subordinated debt at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debt are deferred, the distributions on the Capital Securities are also deferred. Interest on the subordinated debt is cumulative.

         Subject to the prior approval of the Federal Reserve Board, the Capital Securities, the assets of the Trust, and the common securities issued by the Trust are redeemable at the option of Century in whole or in part on or after March 8, 2010, or at any time, in whole but not in part, from the date of issuance, upon the occurrence of certain events.

         Impact on Financial Condition and Results of Operations. The treatment of the Capital Securities as Tier I or Tier 2 capital, in addition to the ability to deduct the expense of the junior subordinated debt securities for federal income tax purposes, provided Century with a cost-effective method of raising capital to support continued expansion activities in the Washington, DC metropolitan area through the establishment and/or acquisition of additional branch offices and possible corporate acquisitions.

         Century received net proceeds of $8.536 million from the issuance of the Capital Securities. As of September 30, 2000, Century had invested $7.5 million of those proceeds in common stock and subordinated debt of the Bank. Such investment increased the Bank's capital position in support of the Bank's loan growth and its acquisition of the Reston branch. The remaining $1.036 million of net proceeds from the Capital Securities was held in cash at the holding company level as of September 30, 2000.

         Taking the underwriting discount into account, the Capital Securities have an effective interest cost to Century of 11.1% per annum. To mitigate the negative impact of this interest cost on Century's consolidated net income, the Bank invested $8.465 million of its liquid assets in a diversified portfolio of investment-grade corporate and municipal obligations with a weighted-average taxable-equivalent yield of 9.11%. Additionally, the Bank entered into two wholesale leveraging transactions in which it borrowed a total of $10 million at a weighted-average cost of 6.44 % and invested the proceeds in federal agency and municipal obligations with a weighted-average taxable-equivalent yield of 7.99%.

         From a financial ratio standpoint, these transactions, incrementally, had a negative impact on Century's return on assets and net interest margin for the three-month and nine-month periods ended September, 2000 in comparison to the same periods last year because the transactions reduced taxable-equivalent net interest income while increasing the level of earning assets.

         LIQUIDITY

         Century's Asset/Liability Management Policy is intended to maintain adequate liquidity for Century and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain operations. Century accomplishes this primarily through management of the maturities of its interest-earning assets and interest-bearing liabilities. Century believes that its present liquidity position is adequate to meet its current and future needs.

         Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. The asset liquidity of the Bank is maintained in the form of vault cash, demand deposits with commercial banks, federal funds sold, interest-bearing deposits with other financial institutions, short-term investment securities, other investment securities available-for-sale, and short-term loans. Century has defined "cash and cash equivalents" as those amounts included in cash and due from banks and federal funds sold. At September 30, 2000, Century had cash and cash equivalents of $20.5 million, a slight increase when compared with the $20.2 million at December 31, 1999.

         Liability liquidity is provided by access to core funding sources, principally customers' deposit accounts in Century's market area. As a member of the Federal Home Loan Bank of Atlanta (FHLBA), Century is able to borrow up to 20% of its assets, on a short-term or long-term basis, secured by a blanket pledge of its 1-to-4-family residential mortgage loans, investment securities, and other collateral. Century also has lines of credit from larger correspondent banks to borrow excess reserves on an overnight basis (known as "federal funds purchased) in the amount of $5.7 million, and to borrow on a secured basis (repurchase agreements) in the amount of $5.0 million. At September 30, 2000, Century had no outstanding federal funds purchased, and $20.1 million in customer repurchase agreements. Also at September 30, 2000, Century was utilizing $20.6 million of available FHLBA credit in the form of fixed-rate ($17.6 million) and variable-rate ($3.0 million) advances with an average cost of 6.25%. Century utilizes fixed rate term credit advances from the FHLBA to fund fixed-rate real estate loans and investments of comparable terms and maturities.

         Century had cash on hand of $1.6 million at the holding company level at September 30, 2000. Century anticipates using these funds as working capital available to support the future growth of the franchise as well as to pay normal operating expenses and dividends on the Capital Securities (see "--Preferred Securities of Subsidiary Trust"). Working capital is further augmented by dividends available from the Bank, subject to certain regulatory restrictions generally applicable to national banks.

         CAPITAL RESOURCES

         Total stockholders' equity at September 30, 2000, was $17.1 million, an increase of $1.4 million compared with total stockholders' equity of $15.7 million at December 31, 1999. Stockholders' equity was increased during the first nine months of 2000 by net income of $1.247 million; $129 thousand received from the exercise of stock options; and $82 thousand in unrealized gains on investment securities available for sale, net of the tax effect; and was reduced by $39 thousand paid to acquire treasury stock.

         The Office of the Comptroller of the Currency has established certain minimum risk-based capital standards that apply to national banks, and Century is subject to certain capital requirements imposed on bank holding companies by the Federal Reserve Board. At September 30, 2000, Century National Bank exceeded all applicable regulatory capital requirements for classification as a "well capitalized" bank, and Century satisfied all applicable regulatory requirements imposed on it by the Federal Reserve Board.

         At September 30, 2000, Century's risk based capital ratios for Tier I Capital to risk weighted assets, Total Capital to risk weighted assets, and Tier 1 Capital to average assets were 8.82%, 11.20% and 7.29%, respectively.

         YEAR 2000

         Century experienced no failures in any system or product upon the date change from December 31, 1999 to January 1, 2000. Although many of the critical dates have passed, some experts predict that Year 2000 related failures could occur throughout the year. Accordingly, Century's project team will continue to monitor Century's systems and attempt to identify any potential problems during the course of the year. In addition, Century will continue to monitor the Year 2000 compliance of the third parties with which Century transacts business. Century continues to maintain its contingency plans with respect to Year 2000 related issues and believes that if its own systems should fail, it could temporarily convert to a manual systems for mission critical business functions.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

GENERAL

         As of December 31, 1999, Century had total assets of $204.8 million, total loans of $138.1 million, total deposits of $153.9 million, and total stockholders' equity of $15.7 million. Century had net income of $1.2 million for the year ended December 31, 1999, resulting in a return on average total equity of 7.65% and a return on average total assets of 0.70%.

         In the following presentations, all "per share" amounts have been adjusted to reflect five percent common stock dividends in 1999, 1998, 1997 and 1995, a seven percent common stock dividends in 1996, and retroactively restated to reflect the five percent common stock dividends declared on February 18, 2000.

RESULTS OF OPERATIONS

         NET INCOME

         Net income was $1.2 million ($0.42 per diluted common share) for 1999, compared with net income of $637,000 ($0.24 per diluted common share) for 1998, an increase of $552,000 or 87%. The increase in net income for 1999 compared with 1998 resulted principally from a $1.4 million increase in net interest income and a $566,000 increase in noninterest income. These increases were the result of an 18.6% increase in average earning assets and the addition of four new branch offices during the past three years. Partially offsetting these increases during 1999 were a corresponding increase in average interest-bearing liabilities of 18.1%, as well as increases in several noninterest expense categories resulting from the establishment of the four new branch office locations, and a $20,000 increase in the provision for credit losses resulting from increased reserves in relation to loan portfolio growth during the year.

         Net income was $637,000 ($0.24 per diluted common share) for 1998, compared with net income of $336,000 ($0.18 per diluted common share) for 1997, an increase of $301,000 or 89.6%. The increase in net income for 1998 compared with 1997 resulted principally from a $1.4 million increase in net interest income and a $181,000 increase in noninterest income. These increases were attributable to a 27.8% increase in average earning assets and the addition of three new branch offices during the previous two years. Partially offsetting these increases during 1998 were a corresponding increase in average interest-bearing liabilities of 23.6%, as well as increases in several noninterest expense categories resulting from the establishment of the three new branch office locations, and a $284,000 increase in the provision for credit losses resulting from increased reserves in relation to loan portfolio growth during the year.

         NET INTEREST INCOME

         Net interest income was $8,224,000 for 1999, an increase of $1,406,000 or 20.6% compared with net interest income of $6,818,000 for 1998. Century's average total interest-earning assets increased to $159.6 million for 1999 from $134.6 million for 1998, representing an 18.6% increase between the years. The net interest margin of 5.15% for 1999 increased 8 basis points from 5.07% for 1998, the result of a 30 basis point decline in the average cost of interest bearing liabilities, which was partially offset by a 16 basis point decline in the average yield on interest earning assets.

         Net interest income was $6,818,000 for 1998, an increase of $1,374,000 or 25.2% compared with net interest income of $5,444,000 for 1997. Century's average total interest-earning assets increased to $134.6 million for 1998 from $105.3 million for 1997, representing a 27.8% increase between the years. The net interest margin of 5.07% for 1998 decreased 10 basis points from 5.17% for 1997, the result of a 31 basis point decline in the average yield on interest earning assets that was only partially offset by an 11 basis point decline in the cost of interest bearing liabilities.

         Changes in interest income and interest expense can result from changes in both volume and rate. Century has an asset and liability management policy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities, to attempt to maximize interest margins and to provide adequate liquidity for anticipated needs. The table below sets forth for the periods indicated a summary of the changes in interest income and interest expense resulting from changes in volume and rate. The table on the following page sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest income or expense on such amounts, and the average rate for the years ended December 31, 1999, 1998 and 1997.

             RATE/VOLUME ANALYSIS OF NET INTEREST INCOME/EXPENSE(1)
                             (DOLLARS IN THOUSANDS)

                                               1999 COMPARED WITH 1998          1998 COMPARED WITH 1997
                                          --------------------------------  --------------------------------
                                          Due to      Due to   Total Incr.   Due to     Due to   Total Incr.
                                          Volume       Rate     (Decr.)      Volume      Rate      (Decr.)
                                          --------------------------------  --------------------------------
INTEREST EARNED ON:
  Loans, including fees                   $ 2,596     $(446)    $ 2,150     $ 2,262     $(424)    $ 1,838
  Investment securities                       (84)      (53)       (137)        240        17         257
  Federal funds sold                          (88)        1         (87)        116       (23)         93
  Interest bearing deposits with banks        (27)      (35)        (62)        (43)        2         (41)
                                          --------------------------------  --------------------------------
Total interest income                       2,397      (533)      1,864       2,575      (428)      2,147

INTEREST PAID ON:
  NOW accounts                                 30      (106)        (76)         67       (51)         16
  Savings accounts                             86       (20)         66         563        44         607
  Money market accounts                       (43)      (88)       (131)          8       (11)         (3)
  Time deposits                               469      (211)        258         190       (21)        169
  Borrowings and notes payable                416       (75)        341         (15)       (1)        (16)
                                          --------------------------------  --------------------------------
Total interest expense                        958      (500)        458         813       (40)        773
                                          --------------------------------  --------------------------------
NET INTEREST INCOME                       $ 1,439     $ (33)    $ 1,406     $ 1,762     $(388)    $ 1,374
                                          --------------------------------  --------------------------------

(1) The dollar amount of changes in interest income and interest expense attributable to changes in rate/volume (change in rate multiplied by change in volume) has been allocated between rate and volume variances based on the percentage relationship of such variances to each other.

                   AVERAGE BALANCES AND INTEREST YIELDS/RATES
                             (DOLLARS IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------------------------------------
                                               1999                            1998                              1997
                                 -------------------------------------------------------------------------------------------------
                                             Interest   Average              Interest   Average                Interest    Average
                                  Average    Income/     Yield/   Average    Income/     Yield/     Average     Income/     Yield/
                                  Balance    Expense      Rate    Balance    Expense      Rate      Balance     Expense      Rate
                                 -------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
  Loans, net(1)                  $ 128,419    $11,543     8.99%   $ 99,724   $ 9,393      9.42%     $75,908     $7,555       9.95%
  Investment securities(2)(3)       13,737        766     5.58      15,200       903      5.94       11,153        646       5.79
  Federal funds sold                 5,095        264     5.18       6,801       351      5.16        4,576        258       5.64
  Interest bearing deposits
    with other banks                12,362        647     5.23      12,855       709      5.52       13,628        750       5.50
                                 --------------------             ------------------               -------------------
Total interest-earning assets      159,613     13,220     8.28%    134,580    11,356      8.44%     105,265      9,209       8.75%
(3)

  Cash and due from banks            6,862                           5,667                            5,336
  Other assets                       3,682                           4,491                            3,860
                                 ---------                        --------                         --------
Total assets                     $ 170,157                        $144,738                         $114,461
                                 ---------                        --------                         --------

INTEREST-BEARING LIABILITIES
  Interest-Bearing Deposits:
    NOW accounts                   $19,700    $   222     1.13%    $17,722   $   298      1.68%     $14,023     $  282       2.01%
    Savings accounts                20,241        884     4.37      18,285       818      4.47        5,559        211       3.80
    Money market accounts           20,451        640     3.13      21,723       771      3.55       21,491        774       3.60
    Time deposits                   47,895      2,408     5.03      38,832     2,150      5.54       35,399      1,981       5.60
  Borrowings and
    notes payable                   14,653        842     5.75       7,547       501      6.64        7,768        517       6.66
                                 --------------------             ------------------               -------------------
Total interest-bearing
    liabilities                    122,940      4,996     4.06%    104,109     4,538      4.36%      84,240      3,765       4.47%

  Non-interest bearing deposits     30,101                          24,981                           20,272
  Other liabilities                  1,570                           1,459                            1,176
                                 ---------                        --------                         --------
Total liabilities                  154,611                         130,549                          105,688

Stockholders' equity                15,546                          14,189                            8,773
                                 ---------                        --------                         --------
Total liabilities and
    stockholders' equity         $ 170,157                        $144,738                         $114,461
                                 ---------                        --------                         --------

                                              -------                        -------                            ------
Net interest income and spread                $ 8,224     4.22%              $ 6,818      4.08%                 $5,444       4.28%
                                              -------                        -------                            ------

Net interest margin(3)                                    5.15%                           5.07%                              5.17%

(1) Non-accrual loan balances are included in the calculation of Average Balances - Loans, Net. Interest income on non-accrual loan balances is included in interest income to the extent that it has been collected.

(2) Average balance and average rate for investment securities are computed based on book value of securities held-to-maturity and cost basis of securities available-for-sale.

(3) Average rates on a fully taxable equivalent basis for affected portfolios are as follows:

                                    1999        1998        1997
                                   -------     -------     -------
Investment securities               5.58%       5.94%       5.82%
Total interest-earning assets       8.28        8.44        8.75
Net interest margin                 5.15        5.07        5.18

         PROVISION FOR CREDIT LOSSES

         Provisions for credit losses are charged to income to bring the total allowance for credit losses to a level deemed appropriate by management based on such factors as historical experience, the volume and type of lending conducted by Century, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Century's portfolio.

         The provision for credit losses was $640,000 in 1999, compared with $620,000 for 1998, increasing $20,000, or 3.2%. The increase was largely the result of a 19.8% increase in loans, net of unearned income, to $138.1 million at December 31, 1999 from $115.2 million at year-end 1998. Net charge-offs decreased to $249,000 in 1999, from $379,000 in 1998, the result of a $134,000 decrease in charge-offs in the commercial loan portfolio accompanied by reduced charge-offs and recoveries in other loan categories.

         The provision for credit losses was $620,000 in 1998, compared with $336,000 for 1997, increasing $284,000, or 84.5%. The increase was largely the result of a 22.3% increase in loans, net of unearned income to $115.2 million at December 31, 1998 from $94.2 million at year-end 1997. Net charge-offs increased to $379,000 in 1998, from $275,000 in 1997, the result of a $289,000 increase in charge-offs in the commercial loan portfolios accompanied by reduced charge-offs in other loan categories.

         Management believes the allowance is adequate to absorb losses inherent in the loan portfolio. In view of Century's plans to continue its loan growth with increased emphasis on commercial loans (which are generally considered to be more risky than loans secured by real estate), it is likely that Century will continue to maintain an adequate allowance for credit losses through future provisions charged to income. Management will continue to closely monitor the performance of the loan portfolio and make additional provisions as considered necessary. No assurance can be given that such provisions will not have a material adverse impact on Century's results of operations in future periods.

         NONINTEREST INCOME

         Noninterest income for 1999 was $1,669,000, an increase of $566,000 or 51.3% compared with noninterest income of $1,103,000 in 1998. This increase resulted largely from growth of fees earned in the credit card program, increases in service charges on deposit accounts, commissions from a new mortgage loan origination program, as well as other commissions and other fee income.

         Noninterest income for 1998 was $1,103,000, an increase of $181,000 or 19.6% compared with noninterest income of $922,000 in 1997. This increase resulted largely from growth of fees earned in the credit card program, increases in service charges on deposit accounts, as well as commissions and other fee income. Noninterest income in 1998 also included $15,000 in gains from the sale of investment securities and $16,000 from the liquidation of other real estate owned.

         The following table sets forth the various categories of, and changes in, noninterest income for the years ended December 31, 1999, 1998 and 1997:

                               NONINTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                       Year Ended December 31,
                                       -------------------------------------------------------
                                        1999        % Change     1998        % Change    1997
                                       -------------------------------------------------------
Service charges on deposit accounts    $  661        47.8 %     $  447         9.0 %     $410
Credit card and merchant fees             732        55.4          471        21.1        389
Mortgage loan origination fees             97          --           --        --           --
Commission and other fee income           179        (3.2)         185        50.4        123
                                       -------------------------------------------------------
Total noninterest income               $1,669        51.3 %     $1,103        19.6 %     $922
                                       -------------------------------------------------------

         NONINTEREST EXPENSE

         Noninterest expense was $7,335,000 in 1999, compared with $6,309,000 in 1998, representing an increase of $1,026,000 or 16.3%. The increase in 1999 was due largely to increases in salaries and employee benefits of $783,000 and data processing services of $422,000. These increases in salaries and employee benefits reflect the opening of the Dumfries branch office in October 1999, a full year of compensation expense for the employees at the branch opened in 1998, the addition of personnel to support growth in the loan portfolio, and a reduction in the amount of loan origination costs deferred in the current year. The increases in the cost of data processing services were primarily attributable to growth in the credit card program, additional transaction volume, and efforts to prepare for and comply with Year 2000 readiness issues.

         Noninterest expense was $6,309,000 in 1998, compared with $5,460,000 in 1997, representing an increase of $849,000 or 15.5%. The increase in 1998 was attributable to increased occupancy and equipment expenses of $176,000, professional fees of $234,000, data processing services of $200,000 and other operating expenses of $197,000. These increases were primarily attributable to the opening of three new branch offices in Maryland and Virginia in 1997 and 1998, the corresponding growth in the loan portfolio, and efforts to prepare for and comply with Year 2000 readiness issues.

         Century's noninterest expense has been consistently higher in relation to its asset size than the average for small community banks. Century's strategy is to increase its asset size significantly so that its level of noninterest expense in relation to its assets is more in line with those of comparable institutions. No assurance may be given, however, that the anticipated asset growth or branch expansions will occur.

         The following table sets forth the various categories of, and changes in, noninterest expense for the years ended December 31, 1999, 1998 and 1997:

                               NONINTEREST EXPENSE
                             (DOLLARS IN THOUSANDS)

                                                             Year Ended December 31,
                                       ----------------------------------------------------------------
                                         1999        % Change         1998       % Change        1997
                                       ----------------------------------------------------------------
Salaries and employee benefits          $2,859        37.7  %        $2,076       (5.7) %       $2,201
Professional fees                          696       (24.8)             926       33.8             692
Occupancy and equipment expense            842         1.9              826       27.1             650
Depreciation and amortization              643        (2.7)             661       15.8             571
Data processing                          1,156        57.5              734       37.5             534
Communications                             355        27.2              279       39.5             200
Office and operations expenses             277       (23.1)             360       25.4             287
Marketing and public relations             180        (8.2)             196       24.8             157
Federal deposit insurance premiums          20        11.1               18       28.6              14
Other expenses                             307        31.8              233       51.3             154
                                       ----------------------------------------------------------------
Total noninterest expense               $7,335        16.3  %        $6,309       15.5  %       $5,460
                                       ----------------------------------------------------------------

         INCOME TAX EXPENSE

         Century's income tax expense includes federal, state and local income taxes. The provision for income taxes was $729,000 in 1999 compared to $355,000 in 1998 and $234,000 in 1997. This reflects effective tax rates of 38.0 percent in 1999, 35.8 percent in 1998, and 41.0 percent in 1997. The effective tax rate was reduced in 1999 and 1998 from previous years due to the increase in interest income derived from US agency securities and short term investments which are not fully taxable for state and local purposes, and a greater portion of earnings derived from Virginia and Maryland where the local income tax rates are lower than in Washington, DC.

         INTEREST RATE SENSITIVITY AND MANAGEMENT OF MARKET RISK

         Net interest income, which constitutes one of the principal sources of income for Century, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The difference between Century's interest-rate sensitive assets and interest-rate sensitive liabilities for a specified time-frame is referred to as an interest sensitive "gap." Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A financial institution is considered to be asset sensitive, or having a positive gap, when the amount of its interest-earning assets maturing or repricing exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a financial institution is considered to be liability sensitive, or having a negative gap, when the amount of its interest-bearing liabilities maturing or repricing exceeds the amount of its interest-earning assets. During a period of rising (falling) interest rates, a positive gap would tend to increase (decrease) net interest income, while a negative gap would tend to decrease (increase) net interest income.

         Management seeks to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. Toward this end, Century maintains an Asset/Liability Committee (ALCO) which reviews, on a regular basis, the maturity and repricing of the assets and liabilities of Century. ALCO has adopted the objective of achieving and maintaining a one-year cumulative GAP, as a percent of total assets, of between plus 10% and minus 10%. On a consolidated basis, Century's one year cumulative gap was a negative 4.99% of total assets at December 31, 1999. In addition, ALCO monitors potential changes in net interest income, net income and the market value of portfolio equity under various interest rate scenarios. Market risk is the risk of loss from adverse changes in market prices and rates, arising primarily from interest rate risk in Century's loan and investment portfolios, which can significantly impact Century's profitability. Net interest income can be adversely impacted where assets and liabilities do not react the same to changes in interest rates. At year-end 1999, the impact of an immediate increase in interest rates of 200 basis points would have resulted in a decrease in net interest income over a 12-month period of 0.71%, with a comparable decrease in interest rates resulting in an increase in net interest income of 1.12%. Management finds the above methodologies meaningful for evaluating market risk sensitivity; however, other factors can affect net interest income, such as levels of non-earning assets and changes in portfolio composition. The following table sets forth the interest-rate sensitive assets and liabilities of Century at December 31, 1999, which are expected to mature or are subject to repricing in each of the time periods indicated:

                 INTEREST RATE SENSITIVE ASSETS AND LIABILITIES
                             (DOLLARS IN THOUSANDS)

                                                   90 Days     91 to 180     181 Days      Over
TERM TO REPRICING (AT DECEMBER 31, 1999)           or Less        Days      to 1 Year     1 Year       Total
---------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
    Loans, net                                     $ 64,202     $ 10,181    $  16,745    $ 46,948     $138,076
    Investment securities                             3,659          236          391      18,175       22,461
    Federal funds sold                               11,015            -            -           -       11,015
    Interest bearing deposits with banks             16,894        1,200        1,573           -       19,667
                                                   ------------------------------------------------------------
Total interest earning assets                        95,770       11,617       18,709      65,123      191,219
INTEREST BEARING LIABILITIES
    NOW accounts                                     23,112            -            -           -       23,112
    Savings accounts                                 20,572            -            -           -       20,572
    Money market accounts                            18,657            -            -       1,021       19,678
    Time deposits                                     7,335       11,901       28,865       5,865       53,966
    Other borrowings                                 25,162          254          459       7,384       33,259
                                                   ------------------------------------------------------------
Total interest bearing liabilities                   94,838       12,155       29,324      14,270      150,587
                                                   ------------------------------------------------------------
Interest sensitivity gap per period                $    932     $  (538)    $(10,615)    $ 50,853     $ 40,632
Cumulative gap                                          932          394     (10,221)      40,622
Cumulative gap as a percentage of total assets        0.46%        0.19%      (4.99)%      19.84%
Cumulative interest earning assets as a percent
       of interest bearing liabilities              100.98%      100.37%       92.50%     126.98%

FINANCIAL CONDITION

         LOANS

         Century presently is, and in the future expects to remain, a middle market banking organization serving professionals and businesses with interests in and around the Washington, DC metropolitan area. As of December 31, 1999 and 1998, approximately $90.0 million (65%) and $73.8 million (64%) of Century's total loan portfolio, respectively, consisted of loans secured by real estate, of which one-to-four-family residential mortgage loans and home equity lines of credit represented $34.7 million (25%) and $34.9 million (30%), respectively, of Century's total loan portfolio.

         Loan concentrations are defined as aggregate credits extended to a number of borrowers engaged in similar activities or resident in the same geographic region, which would cause them to be similarly affected by economic or other conditions. Century, on a routine basis, evaluates these concentrations for purposes of policing its concentrations and making necessary adjustments in its lending practices to reflect current economic conditions, loan to deposit ratios, and industry trends. As a result of Century's existing branch locations, Century has significant concentrations of customers and assets in the Washington, DC metropolitan area.

         The primary types of loans in Century's portfolio are residential mortgages and home equity loans, commercial real estate loans, commercial loans, and consumer installment and credit card loans. Generally, Century underwrites loans based upon the borrower's debt service capacity or cash flow, a consideration of past performance on loans from other creditors as well as an evaluation of the collateral securing the loan. With some exceptions, Century's general policy is to require conservative underwriting policies, primarily in the analysis of borrowers' debt service coverage capabilities for commercial and commercial real estate loans, while emphasizing lower gross debt ratios for consumer loans and lower loan-to-value ratios for all types of real estate loans. Most of Century's commercial real estate loans consist of owner-occupied properties financed for Century's regular commercial customers, rather than speculative or investor-owned properties. Most of Century's commercial and commercial real estate loans are personally guaranteed by the owners of the business, the primary exceptions to this requirement being loans to non-profit and membership organizations. Given the localized nature of Century's lending activities, the primary risk factor affecting the portfolio as a whole is the health of the local economy in the Washington, DC metropolitan area and its effects on the value of local real estate and the incomes of local professionals and business firms. To mitigate this risk, Century's underwriting policy provides that each loan should be supported by an economically independent secondary source of repayment. Any exceptions to the general loan policy must be approved by the Executive Loan Committee.

         Loans to directors, executive officers and principal stockholders of Century and to directors and officers of the Bank are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors, and ten percent stockholders satisfy certain standards. The Bank routinely makes loans in the ordinary course of business to certain directors and executive officers of Century and the Bank, their associates, and members of their immediate families. In accordance with Federal Reserve Act guidelines, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others and do not involve more than normal risk of collectibility or present other unfavorable features. As of December 31, 1999, loans and commitments outstanding to directors and executive officers of Century and the Bank, their associates and members of their immediate families totaled $3.3 million (net of participations sold to other banks on a non-recourse basis), which represented approximately
2.4 percent of total loans as of that date. As of December 31, 1999, none of these loans outstanding from the Bank to related parties were on non-accrual, past due, restructured or considered by management to be a potential problem loan.

         The following table sets forth the composition of Century's loan portfolio by type of loan on the dates indicated:

                             LOAN PORTFOLIO ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 31,
                                         --------------------------------------------------
                                           1999                 1998                1997
                                         ---------------------------------------------------
AGGREGATE PRINCIPAL AMOUNT
TYPE OF LOAN:
    1-4 family residential mortgage      $ 24,926             $ 27,679            $ 27,502
    Home equity loans                       9,724                7,185               7,808
    Multifamily residential                 2,635                1,884               1,859
    Construction                            4,425                1,205               1,459
    Commercial real estate                 48,242               35,821              17,999
    Commercial loans                       37,585               28,906              24,132
    Installment and credit card loans      10,612               12,517              13,535
                                         ---------------------------------------------------
Gross loans                               138,149              115,197              94,294
Unearned income and deferred costs            (73)                  34                (123)
                                         ---------------------------------------------------
Total loans, net of unearned             $138,076             $115,231             $94,171
                                         ---------------------------------------------------

PERCENTAGE OF LOAN PORTFOLIO
TYPE OF LOAN:
    1-4 family residential mortgage         18.04%               24.03%              29.17%
    Home equity loans                        7.04                 6.24                8.28
    Multifamily residential                  1.91                 1.64                1.97
    Construction                             3.20                 1.05                1.55
    Commercial real estate                  34.92                31.10               19.09
    Commercial loans                        27.21                25.09               25.59
    Installment and credit card loans        7.68                10.85               14.35
                                         ---------------------------------------------------
Gross loans                                100.00%              100.00%             100.00%
                                         ---------------------------------------------------

         The following table sets forth the maturities of loans (based upon contractual dates) outstanding as of December 31, 1999. Loans, primarily as a result of maturities, monthly payments and repayments, are an important source of liquidity. Century's portfolio of adjustable rate home mortgages consists of loans to customers in the local market area. Such loans generally have balloon maturities within ten years or less, with two percent annual and six percent lifetime "caps" on interest rate changes. Borrowers have the right to prepay such loans without penalty.

                    MATURITIES AND RATE SENSITIVITY OF LOANS
                             (DOLLARS IN THOUSANDS)

                                                 Over 1 Year Through 5 Years         Over 5 Years
                                                 ---------------------------   -----------------------
                                    One Year        Fixed         Floating       Fixed        Floating
                                   or Less (1)       Rate           Rate         Rate           Rate         Total
----------------------------------------------   ---------------------------   -----------------------    ---------
Commercial                            $15,119        $8,024         $9,603       $1,891       $  2,948      $37,585
Commercial real estate                  2,424        10,834          4,372       12,486         18,126       48,242
Residential mortgage/home equity        2,788         6,752          4,302        8,902         14,541       37,285
Construction                            3,319            --            178           --            928        4,425
Installment/credit card                 2,780         2,053            363          114          5,302       10,612
                                  ------------   ---------------------------   -----------------------    ---------

Total                                $ 26,430      $ 27,663       $ 18,818     $ 23,393       $ 41,845    $ 138,149
                                  ------------   ---------------------------   -----------------------    ---------

(1) Includes demand loans, loans having no stated schedule of repayment or maturity, and overdrafts.

         NONPERFORMING ASSETS

         Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is Century's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Century will generally charge-off loans after 120 days of delinquency unless adequately collateralized and in the process of collection. A loan is considered in the process of collection if, based on a probable specific event, management believes that the loan will be repaid or brought current within a reasonable period of time. Loans will not be returned to accrual status until the loan has been brought current and future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance until the status of the loan has changed.

         Real estate acquired by Century as a result of foreclosure is classified as other real estate owned (OREO). Such loans are reclassified to OREO and recorded at the lower of cost or fair market value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at that time. Further allowances for losses are recorded as charges to other expenses at the time management believes additional deterioration in value has occurred.

         The following table sets forth certain information with respect to Century's non-accrual loans, OREO, and accruing loans which are contractually past due 90 days or more as to principal or interest, for the periods indicated:

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                              DECEMBER 31,
                                       ----------------------------
                                        1999      1998       1997
                                       ----------------------------
Non-accrual loans                       $515     $1,163      $624
Accruing past due 90 days or more          -        383        76
                                       ----------------------------
Total nonperforming loans                515      1,546       700

Other real estate owned                    -          -        52
                                       ----------------------------
Total nonperforming assets              $515     $1,546      $752
                                       ----------------------------

Nonperforming loans to total loans      0.37%      1.34%     0.74%
Nonperforming assets to total assets    0.25%      1.02%     0.49%

         As of December 31, 1999, non-accrual loans consisted of one borrowing relationship. Century has real property collateral at acceptable margins and has maintained a good working relationship with the borrower.

         Interest lost on these nonaccrual loans was $23,807 and $19,365 for 1999 and 1998, respectively. Century received interest payments on these nonaccrual loans amounting to $67,871, $26,686, and $48,613 for 1999, 1998 and 1997, respectively.

         ALLOWANCE FOR CREDIT LOSSES

         Century maintains an allowance for credit losses based upon, among other things, such factors as historical experience, the volume and type of lending conducted by Century, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Century's portfolio. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if such factors and conditions differ from the assumptions used in making the initial determinations. Based upon criteria consistently applied during the periods, Century's allowance for credit losses was $1,519,000 (1.10% of total loans), $1,128,000 (0.98% of total loans) and
$887,000 (0.94% of total loans) as of December 31, 1999, 1998 and 1997, respectively The allowance for credit losses as a percentage of nonperforming loans was 295%, 73% and 127% as of December 31, 1999, 1998 and 1997, respectively.

         The following table sets forth an analysis of Century's allowance for credit losses for the periods indicated:

                           ALLOWANCE FOR CREDIT LOSSES
                             (DOLLARS IN THOUSANDS)

                                                Year Ended December 31,
                                           ---------------------------------
                                             1999         1998        1997
                                           --------     --------     -------
Average net loans outstanding              $128,419     $ 99,724     $75,908

Loans outstanding at period-end             138,076      115,231      94,171

Total nonperforming loans                       515        1,546         700
                                           --------     --------     -------

Beginning balance of allowance             $  1,128     $    887     $   826

Loans charged-off:
1-4 family residential mortgage                  --           18          29
Home equity loans                                --           26         100
Commercial loans                                180          314          25
Installment and credit card loans                90          129         298
                                           --------     --------     -------
Total loans charged off                         270          487         452

Recoveries of previous charge-offs:
1-4 family residential mortgage                  --           --           1
Home equity loans                                 8           43          --
Commercial loans                                 --           36         134
Installment and credit card loans                13           29          42
                                           --------     --------     -------
Total recoveries                                 21          108         177
                                           --------     --------     -------
Net loans charged-off                           249          379         275

Provision for credit losses                     640          620         336

                                           --------     --------     -------
Balance at end of period                   $  1,519     $  1,128     $   887
                                           --------     --------     -------

Net charge-offs to average loans               0.19%        0.38%       0.36%
Allowance as % of total loans                  1.10%        0.98%       0.94%
Nonperforming loans as % of total loans        0.37%        1.34%       0.74%
Allowance as % of nonperforming loans           295%          73%        127%

         Century considers the composition of its loan portfolio and the loss potential associated with different types of loans in determining the level of the allowance for credit losses. In considering the loss potential associated with different types of loans, Century considers its own historical loss experience with each type of loan, together with any internal or external changes which might suggest that future losses will be higher or lower than the historical loss experience. Such additional factors include changes in national or local economic conditions which affect the repayment capacity of borrowers and/or the market value of collateral, trends in past due payments, changes in underwriting standards, changes in loan originating and servicing personnel, changes in the types of credit offered, and other factors. For a description of Century's accounting policy for the allowance for credit losses, see Note 1 of Notes to Consolidated Financial Statements of Century.

         The following table describes the allocation of the allowance for credit losses among various categories of loans and certain other information at December 31, 1999. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                    ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES
                             (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31, 1999            DECEMBER 31, 1998
                                                         ---------------------------    --------------------------
                                                                    PERCENT OF LOANS              PERCENT OF LOANS
                                                         AMOUNT      TO TOTAL LOANS     AMOUNT     TO TOTAL LOANS
                                                         ------     ----------------    ------    ----------------
Balance of allowance for credit losses applicable to:
         Commercial and industrial                        $ 285           27%            $ 319           25%
         Real estate                                         20           65%              154           64%
         Consumer                                           222            8%               17           11%
         Unallocated                                        992           --               638           --
                                                         ---------------------------------------------------------
                  Total allowance for credit losses      $1,519          100%           $1,128          100%
                                                         ---------------------------------------------------------

         INVESTMENT ACTIVITIES

         Century's investment portfolio of $22.5 million as of December 31, 1999 consisted mostly of U.S. government agency obligations. This represented an increase of $13.2 million compared to the investment securities of $9.3 million at December 31, 1998. Century's investment portfolio of $9.3 million as of December 31, 1998 consisted mostly of U.S. government agency obligations. This represented a decrease of $10.1 million compared to the investment securities of $19.4 million at December 31, 1997. The reductions in investment securities and interest bearing deposits during 1998 were used to fund the $21.1 million increase in loans during that year.

         Investment securities available-for-sale are stated at fair value. These securities may be sold, retained until maturity, or pledged as collateral for liquidity and borrowing in response to changing interest rates, changes in prepayment risk, and other factors as a part of Century's overall asset liability management strategy.

         Investment securities held-to-maturity are stated at amortized cost. Century has the intent and ability to hold these securities until maturity, and they are also available to be pledged as collateral for liquidity and borrowing needs if and when such needs may occur.

         The following table sets forth the carrying value of Century's investment portfolio as of the dates indicated:

                        INVESTMENT PORTFOLIO COMPOSITION
                             (DOLLARS IN THOUSANDS)

                                                      December 31,
                                           ---------------------------------
                                             1999         1998       1997
                                           ---------------------------------
AVAILABLE-FOR-SALE (FAIR VALUE):
U.S. Treasuries and government agencies    $ 13,526     $ 4,060    $ 13,492
Other                                         2,969       2,751       2,284
                                           ---------------------------------
Total available-for-sale                     16,495       6,811      15,776

HELD-TO-MATURITY (AMORTIZED COST):
U.S. Treasuries and government agencies       5,966       2,164       1,911
State, county and municipal                      --          --          65
Other                                            --         278       1,656
                                           ---------------------------------
Total held-to-maturity                        5,966       2,442       3,632

                                           ---------------------------------
Total investment securities                $ 22,461     $ 9,253    $ 19,408
                                           ---------------------------------

         The following table sets forth the maturity distribution and weighted average yield of the investment portfolio of Century as of December 31, 1999:

                   INVESTMENT PORTFOLIO--MATURITIES AND YIELDS
                             (DOLLARS IN THOUSANDS)

                                                Over 1 Year   Over 5 Years
                                   One Year      Through 5     Through 10       After
                                   or Less         Years          Years       10 Years       Total
------------------------------------------------------------------------------------------------------
MATURITY DISTRIBUTION:
U.S. Treasuries and government
     agencies                     $    1,999    $   15,111             --    $    2,382    $   19,492
Other                                     --            --     $      288         2,681         2,969
                                  ----------    ----------     ----------    ----------    ----------

Total                             $    1,999    $   15,111     $      288    $    5,063    $   22,461
                                  ----------    ----------     ----------    ----------    ----------

WEIGHTED AVERAGE YIELD (1):
U.S. Treasuries and government
     agencies                           5.64%         6.07%            --          6.27%         6.05%
Other                                     --            --           5.10%         6.56%         6.42%
                                  ----------    ----------     ----------    ----------    ----------
Total                                   5.64%         6.07%          5.10%         6.42%         6.10%
                                  ----------    ----------     ----------    ----------    ----------

(1) The calculation of the weighted average yields is based on yield, weighted by the respective book value of the securities, using cost basis in the case of securities available-for-sale.

         DEPOSIT ACTIVITIES

         Century's total deposits at year-end 1999 were $153.9 million, an increase of $27.7 million, or 22.0%, compared to the year-end 1998 balance. Total average deposits were $138.4 million for the year ended December 31, 1999, an increase of $16.8 million, or 13.9% compared with average deposits of $121.5 million for the year ended December 31, 1998. Century's total deposits at year-end 1998 were $126.2 million, a decrease of $3.4 million, or 2.6%, compared to the year-end 1997 balance. Total average deposits were $121.5 million for the year ended December 31, 1998, an increase of $24.8 million, or 25.6% compared with average deposits of $96.7 million for the year ended December 31, 1997. Century views deposit growth as a significant challenge in its effort to increase its asset size. Thus, Century continues to focus on its branching program with increased emphasis on commercial accounts, and the offering of competitive interest rates and products to stimulate deposit growth.

         The following table sets forth the average balances and weighted average rates for Century's categories of deposits for the periods indicated:

                                AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------------------------------------------
                                              1999                               1998                              1997
                                ------------------------------   ---------------------------------    -----------------------------
                                            Weighted                           Weighted                           Weighted
                                 Average    Average     % of      Average       Average     % of      Average      Average    % of
                                 Balance      Rate      Total     Balance        Rate       Total     Balance       Rate      Total
                                -----------------------------     -------------------------------     -----------------------------
Noninterest-Bearing Deposits    $ 30,101      0.00%     21.8%     $ 24,981        0.00%     20.6%     $20,272       0.00%     21.0%
Interest-Bearing Deposits:
    NOW accounts                  19,700      1.13      14.2        17,722        1.68      14.6       14,023       2.01      14.5
    Savings accounts              20,241      4.37      14.6        18,285        4.47      15.0        5,559       3.80       5.7
    Money market accounts         20,451      3.37      14.8        21,723        3.55      17.9       21,491       3.60      22.2
    Time deposits                 47,895      5.03      34.6        38,832        5.54      31.9       35,399       5.60      36.6
                                -----------------------------    --------------------------------     ----------------------------
Total                           $138,388               100.0%     $121,543                 100.0%     $96,744                100.0%
                                --------              ------      --------                ------      -------               ------
Weighted average rate                         3.00%                               3.32%                             3.36%
                                            ------                              ------                             -----

         Century seeks to rely primarily on regular customer relationships to provide a stable and cost effective source of funding to support asset growth. Century's Asset/Liability Management Policy limits total brokered deposits to ten percent (10%) of the Bank's total liabilities. As of December 31, 1999, brokered deposits represented $300,000, or 0.2% of Century's total liabilities.

         As of December 31, 1999, total time deposits in excess of $100,000 accounted for $26.1 million, or 17.0% of Century's total deposits. Of this amount, $8.5 million had a remaining term of six months or less. The following table sets forth the amount of Century's certificates of deposit of $100,000 or more, by time remaining until maturity, as of December 31, 1999 and 1998:

                        TIME DEPOSITS OF $100,000 OR MORE
                             (DOLLARS IN THOUSANDS)

                                                December 31,
                                            ---------------------
                                             1999          1998
                                            --------------------
Maturity Period:
Three months or less                        $ 2,501      $ 2,565
Over three months through six months          6,029        4,413
Over six months through twelve months        14,997        7,650
Over twelve months                            2,574        2,714
                                            ---------------------
Total                                       $26,101      $17,342
                                            ---------------------

         BORROWINGS

         Borrowings consist of advances from the Federal Home Loan Bank of Atlanta (FHLBA), deposits received in Century's U.S. Treasury Tax and Loan Account, and securities sold under repurchase agreements. Balances outstanding and effective rates of interest are shown in the tables below for the years ending December 31, 1999, 1998 and 1997:

                                   BORROWINGS
                             (DOLLARS IN THOUSANDS)

                                                    Year Ended December 31,
                                                -----------------------------
                                                 1999        1998       1997
                                                -------     ------     ------
FEDERAL HOME LOAN BANK OF ATLANTA:
Ending balance                                  $26,301     $6,513     $7,423
Daily average balance for the period             11,031      6,911      7,397
Maximum outstanding balance at
  a month-end during the period                  38,855      7,222      7,675
Daily average interest rate for the period         6.25%      6.81%      6.75%
Average interest rate on period end balance        5.21       6.74       6.73

TREASURY TAX AND LOAN ACCOUNT:
Ending balance                                  $   599     $  589     $  776
Daily average balance for the period                357        361        371
Maximum outstanding balance at
  a month-end during the period                     599      2,101        776
Daily average interest rate for the period         4.27%      4.79%      4.61%
Average interest rate on period end balance        4.56       4.45       5.27

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:
Ending balance                                  $ 6,359     $1,359         --
Daily average balance for the period              3,256        264         --
Maximum outstanding balance at
  a month-end during the period                   6,359      1,359         --
Daily average interest rate for the period         4.23%      4.72%        --
Average interest rate on period end balance        4.42       4.72         --

         The following table shows the details of Century's fixed and variable rate advances from the FHLBA, with original maturities in excess of one year, as of December 31, 1999:

                                   BORROWINGS
                             (DOLLARS IN THOUSANDS)

                                          December 31, 1999
                              ----------------------------------------
   Advance         Amount     Outstanding      Current      Long-Term      Interest      Maturity        Repayment
    Date          Borrowed      Balance        Portion       Portion         Rate          Date            Terms
--------------   ---------    ------------    ---------    -----------    ----------    ---------     ---------------
   2/08/96        $   800         $   800        $  --        $   800         6.30%      2/08/06      due at maturity
   5/16/96          1,000           1,000           --          1,000         7.34       5/16/06      due at maturity
   6/24/96          1,000             650          100            550         6.94       6/24/06        semi-annual
  10/10/96            300             300           --            300         6.85       10/10/01     due at maturity
  10/10/96          2,000             800          400            400         6.57       10/10/01        quarterly
  10/10/96          2,400           1,200          400            800         6.66       10/10/02        quarterly
   9/25/97            573             551           12            539         6.62       9/25/17          monthly
   4/22/99          3,000           3,000           --          3,000         5.01       4/22/04      due at maturity
   4/23/99          3,000           3,000           --          3,000       Variable     4/23/04      due at maturity
                 ---------    ------------    ---------    -----------
    Total         $14,073         $11,301        $ 912        $10,389
                 ---------    ------------    ---------    -----------

         RETURN ON EQUITY AND ASSETS

         Return on average assets (ROA) measures net income in relation to total average assets and generally indicates an institution's ability to use its assets profitably. Return on average equity (ROE) is determined by dividing annual net income by average stockholders' equity and indicates the effectiveness of an institution in generating net income from the capital invested by its stockholders. The following table sets forth Century's ROA and ROE for the periods indicated:

                           RETURN ON EQUITY AND ASSETS

                                                Year Ended December 31,
                                      -------------------------------------------
                                      1999               1998              1997
                                      -------------------------------------------
Return on average assets              0.70%              0.44%             0.29%
Return on average equity              7.65               4.49              3.83
Period-end equity to total assets     7.65              10.12              8.87

         LIQUIDITY

         Century's Asset/Liability Management Policy is intended to maintain adequate liquidity for Century and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain operations. Century accomplishes this primarily through management of the maturities of its interest-earning assets and interest-bearing liabilities. Century believes that its present liquidity position is adequate to meet its current and future needs.

         Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. The asset liquidity of the Bank is maintained in the form of vault cash, demand deposits with commercial banks, federal funds sold, interest bearing deposits with other financial institutions, short-term investment securities, other investment securities available-for-sale, and short-term loans. Century has defined "cash and cash equivalents" as those amounts included in cash and due from banks and federal funds sold. As of December 31, 1999, the Bank had cash and cash equivalents of $20.2 million, an increase of $7.0 million, when compared with the $13.2 million at December 31, 1998.

         Liability liquidity is provided by access to core funding sources, principally various customers' deposit accounts in Century's market area. As a member of the Federal Home Loan Bank of Atlanta (FHLBA), Century is authorized to borrow funds secured by a blanket pledge of its portfolio of 1-to-4-family residential mortgage loans and other collateral. The total amount of credit availability, determined periodically by the FHLBA, is generally based on a percentage (currently 20%) of total assets of the Bank. At December 31, 1999, Century had a total credit availability from the FHLBA of $35.7 million. The most recent update of the Bank's credit availability from the FHLBA was as of June 30, 1999, when total assets of the Bank were $178.3 million. Century also has approved lines of credit from larger correspondent banks to borrow excess reserves on an overnight basis (known as "federal funds purchased") in the amount of $5.7 million. As of December 31, 1999, there were no federal funds purchased, customer repurchase agreements amounted to $6.4 million, and Century had outstanding borrowings of $26.3 million from the FHLBA in the form of fixed and variable rate advances with an average interest rate of 5.21%. Century utilizes fixed rate term credit advances from the FHLBA to manage interest rate risk by match funding fixed rate real estate loans of comparable terms and maturities.

         Century's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities was $2.9 million for the year ended December 31, 1999. Net cash used in investing activities was $38.3 million for 1999, as a result of the $41.5 million net increase in loans and investment securities which was partially offset by the acquisition of deposits, net of assets acquired of $2.9 million.

Net cash provided by financing activities for 1999 of $42.4 million, which resulted from a $18.3 million increase in deposits, an increase of $19.8 million in borrowings, the proceeds of $5.0 million from customer repurchase accounts, and proceeds of $60,760 from the exercise of options for common stock, partially offset by the purchase of 136,500 shares of treasury stock for $789,863.

         Net cash provided by operating activities was $2.1 million for the year ended December 31, 1998. Net cash provided by investing activities was $1.1 million for 1998, as the $21.4 million net increase in loans was funded largely by decreases in investment securities and interest bearing deposits in other banks. Net cash used in financing activities for 1998 of $2.0 million resulted from a $3.4 million decrease in deposits, reduction of $1.1 million in borrowings, the proceeds of $1.4 million from customer repurchase accounts, and proceeds of $1.1 million from the exercise of options and warrants for common stock.

         In the ordinary course of business, Century enters into commitments to make loans and fund letters of credit, and Century is also a party to operating leases with respect to its banking quarters. Details of these commitments may be found in the accompanying Notes to Consolidated Financial Statements of Century.

         Century had cash on hand in the amount of $739,944 at the holding company level at December 31, 1999. Century anticipates using these funds as working capital available to support the future growth of the franchise as well as to pay normal operating expenses. Additionally, working capital is further supported by dividends available from the Bank, subject to certain regulatory restrictions generally applicable to national banks. As of December 31, 1999, Century had no indebtedness outstanding at the holding company level.

         CAPITAL RESOURCES

         Total stockholders' equity as of December 31, 1999 was $15.7 million, an increase of $0.4 million in 1999 and $1.8 million in 1998, compared to stockholders' equity of $15.3 million and $13.5 million as of December 31, 1998 and 1997, respectively. In 1999, additional capital was raised from the exercise of stock options amounting to $60,760, and 136,500 treasury shares were acquired at a cost of $789,863. In 1998, additional capital was raised from the exercise of warrants and stock options amounting to $1.1 million. Net income was $1,188,622 in 1999 and $636,884 in 1998.

         The OCC has established certain minimum risk-based capital standards that apply to national banks, and Century is subject to certain capital requirements imposed by the Federal Reserve Board. At December 31, 1999, the Bank exceeded all applicable regulatory capital requirements for classification as a "well capitalized" bank, and Century satisfied all applicable regulatory requirements imposed on it by the Federal Reserve Board. See Note 12 of the Notes to Consolidated Financial Statements of Century.

         YEAR 2000

         General. The "Year 2000 problem" arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. The failure of Century, its vendors or its borrowers to address these issues could have a material effect on Century's business, results of operations, or financial condition.

         State of Readiness. In December 1997, Century adopted a Year 2000 compliance plan ("Y2K Plan") for the assessment of its exposure to the Year 2000 problem, completion of any required remediation, and testing of systems compliance. A specific timetable was established, and a senior officer of the Century was assigned leadership responsibility. The Board of Directors received monthly reports concerning the status of the Y2K Plan, and Century's progress was also reviewed from time to time by bank regulatory authorities.

         Testing of mission critical systems was completed in November 1998. Testing methodology included copying the entire customer data base onto a Year 2000 compliant (hardware and software) computer system, and utilizing the key Year 2000 dates defined by the Federal Financial Institutions Examination Counsel (FFIEC) to test date sensitive transactions and calculations. These tests were performed on all mission critical systems and the results revealed compliance only very minor discrepancies; such failed test transactions were tested again in 1999 and minor discrepancies were resolved. Material third party risks also included assessing the Year 2000 preparation status of the bank's customers. Century completed a risk assessment of Year 2000 preparedness of borrowers within its loan portfolio as of September 30, 1998, the date established by bank regulatory authorities. By September 30, 1999, Century's Y2K Plan had been completed. Century continued to monitor Y2K preparedness related to new loans and any borrowers deemed to be at high risk.

         Costs of Compliance. As part of its Y2K Plan, Century spent approximately $145,000 for the replacement of outdated computer hardware and software. Much of these expenditures would have been incurred in the ordinary course of business to maintain such computer systems, regardless of Year 2000 problem considerations. The human resources requirement included the time of regular Century employees, a network administration consultant, and approximately $20,000 of additional consulting expenses. The costs to address Century's Year 2000 issues have not had a significant impact on the financial position or results of operations of Century.

         While Century does not believe that it will incur any additional material expenses related to the Year 2000 issue, there can be no assurance that Century will not be impacted by a Year 2000 related problem which occurs after the date hereof or by the failure of a third party to achieve proper Year 2000 compliance.

         Transition Into the Year 2000. Century suffered no failures in any system or product upon the date change from December 31, 1999 to January 1, 2000. In addition, management is not aware of any vendor used by Century for data processing or related services which experienced a material failure of its product or service due to a Year 2000 related problem. Century was also subject to risks associated with Year 2000 noncompliance by customers of the Bank. Management is not aware of any customer which suffered losses related to a Year 2000 problem which would adversely affect that customer's financial condition or its ability to repay any outstanding loan it has from the Bank.

         Ongoing Plans. Although many of the critical dates related to potential Year 2000 related problems have passed, some experts predict that Year 2000 related failures could occur throughout the year, such as on February 29, 2000 and December 31, 2000. Accordingly, Century's Year 2000 project team will continue to monitor Century's IT and non-IT systems and attempt to identify any potential problems during the course of the year. In addition, Century will continue to monitor the Year 2000 compliance of the third parties, with which Century transacts business, for delayed effects or future problems.

         Contingency Plans. Century continues to maintain its contingency plans with respect to Year 2000 related issues and believes that if its own systems should fail, it could convert to a manual entry system for mission critical business functions for a period of up to six months without significant losses. Century believes that any mission critical systems could be recovered and operating within seven days.

         IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

         The primary effect of inflation on the operations of Century is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of Century, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on Century and its results of operations are not predictable.

                            INFORMATION ABOUT CENTURY


BUSINESS

         Century, a Delaware corporation, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (BHCA), was incorporated and organized in 1985. Century began active operations in 1986 with the acquisition of its subsidiary, Century National Bank (Bank), a full service bank which opened for business in 1982. The Bank provides a broad line of financial products and services to small and middle market businesses and individuals in the greater Washington, DC metropolitan area. With the addition of a new branch in Reston, Virginia, in August 2000, Century currently operates seven full-service banking offices - two in downtown Washington, four in Northern Virginia and one in Bethesda, Maryland - a loan production office in Rockville, Maryland and an insurance agency at the following locations:

         International Square Branch (Main office of bank) - 1875 Eye Street, NW, Washington, DC 20006

         Pennsylvania Avenue Branch (Executive offices of Company) - 1275 Pennsylvania Avenue, NW, Washington, DC 20004 McLean Branch - 6832 Old Dominion Drive, McLean, Virginia 22101

         Tysons Corner Branch  - 8251 Greensboro Drive, McLean, Virginia 22102

         Bethesda Branch  - 7625 Wisconsin Avenue, Bethesda, Maryland 20814

         Dumfries Branch - 18116 Triangle Shopping Plaza, Dumfries, Virginia 22026 (Acquired October 1999)

         Century Insurance Agency, LLC - Bank subsidiary headquartered in Dumfries Branch (Established August 1999)

         Rockville (Loan production office) - 1680 E. Gude Drive, Rockville, MD 20851 (Opened February 2000)

         Reston Branch - 1498 North Point Village Center, Reston, Virginia 20194 (Acquired August 2000)

         Century's principal executive offices are located at 1275 Pennsylvania Avenue, NW, Washington, DC 20004, and the phone number at that address is (202) 496-4100.

         Century derives substantially all of its revenue and income from the operation of the Bank, which provides a full range of commercial and consumer banking services to small and middle market businesses and individuals in the Washington, DC metropolitan area. As of September 30, 2000, Century had total assets of $284.8 million, total deposits of $215.5 million, and stockholders' equity of $17.1 million. At November 30, 2000, there were approximately 1,000 stockholders of Century's common stock, par value $1.00 per share (Common Stock).

REGULATION

         In addition to the state and federal laws applicable to business and employers generally, Century and the Bank are further regulated by special federal and state laws and regulations applicable only to financial institutions and their parent companies. Virtually all aspects of the operations of Century and the Bank are subject to specific requirements or restrictions and general regulatory oversight, from laws regulating consumer finance transactions, such as the Truth in Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act, to laws regulating collections and confidentiality, such as the Fair Debt Collections Practices Act, the Fair Credit Reporting Act and the Right to Financial Privacy Act. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of financial institutions and the federal deposit insurance system or the protection of consumers or classes of consumers, rather than the specific protection of stockholders of Century.

         New legislation, proposals to overhaul the bank regulatory system and proposals to limit the investments that a depository institution may make with insured funds are from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of Century and its banking subsidiaries in substantial and unpredictable ways. Century cannot determine the effect that any new legislation and the related regulations may have upon the financial condition or results of operations of Century or its subsidiaries. The following discussion sets forth the material statutory and regulatory provisions governing Century and the Bank.

         REGULATION OF CENTURY

         Century is a bank holding company within the meaning of the BHCA, and therefore is subject to regulation, supervision and examination by the Federal Reserve Board. Century is required to file reports with and to furnish such other information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board has the authority to issue orders to bank holding companies to cease and desist from unsound banking practices and violations of conditions imposed by, or violations of agreements with, the Federal Reserve Board. The Federal Reserve Board is also empowered to assess civil money penalties against companies or individuals who violate the BHCA or orders or regulations thereunder, to order termination of non-banking activities of non-banking subsidiaries of bank holding companies, and to order termination of ownership and control of a non-banking subsidiary by a bank holding company. Certain violations may also result in criminal penalties. The Office of the Comptroller of the Currency (OCC) is authorized to exercise comparable authority with respect to the Bank.

         The Federal Reserve Board takes the position that a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. Additionally, it is the Federal Reserve Board's position that, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. If a bank holding company fails in its obligations to serve as a source of strength to its subsidiary banks, the Federal Reserve Board will generally consider such action to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations or both. This doctrine has become known as the "source of strength" doctrine. In addition, statutory changes in the Federal Deposit Insurance Act (the FDIA) made by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) now require the holding company parent of an undercapitalized bank to guarantee, up to certain limits, the bank's compliance with a capital restoration plan approved by the bank's primary federal supervisory agency.

         The BHCA and the Change in Bank Control Act, together with regulations promulgated by the Federal Reserve Board, require that, depending on the particular circumstances, either Federal Reserve Board approval must be obtained or notice must be furnished to the Federal Reserve Board and not disapproved prior to any person or company acquiring "control" of a bank holding company, such as Century, subject to certain exemptions for certain transactions. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the company has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

         As a bank holding company, Century is required to obtain prior approval to merge or consolidate with any other bank holding company, acquire all or substantially all of the assets of any bank or acquire ownership or control of shares of a bank or bank holding company if, after the acquisition, Century would directly or indirectly own or control 5% or more of the voting shares of such bank or bank holding company.

         Under the BHCA, bank holding companies historically have been generally precluded from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company that is not a bank or bank holding company or from engaging in activities other than those of banking, managing or controlling banks or furnishing services to or performing services for its subsidiaries, except that it may engage in, directly or indirectly, certain activities that the Federal Reserve Board determined to be closely related to banking or managing and controlling banks as to be a proper incident thereto.

         However, on November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act which eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. Effective March 11, 2000, the act permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

         Under the Gramm-Leach-Bliley Act, a bank holding company may become a financial holding company by filing a declaration with the Federal Reserve Board if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act (the CRA). The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking.

         While the Federal Reserve Board will serve as the "umbrella" regulator for financial holding companies and has the power to examine banking organizations engaged in new activities, regulation and supervision of activities which are financial in nature or determined to be incidental to such financial activities will be handled along functional lines. Accordingly, activities of subsidiaries of a financial holding company will be regulated by the agency or authorities with the most experience regulating that activity as it is conducted in a financial holding company.

         The BHCA generally imposes certain limitations on transactions by and between banks and non-bank companies in the same holding company structure, including limitations on extensions of credit (including guarantees of loans) by the Bank to affiliates, investments in the stock or other securities of Century by the Bank, and the nature and amount of Century securities that the Bank may accept from any affiliate to secure loans extended to the affiliate. Century, as an affiliate of the Bank, is also subject to these restrictions. Under the BHCA and the Federal Reserve Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

         REGULATION OF THE BANK

         The Bank is a national banking association and is therefore subject to regulation, supervision, and examination by the OCC. The Bank is also a member of the Federal Reserve System and the FDIC. Requirements and restrictions under the laws of the United States include the requirement that reserves be maintained against deposits, restrictions on the nature and the amount of loans that can be made, restrictions on the business activities in which a bank may engage, restrictions on the payment of dividends to stockholders, and minimum capital requirements. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations of Century." The OCC has enforcement authority over the Bank that is similar to that of the Federal Reserve Board with respect to Century. In addition, upon making certain determinations with respect to the condition of any insured national bank, such as the Bank, the FDIC may initiate the termination of a bank's federal deposit insurance.

         Under the Gramm-Leach-Bliley Act, a national bank may establish a financial subsidiary and engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting as principal, insurance company portfolio investment, real estate development and real estate investment and annuity issuance. To do so, a bank must be well capitalized, well managed and have a CRA rating of satisfactory or better. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must remain well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has CRA rating of satisfactory or better.

         There are certain statutory limitations on the payment of dividends by national banks. Without approval of the OCC, dividends may not be paid in excess of a bank's total net profits for that year, plus the bank's profits for the preceding two years, less any required transfers to capital surplus. However, a national bank may not pay dividends in excess of total retained profits, including current year's income. In some cases, the OCC may find a dividend payment that meets these statutory requirements to be an unsafe or unsound practice.

         Banks are affected by the credit policies of other monetary authorities, including the Federal Reserve Board, which affect the national supply of bank credit. Such policies influence overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

         FDICIA requires the OCC to take "prompt corrective action" with respect to any national bank which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels, ranging from "well capitalized" to "critically undercapitalized," which require or permit the OCC to take supervisory action. Under these regulations, a national bank is considered well capitalized if it has a total risk-based capital ratio of 10.0% or greater, a Tier I risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and it is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. A national bank is considered adequately capitalized if it has a total risk-based capital ratio of 8.0% or greater, a Tier I risk-based capital ratio and leverage capital ratio of 4.0% or greater (or a leverage ratio of 3.0% or greater if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of an undercapitalized institution. A national bank is considered undercapitalized if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0%, or a leverage ratio that is less than 4.0%. A significantly undercapitalized institution is one which has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%. A critically undercapitalized institution is one which has a ratio of tangible equity to total assets that is equal to or less than 2.0%. As of December 31, 1999, the Bank was classified as "well-capitalized."

         The OCC is authorized by the legislation to take various enforcement actions against any undercapitalized national bank and any national bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the OCC. These powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company that controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring new election of directors, and requiring the dismissal of directors and officers.

         With certain exceptions, national banks are prohibited from making capital distributions or paying management fees if the payment of such distributions or fees will cause them to become undercapitalized. Furthermore, undercapitalized national banks are required to file capital restoration plans with the OCC. Undercapitalized national banks also are subject to restrictions on growth, acquisitions, branching and engaging in new lines of business unless they have an approved capital plan that permits otherwise. The OCC also may, among other things, require an undercapitalized national bank to issue shares or obligations, which could be voting stock, to recapitalize the institution or, under certain circumstances, to divest itself of any subsidiary.

         Significantly and critically undercapitalized national banks may be subject to more extensive control and supervision. The OCC may prohibit any such institutions from, among other things, entering into any material transaction not in the ordinary course of business, amending their charter or bylaws, or engaging in certain transactions with affiliates. In addition, critically undercapitalized institutions generally will be prohibited from making payments of principal or interest on outstanding subordinated debt. Within 90 days of a national bank becoming critically undercapitalized, the OCC must appoint a receiver or conservator unless certain findings are made with respect to the prospect for the institution's continued viability.

         The Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of assessments under the Bank Insurance Fund (the BIF) is between 0% and 0.27% of deposits. Most of the Bank's deposits are insured by the BIF.

         Under the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the Growth Act), banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued in 1987 to help shore up the ailing Federal Savings and Loan Insurance Corporation. The BIF-rate was required to equal one-fifth of the SAIF rate through year-end 1999, or until the insurance funds merged, whichever occurred first. Thereafter, BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, for the fourth quarter 1999 , the BIF rate was .01184% of deposits and the SAIF rate was .05920% of deposits. For the third quarter of 2000, both the BIF and SAIF rates are .00515 % of deposits.

         The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this new system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the assessment schedule adopted. Changes in the rate schedule outside the five-cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

         INSURANCE ACTIVITIES

         In 1999 the Bank formed a subsidiary, headquartered in Dumfries, Virginia, for the purpose of engaging in insurance agency activities pursuant to the provisions of the National Bank Act which permit national banks to sell insurance in any town with a population of 5,000 or less. The provisions of the Gramm-Leach-Bliley Act concerning the state regulation of insurance activities, which became effective on November 12, 1999, provide that insurance activities of the type proposed to be conducted by the

Bank's new subsidiary are to be regulated by the appropriate state insurance commissioner. However, the Gramm-Leach-Bliley Act prohibits national banks and subsidiaries of national banks from underwriting insurance and annuity products, except for certain types of credit related insurance. This subsidiary has not yet commenced active operations.

COMPETITION

         Century is subject to vigorous competition in all aspects and areas of its business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as mutual funds, brokerage firms, consumer finance companies and insurance companies. Century also competes with non-financial institutions that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. The principal methods of competition include interest rates paid on deposits and charged on loans, responsiveness and creativity in addressing customer needs, and the availability of other banking products and services. Century competes in its market area with a number of much larger financial institutions that have substantially greater resources, including larger lending limits, larger branch systems and a wider array of commercial banking services. Century believes that it has been able to compete effectively with other financial institutions by emphasizing customer service, establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers.

         Under the Gramm-Leach-Bliley Act, effective March 11, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The Gramm-Leach-Bliley Act may significantly change the competitive environment in which Century and its subsidiaries conduct business. See "--Regulation-Regulation of Century." The financial services industry is also likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

MARKET PRICES AND DIVIDENDS

         Century's common stock currently trades on the Nasdaq SmallCap Market under the symbol "CTRY." Continued inclusion of the common stock for quotation on the Nasdaq SmallCap Market requires that Century satisfy a minimum tangible net worth or net income standard, and that the common stock satisfy minimum standards as to public float, bid price and market makers. Continued inclusion of the common stock for quotation in this market does not assure, however, an active public market. As of November 30, 2000, Century estimates that it had approximately 1,000 stockholders.

         The following table sets forth the high and low sales prices (adjusted to reflect 5% stock dividends in 2000, 1999 and 1998) for the common stock for each full quarterly period during 2000, 1999 and 1998:

                                             Common Stock Price Per Share
                                             ----------------------------
       Quarter ended                           High                 Low
       -------------                           ----                 ---
March 31, 1998                                $10.04              $ 8.53
June 30, 1998                                   9.61                8.16
September 30, 1998                              9.52                7.48
December 31, 1998                               8.16                5.44

March 31, 1999                                  6.80                5.39
June 30, 1999                                   6.46                4.76
September 30, 1999                              6.07                5.24
December 31, 1999                               6.19                5.60

March 31, 2000                                  6.67                5.48
June 30, 2000                                   6.50                5.75
September 30, 2000                              7.00                5.56
December 31, 2000 (through December 11)         7.88                6.50

         Century has not paid cash dividends on its shares of common stock to date and has no present intention to do so in the foreseeable future. The declaration and payment of future cash dividends will depend on, among other things, Century's earnings, the general economic and regulatory climate, Century's liquidity and capital requirements, and other factors deemed relevant by Century's Board of Directors. Century's ability to pay dividends depends mostly upon the dividends received from the Bank. Dividends from the Bank to Century are restricted to the extent that no portion of the Bank's capital stock or capital surplus may be withdrawn for the payment of dividends. Approval by the OCC is required prior to the payment of dividends by the Bank if the total of all dividends, including the proposed dividend, declared in any given calendar year exceeds the Bank's net profits for that year combined with its retained net profits for the preceding two years. Under the Federal Deposit Insurance Act, an insured bank is prohibited from paying dividends on its capital stock while in default on payment of any assessment due to the FDIC, except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security. The Bank has timely paid all such notices of assessment. In addition, banks are prohibited from paying dividends if such dividends would cause them to be less than "adequately capitalized," as defined by the Federal banking agencies.

         Given the foregoing restrictions, and Century's present intention to accumulate retained earnings to support Century's future growth, it is unlikely that Century will pay cash dividends with respect to the common stock for the foreseeable future. Century has declared stock dividends from time to time in the past, but has not adopted a policy with respect to future stock dividends. The most recent stock dividend declared by Century was a 5% stock dividend declared on February 18, 2000, payable on April 17, 2000, to holders of record of shares of common stock as of March 15, 2000. The declaration of future stock dividends is at the discretion of the Board of Directors.

EMPLOYEES

         At September 30, 2000, Century had 71 full-time equivalent employees, two of whom were executive officers. Century provide medical and hospitalization insurance to its full-time employees.

PROPERTIES

         Century's principal executive offices and all of its banking offices, which are listed above under the caption "--Overview," are leased under agreements expiring at various dates, including renewal options, through 2012. See Note 11 of notes to Consolidated Financial Statements of Century for additional information concerning Century's commitments under its lease agreements.

LEGAL PROCEEDINGS

         The nature of the business of Century causes it (and the Bank) to be involved in routine legal proceedings from time to time. Management of Century believes that there are no pending or threatened legal proceedings that upon resolution would have a material adverse impact on Century.

INTERESTS OF CERTAIN PERSONS

         No director or executive officer of Century has any material direct or indirect financial interest in GrandBanc or the merger except as a director, executive officer or stockholder of Century or its subsidiaries.

                              MANAGEMENT OF CENTURY

         The following is a list of the directors and executive officers of Century, their respective positions with Century and Century National Bank
(Bank) and their ages.

    Name                       Age     Principal Occupation and Business Experience
    ----                       ---     --------------------------------------------
Joseph S. Bracewell             53     Chairman of the Board, President and Chief Executive Officer of Century
                                       since 1985; Director and Chief Executive Officer of the Bank since 1982 and Chairman thereof since 1985; President of the Bank from 1982 to 1988 and since 1996.

George Contis, M.D.             67     Director of Century since 1995; Director of the Bank since 1989.
                                       Physician and the President of Medical Services Corporation
                                       International, an international contract provider of medical services, for more than the past five years.

John R. Cope                    58     Director and Vice President of Century since 1985; Director of the Bank since 1982; Vice Chairman of the Bank since 1985 and General Counsel thereof since 1986.  Partner in the law firm of Bracewell & Patterson,
                                       L.L.P., Washington, D.C. for more than the past five years.

Bernard J. Cravath              69     Director of Century since 1987; Director of the Bank from 1984 to 1986.
                                       President of Reality Properties, Inc., a real estate investment corporation, since 1984.  Attorney in private practice for more than the past five years.

Neal R. Gross                   57     Director of Century since 1995; Director of the Bank since 1992.
                                       Chairman and Chief Executive Officer of Neal R. Gross and Co., Inc., a
                                       corporation providing court reporting services to attorneys, the federal government, and other private organizations and individuals, for more than the past five years.

William S. McKee                57     Director of Century since 1992;  Director of  the Bank from 1986 to
                                       1992.  Partner in the law firm of McKee, Nelson, Ernst & Young since
                                       February 2000.  Prior to February 2000, was a partner in the law firm of
                                       King and Spalding, Washington, D.C., for more than five years.

William C. Oldaker              59     Director of Century since 1985 and Secretary since 1992; Director of the
                                       Bank since 1984.  Partner in the law firm of Oldaker, Ryan, Phillips and
                                       Utrecht, Washington, D.C. from 1993 to November 1998, and Oldaker &
                                       Harris, L.L.P. from November 1998 to the present.

         Century has a standing Audit, Executive Compensation and Stock Option committees of its Board of Directors. The Audit Committee consists of Messrs. Gross (Chair) and Cravath. The Executive Compensation Committee, which also serves as the Stock Option Committee, is composed of Messrs. Cope (Chair), Cravath, and Contis. Century does not have a standing nominating committee or other committee serving a similar function. Members of the Board of Directors of Century also serve on other committees, formal and informal, with directors and members of senior management of the Bank.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation for each of the last three years awarded to, earned by, or paid to the Chief Executive Officer of Century, the only executive officer of Century whose salary and bonus exceeded $100,000 for the last completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                                    Long-Term
                                                                                                  Compensation
                                                                                                  ------------
                                                                                                     Awards
                                                                                                  ------------
                                                   Annual Compensation                             Securities
  Name and Principal            ----------------------------------------------------------          Underlyng         All Other
      Positions                 Year           Salary           Bonus (1)       Other (2)(2)         Options       Compensation (4)
      ---------                 ----           ------           ---------       ------------         -------       ----------------
Joseph S. Bracewell             1999          $205,000          $ 25,000          $ 11,000            13,500          $  1,367
Chairman of the Board,          1998           199,325               -0-            11,000             4,250             1,517
President, and CEO of           1997           182,300             5,000            10,750             4,000             2,824
Century and the Bank

1) These payments are listed in the year accrued and earned, but each was paid in the following year.
2) Amounts in this column represent (a) matching contributions to the executive's 401(k) plan account and (b) director fees deferred by the executive pursuant to the deferred compensation program for directors. Contributions to the 401(k) plan on behalf of Mr. Bracewell were $5,000, $5,000 and $4,750 during 1999, 1998 and 1997, respectively. Mr. Bracewell deferred $6,000 during each of 1999, 1998, and 1997 respectively, pursuant to the deferred compensation program for directors.
3) Mr. Bracewell is provided the use of a Company car, and certain club dues are paid by Century on his behalf. Since the aggregate value thereof does not exceed the lesser of $50,000 or 10% of Mr. Bracewell's annual cash compensation, such amounts are not included in the table.
4) Includes the dollar value of insurance premiums paid by Century with respect to the term life insurance portion of split dollar policies in which Century has the full interest in the cash surrender value. During 1999, 1998 and 1997, Century held three split dollar policies covering Mr. Bracewell.

BOARD COMPENSATION

         Each director of Century, and each director of the Bank, is entitled to receive an annual retainer of $4,200 for service on one of the two Boards, or $6,000 for service on both Boards. Individual directors may elect to enter into a defined compensation agreement (Compensation Agreement) in lieu of receiving the annual retainer in cash. All directors of Century, and all but one of the directors of the Bank, have elected to enter into Compensation Agreements for that purpose. The Compensation Agreements generally provide for the payment of a fixed monthly retirement benefit for up to 180 months payable to the director or his designated beneficiary commencing on the first day of the month following the director's retirement. In the event of the director's death prior to retirement, a reduced sum is payable to a beneficiary designated by the director for up to 180 months. The retirement benefit attributable to each annual deferral vests ratably over a five year period, and in the event that a director does not serve for five years after any benefit is accrued for any reason other than a change of control, the director receives a benefit proportional to his time of service. In the event of a change of control of Century, all benefits are fully vested.

         Prior to 1998, Century administered the program informally and satisfied its potential future obligations under these agreements by using the amount of the deferred payments to purchase life insurance on the participating directors. During 1998, Century and the Bank established the Century Director's Trust (the Trust) to facilitate the efficient payment, administration and record keeping requirements of Century and the Bank under the program. The Trust is an irrevocable grantor trust within the meaning of the federal income tax laws administered by an affiliate of Allfirst Trust and two individual trustees. The Trust permits contributions of cash and other property to fund the obligations of Century and the Bank under the Compensation Agreements, and obligates Century and the Bank to fully fund the benefits due under the Compensation Agreements upon demand of the trustees of the Trust. Century and the Bank have transferred to the Trust all life insurance policies purchased to fund the retirement program, which have aggregate death benefits of $1,670,000, and aggregate cash surrender values of $375,175. During 1999, the Trust, on behalf of Century and the Bank, paid $37,200 in premiums on life insurance policies for directors who participated in the deferred compensation program. As of December 31, 1999, Century and the Bank had accrued an aggregate liability of $794,431 in deferred compensation expense related to this program.

STOCK OPTION PLANS

         Century currently has two stock option plans in force, the Century Bancshares, Inc. 1994 Stock Option Plan and the Century Bancshares, Inc. 2000 Stock Awards Plan.

         The 1994 Plan reserved 350,000 shares of Century's common stock for issuance of incentive stock option and nonqualified stock options to directors and key employees. As of November 30, 2000, options to purchase an aggregate of 325,680 shares of common stock at exercise prices ranging from $3.48 to $9.39 were outstanding, and there were 1,511 shares are available for future grant.

         The 2000 Plan reserved 500,000 shares for issuance of a variety of types of awards, including stock options, restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof to employees, directors and consultants of Century and its affiliates. As of November 30, 2000, options to purchase an aggregate of 154,628 shares at exercise prices ranging from $6.06 to $6.13 are outstanding, and there are 345,372 shares available for future grant.

             VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF CENTURY

         The following table sets forth the name, address and number of shares of common stock owned beneficially as of November 30, 2000 by (a) each person known to Century to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (b) each director of Century; (c) each of Century's executive officers named in the Summary Compensation Table; and (d) all executive officers and directors of Century as a group. No executive officer or director of Century has any family relationship with any other officer or director. Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

      Name of                            Amount and Nature of         Percent
  Beneficial Owner                       Beneficial Ownership         of Class
  ----------------                       --------------------         --------
Joseph S. Bracewell                           218,422 (1)               7.91%

George Contis, M.D.                           144,859 (2)               5.25%

John R. Cope                                   44,584 (3)               1.61%

Bernard J. Cravath                             76,025 (4)               2.76%

Neal R. Gross                                 181,064 (5)               6.57%

William S. McKee                               93,948 (6)               3.41%

William C. Oldaker                             37,931 (7)               1.37%

All directors, and executive                  796,833                  29.03%
officers as a group (8 persons)

Robert Fleming Inc.                           289,877(8)               10.57%
320 Park Avenue, 11th Floor
New York, NY  10022

Tontine Management, L.L.C.                   200,083 (9)               7.29%
200 Park Avenue
Suite 3900
New York, NY  10166-3799

1) Principal address is 1275 Pennsylvania Avenue, N.W., Washington, D.C. Includes 4,478 shares held by minor children, 50,944 shares held as Trustee, 61,450 shares held for the benefit of Mr. Bracewell in Century's 401(k) plan, and 7,821 shares held in individual retirement accounts. Also includes 19,953 shares issuable upon exercise of currently exercisable options.

2) Includes 107,424 shares held by Medical Services Corporation International Profit Sharing Plan and Trust of which Dr. Contis is Trustee, and 12,295 shares issuable upon exercise of currently exercisable options.

3) Includes 16,180 shares held in the John R. Cope Rollover IRA, and 18,119 shares issuable upon exercise of currently exercisable options. Also includes 1,016 shares held by Mr. Cope's spouse, and 7,996 shares in trust for Mr. Cope's child for which Mr. Cope is trustee.

4) Includes 1,501 shares held by Mr. Cravath's wife, and 10,560 shares issuable upon exercise of currently exercisable options. Also, includes 7,499 held in trust for minor grandchildren whose mother serves as trustee and holds sole voting power. Mr. Cravath disclaims beneficial ownership of shares in trust for minor grandchildren.

5) Principal address is 1323 Rhode Island Avenue, N.W., Washington, D.C. 20005. Includes 14,119 shares issuable upon exercise of currently exercisable options.

6) Includes 10,560 shares issuable upon exercise of currently exercisable options.

7) Includes 18,119 shares issuable upon exercise of currently exercisable options. Also includes 2,682 shares held by Mr. Oldaker's spouse.

8)    Based solely on information filed with the SEC.

9) Based solely on information obtained from The Nasdaq Stock Market, Inc. and the SEC.

                     DESCRIPTION OF CAPITAL STOCK OF CENTURY

         The authorized capital stock of Century consists of 10,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. The terms of each series of preferred stock may be fixed by the Board of Directors of Century, within certain limits set by Century's Certificate of Incorporation, as amended. As of November 30, 2000 there were 2,742,998 shares of Common Stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

         Each holder of common stock is entitled to one vote for each share held on all matters with respect to which the holders of common stock are entitled to vote. The common stock has no preemptive or conversion rights and is not subject to redemption. Holders of common stock are not entitled to cumulative voting in the election of directors. In the event of dissolution or liquidation, after payment of all creditors the holders of the common stock (subject to the prior rights of the holders of any outstanding preferred stock) will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them.

         The holders of shares of common stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds legally available therefor. Under the Delaware General Corporation Law, dividends may not be paid if, after the payment, Century's total assets would be less than the sum of its total liabilities and stated capital, or if Century would be unable to pay its debts as they become due in the usual course of its business. Century has not paid cash dividends on shares of its common stock to date. Century does not anticipate paying cash dividends on the common stock in the near future, although Century's long-term plan calls for the payment of cash dividends when circumstances permit. The payment of dividends on common stock would be subject to the prior rights of the holders of any preferred stock. Payment of future dividends on both the common stock and any preferred stock, will be dependent upon, among other things, the earnings and financial condition of Century and the Bank, Century's other cash flow requirements and the general economic and regulatory climate.

         The Transfer Agent and Registrar for the common stock is Chase Mellon Shareholder Services, LLC.

PREFERRED STOCK

         The preferred stock is available for issuance from time to time for various purposes as determined by Century's Board of Directors, including without limitation, making future acquisitions and raising additional equity capital. Subject to certain limitations set forth in Century's Certificate of Incorporation, as amended, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Board of Directors in its sole discretion determines to be appropriate, without any further approval or action by the stockholders, unless otherwise required by laws, rules, regulations or agreements applicable to Century.

         Because the Certificate of Incorporation of Century does not prescribe rights and preferences, the Board of Directors of Century has virtually unlimited authority to set rights and preferences of any series established, including voting rights. The effects of the issuance of preferred stock on the stockholders could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on a series of preferred stock; (ii) restrictions on dividends on common stock if dividends on the series of preferred stock are in arrears, (iii) dilution of the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock; and (iv) restrictions on the rights of holders of common stock to share in Century's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

PREFERRED SECURITIES OF SUBSIDIARY TRUST

         During 2000, Century's wholly owned statutory business trust, Century Capital Trust I (the Trust), issued $8.8 million of 10.875% capital securities held to a third party. The Trust invested the proceeds it received from the issuance of the capital securities in an equivalent amount of junior subordinated debt securities of Century bearing an interest rate equal to the rate on the Trust's capital securities. The debt securities issued by Century, which are the only assets of the Trust, are subordinate and junior in right of payment to all present and future senior and subordinated indebtedness and certain other financial obligations of Century. Century has fully and unconditionally guaranteed the Trust's obligations under the capital securities. All of the common securities of the Trust are held by Century. For financial reporting purposes, the Trust is treated as a subsidiary of Century and consolidated in the corporate financial statements. The capital securities are presented as a separate category of long term debt in Century's financial statements entitled "preferred securities of subsidiary trust" and are not included as a component of stockholders' equity. The capital securities are, however, treated as Tier I capital of Century by the Federal Reserve Board to the extent it does not exceed 25% of Century's total Tier I capital. Any excess is treated as Tier II capital.

         The capital securities pay cash distributions semiannually at a rate of 10.875% of the liquidation preference. Distributions to the holders of the capital securities are included in interest expense, within the category entitled "interest on borrowings." Under the provisions of the junior subordinated debt securities issued by Century to the Trust, Century has the right to defer payment of interest on the junior subordinated debt at any time, for periods not exceeding five years. If interest payments on the junior subordinated debt securities are deferred, the distributions on the capital securities are also deferred and Century will not be permitted to make any cash distributions on its common stock. Interest on the subordinated debt is cumulative.

         Subject to the prior approval of the Federal Reserve Board, the securities issued by the Trust are redeemable at the option of Century in whole or in part on or after March 8, 2010, or at any time in whole but not in part, from the date of issuance, on the occurrence of certain events.

ANTI-TAKEOVER PROTECTIONS

         As described above, Century's Certificate of Incorporation permits the issuance of preferred stock in series by action of the Board of Directors. Although Century has no plans to utilize the issuance of shares of preferred stock as a deterrent to possible takeover attempts, the power to issue shares of preferred stock in series and to determine certain rights and preferences with respect to each such series may have dilutive effect on the value of shares of common stock and other ownership rights of the holders of common stock, and may have the effect of discouraging attempts to acquire control of Century.

         Century's Certificate of Incorporation and Bylaws contain certain provisions, in addition to the authority to issue preferred stock in series, which may have the effect of delaying or preventing a change in control of Century. Century's Certificate of Incorporation contains provisions which prohibit stockholder action by written consent and which require certain extraordinary corporate transactions, including the merger of Century with another corporation, the sale of all or substantially all of Century's assets, and the amendment of Century's Certificate of Incorporation, to be approved by the vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote thereon, rather than a majority. The effect of these provisions, when coupled with existing statutory restrictions on the purchase of voting securities of a registered bank holding company, may be to delay or prevent a change in control of Century.

         Century is subject to Section 203 of the Delaware General Corporation Law which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (a) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and officers and
(ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on and after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         The Bylaws of Century also impose certain procedural requirements on stockholders who wish (a) to make nominations in the election of directors and
(b) to present any other proposal to the stockholders for action, including any repeal or change in the Bylaws of Century. The requirements include, among other things, the timely delivery to Century's Secretary of notice of the nomination or proposal and evidence of (i) the stockholder's status as such, (ii) the number of shares the stockholder beneficially owns, (iii) a list of the persons with whom the stockholder is acting in concert and (iv) the number of shares such persons beneficially own. The Bylaws further provide that when nominating directors, the stockholder must also submit such information with respect to the nominee as would be required by a proxy statement and certain other information. The Bylaws provide that failure to follow the required procedures renders the nominee or proposal ineligible to be voted upon by the stockholders.

         Century believes that the provisions noted above are prudent and will reduce Century's vulnerability to takeover attempts and certain other transactions that are not negotiated with or approved by the Board of Directors. In the judgment of Century, its Board of Directors will be in the best position to determine the true value of Century and negotiate effectively for what might be in the best interests of its stockholders. Accordingly, Century believes that it is in the best interests of Century and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors, and that these provisions will both encourage this negotiation and discourage hostile takeover attempts. It is also Century's view that these provisions should not discourage persons from proposing mergers or other transactions at prices that reflect the true value of Century and are in the best interest of all of the stockholders.

          MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS OF GRANDBANC


FINANCIAL CONDITION

         Total assets increased 6.9% from $109.7 million at December 31, 1998 to $117.3 million at December 31, 1999. Total assets decreased by $2.7 million or 2.3% to $114.5 million at September 30, 2000. Average earning assets for the nine months ended September 30, 2000 were $105.4 million, a decrease of 2.7% from the average earning assets for 1999 of $108.3 million. Average earning assets for 1999 represented an increase of 15.7% from the 1998 average of $93.6 million.

         Total loans decreased by $2.3 million to $59.0 million or 3.8% at December 31, 1999 compared to $61.3 million at December 31, 1998. Total loans increased by $1.4 million, or 2.3%, to $60.4 million at September 30, 2000. Total deposits increased 4.7% from $96.7 million at December 31, 1998 to $101.3 million at December 31, 1999, and decreased 0.7% to $100.5 million at September 30, 2000. Investment securities and federal funds sold increased 14.7% from $39.2 million as of December 31, 1998 to $45.0 million at December 31, 1999, and decreased 5.1% to $42.7 million at September 30, 2000.

         CAPITAL ADEQUACY

         Stockholders' equity totaled $6.2 million at September 30, 2000, compared to $5.8 million at December 31, 1999 and $7.7 million at December 31, 1998. The changes primarily reflect changes in the unrealized gains/(losses) on securities available for sale, which totaled ($1.3 million) at September 30, 2000 as compared to ($1.6 million) at December 31, 1999 and ($32 thousand) at December 31, 1998. Also reflected are the net loss of $270 thousand for 1999 and $79 thousand of net income for the nine months ended September 30, 2000.

         At September 30, 2000 GrandBanc's Tier 1 and total risk-based capital ratios were 7.93% and 8.80%, respectively, compared to 7.35% and 8.26% at December 31, 1999. GrandBanc's leverage ratio was 5.26% at September 30, 2000 compared to 4.79% at December 31, 1999. Tier 1 and total risk-based capital ratios for GrandBank, GrandBanc's banking affiliate were 10.76% and 11.67% respectively at September 30, 2000 compared to 10.10% and 11.00% at December 31, 1999, which exceeded the minimum level for capital adequacy ratio of 8%, and the minimum level to be "well capitalized" under prompt corrective action provisions ratio of 10%. GrandBank's leverage ratio was 7.11% at September 30, 2000 compared to 6.40% at December 31, 1999.

         Asset/Liability Management

         GrandBank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. Interest rate risk arises due to fluctuations in the general level of interest rates and such fluctuations can significantly impact GrandBank's level of profitability. Managing interest rate risk is fundamental to banking. The inherent maturing and re-pricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitivity structure. GrandBank seeks to manage its interest rate risk through its Asset/Liability Management Committee (ALCO) established by the Board of Directors and consisting of the full Board and the Chief Executive Officer, Chief Accounting Officer, Senior Credit Officer and the Senior Retail Banking Officer. The ALCO oversees the interest rate risk management process and approves policy guidelines.

         GrandBank monitors the day-to-day exposure to changes in interest rates in response to loan and deposit flows. GrandBank's methodology for measuring exposure to interest rate risk is intended to ensure that we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. GrandBank's methodology measures the impact that 100, 200, and 300 basis point rate changes would have on earnings over the subsequent twelve months. GrandBank's earnings simulation model reflects a number of variables that we identify as being affected by interest rates. The ALCO also establishes and monitors the volume and mix of GrandBank's assets and funding sources to produce results which are consistent with liquidity, capital adequacy, growth, risk, and profitability goals.

         Liquidity management enables GrandBank to maintain sufficient cash flow to fund operations and to meet financial obligations to depositors and borrowers. GrandBank's liquidity is enhanced by its ability to attract and retain deposits and by principal and interest payments on loans and maturing securities in the investment portfolio. GrandBank's core deposit base, consisting of demand deposits, money market, and savings accounts supplemented by other deposits of varying maturities and rates, contributes to GrandBanc's liquidity. GrandBank's liquidity position, those assets invested in federal funds, and obligations of the U.S. Government, its agencies and sponsored entities available for sale, of $42.7 million at September 30, 2000, represented a decline of $2.3 million or 5.1%, from the $45.0 million at December 31, 1999. The 1999 level reflected an increase of $5.7 million from December 31, 1998, or 14.7%. Funds available through short-term borrowings, asset maturities, and loan payments are considered adequate to meet all current needs. At September 30, 2000, GrandBanc had the ability to borrow against collateral consisting of securities in its investment portfolio. Although GrandBank's liquidity position remains adequate, potential increases in loan demand could have an adverse impact on liquidity. GrandBank also has a $5 million borrowing line with the Federal Home Loan Bank of Atlanta. This line may be utilized as a supplementary source of funding growth of GrandBank. In addition, GrandBank's ALCO has established minimum standards and key ratios of asset quality and performance. These standards and ratios provide the framework for guidance and measurement. Management evaluates these standards and ratios on an ongoing basis.

         In October 2000, GrandBanc obtained commitments to extend until June 30, 2001 debt to unaffiliated banks due October 31, 2000, in the amount of $2.25 million at September 30, 2000.

         The loan to deposit ratio at September 30, 2000 was 60.0%, compared to 58.4% at December 31, 1999 and 63.4% at December 31, 1998. The loan to total assets ratio at September 30, 2000 was 52.7%, as compared to 50.3% at December 31, 1999 and 55.9% at December 31, 1998.

         The amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2000, which are anticipated by GrandBank based on certain assumptions to re-price or mature in future time periods, are set forth in the Interest Sensitivity Analysis below.

                           INTEREST RATE GAP ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                                        As of September 30, 2000
                                                ------------------------------------------------------------------------
                                                   1-90           91-180         181-365          1-5          Over 5
INTEREST-SENSITIVE ASSETS:                         Days            Days           Days           Years          Years
------------------------------------------------------------------------------------------------------------------------
  Federal funds sold                            $    325        $     --        $     --        $     --        $     --
  Securities                                         494             488             942           9,867          32,707
  Loans maturing                                     808           1,746           2,619          15,439           7,218
  Loans repricing                                 19,985           1,654           2,714           5,029           1,569
  Credit card receivables                          1,638              --              --              --              --
                                                ------------------------------------------------------------------------

    Total                                       $ 23,250        $  3,888        $  6,275        $ 30,335        $ 41,494
                                                ------------------------------------------------------------------------
    Cumulative totals                           $ 23,250        $ 27,138        $ 33,413        $ 63,748        $105,242
                                                ------------------------------------------------------------------------
INTEREST-SENSITIVE LIABILITIES:
  Certificate of deposits & CD IRA's               8,498           5,665          18,440          24,781              15

  Savings accounts & savings IRA's                 4,452              --              --              --              --
  Interest checking accounts                      11,219              --              --              --              --
  Money market deposit accounts                   16,485              --              --              --              --
  Sweep accounts                                   3,812              --              --              --              --
  FHLB - Advances                                  1,000              --              --              --              --
  Other                                            2,456              --              --              --              --
                                                ------------------------------------------------------------------------
    Totals                                        47,922           5,665          18,440          24,781              15
                                                ------------------------------------------------------------------------
    Cumulative totals                             47,922          53,587          72,027          96,808          96,823
                                                ------------------------------------------------------------------------
      Gap                                       $(24,672)       $ (1,777)       $(12,165)       $  5,554        $ 41,479
                                                ------------------------------------------------------------------------
      Cumulative Gap                            $(24,672)       $(26,449)       $(38,614)       $(33,060)       $  8,419
                                                ------------------------------------------------------------------------
Adjustments:
 Beta Adjustments:
   Interest checking (beta factor .30)          $  7,853
   Savings accounts (beta factor .30)              3,116
   Money market accounts (beta factor .40)         9,891
                                                ------------------------------------------------------------------------
Cumulative Adjusted Gap                         ($ 3,811)       ($ 5,588)       ($17,753)       ($12,199)       $ 29,280
                                                ------------------------------------------------------------------------
As Reported Information:
  Interest-sensitive assets/interest-
     sensitive liabilities (cumulative)            48.52%          50.64%          46.39%          65.85%         108.70%
  Cumulative Gap/Total Assets                     (21.54)         (23.09)         (33.71)         (28.86)           7.35
Beta Adjusted Information:
  Interest-sensitive assets/interest-
     sensitive liabilities (cumulative)            85.92           82.92           65.30           83.94          138.55
  Cumulative Gap/Total Assets                      (3.33)          (4.88)         (15.50)         (10.65)          25.56

         The amount of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier of term to re-pricing or the contractual terms of the asset or liability. GrandBanc has assumed that its savings, interest checking, and money market accounts re-price daily. At September 30, 2000, GrandBanc's one-year interest sensitivity gap (the difference between the amount of interest-earning assets and interest-earning liabilities anticipated by GrandBanc, based on certain assumptions, to mature or re-price within one year) as a percentage to total assets was a negative 33.71%. This negative gap position means GrandBanc had $38.6 million more liabilities than assets re-pricing within one year. This generally indicates that in a period of declining interest rates, GrandBanc's net interest income may improve. Conversely, in a rising interest rate environment, GrandBanc's net interest income may be adversely affected. However, this approach assumes that all re-pricing assets and liabilities will re-price the same way. Historical data indicates that certain deposit liabilities such as interest checking, savings, and money market deposits do not re-price the same way as other products and interest gap analysis tend to be more accurate when adjusted to reflect such behavior. The Beta adjusted cumulative gap in the above table reflects a negative gap of 15.5% or $ 17.8 million.

         The following table sets forth information regarding GrandBanc's short-term borrowings from banks for the periods indicated.

                              SHORT TERM BORROWINGS
                             (Dollars in Thousands)

                                               Nine Months Ended September 30,         Year Ended December 31,
                                           -----------------------------------------  --------------------------
                                                  2000                 1999                1999           1998
                                           -------------------  --------------------  -------------  ----------
      End of period balance                    $   2,275             $   2,050          $   2,350      $  1,900
      Average balance                              2,303                 1,996              2,011         1,948
      Maximum month-end balance                    2,542                 2,248              2,542         2,100
      Average interest rate                         9.52%                 8.27%              8.55%        11.47%

         ALLOWANCE FOR LOAN LOSSES

         At September 30, 2000, the allowance for losses was $646 thousand, or 1.07% of total loans outstanding, compared to $690 thousand or 1.17% of loans outstanding at December 31, 1999, and $927 thousand or 1.51% of loans outstanding as of December 31, 1998. The $237 thousand decrease from December 31, 1998 to December 31, 1999 was attributed primarily to the reduction in the total loans outstanding. At December 31, 1999, non-accrual loans increased by $57 thousand or 10.7% to $592 thousand compared to $535 thousand at December 31, 1998. The allowance for loan losses coverage of non-accrual loans was 116.6% at December 31, 1999 compared to a coverage of 173.3% at December 31, 1998. There were no non-performing or non-accrual loans at September 30, 2000.

         The following table sets forth the activity in the allowance for loan losses for the indicated periods.

                       SUMMARY OF LOAN LOSS EXPERIENCE AND
                          THE ALLOWANCE FOR LOAN LOSSES
                             (Dollars in Thousands)

                                                For the nine months ended    For the year ended
                                                       September 30,           December 31,
                                                -------------------------  ---------------------
                                                  2000             1999         1999       1998
                                                -------------------------  ---------------------
Balance at beginning of period                 $   690          $   927       $   927       $ 1,702

Loans charged-off:
  Commercial and other                              --               21            43           260
  Consumer                                         168              441           539           418
  Real estate                                        5               --            --           621
                                               --------------------------     ---------------------
Total charge-offs                                  173              462           582         1,299
                                               --------------------------     ---------------------
Recoveries:
  Commercial and other                              18               12            12           430
  Consumer                                          12               12            28             6
  Real estate                                       39               --            36            78
                                               --------------------------     ---------------------
Total recoveries                                    69               24            76           514
                                               --------------------------     ---------------------
Net loans charged-off                              104              438           506           785
Provision for loan losses                           60              190           269            10
                                               --------------------------     ---------------------
Balance at end of period                       $   646          $   679       $   690       $   927
                                               ==========================     =====================
Average total loans                            $59,084          $58,244       $58,453       $73,176
Total loans at end of period                   $60,364          $58,231       $58,993       $61,300

Ratio of allowance for loan losses
  to total loans outstanding:                     1.07%            1.17%         1.17%         1.51%
Ratio of net charge-offs to average loans         0.23             1.00          0.87          1.07
  outstanding during the period *

--------
*Annualized

         The following table allocates the allowance for loan losses by loan category. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb loss in any category.

                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                             (Dollars in Thousands)


                                              At September 30,                                      At December 31,
                                   -------------------------------------------------  ---------------------------------------------
                                            2000                     1999                    1999                 1998
                                   ------------------------  -----------------------  ---------------------- ----------------------
                                               Percent of                 Percent of            Percent of             Percent of
                                              Loans in Each             Loans in Each          Loans in Each          Loans in Each
                                               Category to               Category to            Category to            Category to
                                   Amount      Total Loans    Amount     Total Loans   Amount   Total Loans   Amount   Total Loans
                                   ------     -------------   ------    -------------  ------  -------------  ------  -------------

Real estate mortgage                $246       69.00%         $224       69.40%        $224       69.00%      $450       61.00%
Real estate construction               0        0.00             1        0.20            1        0.00          1        1.00
Commercial                            70       23.40            49       22.70           49       23.00        114       28.00
Consumer                             247        7.50           304        7.70          304        8.00        281       10.00
Unallocated                           83         N/A           112         N/A          112         N/A         81         N/A
                                    ----      ------          ----      ------         ----      ------       ----      ------
  Total allowance for loan losses   $646      100.00%         $690      100.00%        $690      100.00%      $927      100.00%
                                    ====      ======          ====      ======         ====      ======       ====      ======

         NON-PERFORMING LOANS AND ASSETS

         GrandBank's non-performing assets which are comprised of loans delinquent 90 days or more, non-accrual loans, and other real estate owned
(OREO), totaled $114 thousand at September 30, 2000, as compared to $1.9 million at December 31, 1999 and $1.0 million at December 31, 1998. The percentage of non-performing assets to total assets declined to 0.10% at September 30, 2000 as compared to 1.61% at December 31, 1999 and 0.91% at December 31, 1998.

         Non-performing loans totaled $0 at September 30, 2000 as compared to $1.8 million at December 31, 1999 and $662 thousand at December 31, 1998. Non-performing loans at December 31, 1999 consisted of loans in non-accrual status in the amount of $592 thousand and loans past-due over 90 days of $1.2 million, as compared to nonaccrual loans of $535 thousand and past due loans of $127 thousand at December 31, 1998. Nonaccrual loans are those loans on which the accrual of interest has been discontinued. Commercial loans are generally placed on nonaccrual status when either principal or interest is past due 90 days or more, or when management believes the collection of principal or interest is in doubt. Nonaccrual loans decreased to $0 at September 30, 2000 from $592 thousand at December 31, 1999. Past due loans are defined as those loans which are 90 days or more past due as to principal and interest but are still accruing interest because they are well secured and are in the process of collection. GrandBanc had past due loans of $82 thousand at September 30, 2000 compared to $1.2 million at December 31, 1999 and $127 thousand at December 31, 1998.

         At September 30, 2000 and December 31 1999, OREO, net of valuation reserve, was $114 thousand, compared to $374 thousand at December 31, 1998, representing a decrease of $260 thousand or 69.5%. Generally, GrandBank evaluates the fair value of each property owned annually. These evaluations may be appraisals or other market studies.

         The following table details nonperforming assets, past due loans and asset quality ratios for the periods indicated.

                    NONPERFORMING ASSETS AND PAST DUE LOANS
                             (Dollars in Thousands)

                                                        At September 30,             At December 31,
                                                   -----------------------       -----------------------
                                                     2000            1999            1999          1998
                                                   -----------------------       -----------------------
Nonaccrual loans                                         --       $    275       $    592       $    535
Restructured loans                                       --             --             --             --
                                                   -----------------------       -----------------------
   Total nonperforming loans                             --            275            592            535
Other real estate                                       114            114            114            374
                                                   -----------------------       -----------------------
   Total nonperforming assets                           114            389            706            909
Loans past due 90 days or more
   and accruing interest                                 82            181          1,187            127
                                                   -----------------------       -----------------------
   Total nonperforming assets and past due loans   $    196       $    570       $  1,893       $  1,036
                                                   =======================       =======================

Total loans at period-end                          $ 60,364       $ 58,231       $ 58,993       $ 61,300
Allowance for loan losses                               646            679            690            927
Total assets                                        114,534        118,465        117,267        109,673

Asset Quality Ratios:
Allowance for loan losses to
   period end loans                                    1.07%          1.17%          1.17%          1.51%
Allowance for loan losses to
   nonperforming loans (multiple)                       N/A           2.47x          1.17x          1.73x
Total nonperforming loans
   to total loans                                      0.00%          0.87%          1.00%          0.87%
Total nonperforming assets to
   total assets                                        0.10%          0.83%          0.60%          0.83%
Nonperforming assets to total
   loans plus other real estate                        0.19%          1.47%          1.19%          1.47%
Nonperforming assets and loans past
   due 90 days or more to total loans
   and other real estate                               0.32%          1.68%          3.20%          1.68%


         In addition to the loans listed above as nonperforming or past due, performing loans considered potential problem loans, as defined and identified by management, amounted to $1.6 million at September 30, 2000. Although these are loans where known information about the borrowers' possible credit problems causes management to have doubts as to the borrows' ability to comply with the present loan repayment terms, most are well collateralized and are not believed to present significant risk of loss. Loans classified for regulatory purposes not included in nonperforming loans do not, in management's opinion, represent or result from trends or uncertainties reasonably expected to materially impact future operating results, liquidity or capital resources or present material credits where known information about the borrowers' possible credit problems causes management to have doubts as to the borrowers' ability to comply with the loan repayment terms.

RESULTS OF OPERATIONS

         NET (LOSS)/INCOME

         Net income for the nine months ended September 30, 2000 increased by $244 thousand from the same period in 1999. For the nine-month period ended September 30, 2000, GrandBanc reported net income after taxes of $79 thousand or $0.02 per share (basic and diluted), compared to a loss of $165 thousand or $0.04 per share (basic and diluted) for the same period in 1999. Year-to-date returns on average assets and average equity were 0.09% and 1.79%, respectively for 2000, compared to (0.19%) and (3.10%), for the same period in 1999. GrandBanc had a loss before income taxes of $436 thousand for the year ended December 31, 1999 compared to income $252 thousand for the same period in 1998. Net loss totaled $270 thousand for the year ended December 31, 1999, a decrease of $369 thousand compared to net income in 1998. Basic and diluted earnings per share were ($0.07) in 1999 compared to $0.02 in 1998. The decrease in earnings in 1999 was attributable to higher than anticipated charges to the provision for loan losses, higher overhead, and lower fee income.

         NET INTEREST INCOME

         Net interest income is the difference between interest income on earning assets and interest expense on deposits and other borrowed funds. Net interest income for the nine months ended September 30, 2000 totaled $2.96 million compared to $3.06 million for the same period in 1999, representing a decrease of $98 thousand or 3.21%. The decrease in year-to-date net interest income reflects the effects of the tightening of the spreads between interest earned on loans, securities, federal funds, and other investments, and the rates paid on deposits and borrowed funds. Improvements in the volume of loans were offset by the decreases in securities. In addition, the high ratio of time deposits to non-maturing deposits has negatively affected the overall cost of funding earning assets. GrandBanc's net interest margin for the nine months ended September 30, 2000 decreased slightly to 3.75% from 3.77% for the same period in 1999. The lower volume of earning assets and the higher cost of funds primarily offset the year-to-date gains in the rates earned in interest-earning assets, which negatively affected the overall net interest margin.

         As of September 30, 2000, year-to-date average earning assets decreased by $2.9 million or 2.6% to $105.4 million compared to $108.3 million for the same period in 1999. Average total loans, the largest component of earning assets, increased slightly by $840 thousand to $59.1 million compared to $58.2 million for 1999. However, other earning assets comprised of investment securities and money market instruments decreased by $3.7 million. Average securities decreased by approximately $2.2 million to $45.5 million compared to $47.7 million for first nine months of 1999. Average federal funds sold and money market instruments declined by $1.5 million to $879 thousand as of September 30, 2000 compared to $2.4 million for the same period in 1999.

         As of September 30, 2000, average interest bearing deposits decreased by $5.9 million or 6.3% to $87.8 million compared to $93.7 million as of the same period in 1999. The decrease was primarily attributable to declines in certificates of deposit volume and limited growth in the other deposit categories. Average interest bearing liabilities totaled $96.5 million at September 30, 2000 compared to $100.1 million for the same period in 1999. Average demand deposits, which are paramount to controlling cost of funds, increased by only $922 thousand to $11.3 million as of September 30, 2000 compared to $10.4 million for the same period in 1999.

         Net interest income for the year ended December 31, 1999 totaled $4.05 million compared to $4.19 million in 1998, reflecting a decrease of $145 thousand or 3.5%. Total interest income totaled $8.6 million in 1999 compared to $8.2 million in 1998. This increase was the result of $1.9 million improvement in interest income from securities which helped offset a decreased in interest and fees on loans of $1.4 million. The decrease in interest and fee revenue from loans was the result of the continuing decrease in loan volume experienced during 1999. Interest expense increased by $549 thousand to $4.6 million in 1999, compared to $4.0 million in 1998. The increase in interest expense was attributable to increases in deposits and other borrowed funds. Deposits and other borrowed funds increased by $9.5 million or 9.4%; and the cost of funding deposit and other borrowings decreased to 4.56% in 1999 from 4.79% in 1998. The loss in loan volume negatively affected the overall net interest margin.

         The average yield on earning assets for the year ended December 31, 1999, was 7.95% compared to 8.77% in 1998. The average interest rate paid on interest bearing deposits in 1999 was 4.50% compared to 4.69% in 1998. The average interest rate paid on other borrowed funds in 1999 was 5.32% compared to 6.30% in 1998. Net interest margin is the ratio of net interest income to average earning assets. For the year ended 1999, net interest margin was 3.74% compared to 4.48% for the year ended December 31, 1998.

         The following table sets forth certain information relating to GrandBanc's average consolidated statements of financial condition and reflects the interest income on interest earning assets and interest expense on interest bearing liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. These yields and costs are derived by dividing income or expense by the average daily balance of the related assets or liabilities, respectively, for the periods presented. Non-accrual loans have been included in the average balances of loans.

                       AVERAGE BALANCES, RATES AND YIELDS
                             (DOLLARS IN THOUSANDS)

                                                              For the Nine Months Ended September 30,
                                               ------------------------------------------------------------------------------
                                                               2000                                   1999
                                               --------------------------------------    ------------------------------------
                                                             Interest                                  Interest
                                               Average        Income/         Yield/       Average      Income/       Yield/
                                               Balance        Expense         Rate         Balance      Expense        Rate
ASSETS
Interest-earning assets:
   Loans receivable                            $ 59,084       $  4,283         9.69%     $  58,244      $  4,236        9.72%
   Investment securities                         45,450          2,134         6.28         47,635         2,148        6.03
   Other interest-earning assets                    879             40         6.08          2,390            86        4.81
                                               --------       --------                   ---------      --------
      Total interest-earning assets             105,413          6,457         8.19        108,269         6,470        7.99
Noninterest-earning assets:
   Other assets                                   8,871                                      9,828
                                               --------                                   --------
      Total assets                             $114,284                                   $118,097
                                               ========                                   ========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   Savings and interest checking               $ 15,514       $    262         2.25%     $  15,058      $    245        2.17%
   Money market accounts                         14,800            452         4.07         11,120           267        3.21
   Time deposits                                 57,510          2,393         5.55         67,506         2,651        5.24
                                               --------       --------                   ---------      --------
       Total interest-bearing deposits           87,824          3,107         4.73         93,684         3,163        4.51
   Other                                          8,681            392         6.04          6,385           251        5.26
                                               --------       --------                   ---------      --------
       Total interest-bearing liabilities        96,505          3,499         4.85        100,069         3,414        4.56
                                                              --------                                  --------
Noninterest-bearing liabilities:
   Noninterest-bearing demand                    11,364                                     10,442
   Other noninterest-bearing liabilities            520                                        493
   Shareholders' equity                           5,895                                      7,093
                                               --------                                  ---------
       Total liabilities and
          shareholders' equity                 $114,284                                   $118,097
                                               ========                                   ========
       Net interest income                                    $  2,958                                  $  3,056
                                                              ========                                  ========
       Interest rate spread                                                    3.35%                                    3.44%
                                                                             ======                                   =======
       Net interest margin                                                     3.75%                                    3.77%
                                                                             ======                                   =======
       Ratio of average interest-earning
          assets to average
          interest-bearing liabilities                                       109.23%                                  108.19%
                                                                             ======                                   =======

                       AVERAGE BALANCES, RATES AND YIELDS
                             (DOLLARS IN THOUSANDS)

                                                                        For the Year Ended December 31,
                                                  -----------------------------------------------------------------------------
                                                                    1999                                   1998
                                                  ------------------------------------     ------------------------------------
                                                                   Interest                                Interest
                                                   Average         Income/     Yield/       Average        Income/        Yield/
                                                   Balance         Expense     Rate         Balance        Expense        Rate
                                                  ------------------------------------     ------------------------------------
ASSETS
Interest-earning assets:
     Loans receivable                             $ 58,453       $  5,613         9.60%      $ 73,176      $  7,038        9.62%
     Investment securities                          47,718          2,896         6.07         16,768           957        5.71
     Other interest-earning assets                   2,133            104         4.88          3,662           214        5.84
                                                  --------       --------                    --------      --------
          Total interest-earning assets            108,304          8,613         7.95         93,606         8,209        8.77
Noninterest-earning assets:
     Other assets                                    9,922                                      8,980
                                                  --------                                   --------
          Total assets                            $118,226                                   $102,586
                                                  ========                                   ========

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
     Savings and interest checking                $ 14,710       $    318         2.16%      $ 12,856      $    297        2.31%
     Money market accounts                          11,291            371         3.29         11,158           360        3.23
     Time deposits                                  67,115          3,502         5.22         55,107         3,057        5.55
                                                  --------       --------                    --------      --------
          Total interest-bearing deposits           93,116          4,191         4.50         79,121         3,714        4.69
     Other                                           7,066            376         5.32          4,828           304        6.30
                                                  --------       --------                    --------      --------
          Total interest-bearing liabilities       100,182          4,567         4.56         83,949         4,018        4.79
                                                                 --------                                  --------
Noninterest-bearing liabilities:
     Noninterest-bearing demand                     10,650                                     10,221
     Other noninterest-bearing liabilities             494                                        677
     Shareholders' equity                            6,900                                      7,739
                                                  --------                                   --------
          Total liabilities and
               shareholders' equity               $118,226                                   $102,586
                                                  ========                                   ========
          Net interest income                                    $  4,046                                 $  4,191
                                                                 ========                                 ========
          Interest rate spread                                                    3.39%                                    3.98%
                                                                                ======                                   ======
          Net interest margin                                                     3.74%                                    4.48%
                                                                                ======                                   ======
          Ratio of average interest-earning
               assets to average
               interest-bearing liabilities                                     108.11%                                  111.50%
                                                                                ======                                   ======

     The following table presents GrandBanc's analysis of changes in interest income and interest expense relating to volume and rate for the periods indicated.

                             RATE / VOLUME ANALYSIS
                             (Dollars in Thousands)

                                                Nine months ended                          Nine months ended
                                               September 30, 2000                         September 30, 1999
                                                    Compared to                              Compared to
                                                 September 30, 1999                       September 30, 1998
                                        -----------------------------------------------------------------------------
                                                      Increase (decrease) attributable to change in:
                                        -----------------------------------------------------------------------------
                                         Increase                                Increase
                                         (Decrease)     Rate          Volume     (Decrease)       Rate         Volume
                                        -------------------------------------    ------------------------------------
Interest earned on:
     Loans receivable                   $    47       $   (14)      $    61       $(1,103)      $    57       $(1,160)
     Investment securities                  (14)           85           (99)        1,552           174         1,378
     Other interest earning assets          (46)            8           (54)         (107)          (18)          (89)
                                        -------------------------------------    ------------------------------------
          Total interest income             (13)           79           (92)          342           213           129
                                        -------------------------------------    ------------------------------------
Interest paid on:
     Savings and interest checking           17            11             6            15           (17)           32
     Money market accounts                  185            97            88            (4)            2            (6)
     Time deposits                         (258)          139          (397)          388          (180)          568
     Other borrowed funds                   141           100            41            16           (53)           69
                                        -------------------------------------    ------------------------------------
     Total interest expense                  85           347          (262)          415          (248)          663
                                        -------------------------------------    ------------------------------------
     Net interest income                $   (98)      $  (268)      $   170       $   (73)      $   461       $  (534)
                                        =====================================    ====================================

                              RATE/VOLUME ANALYSIS
                             (Dollars in Thousands)

                                                     Year ended                              Year ended
                                                  December 31, 1999                       December 31, 1998
                                                    Compared to                              Compared to
                                                   December 31,1998                       December 31, 1997
                                        -----------------------------------------------------------------------------
                                                      Increase (decrease) attributable to change in:
                                        -----------------------------------------------------------------------------
                                         Increase                                Increase
                                         (Decrease)     Rate          Volume     (Decrease)       Rate         Volume
                                        -------------------------------------    ------------------------------------
Interest earned on:
     Loans receivable                   $(1,425)      $    (9)      $(1,416)      $    78       $   231       $  (153)
     Investment securities                1,939           173         1,766           (54)          (30)          (24)
     Other interest earning assets         (110)          (21)          (89)           78            21            57
                                        -------------------------------------    ------------------------------------
          Total interest income             404           143           261           102           222          (120)
                                        -------------------------------------    ------------------------------------
Interest paid on:
     Savings and interest checking           21           (22)           43             6             6             0
     Money market accounts                   11             7             4          (104)          (13)          (91)
     Time deposits                          445          (221)          666             1           (23)           24
     Other borrowed funds                    72           (69)          141           (16)          (98)           82
                                        -------------------------------------    ------------------------------------
          Total interest expense            549          (305)          854          (113)         (128)           15
                                        -------------------------------------    ------------------------------------
          Net interest income           $  (145)      $   448       $  (593)      $   215       $   350       $  (135)
                                        =====================================    ====================================


LOAN PORTFOLIO

         GrandBank's lending activities are broken into three broad types of loan categories consisting of commercial, real estate and consumer loans. The overall size and composition of the loan portfolio depends upon the market demand for credit and management's requirements for liquidity, asset quality and profitability. The composition of GrandBank's loan portfolio is shown on the following table.


                            LOANS OUTSTANDING BY TYPE
                             (Dollars in Thousands)

                                       At September 30,                                             At December 31,
                              ------------------------------------------------    -------------------------------------------------
                                       2000                     1999                      1999                     1998
                              -----------------------  -----------------------    -----------------------   -----------------------
                                         Percent of                 Percent of               Percent of                Percent of
                               Amount    Total Loans    Amount     Total Loans    Amount     Total Loans    Amount      Total Loans
                              -------      ------       -------      ------       -------      ------       -------    ------------
Real estate mortgage          $41,705       69.00%      $40,995       69.40%      $40,988       69.00%      $37,659       61.00%
Real estate construction            0        0.00            94        0.20            94        0.00           210        1.00
Commercial                     14,165       23.40        13,429       22.70        13,381       23.00        17,477       28.00
Consumer & credit card          4,549        7.50         4,529        7.70         4,530        8.00         5,954       10.00
                              -------      ------       -------      ------       -------      ------       -------      ------
Total                         $60,419      100.00%      $59,047      100.00%      $58,993      100.00%      $61,300      100.00%
                              -------      ------       -------      ------       -------      ------       -------      ------

         The following tables set forth a maturity schedule of selected loans in the portfolio. Actual maturities may differ from those shown as loans are often refinanced or repaid prior to maturity. A significant portion of GrandBank's loans due after one year have a variable rate feature which allows rates to change as the prime rate changes, thus reducing GrandBank's interest rate risk.


                LOAN MATURITIES AND SENSITIVITY TO INTEREST RATES
                             As of December 31, 1999
                             (Dollars in Thousands)

                                Due in One       Due After      Due After
                               Year or Less    One-Five Years  Five Years
                               ------------    --------------  ----------
Real estate mortgage             $22,925         $14,055         $ 4,009
Real estate construction              94               0               0
Commercial                         7,194           3,307           2,880
Consumer and credit card           2,680           1,597             252
                                 -------         -------         -------
   Total                         $32,893         $18,959         $ 7,141
                                 =======         =======         =======

                  LOANS WITH MATURITIES OF ONE YEAR OR GREATER
                             As of December 31, 1999
                             (Dollars in Thousands)

                                  Fixed          Variable
                                  Rate            Rate
                                 -------         -------
Real estate mortgage             $16,840         $ 1,224
Real estate construction               0               0
Commercial                         1,532           4,655
Consumer and credit card           1,718             131
                                 -------         -------
   Total                         $20,090         $ 6,010
                                 =======         =======


INVESTMENT PORTFOLIO

         Securities in the investment portfolio are classified into two categories, held to maturity (HTM) and available for sale (AFS). The AFS investment portfolio is managed from an interest income and total return perspective. As such, securities will at times be sold out of the AFS portfolio when management deems that a greater return can be earned in another type of security (including cash) or that the interest rate risk in the balance sheet is not appropriate for the prevailing micro and macro-economic climate. The AFS portfolio is marked-to-market on a monthly basis. Changes in the fair value of the AFS portfolio are excluded from earnings and reported as a separate component of equity, net of income taxes. The investment portfolio is primarily comprised of three basis types of securities: U.S. Treasury and U.S. Government agencies, mortgage-backed obligations (MBSs), and collateralized mortgage obligations (CMOs). The investments are chosen primarily to provide and maintain adequate liquidity and to generate a positive return on investments without undue interest or credit risk. GrandBanc utilizes the Federal Funds market to invest available short term funding. At September 30, 2000 and December 31, 1999, GrandBanc's investments portfolio totaled $42.4 million and $45.0 million, respectively. Refer to Note 4 of the Notes to GrandBanc's Consolidated Financial Statements for the year ended December 31, 1999 and Note 4 to GrandBanc's Consolidated Financial Statements for the nine months ended September 30, 2000 for the carrying and fair values of the investment securities portfolio. The investment portfolio is accounted for in accordance with FAS 115. The following tables depict the maturities and weighted average yields of the investment securities portfolio by category. Amounts represent stated maturities adjusted for estimated calls.

                    INVESTMENT SECURITIES AVAILABLE FOR SALE
                                 AT FAIR VALUE
                             (Dollars in Thousands)


                                                     At September 30,                 At December 31,
                                                  -----------------------         -----------------------
                                                    2000          1999              1999          1998
                                                  -------         -------         -------         -------
U.S. Government agencies and corporations         $24,622         $24,839         $24,839         $17,518
Mortgage-backed securities                         17,300          19,650          19,650          16,105
Other securities                                      483             478             478             457
                                                  -------         -------         -------         -------
Total                                             $42,405         $44,967         $44,967         $34,080
                                                  -------         -------         -------         -------


                         INVESTMENT PORTFOLIO MATURITY
                            AS OF SEPTEMBER 30, 2000
                             (Dollars in Thousands)

                                                             Estimated        Weighted
                                              Amortized        Fair            Average
                                                Cost          Value             Yield
                                              ---------      ----------       --------
U.S. Government Agency:
Due in one year or less                           --               --              --
Due after one year through five years          $ 4,599         $ 4,480            6.07%
Due after five years through ten years          21,406          20,142            6.29
                                               -------          ------
   Total U.S. Agency                            26,005          24,622            6.25
Mortgage-backed securities                      18,068          17,300            6.49
Other investments                                  425             483            1.58
                                               -------          ------
Total                                          $44,498          42,405            6.30
                                               =======          ======


DEPOSIT ACTIVITIES

         GrandBank offers a wide range of deposit products with varying rates and terms to meet GrandBanking needs of both individuals and business customers in the community. GrandBank offers checking, interest checking, money market accounts, savings, and individual retirement accounts (IRAs). GrandBank also offers a variety of certificates of deposit with maturities of three months to five years.

         The average balance of deposits and average interest paid during the nine months ended September 30, 2000 and 1999 and years 1999, 1998, and 1997 can be found in the average consolidated balance sheet at pages 113 to 114. The following table sets forth information regarding GrandBanc's certificates of deposit.

                  CERTIFICATES OF DEPOSIT OF $100,000 OR MORE
                            AS OF SEPTEMBER 30, 2000
                             (Dollars in Thousands)


Maturity Period                           Amount
---------------                           ------
Three months or less(1)                  $ 1,385
Over three through six months(1)           1,337
Over six through 12 months(1)              6,009
Over 12 months                             5,177
                                         -------
     Total                               $13,908
                                         =======


(1) The amount of certificates of deposit above that mature within 12 months is $8.7 million. The Company does not have any liquidity concerns as a result of the volume of these maturities.

         PROVISION FOR LOAN LOSSES

         For the nine-month period ended September 30, 2000, the provision for loan losses totaled $60 thousand compared to $189 thousand for the same period in 1999. The reduction in the level of the provisions principally related to the decline the levels of loans and nonperforming assets.

         The provision for loan losses added $269 thousand to the allowance for loan losses in 1999 compared to $10 thousand in 1998. This increase was primarily attributed to higher than anticipated write-off of credit card receivables. Other than the credit cards, the quality of the loan portfolio remained strong. Loans other than credit cards reflected a significant improvement in 1999 as compared to 1998. This portfolio experienced a net recovery of $7 thousand for 1999 compared to net charge-offs of $394 thousand in 1998. Total charge-offs net of recoveries totaled $506 thousand in 1999 compared to $785 thousand in 1998. Total charge-offs net of recoveries related to credit card receivables totaled $513 thousand in 1999 compared to $391 thousand in 1998.

         NON-INTEREST INCOME

         For the nine-month period ended September 30, 2000, noninterest income totaled $561 thousand compared to $434 thousand for the same period in 1999, representing an increase of $127 thousand or 29.3%. Non-interest income for the year ended December 31, 1999 was $610 thousand compared to $638 thousand in 1998, a decrease of $28 thousand or approximately 4.4%. This change was primarily due to decreases in miscellaneous fee income related to the loan portfolio. Service charges on deposit accounts for 1999 actually increased by 28.1% to $410 thousand, compared to $320 thousand in 1998.

         NON-INTEREST EXPENSE

         Total noninterest expense for the nine months ended September 30, 2000 totaled $3.33 million compared to $3.57 million for the same period in 1999, representing a decrease of $239 thousand or 6.7%. For the nine months ended September 30, 2000, salaries and employee benefits totaled $1.52 million compared to $1.57 million for the same period in 1999. This represents a decrease of $48 thousand, or 3.1%. For the nine-month period ended September 30, 2000, occupancy and equipment expense totaled $644 thousand compared to $699 thousand for the same period in 1999. This represents a decrease of $55 thousand or 7.9%. The decrease in occupancy and equipment cost is partially attributable to the savings gained from the purchase in early 1999 of the GrandBank building located at 7535 Old Georgetown Road, Bethesda, Maryland as well as GrandBanc's efforts to control overhead. Other operating expenses for the nine months ended September 30, 2000 decreased by $136 thousand or 10.5 % when compared to the same period in 1999. For the nine-month period ended September 30, 2000, other operating expenses totaled $1.16 million compared to $1.3 million for the same period in 1999.

         Total non-interest expense for the year ended December 31, 1999 of $4.82 million reflected an increase of approximately $256 thousand or 5.6% primarily as a result of increases in personnel costs and other operating expenses. The 1999 salaries and benefits expense increased by $293 thousand or 16.3% to $2.09 million compared to $1.80 million in 1998. However, occupancy and equipment expense decreased by $103 thousand to $918 thousand. The improvement in occupancy cost resulted from the efficiencies gained as a result of the purchase of the Old Georgetown Road, Bethesda bank building early in 1999.

         INCOME TAXES

         Income tax expense totaled $53 thousand for the nine months ended September 30, 2000, compared to income tax benefit of $100 thousand for the nine months ended September 30, 1999, income tax benefit of $166 thousand for 1999 and income tax expense of $153 thousand in 1998. In 1997, GrandBanc recorded a deferred tax benefit of $1.3 million from the recognition of $3.3 million in tax loss carry-forwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized.

         IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and Notes thereto have been prepared in accordance with Generally Accepted Accounting Principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of GrandBanc's operations. Unlike most industrial companies, nearly all assets and liabilities of GrandBanc are monetary in nature. As a result, interest rates have a greater impact on GrandBanc's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods or services.

                           INFORMATION ABOUT GRANDBANC

         GrandBanc, headquartered in Rockville, Maryland, was incorporated under Maryland law in 1983 to be the registered bank holding company for its wholly owned subsidiary bank, GrandBank. Substantially all of GrandBanc's activities relate to the ownership and management of GrandBank and the bank premises holding company for GrandBank.

         GrandBank, organized in 1979, is a Maryland chartered commercial bank which is not a member of the Federal Reserve System. GrandBank operates out of four offices located in Montgomery County, Maryland and the city of Alexandria, Virginia. GrandBank is subject to the regulation and supervision of the Maryland State Commissioner of Financial Regulation (the Maryland Commissioner), the Virginia Commissioner of Financial Institutions (the Virginia Commissioner), and the Federal Deposit Insurance Corporation (the FDIC).

         As of September 30, 2000, GrandBank had forty-two employees, all of which were full time. GrandBanc has no employees who are not employees of GrandBank. The executive offices of GrandBank and GrandBank are located at 1800 Rockville Pike, Rockville, Maryland 20852 and its telephone number is (301) 770-1300.

         GrandBank, in addition to its headquarters in Rockville, has branch offices in Bethesda and Germantown, Maryland and Alexandria, Virginia. GrandBank is a full-service, community-oriented commercial bank serving small-to-medium sized businesses, professionals, and individuals in the Washington, DC metropolitan area. GrandBank established its Alexandria, Virginia office in connection with the acquisition of a portfolio of loans, certain other assets, and certain deposits, from First Commonwealth Financial Corp. and its subsidiary, First Commonwealth Federal Savings Bank FSB. GrandBank offers a full range of commercial and retail banking services, including commercial and consumer loan and deposit products suited to businesses and professional and consumer customers. GrandBanc's mission is to provide a high level of personal service to the local community and also to participate in community service within the Montgomery County, Alexandria, Virginia, and the Washington, D.C. metropolitan area. GrandBank competes with local and regional commercial banks, savings associations, mutual savings banks, credit unions, money market brokers, and other financial institutions that provide loan and deposit relationships. GrandBanc competes with these other institutions for customers by offering competitive products and services, interest rates, and delivery of quality service and expertise.

         GrandBanc derives substantially all of its revenue and income from the activities of GrandBank. At September 30, 2000, GrandBanc had consolidated assets of $114.5 million, deposits of $100.5 million, loans, net of allowance for loan losses of $59.7 million, and stockholder's equity of $6.2 million. At September 30, 2000, GrandBank was a "well capitalized" institution under Section 38 of the Federal Deposit Insurance Act, and its : Tier 1 and total capital ratios were 10.76% and 11.67%, respectively, and its leverage ratio was 7.11%.

         You can find additional information about GrandBanc in its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and Current Report on Form 8-K dated October 11, 2000, all of which are incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 133.

INFORMATION ABOUT CERTAIN DIRECTORS OF GRANDBANC

         Set forth below is certain information relating to those current directors of GrandBanc who will become directors of Century immediately following the effective time of the merger, or who are eligible to be designated as directors of Century in accordance with the merger agreement. See "The Merger Agreement - Designation of Directors" on page 49. Management of GrandBanc is not currently aware of any other person who may be designated as a director of Century following the effective time of the merger. No executive officer of GrandBanc will become an executive officer or director of Century following the effective time.

         Abbey J. Butler, 63, is Co-Chairman and Co-Chief Executive Officer of Avatex Corporation, a position, he has held since 1997. From 1991 to 1996, he was Co-Chairman and Co-Chief Executive Officer of FoxMeyer Health Corporation. During 1996, FoxMeyer Drug Company, a subsidiary of FoxMeyer Health Corporation, filed a petition under Chapter 11 of the federal bankruptcy laws. Mr. Butler is also President and Director of C.B. Equities, Corp., a private investment company.

         Melvyn J. Estrin, 58, is Chairman of the Board of GrandBanc and GrandBank. He is Co-Chairman and Co-Chief Executive Officer of Avatex Corporation, a position, he has held since 1997. From 1991 to 1996, he was Co-Chairman and Co-Chief Executive Officer of FoxMeyer Health Corporation. During 1996, FoxMeyer Drug Company, a subsidiary of FoxMeyer Health Corporation, filed a petition under Chapter 11 of the federal bankruptcy laws. Mr. Estrin is also Chairman of the Board of University Research Corporation, a government contracting company.

         Avis Y. Pointer, 63, has been President of Quantum Leap, Inc. since April 1, 1995. Prior to that, she was Vice President of The National Medical Association from 1983 to July 1, 1995, and from 1980 to 1993, she served as Associate Vice President of Howard University.

         Joan H. Schonholtz, 67, was Secretary/Treasurer of Schonholtz & Magee, M.D., Orthopedics P.A. from 1977 to June 15, 1995, at which time she retired from that position.

VOTING SECURITIES AND PRINCIPAL HOLDERS

         The following table sets forth certain information as of December 12, 2000 concerning the number and percentage of shares of the GrandBanc common stock beneficially owned by its directors, Chief Executive Officer, and by its directors and all executive officers as a group, as well as information regarding each other person known by GrandBanc to own in excess of 5% of the outstanding GrandBanc common stock. Except as otherwise indicated, all shares are owned directly, and the named person has sole voting and sole investment power with respect to all shares. Except as set forth below, GrandBanc knows of no other person or persons who beneficially own in excess of five percent of the GrandBanc Common Stock. Further, except for the merger agreement with Century, GrandBanc is not aware of any arrangement which at a subsequent date may result in a change of control of GrandBanc.

             NAME                            NUMBER OF SHARES            PERCENT OF CLASS(1)
             ----                            ----------------            -------------------
Directors

Abbey J. Butler                                  370,000(2)(3)                   9.09%
13804 LeHavre Drive
Palm Beach
  Gardens, FL 33410

Steven K. Colliatie                               61,349(2)                      1.41%

Melvyn J. Estrin                                 729,497(2)(4)                  17.93%
6508 Kenhill Road
Bethesda, MD 20817

Avis Y. Pointer                                   23,478(2)                        *

Joan H. Schonholtz                               375,681(2)(5)                   9.23%
32 Bemon Woods Court
Potomac, MD 20854

All Directors and Executive                     1,560,005(2)                    37.41%
Officers as a group (five
persons)

Other 5% Shareholders

Abod Enterprises                                 254,428                         6.28%
15756 Cherry Blossom Lane
North Potomac, MD 20878

Joel Comiteau                                    250,000                         6.17%
30 Stone Drive
West Orange, NJ 07052

     *    Less than one percent

(1) Based on 4,049,590 shares outstanding as of September 30, 2000, except with respect to individuals holding options to acquire Common Stock exercisable within sixty days of September 30, 2000, in which event represents the percentage of shares issued and outstanding as of September 30, 2000 plus the number of such options or warrants held by such person, and all directors and officers as a group, which represents percentage of shares outstanding as of September 30, 2000 plus the number of such options or warrants held by all such persons as a group.

(2)      Includes 20,000, 60,000, 20,000, 20,000, 20,000, and 140,000 shares which Directors Butler, Colliatie, Estrin, Pointer and Schonholtz and all directors and executive officers as a group, respectively, have the right to acquire upon the exercise of options exercisable within sixty days of the Record Date.

(3) Includes 150,000 shares owned by C.B. Equities Retirement Trust, of which Mr. Butler is co-trustee.

(4) Includes 60,000 shares owned by the Sidney Goldstein Family Trust, of which Mr. Estrin is trustee, 77,332 shares owned by the Estrin Grandchildren Trust, 35,000 shares owned by the Lemer Grandchildren Trust of which Mr. Estrin is co-trustee, and 125,370 shares owned by the Estrin Family Limited Partnership which Mr. Estrin controls.

(5) Includes 281,555 shares owned by the Joan H. Schonholtz Revocable Trust and 74,126 shares owned by the George J. Schonholtz Revocable Trust. Ms. Schonholtz and her spouse are trustees of each of these trusts.

MARKET FOR THE COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         There is limited public trading in GrandBanc's common stock. Other than options for 162,000 shares of common stock under GrandBanc's option plans, there are presently no other outstanding securities convertible into common equity of GrandBanc. Bid prices for the common stock in the over-the-counter market for each quarterly period within the two most recent fiscal years are as follows:

                                    2000                         1999                    1998
                        -----------------------------    -------------------      ------------------
                           High/Ask        Low/Bid      High/Ask     Low/Bid     High/Ask    Low/Bid
   Quarter Ended            Price           Price         Price       Price       Price       Price
   -------------            -----           -----         -----       -----       -----       -----
March 31                     1.38            1.25         $2.00       $2.00       $4.50       $3.50
June 30                      1.75            1.69          2.13        2.13        4.50        3.50
September 30                 1.65            1.38          2.25        1.85        4.50        3.00
December 31                  NA              NA            2.00        2.00        2.63        2.00

         The quotation were obtained from the Washington Post at each time period shown and reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

         At September 30, 2000 there were 393 holders of record. There have been no dividends paid in the past two years.

            SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF
                     GRANDBANC STOCKHOLDERS AND RIGHTS THOSE
                  PERSONS WILL HAVE AS STOCKHOLDERS OF CENTURY

                           GRANDBANC                                         CENTURY
                           ---------                                         -------
CORPORATE GOVERNANCE:      The rights of GrandBanc stockholders              The rights of Century stockholders are
                           are currently governed by Maryland law            governed by Delaware corporate law and the
                           and the Articles of Incorporation and             Certificate of Incorporation and Bylaws of
                           Bylaws of GrandBanc  Following the                Century.
                           completion of the merger, rights of
                           GrandBanc stockholders who become
                           Century stockholders will be governed
                           by Delaware corporate law and the
                           Certificate of Incorporation and
                           Bylaws of Century.

BOARD OF DIRECTORS:        The GrandBanc Board consists of five              The Century Board currently consists of
                           persons, all of whom are elected                  seven directors and, immediately following
                           annually.                                         completion of the merger, will consist of
                                                                             nine directors, all of whom are elected
                                                                             annually.

ELECTION OF DIRECTORS:     GrandBanc stockholders are allowed to             Under Delaware law and the provisions of
                           cumulate their votes in the election              Century's Certificate of Incorporation,
                           of directors.  Each share of GrandBanc            stockholders are not entitled to cumulate
                           stock may be voted for as many                    votes in the election of directors.  Each
                           individuals as there are directors to             share of Century has one vote for each
                           be elected.  Directors are elected by             nominee for director.  The directors of
                           a plurality of the votes cast by the              Century are elected by a plurality of the
                           holders entitled to vote at the                   votes cast by the holders entitled to vote
                           meeting.                                          at the meeting, though they are not
                                                                             required to be elected by written ballot.

REMOVAL OF DIRECTORS:      Under Maryland law and the Articles of            Delaware law and the Bylaws of Century
                           Incorporation and Bylaws of GrandBanc             permit the removal, with or without cause,
                           any member of the board may be                    of any director or the entire board of
                           removed, with or without cause, by the            directors by the holders of a majority of
                           affirmative vote of a majority of all             shares then entitled to vote at an
                           the votes entitled to be cast for the             election of directors.
                           election of directors.

MERGER:                    Under Maryland law, a merger may                  Under Delaware law, a merger may become
                           become effective without the approval             effective without the approval of the
                           of the surviving corporation's                    surviving corporation's stockholders in
                           stockholders in certain                           certain circumstances.  Where stockholder
                           circumstances.  Where stockholder                 approval is required, the merger must be
                           approval is required, the merger must             approved by the holders of a majority of
                           be approved by the stockholders of the            the outstanding shares entitled to vote
                           corporation by the affirmative vote of            unless the Certificate of Incorporation
                           at least two-thirds of all the votes              provides for a higher number.  The
                           entitled to be cast on the matter                 Certificate of Incorporation of Century
                           unless a different number, not less               provides that in the event of a merger
                           than a majority, is specified in the              requiring stockholder approval, the
                           Articles of Incorporation.  The                   affirmative vote or consent of the holders
                           GrandBanc Articles of Incorporation do            of at least two-thirds, rather than a
                           not provide for a different number.               majority, of the outstanding shares of

                           GRANDBANC                                         CENTURY
                           ---------                                         -------
                                                                             capital stock of the corporation entitled to vote
                                                                             shall be required to take such action.

VOTE REQUIRED FOR          Maryland law provides that on matters             Delaware law provides that in all matters
CERTAIN STOCKHOLDER        other than the election of directors              other than the election of directors, the
ACTIONS:                   and certain extraordinary corporate               affirmative vote of the majority of the
                           actions, the affirmative vote of a                shares present or represented by proxy at
                           majority of all votes cast at a                   the meeting and entitled to vote on the
                           stockholders' meeting at which a                  subject matter shall be the act of the
                           quorum is present shall be the act of             stockholders, unless the vote of a greater
                           the stockholders, unless the vote of a            number is required by law or the
                           greater number is required by law or              Certificate of Incorporation or Bylaws.
                           the Articles of Incorporation.  The
                           Articles of Incorporation of GrandBanc            The Certificate of Incorporation of
                           do not require a greater number.  An              Century provides that an amendment of the
                           abstention is not considered a "vote              Certificate of Incorporation, a merger or
                           cast" for purposes of the voting                  consolidation of the corporation, a sale,
                           requirement, but a stockholder who                lease or exchange of all or substantially
                           abstains in person or by proxy is                 all of the assets of the corporation, the
                           considered present for purposes of the            adoption of a plan of dissolution or
                           quorum requirement.                               liquidation or revocation of a dissolution
                                                                             must be approved by the affirmative vote or
                                                                             consent of the holders of at least two-
                           Under Maryland law, a consolidation,              thirds, rather than a majority, of the
                           merger, share exchange or transfer must           outstanding shares of capital stock of the
                           be approved by the stockholders of the            corporation or such class or series thereof
                           corporation by the affirmative vote of            entitled to vote.
                           two-thirds of all the votes entitled to
                           be cast on the matter. The Articles of
                           Incorporation of GrandBanc do not provide
                           for a different number.




AMENDMENT OF CHARTER       Under Maryland law, the GrandBanc                 Under Delaware law, the Certificate of
AND BYLAWS:                Articles of Incorporation may be                  Incorporation of Century  may be amended
                           amended by the affirmative vote of                by the affirmative vote of a majority of
                           two-thirds of all the votes of                    the outstanding stock entitled to vote on
                           stockholders entitled to be cast on               the amendment at a stockholders' meeting
                           the matter, unless a different number,            and a majority of the outstanding stock of
                           not less than a majority, is specified            each class entitled to vote on the
                           in the Articles of Incorporation.                 amendment as a class, unless the vote of a
                           Notwithstanding the above, a majority             greater number is required.  Century's
                           of the entire board of directors may              Certificate of Incorporation provides that
                           amend the corporation's Articles of               where Delaware law requires stockholder
                           Incorporation to change the name of               approval to amend the Certificate of
                           the corporation or change the name or             Incorporation, the affirmative vote of the
                           other designation or par value of any             holders of at least two-thirds, rather
                           class or series of the corporation's              than a majority, of the outstanding shares
                           stock and the aggregate par value of              of capital stock of the corporation or
                           the corporation's stock.  The                     such class or series thereof entitled to
                           GrandBanc Articles of Incorporation               vote shall be required.
                           provide that the corporation may make
                           amendments to the Articles of                     Under Delaware law, the power to amend
                           Incorporation, but any such amendment             Bylaws resides in the stockholders
                           which changes the terms or contract               entitled to vote, provided that a
                           rights of any of its                              corporation may, in its Certificate of

                           GRANDBANC                                         CENTURY
                           ---------                                         -------
                           outstanding stock
                           shall be invalid unless such amendment            Incorporation, confer the power to amend
                           shall have been authorized by not less            the Bylaws upon the directors.  The fact
                           than a majority of the aggregate                  that such power has been conferred on the
                           number of the votes entitled to be                directors does not divest nor limit the
                           cast thereon.                                     power of the stockholders to amend the
                                                                             Bylaws.  Century's Certificate of
                           Under Maryland law and GrandBanc's                Incorporation provides that the board of
                           Bylaws, both the board of directors and           directors is authorized to amend the Bylaws.
                           stockholders have the power to amend
                           the Bylaws.


STOCKHOLDER ACTIONS        Under Maryland law, common                        Under Delaware law, unless otherwise
WITHOUT A MEETING:         stockholders may act without a meeting            provided in a corporation's Certificate of
                           if a written consent which describes              Incorporation, stockholders may act by
                           the action is signed by all the                   written consent signed by the holders of
                           stockholders entitled to vote on the              outstanding shares having not less than
                           matter and is filed with the records              the minimum number of votes necessary to
                           of stockholders meetings.  In                     take such action at a meeting.  Century's
                           contrast, unless the Articles of                  Certificate of Incorporation provides that
                           Incorporation require otherwise, the              any action required to be taken or that
                           holders of any other class of stock               may be taken at any annual or special
                           that is entitled to vote in the                   meeting of stockholders of the corporation
                           election of directors may act by the              may not be taken by written consent
                           written consent of the holders of the             without a meeting, prior notice and a vote.
                           shares necessary to approve the action
                           if the corporation gives notice of the
                           action to all stockholders within 10
                           days after the effective date of the
                           action. GrandBanc's Articles of
                           Incorporation do not require a
                           different number for approval by
                           written consent.

SPECIAL MEETINGS OF        A special meeting of stockholders of a            Stockholders of a Delaware corporation do
STOCKHOLDERS:              Maryland corporation may be called by             not have a right to call a special meeting
                           the president, the board of directors,            of stockholders unless such a right is
                           or any person designated in the                   provided for in the corporation's
                           Articles of Incorporation or Bylaws.              Certificate of Incorporation or Bylaws.
                           With three exceptions, special                    Century's Certificate of Incorporation and
                           meetings of stockholders shall be                 Bylaws provide that special meetings may
                           called by the corporation's secretary             be called by (a) the president, (b) the
                           upon the written request of                       board of directors, or (c) the president
                           stockholders entitled to cast at least            or secretary at the request in writing of
                           25 percent of all the votes entitled              (i) a majority of the board of directors,
                           to be cast at the meeting.  First, the            or (ii)  stockholders owning a majority in
                           secretary need not call a special                 amount of the entire capital stock of the
                           meeting to consider any matter that is            corporation issued and outstanding and
                           substantially the same as a matter                entitled to vote.
                           considered at any special meeting
                           during the preceding 12 months.
                           Second, the Articles of Incorporation or
                           Bylaws may increase or decrease the
                           percentage of votes that stockholders must
                           hold in order to have the power to require
                           the secretary to call a special meeting.

                           GRANDBANC                                         CENTURY
                           ---------                                         -------
                           Third, corporations that have elected to be
                           governed by the unsolicited takeover statute
                           are subject to special rules regarding
                           special meetings of stockholders. The
                           Articles of Incorporation and Bylaws of
                           GrandBanc do not modify the percentage of
                           votes needed for stockholders to require the
                           secretary to call a special meeting.
                           GrandBanc has not elected to be governed by
                           the unsolicited takeover statute.

DIVIDENDS:                 A Maryland corporation generally may              A Delaware corporation may pay dividends
                           make distributions to its stockholders            out of surplus.  If there is no surplus,
                           unless, after giving effect to the                dividends may be declared out of net
                           distribution, the corporation would               profits for the current or preceding
                           not be able to pay its debts as they              fiscal year unless the capital of the
                           come due in the ordinary course of                corporation has been decreased to an
                           business, or the corporation's total              amount less than the aggregate amount of
                           assets would be less than its total               the capital represented by the issued and
                           liabilities.                                      outstanding stock having a preference on
                                                                             the distribution of assets.

APPRAISAL RIGHTS:          Under Maryland law, stockholders are              Under Delaware law, the rights of
                           generally entitled to object and                  stockholders to dissent and obtain the
                           receive payment of the fair value of              fair value of their shares in an appraisal
                           their stock in the event that the                 proceeding may be available in connection
                           corporation enters into a                         with a statutory merger or consolidation
                           consolidation, merger, transfer of all            in certain specific situations.  Appraisal
                           or substantially all of the                       rights are not available to a
                           corporation's assets, or participation            corporation's stockholders when the
                           in a share exchange as the corporation            corporation will be the surviving
                           the stock of which is to be acquired.             corporation and no stockholder vote is
                           Appraisal rights are also granted if              required to approve the merger.
                           the corporation amends its charter in
                           a way which alters the contract rights            A Delaware corporation's Certificate of
                           of any outstanding stock and                      Incorporation may provide that appraisal
                           substantially adversely affects the               rights shall be available to stockholders
                           stockholders' rights, unless the right            in the event of  an amendment to its
                           to do so is reserved by the Articles              Certificate of Incorporation, any merger
                           of Incorporation, or the corporation              or consolidation in which the corporation
                           engages in a business combination                 is a constituent corporation or the sale
                           pursuant to the Maryland Business                 of all or substantially all of the assets
                           Combination Act.  Unless the                      of the corporation.  Century's Certificate
                           transaction is subject to the Maryland            of Incorporation does not provide for such
                           Business Combination Act, a                       rights.
                           stockholder may not object and receive
                           payment of the fair value of their                Stockholders of a Delaware corporation
                           stock if the stock is listed on a                 also do not have appraisal rights in
                           national securities exchange or traded            connection with a merger where, on the
                           on Nasdaq on the record date for                  record date fixed to determine the
                           determining stockholders entitled to              stockholders entitled to vote on the
                           vote on the transaction, the stock is             merger, the corporation's stock is listed
                           that of the successor in the merger               on a national securities exchange, listed
                                                                             on the Nasdaq or held of record by more


                                      -128

                           GRANDBANC                                         CENTURY
                           ---------                                         -------
                           (unless the merger alters the contract            than 2,000 stockholders, unless the
                           rights of the stock as set forth in               stockholder is required to accept any
                           the Articles of Incorporation or the              consideration other than shares of stock
                           stock is to be converted into                     or depository receipts of the surviving
                           something other than stock in the                 corporation or any other corporation,
                           successor or cash, etc. as a result of            which at the effective date of the merger,
                           provisions for the treatment of                   will be listed on a national securities
                           fractional shares), the stock is not              exchange or the Nasdaq or held of record
                           entitled to vote on the transaction or            by more than 2,000 stockholders, cash in
                           the stockholder did not own the stock             lieu of fractional shares or fractional
                           on the record date, or the Articles of            depository receipts of a corporation
                           Incorporation provide that                        described above or any combination of the
                           stockholders are not entitled to                  two.
                           appraisal rights.

                           GrandBanc's Articles of Incorporation
                           reserve the right of the corporation to
                           amend its Articles of Incorporation in such a way as to change the contract rights of outstanding stock, subject to the condition that such amendment is invalid unless authorized by a majority of the aggregate number of votes entitled to be cast thereon.
                           GrandBanc's Articles of Incorporation are silent regarding stockholders' appraisal rights. This transaction is not subject to the Maryland Business Combination Act.

RESTRICTIONS ON            The Maryland Business Combination Act             Delaware General Corporation LawSection 203
BUSINESS COMBINATIONS:     prohibits a business combination                  prohibits transactions between a
                           between a corporation and any                     corporation and an interested stockholder
                           interested stockholder for a period of            for a three-year period following the time
                           five years following the most recent              the interested stockholder became such
                           date on which the interested                      unless certain conditions are met.
                           stockholder became an interested                  Generally, an interested stockholder is
                           stockholder unless the transaction is             anyone who owns 15% or more of a
                           approved in advance by the board of               corporation and the affiliates and the
                           directors or otherwise exempted by the            associates of such person.  If the
                           statute.  Generally, an interested                interested stockholder does not get prior
                           stockholder is anyone who owns 10% or             board approval of the business combination
                           more of a corporation and the                     or obtain 85 percent of the voting stock
                           affiliates of such person.  A merger              of the corporation in the transaction in
                           of a corporation with any interested              which it becomes interested, the
                           stockholder or any other corporation              stockholder cannot engage in a business
                           (whether or not itself an interested              combination for three years unless the
                           stockholder) which is, or after the               business combination is approved both by
                           merger would be, an affiliate of an               the directors and by the affirmative vote
                           interested stockholder that was an                of two-thirds of the outstanding voting
                           interested stockholder prior to the               stock not owned by the interested
                           transaction is considered a "business             stockholder.
                           combination" unless it does not alter
                           the contract rights of the stock as
                           expressly set forth in the Articles of
                           Incorporation, or change or convert in

                           GRANDBANC                                         CENTURY
                           ---------                                         -------
                           whole or in part the outstanding
                           shares of stock of the corporation.


CONTROL SHARE              Under Maryland's control share                    There is no comparable provision under
ACQUISITIONS:              acquisition statute, voting rights of             Delaware law or the Certificate of
                           shares of stock of a Maryland                     Incorporation of Century.
                           corporation acquired by an acquiring
                           person at ownership levels of 20%,
                           33-1/3% and 50% of the outstanding shares
                           are denied unless conferred by a special
                           stockholder vote of two-thirds of the
                           outstanding shares held by persons other
                           than the acquiring person and officers and
                           directors of the corporation or, among other
                           exceptions, such acquisition of shares is
                           made pursuant to a merger agreement with the
                           corporation or the corporation's charter or
                           bylaws permit the acquisition of such shares
                           prior to the acquiring person's acquisition
                           thereof. Unless a corporation's charter or
                           bylaws provide otherwise, the statute
                           permits such corporation to redeem the
                           acquired shares at "fair value" if the
                           voting rights are not approved or if the
                           acquiring person does not deliver a "control
                           share acquisition statement" to the
                           corporation on or before the tenth day after
                           the control share acquisition. The acquiring
                           person may call a stockholder's meeting to
                           consider authorizing voting rights for
                           control shares subject to certain disclosure
                           obligations and payment of certain costs. If
                           voting rights are approved for more than 50%
                           of the outstanding stock, objecting
                           stockholders may have their shares appraised
                           and repurchased by the corporation for cash.
                           As the merger is pursuant to the merger
                           agreement, the control share acquisition law
                           is not applicable to the merger.

DISCHARGE OF DUTIES;       Maryland law requires that a director             Delaware law states that directors owe
EXCULPATION AND            of a Maryland corporation discharge               fiduciary duties to their corporation and
INDEMNIFICATION:           duties as a director in good faith, in            its stockholders to act in the best interests
                           a manner reasonably believed to be in             of the corporation with undivided and unselfish
                           the best interest of the corporation and          loyalty and with the care in the management of
                           with the care that an ordinarily                  the corporation's business that ordinary and
                           prudent person in a like position would use       careful and prudent persons would use in
                           under similar                                     similar circumstances in the handling of their

                           GRANDBANC                                         CENTURY
                           ---------                                         -------
                           circumstances.                                    own affairs.

                           GrandBanc's Articles of Incorporation
                           and Bylaws provide that GrandBanc
                           shall indemnify and advance expenses              Delaware law and Century's Bylaws provide
                           to a director or officer of GrandBanc             that Century may indemnify a director,
                           to the full extent provided by                    officer, agent or employee if he acted in
                           Maryland law. GrandBanc may indemnify             good faith an in a manner he reasonably
                           and advance expenses to other                     believed to be in or not opposed to the
                           employees or agents in an amount                  best interests of Century, and, with
                           determined by and in the discretion of            respect to any criminal action or
                           the Board consistent with law.  In                proceeding, had no reasonable cause to
                           accordance with Maryland law and the              believe his conduct was unlawful.
                           Articles of Incorporation and Bylaws,             Additionally, Century may advance expenses
                           GrandBanc may indemnify any director              incurred by such person in any proceeding
                           or officer made a party to any                    upon receipt of an undertaking by or on
                           proceeding unless it is established               behalf of the director, officer, employee
                           that (a) the director's or officer's              or agent to repay such amount if it is
                           act or omission was material to the               ultimately determined that he is not
                           cause of action and was committed in              entitled to indemnification by Century.
                           bad faith or resulted from active and             Century's Certificate of Incorporation
                           deliberate dishonesty, (b) the                    also provides that no director shall be
                           director or officer actually received             personally liable for breach of fiduciary
                           an improper personal benefit in money,            duty as a director, except for any
                           property, or services, or (c) in the              liability of a director (a) for any breach
                           case of criminal proceedings, the                 of the director's duty of loyalty to
                           director or officer had reasonable                Century or its stockholders, (b) for acts
                           cause to believe the act or omission              or omissions not in good faith or which
                           was unlawful. A director or officer               involve intentional misconduct or a
                           who is successful, on the merits or               knowing violation of the law, (c) under
                           otherwise, in any proceeding must be              Section 174 of the Delaware General
                           indemnified by GrandBanc for                      Corporation Law, relating to unlawful
                           reasonable expenses, including                    payment of dividends or unlawful stock
                           attorneys' fees. GrandBanc's Articles             purchases or redemptions, or (d) for any
                           of Incorporation provide that, to the             transaction from which the director
                           fullest extent permitted by Maryland              derived an improper personal benefit.  In
                           law, no director or officer of                    accordance with Delaware law and the
                           GrandBanc will be liable to GrandBanc             certificate of incorporation and bylaws,
                           for money damages.  Maryland law                  Century may indemnify any director,
                           requires directors and officers to be             officer, agent or employee made a party to
                           liable (a) to the extent that it is               any derivative proceeding if he acted in
                           proved that the person actually                   good faith and in a manner he reasonably
                           received an improper benefit or profit            believed to be in or not opposed to the
                           in money, property or services, for               best interest of Century, except that no
                           the amount of such benefit or profit              indemnification shall be made where such
                           actually received, or (b) to the                  person is adjudged liable for negligence
                           extent that a court finds that the                or misconduct in the performance of his
                           person's action, or failure to act,               duty to Century unless the court
                           was the result of active and                      determines that such person is fairly and
                           deliberate dishonesty which was                   reasonably entitled to indemnity.  Under
                           material to the cause of action                   Delaware law, a director, officer,
                           adjudicated in the proceeding.                    employee or agent of Century who is
                                                                             successful, on the merits or otherwise, in
                                                                             any proceeding shall be indemnified by
                                                                             Century for reasonably incurred expenses,
                                                                             including attorneys'

                           GRANDBANC                                         CENTURY
                           ---------                                         -------
                                                                             fees.

CONSIDERATION OF           GrandBanc's Articles of Incorporation             Century's Certificate of Incorporation and
BUSINESS COMBINATIONS:     provide that where the Board of                   Bylaws do not set forth specific factors
                           Directors evaluates a business                    to be considered in the evaluation of a
                           combination, the Board of Directors               business combination.
                           shall, in connection with the exercise
                           of its business judgement consider,
                           among other things, the effect of the
                           business combination on GrandBanc and
                           its subsidiaries and their respective
                           stockholders, employees, customers and
                           the communities which they serve; the
                           timing of the proposed business
                           combination, the risk that the
                           proposed business combination will not
                           be consummated; the reputation,
                           management capability and performance
                           history of the person proposing the
                           business combination; the current
                           market price of GrandBanc's capital
                           stock; the relation of the price
                           offered to the current value of
                           GrandBanc in a freely negotiated
                           transaction  and in relation to the
                           directors' estimate of the future
                           value of GrandBanc and its
                           subsidiaries as an independent entity;
                           tax consequences of the business
                           combination to GrandBanc and the
                           stockholders, and such other factors
                           as the directors deem relevant.  These
                           factors are not a definitive list of
                           factors to be considered by the
                           directors in the exercise of their
                           fiduciary duty, but a guide to their
                           consideration and an authorization to
                           consider non-economic factors.

STOCKHOLDER BUSINESS       GrandBanc's Articles of Incorporation             Century's Bylaws provide that a
AND NOMINATIONS:           provide that any stockholder entitled             stockholder who desires to bring up any
                           to vote at a meeting of stockholders              new business (including nomination of any
                           who desires to nominate any person for            person for election as director) at an
                           election as director or who desires to            annual meeting must give notice of such
                           bring up any new business at the                  new business to Century not less than
                           meeting, but who does not seek to have            sixty days in advance of the date of
                           such nomination or proposal included              Century's notice of annual meeting given
                           in the proxy materials prepared by                in connection with the previous year's
                           GrandBanc, must give notice to                    annual meeting.  In the case of a special
                           GrandBanc at least 90 days before the             meeting, the stockholder's notice must be
                           first anniversary of the prior year's             received by Century a reasonable time
                           annual meeting of such nomination or              prior to the date of the meeting to allow
                           business (or where the annual meeting             sufficient time for the dissemination of
                           is advanced by more than thirty days              information to stockholders; provided,
                                                                             however, that if at least thirty calendar

                           GRANDBANC                                         CENTURY
                           ---------                                         -------
                           from the anniversary of the prior                 days notice of the meeting has been given
                           year's meeting, by the later of sixty             to stockholders, a stockholders' notice
                           days before the anniversary or ten                must be received by Century no later than
                           days after the date on which notice of            ten days prior to the date of the
                           the meeting is first given to                     meeting.  Business timely submitted by a
                           stockholders).  If notice by the                  stockholder in accordance with the
                           stockholder is not given in proper                procedures set forth in Century's bylaws
                           form, including all required or                   and including all required information
                           requested information, and in a timely            will be considered at the meeting of
                           manner, the matter may be laid over               stockholders, unless the Board of
                           until the next meeting of stockholders            Directors determines that the proposed
                           held more than 30 days following the              business should not be conducted at such
                           meeting at which the nomination or                meeting.
                           proposal, was made.


                                  LEGAL MATTERS

         Bracewell & Patterson, L.L.P., Houston, Texas, counsel to Century, will pass upon the validity of the shares of Century common stock to be issued in connection with the merger, and has passed and will pass on the material federal income tax consequences of the merger to the stockholders of Century. Mr. John
R. Cope, a director and officer of Century as well as Century National Bank, is a partner in the law firm of Bracewell & Patterson, L.L.P. Mr. Cope and other partners of Bracewell & Patterson, L.L.P. own in the aggregate approximately four percent of the shares of Century's common stock outstanding. Kennedy, Baris & Lundy, L.L.P., counsel to GrandBanc, has passed and will pass on the material federal income tax consequences of the merger to the stockholders of GrandBanc.


                                     EXPERTS

         The consolidated financial statements of Century and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been included in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, included and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of GrandBanc and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been included in this joint proxy statement/prospectus in reliance upon the report of Stegman & Company, independent certified public accountants, included and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Century has filed with the Securities and Exchange Commission a registration statement on Form S-4 to register the Century common stock to be issued in the merger. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits thereto. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Century and the Century common stock. This joint proxy statement/prospectus is a part of the registration statement and is a prospectus of Century in addition to being a proxy statement for the special meeting.

         In addition to filing this registration statement with the SEC, Century files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

     Public Reference Room    New York Regional Office   Chicago Regional Office
     450 Fifth Street, N.W.   Seven World Trade Center   500 West Madison Street
        Room 1024                    Suite 1300                Suite 1400
  Washington, D.C. 20549      New York, New York 10048   Chicago, Illinois 60661

         You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains and Internet world wide web site that contains reports, proxy statements and other information about issuers, like Century and GrandBanc, who file electronically with the SEC. The address of that site is http://www.sec.gov. You may access additional information about Century at our Web site at http://www.centurybank.com.

         The SEC allows GrandBanc and Century to "incorporate by reference" information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

         This joint proxy statement/prospectus incorporates by reference the documents set forth below that Century and GrandBank have previously filed with the SEC. These documents contain important information about Century and GrandBanc and their businesses.

Century SEC Filings (SEC File No. 0-16234)

-        Annual Report on Form 10-K for the year ended December 31, 1999;
- Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and
-        Current Reports on Form 8-K filed on May 31, September 8 and October
         12, 2000.

GrandBanc Filings (SEC File No. 0-16187)

-        Annual Report on Form 10-K for the year ended December 31, 1999;
- Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and
-        Current Report on Form 8-K dated October 11, 2000.

         GrandBanc and Century also incorporate by reference additional documents that may be filed under Sections 13(a) and 15(d) of the Securities Exchange Act with the SEC between the date of this joint proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

         Upon your written or oral request, Century and GrandBanc will provide you without charge a copy of this joint proxy statement/prospectus and a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. Your written or oral requests for copies of this joint proxy statement/prospectus and documents Century or GrandBanc have incorporated by reference should be directed to:

Century Bancshares, Inc.                   GrandBanc, Inc.
Attn:  Investor Relations                  Attn: Shareholder Relations
1275 Pennsylvania Avenue, NW               1800 Rockville Pike
Washington, DC 20004                       Rockville, Maryland 20852
Telephone: (202) 496-4100                  Telephone: (301) 770-1300

         TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE A WRITTEN OR ORAL REQUEST FOR A COPY OF SUCH INFORMATION BY -, 2001.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, NOR SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED. THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED TO YOU AFTER THE JOINT PROXY STATEMENT/PROSPECTUS DATE.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
CENTURY BANCSHARES, INC.
Audited Annual Financial Statements:
    Independent Auditors' Report......................................................   F-2
    Consolidated Statements of Financial Condition as of December 31, 1999 and 1998...   F-3
    Consolidated Statements of Operations for Years Ended
         December 31, 1999, 1998 and 1997.............................................   F-4
    Consolidated Statements of Stockholders' Equity for Years Ended
         December 31, 1999, 1998 and 1997.............................................   F-5
    Consolidated Statements of Cash Flows for Years Ended
         December 31, 1999, 1998 and 1997.............................................   F-6
    Notes to Consolidated Financial Statements........................................   F-7

Unaudited Interim Financial Statements:
    Consolidated Statements of Financial Condition as of September 30, 2000
         and December 31, 1999........................................................  F-30
    Consolidated Statements of Operations for Three and Nine Months Ended
         September 30, 2000 and 1999..................................................  F-31
    Consolidated Statements of Stockholders' Equity for Nine Months Ended
         September 30, 2000 and 1999..................................................  F-32
    Consolidated Statements of Cash Flows for Nine Months Ended
         September 30, 2000 and 1999..................................................  F-33
    Notes to Consolidated Financial Statements (unaudited)............................  F-34

GRANDBANC, INC.

Audited Annual Financial Statements:
    Independent Auditors' Report......................................................  F-38
    Consolidated Balance Sheets as of December 31, 1999 and 1998......................  F-39
    Consolidated Statements of Operations for Years Ended
         December 31, 1999, 1998 and 1997.............................................  F-40
    Consolidated Statements of Changes in Stockholders' Equity for Years Ended
         December 31, 1999, 1998 and 1997.............................................  F-41
Consolidated Statements of Cash Flows for Years Ended
         December 31, 1999, 1998 and 1997.............................................  F-42
    Notes to Consolidated Financial Statements for Years Ended
         December 31, 1999, 1998 and 1997.............................................  F-44

Unaudited Interim Financial Statements:
    Consolidated Balance Sheets as of September 30, 2000
         and December 31, 1999........................................................  F-62
    Consolidated Statements of Income for Three and Nine Months Ended
         September 30, 2000 and 1999..................................................  F-63
    Consolidated Statements of Shareholders' Equity for Year Ended
         December 31, 1998 and 1999 and Nine Months Ended
         September 30, 2000 and 1999..................................................  F-64
    Consolidated Statements of Cash Flows for Nine Months Ended
         September 30, 2000 and 1999..................................................  F-65
    Notes to Condensed Consolidated Financial Statements (unaudited)..................  F-66

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Century Bancshares, Inc.:


We have audited the accompanying consolidated statements of financial condition of Century Bancshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Bancshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

McLean, VA
February 18, 2000

CENTURY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998

                                                                1999             1998
                                                           -------------    -------------
ASSETS
Cash and due from banks                                    $   9,222,005    $   8,950,733
Federal funds sold                                            11,015,000        4,285,000
Interest bearing deposits in other banks                      19,667,075        9,847,315
Investment securities available-for-sale, at fair value       16,495,049        6,811,356
Investment securities held-to-maturity, at cost,
    fair value of $5,837,867 and $2,449,680
    in 1999 and 1998, respectively                             5,966,403        2,441,537
Loans, net of unearned income                                138,076,486      115,231,298
Less: allowance for credit losses                             (1,518,911)      (1,128,147)
                                                           -------------    -------------
Loans, net                                                   136,557,575      114,103,151
Leasehold improvements, furniture, and equipment, net          1,372,267        1,372,370
Accrued interest receivable                                    1,034,270          742,721
Loans held for sale                                              439,600               --
Deposit premium, net                                           1,675,813        1,546,232
Net deferred taxes                                               767,893          683,113
Other assets                                                     595,948          566,373
                                                           -------------    -------------
    Total Assets                                           $ 204,808,898    $ 151,349,901
                                                           =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
    Noninterest-bearing                                    $  36,571,508    $  31,676,194
    Interest-bearing                                         117,328,222       94,535,082
                                                           -------------    -------------
Total deposits                                               153,899,730      126,211,276
Federal funds purchased and securities sold under
     agreements to repurchase                                  6,358,654        1,359,330
Other borrowings                                              26,900,223        7,101,911
Other liabilities                                              1,982,184        1,360,710
                                                           -------------    -------------
    Total Liabilities                                        189,140,791      136,033,227
                                                           -------------    -------------

STOCKHOLDERS' EQUITY:
Common stock, $1 par value; 5,000,000 shares authorized;
    2,858,402 and 2,574,219 shares issued at
    December 31, 1999 and 1998, respectively                   2,858,402        2,574,219
Additional paid in capital                                    13,700,452       12,343,631
Retained earnings                                                     --          392,384
Treasury stock, at cost, 136,500 shares                         (789,863)              --
Other comprehensive income (loss),  net of tax effect           (100,884)           6,440
                                                           -------------    -------------
    Total Stockholders' Equity                                15,668,107       15,316,674
Commitments and contingencies
                                                           -------------    -------------
    Total Liabilities and Stockholders' Equity             $ 204,808,898    $ 151,349,901
                                                           =============    =============

See accompanying notes to consolidated financial statements.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                             1999          1998          1997
                                                          -----------   -----------   -----------
INTEREST INCOME:
    Interest and fees on loans                            $11,542,779   $ 9,393,339   $ 7,554,812
    Interest on federal funds sold                            264,204       350,846       258,311
    Interest on deposits in other banks                       646,800       708,431       749,568
    Interest on securities available-for-sale                 574,836       718,829       529,963
    Interest on securities held-to-maturity                   191,570       184,035       116,220
                                                          -----------   -----------   -----------
Total interest income                                      13,220,189    11,355,480     9,208,874

INTEREST EXPENSE:
    Interest on deposits:
         Savings accounts                                     884,150       818,417       210,928
         NOW accounts                                         221,816       298,423       282,169
         Money market accounts                                640,427       771,400       773,799
         Certificates under $100,000                        1,385,414     1,254,993     1,216,180
         Certificates $100,000 and over                     1,021,854       894,004       764,576
                                                          -----------   -----------   -----------
    Total interest on deposits                              4,153,661     4,037,237     3,247,652
                                                          -----------   -----------   -----------
    Interest on other borrowings                              842,576       500,335       517,644
                                                          -----------   -----------   -----------
Total interest expense                                      4,996,237     4,537,572     3,765,296
                                                          -----------   -----------   -----------

Net interest income                                         8,223,952     6,817,908     5,443,578
Provision for credit losses                                   640,000       620,000       336,200
                                                          -----------   -----------   -----------
Net interest income after provision for credit losses       7,583,952     6,197,908     5,107,378

NONINTEREST INCOME:
    Service charges on deposit accounts                       660,942       447,105       409,747
    Other operating income                                  1,008,195       625,745       512,637
    Gain on sale of securities                                     --        14,570            --
    Gain on liquidation of other real estate owned                 --        15,853            --
                                                          -----------   -----------   -----------
Total noninterest income                                    1,669,137     1,103,273       922,384

NONINTEREST EXPENSE:
Salaries and employee benefits                              2,858,900     2,075,963     2,201,299
Occupancy and equipment expense                               842,263       825,839       649,846
Professional fees                                             696,113       925,664       691,501
Depreciation and amortization                                 445,381       471,591       502,556
Amortization of deposit premiums                              198,052       189,538        68,477
Data processing                                             1,155,809       733,544       533,794
Communications                                                355,242       278,611       200,456
Federal deposit insurance premiums                             20,124        17,678        13,996
Other operating expenses                                      763,370       790,978       598,077
                                                          -----------   -----------   -----------
Total noninterest expense                                   7,335,254     6,309,406     5,460,002
                                                          -----------   -----------   -----------

Income before income tax expense                            1,917,835       991,775       569,760
Income tax expense                                            729,213       354,891       233,602
                                                          -----------   -----------   -----------
NET INCOME                                                $ 1,188,622   $   636,884   $   336,158
                                                          ===========   ===========   ===========

Basic income per common share                             $       .42   $       .24   $       .20
Diluted income per common share                           $       .42   $       .24   $       .18
Weighted average common shares outstanding                  2,804,994     2,632,787     1,710,316
Diluted weighted average common shares outstanding          2,832,683     2,688,583     1,852,683

See accompanying notes to consolidated financial statements.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                                      Other
                                     Common        Additional                         Treasury     comprehensive         Total
                                      stock         paid in           Retained         stock,      income (loss),    Stockholders'
                                    $1.00 par       capital           earnings        at cost    net of tax effect      Equity
                                   ------------   ------------      ------------    ------------ -----------------   ------------
Balance, December 31, 1996         $  1,146,028   $  4,870,856      $    779,057    $         --    $    (45,900)    $  6,750,041
Comprehensive income:
Net income                                                               336,158                                          336,158
Unrealized gain on
  investment securities,
  net of tax effect                                                                                       25,071           25,071
                                   ------------   ------------      ------------    ------------    ------------     ------------
Comprehensive income                                                     336,158                          25,071          361,229
Common stock dividend
  (5% of shares outstanding) -
  57,793 shares                          57,793        404,551          (463,569)                                          (1,225)
Issuance of common stock -
  977,500 shares                        977,500      5,352,127                                                          6,329,627
Exercise of common stock
  options - 17,699 shares                17,699         25,590                                                             43,289
Exercise of warrants -
  10,209 shares                          10,209         42,356                                                             52,565
                                   ------------   ------------      ------------    ------------    ------------     ------------
Balance, December 31, 1997            2,209,229     10,695,480           651,646                         (20,829)      13,535,526
Comprehensive income:
Net income                                                               636,884                                          636,884
Unrealized gain on
  investment securities,
  net of tax effect                                                                                       27,269           27,269
                                   ------------   ------------      ------------    ------------    ------------     ------------
Comprehensive income                                                     636,884                          27,269          664,153
Common stock dividend
  (5% of shares outstanding) -
  112,665 shares                        112,665        781,623          (894,288)
Payments for fractional shares                                            (1,858)                                          (1,858)
Exercise of common stock
  options - 60,831 shares                60,831        146,546                                                            207,377
Exercise of warrants -
  191,494 shares                        191,494        742,840                                                            934,334
Other                                        --        (22,858)                                                           (22,858)
                                   ------------   ------------      ------------    ------------    ------------     ------------
Balance, December 31, 1998            2,574,219     12,343,631           392,384                           6,440       15,316,674
                                   ------------   ------------      ------------    ------------    ------------     ------------
Comprehensive income:
Net income                                                             1,188,622                              --        1,188,622
Unrealized gain (loss) on
  investment securities,
  net of tax effect                                                                                     (107,324)        (107,324)
                                   ------------   ------------      ------------    ------------    ------------     ------------
Comprehensive income                                                   1,188,622                        (107,324)       1,081,298
Common stock dividends:
  declared March 1999 (5%)              129,333        645,705          (775,038)
  declared February 2000 (5%)           136,152        669,054          (805,206)
Payments for fractional shares                                              (762)                                            (762)
Purchase of treasury stock -
  136,500 shares                                                                    $   (789,863)                        (789,863)
Exercise of common stock
  options- 18,698 shares                 18,698         42,062                                                             60,760
                                   ------------   ------------      ------------    ------------    ------------     ------------
Balance, December 31, 1999         $  2,858,402   $ 13,700,452      $         --    $   (789,863)   $   (100,884)    $ 15,668,107
                                   ------------   ------------      ------------    ------------    ------------     ------------

See accompanying notes to consolidated financial statements.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                              1999            1998            1997
                                                          ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                $  1,188,622    $    636,884    $    336,158
Adjustments to reconcile net income to net cash
    provided by operating activities:
Depreciation and amortization of premises and equipment        445,381         471,591         502,556
Amortization of deposit premiums                               198,052         189,538          68,477
Provision for credit losses                                    640,000         620,000         336,200
Provision (benefit) for net deferred taxes                     (26,990)         25,715        (161,370)
Gain on sale of securities available-for-sale                       --         (14,570)             --
Gain on sale of other real estate owned                             --         (15,853)             --
(Increase) decrease in accrued interest receivable            (291,549)        179,606        (412,760)
(Increase) decrease in other assets                            109,445         (47,062)         48,471
Increase (decrease) in other liabilities                       621,475          53,032         315,345
                                                          ------------    ------------    ------------
Total adjustments                                            1,695,814       1,461,997         696,919
                                                          ------------    ------------    ------------
Net cash provided by operating activities                    2,884,436       2,098,881       1,033,077

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans                                      (17,517,607)    (21,438,747)    (14,810,469)
Net (increase) decrease in interest bearing deposits
    in other banks                                          (9,819,760)     12,375,722     (15,399,960)
Purchases of securities available-for-sale                 (10,123,682)     (2,872,601)     (9,564,799)
Purchases of securities held-to-maturity                    (3,999,062)     (2,005,882)     (4,411,652)
Repayments and maturities of securities                        274,875       3,196,421       1,034,208
    available-for-sale
Repayments and maturities of securities                        474,196       5,358,436         944,471
held-to-maturity
Proceeds from sale of securities available-for-sale                 --       6,535,849              --
Net purchase of leasehold improvements, furniture
    and equipment                                             (445,278)       (134,976)       (596,888)
Acquisition of deposits, net of assets acquired              2,901,744              --      17,282,864
Proceeds from sale of other real estate owned                       --          67,853              --
                                                          ------------    ------------    ------------
Net cash (used in) provided by investing activities        (38,254,574)      1,082,075     (25,522,225)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in demand, savings, NOW and
    money market deposit accounts                            4,038,562       3,394,503        (620,526)
Net increase (decrease) in certificates of deposit          14,265,109      (6,788,259)     11,221,680
Net increase in customer repurchase accounts                 4,999,324       1,359,330              --
Net increase (decrease) in other borrowings                 15,009,426        (186,813)         60,347
Net proceeds from issuance of long-term debt                 6,000,000              --         573,000
Repayment of long-term debt                                 (1,211,146)       (910,118)       (900,381)
Purchase of treasury stock                                    (789,863)             --              --
Net proceeds from issuance of common stock                      59,998       1,143,150       6,424,256
Other                                                               --         (26,155)             --
                                                          ------------    ------------    ------------
Net cash provided by (used in) financing activities         42,371,410      (2,014,362)     16,758,376
                                                          ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         7,001,272       1,166,594      (7,730,772)
Cash and cash equivalents, beginning of year                13,235,733      12,069,139      19,799,911
                                                          ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                    $ 20,237,005    $ 13,235,733    $ 12,069,139
                                                          ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid on deposits and borrowings                  $  4,823,033    $  4,572,718    $  3,724,036
Income taxes paid                                              625,000         300,000         112,500
Transfer of loans to other real estate owned                        --              --          52,000

See accompanying notes to consolidated financial statements.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

         The primary business of Century Bancshares, Inc. (the Company) and its subsidiary, Century National Bank (Century Bank or the Bank) is to attract deposits from individual and corporate customers and to originate loans secured by residential and commercial real estate, business assets, and other personal property. The Company operates primarily in the metropolitan Washington, DC area, and is managed as a single business segment. The Company targets individuals and businesses in professional services as its clientele. The Company is subject to competition from other financial institutions in attracting and retaining deposits and in originating and purchasing loans. The Company and Century Bank are subject to the regulations of certain agencies of the federal government and undergo periodic examinations by those agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

         The financial statements have been prepared on the accrual basis and in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         The consolidated financial statements include the accounts of the Company and Century Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. For purposes of reporting cash flows, the Company has defined cash and cash equivalents as those amounts included in cash and due from banks and federal funds sold.

INVESTMENT SECURITIES

         The Company classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities that the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held-to-maturity are classified as available-for-sale. The Company does not engage in trading activities and, accordingly, has no trading portfolio.

         Available-for-sale and trading securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as other comprehensive income which is a separate component of stockholders' equity.

         A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

         Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         Prepayment of the mortgages securing the collateralized mortgage obligations may affect the maturity date and yield to maturity. The Company uses actual principal prepayment experience and estimates of future principal prepayments in calculating the yield necessary to apply the effective interest method.

INCOME RECOGNITION ON LOANS

         Interest on loans is credited to income as earned from the principal balance outstanding. When, in management's judgment, the full collectibility of principal or interest on a loan becomes uncertain, that loan is placed on a cash basis (nonaccrual) for purposes of income recognition, which is generally when a loan is delinquent in either principal or interest for 90 days or more. Accrued but uncollected interest on nonaccrual loans is charged against current income. Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest and when, in the judgment of management, the loans have demonstrated a new period of performance and are estimated to be fully collectible as to both principal and interest. Loan origination fees and direct loan origination costs are deferred and recognized either upon the sale of a loan or amortized as an adjustment to yield over the life of the loan.

ALLOWANCE FOR CREDIT LOSSES

         The allowance for credit losses is a valuation allowance available for losses incurred on loans. It is established through charges to earnings in the form of provisions for credit losses. Credit losses are charged to the allowance for credit losses when a determination is made that collection is unlikely to occur. Recoveries are credited to the allowance at the time of recovery.

         It is the Company's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. The Company will generally charge-off loans after 120 days of delinquency unless adequately collateralized and in the process of collection. A loan is considered in the process of collection if, based on a probable specific event, management believes that the loan will be repaid or brought current within a reasonable period of time. Loans will not be returned to accrual status until the loan has been brought current and future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance until the status of the loan has changed.

         Prior to the beginning of each year, and quarterly during the year, management estimates whether the allowance for credit losses is adequate to absorb losses that are inherent in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses to adjust the allowance to a level determined to be adequate to absorb these inherent losses.

         Management's judgment as to the level of future losses on existing loans involves management's internal review of the loan portfolio, including an analysis of the borrowers' current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses, and the present level of the loan loss allowance; and in certain circumstances, results of examinations by independent consultants. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and other real estate owned. Such

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

         The Company measures impaired loans at the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, the Company determines that it is probable that it will be unable to collect all amounts due according to the contractual terms of the original loan agreement. Restructured loans are impaired loans in the year of restructuring and thereafter, such loans are subject to management's evaluation of impairment based on the restructured terms. The Company's charge-off policy for impaired loans is consistent with its policy for all loan charge-offs. Impaired loans are charged-off when all or a portion thereof is considered uncollectible or transferred to foreclosed properties. Consistent with the Company's method for nonaccrual loans, interest receipts on impaired loans are applied to principal.

LEASEHOLD IMPROVEMENTS, FURNITURE, AND EQUIPMENT

         Leasehold improvements, furniture, and equipment are stated at cost, less accumulated depreciation and amortization. Amortization of leasehold improvements is computed using the straight-line method over the estimated useful lives of the improvements or the lease term, whichever is shorter. Depreciation of furniture and equipment is computed using the straight-line method over their estimated useful lives, ranging from 3 to 10 years.

OTHER REAL ESTATE OWNED

         Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs. Management periodically evaluates the recoverability of the carrying value of other real estate owned. Costs relating to property improvements are capitalized, and costs relating to holding properties are charged to expense. Gains or losses on the sale of other real estate owned are recognized upon disposition of the property.

INCOME TAXES

         The Company accounts for income taxes based upon the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME PER COMMON SHARE

         In March 1997, SFAS No. 128, "Earnings Per Common Share" was issued. SFAS No. 128 requires income per share to be presented under two computations: basic and diluted income per share. Basic income per share is calculated by dividing net income (after deduction of preferred dividends), by the weighted average common shares outstanding. Diluted income per share is calculated by dividing net income (after deduction of preferred dividends), by the addition of weighted average common shares and dilutive potential common stock. SFAS No. 128 was implemented on December 31, 1997.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         On April 22, 1997, the Company declared a 5 percent stock dividend to common stock shareholders of record as of May 7, 1997, resulting in the issuance of 57,793 shares. On May 19, 1998, the Company declared a 5 percent stock dividend to common stock shareholders of record as of May 29, 1998, resulting in the issuance of 112,665 shares. On March 28, 1999, the Company declared a 5 percent stock dividend to common stock shareholders of record as of April 28, 1999, resulting in the issuance of 129,333 shares. On February 18, 2000, the Company declared a 5 percent stock dividend to be distributed on April 17, 2000, to shareholders of record as of the close of business on March 15, 2000. Weighted average shares outstanding and all income per common share amounts have been restated for the effect of the stock dividends.

LOANS HELD FOR SALE

         Loans held for sale consists mainly of mortgage loans, which are carried at the lower of cost or market, as determined in the aggregate. Market is determined by commitment prices at the date of the financial statements.

NEW FINANCIAL ACCOUNTING STANDARDS

         The reclassification entries for the three years ended December 31, 1999, 1998, and 1997 are as follows:


                                                                               1999         1998         1997
                                                                            ---------    ---------    ---------
Net unrealized holding gains (losses) during the year, net of income
   taxes of $57,790, $20,220, and $17,422, respectively                     $(107,324)   $  36,303    $  25,071
Less: reclassification adjustment for gains included in net income,
   net of income taxes of $5,536 in 1998                                           --       (9,034)          --
                                                                            ---------    ---------    ---------
Net unrealized gains (losses) on investment securities during the year,
   net of income taxes                                                      $(107,324)   $  27,269    $  25,071
                                                                            =========    =========    =========

         In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. In certain circumstances a derivative may be specifically designated as a hedge of the exposure to changes in the fair values of a recognized asset or liability or an unrecognized firm commitment, the exposure to variable cash flows of a forecasted transaction, or the exposure to fluctuations in foreign currency. SFAS No. 133 will be effective for all periods beginning after June 15, 2000. Earlier application is permitted, but the statement shall not be applied retroactively to financial statements of prior periods. The Company does not anticipate any material impact from the implementation of SFAS No. 133.

STOCK OPTIONS

         The Company accounts for its stock option plans under the provisions of APB Opinion No. 25 and related interpretations. Accordingly, no compensation expense has been recognized for the plans under SFAS No. 123, "Accounting for Stock-Based Compensation," and the pro forma impact to compensation expense is detailed in Note 9--"Benefit and Incentive Plans."

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


 (2)     INVESTMENT SECURITIES

         Investment securities available-for-sale, and their contractual maturities, at December 31, 1999 and 1998 are summarized as follows:


                                                      Amortized     Gross unrealized   Gross unrealized
               December 31, 1999                         cost             gains               losses        Fair value
               -----------------                     -----------    ----------------   ----------------    ------------
Obligations of U.S. government agencies:
         Within one year                             $ 1,999,974       $        --        $       612       $ 1,999,362
         After one, but within five years             11,241,574                --            129,979        11,111,595
         After ten years                                 427,851               301             12,946           415,206
                                                     -----------       -----------        -----------       -----------
Total                                                 13,669,399               301            143,537        13,526,163
Collateralized mortgage obligations:
         After five, but within ten years                294,482                --              6,068           288,414
         After ten years                                 183,162                --              5,902           177,260
Federal Reserve Bank stock                               311,350                --                 --           311,350
Federal Home Loan Bank stock                           1,317,700                --                 --         1,317,700
Other                                                    874,162                --                 --           874,162
                                                     -----------       -----------        -----------       -----------
Total investment securities available-for-sale       $16,650,255       $       301        $   155,507       $16,495,049
                                                     ===========       ===========        ===========       ===========


                                                      Amortized     Gross unrealized   Gross unrealized
               December 31, 1998                         cost             gains               losses        Fair value
               -----------------                     -----------    ----------------   ----------------    ------------
Obligations of U.S. government agencies:
         After one, but within five years            $1,999,133       $   14,460          $       --        $ 2,013,593
         After five, but within ten years             1,461,012           10,502                  --          1,471,514
         After ten years                                581,371               --               6,180            575,191
                                                     ----------       ----------          ----------        -----------
Total                                                 4,041,516           24,962               6,180          4,060,298
Collateralized mortgage obligations:
         After five, but within ten years               394,691               --               5,160            389,531
         After ten years                                432,929               --               3,714            429,215
Federal Reserve Bank stock                              236,350               --                  --            236,350
Federal Home Loan Bank stock                            821,800               --                  --            821,800
Other                                                   874,162               --                  --            874,162
                                                     ----------       ----------          ----------        -----------
Total investment securities available-for-sale       $6,801,448       $   24,962          $   15,054        $ 6,811,356
                                                     ----------       ----------          ----------        -----------

         Expected maturities may differ from contractual maturities of mortgage-backed securities and collateralized mortgage obligations because borrowers have the right to prepay their obligations at any time.

         As a member of the Federal Reserve and Federal Home Loan Bank Systems, Century National Bank is required to hold shares of stock in the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta. Those shares, which have no stated maturity, are carried at cost since no active trading markets exist.

         Investment securities totaling $14,278,188 and $3,619,322 at December 31, 1999 and 1998, respectively, were pledged to secure FHLBA borrowing, public deposits, customer repurchase accounts, and other borrowing. Investment securities available for sale with an amortized cost of $6,617,084 were sold for gross proceeds of $6,631,654 resulting in gains of $14,570 in 1998. No investment securities were sold during 1999 or 1997.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(2)      INVESTMENT SECURITIES, CONTINUED

         Investment securities held-to-maturity at December 31, 1999 and 1998 are summarized as follows:

                                                      Amortized      Gross unrealized    Gross unrealized
                December 31, 1999                        cost              gains              losses           Fair value
                -----------------                  ----------------   ----------------   ----------------   ----------------
Obligations of U.S. Treasury, municipals, and
    Government agencies:
         Within one year                           $      3,999,138   $             --   $         37,572   $      3,961,566
         After ten years                                  1,967,265                260             91,224          1,876,301
                                                   ----------------   ----------------   ----------------   ----------------
Total investment securities held-to-maturity       $      5,966,403   $            260   $        128,796   $      5,837,867
                                                   ================   ================   ================   ================

                                                      Amortized      Gross unrealized    Gross unrealized
                December 31, 1998                        cost              gains              losses           Fair value
                -----------------                  ----------------   ----------------   ----------------   ----------------
Obligations of U.S. Treasury, municipals, and
    Government agencies:
         After ten years                           $      2,163,449   $          9,508   $          1,799   $      2,171,158
Other securities:
         After one year, but within five years              278,088                434                 --            278,522
                                                   ----------------   ----------------   ----------------   ----------------
Total investment securities held-to-maturity       $      2,441,537   $          9,942   $          1,799   $      2,449,680
                                                   ================   ================   ================   ================

(3)      LOANS RECEIVABLE

         The loan portfolio consists of the following:

                                                        December 31,
                                                ------------------------------
                                                    1999             1998
                                                -------------    -------------
Commercial                                      $  37,584,578    $  28,905,741

Real estate - residential                          27,560,404       29,563,080

Real estate - commercial                           48,241,506       35,820,890

Real estate - construction                          4,425,278        1,205,397

Consumer                                           10,612,630       12,517,045

Home equity                                         9,724,453        7,184,985
                                                -------------    -------------
                                                  138,148,849      115,197,138
         Unearned income and deferred costs           (72,363)          34,160
                                                -------------    -------------
                                                  138,076,486      115,231,298
Allowance for credit losses                        (1,518,911)      (1,128,147)
                                                -------------    -------------
Loans, net                                      $ 136,557,575    $ 114,103,151
                                                =============    =============

         Loans on which the accrual of interest has been discontinued amounted to approximately $515,000, $1,163,000, and $624,000, at December 31, 1999,
1998, and 1997, respectively. Interest lost on nonaccrual loans was $24,000, $26,000, and $17,000 for 1999, 1998, and 1997, respectively. The Company received interest payments on nonaccrual loans amounting to approximately $68,000, $100,000 and $26,000 for 1999, 1998 and 1997, respectively.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(3)      LOANS RECEIVABLE, CONTINUED

         Analysis of the activity in the allowance for credit losses is as follows:

                                          Year Ended December 31,
                                -----------------------------------------
                                    1999           1998           1997
                                -----------    -----------    -----------
Balance, beginning of year      $ 1,128,147    $   887,046    $   825,876

Provision for credit losses         640,000        620,000        336,200

Loans charged off                  (270,341)      (486,916)      (451,593)
Recoveries                           21,105        108,017        176,563
                                -----------    -----------    -----------
Net charge-offs                    (249,236)      (378,899)      (275,030)
                                -----------    -----------    -----------

Balance, end of year            $ 1,518,911    $ 1,128,147    $   887,046
                                ===========    ===========    ===========

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments usually have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the contractual obligations by a customer to a third party. The majority of these guarantees extend until satisfactory completion of the customer's contractual obligations. All standby letters of credit outstanding at December 31, 1999, are collateralized.

         Those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument failed to perform in accordance with the terms of the contract. The Company's maximum exposure to credit loss under standby letters of credit and commitments to extend credit is represented by the contractual amounts of those instruments.

                                                            Contractual or
                                                            notional amount
                                                                 as of
                                                             December 31,
                                                       -------------------------
                                                          1999          1998
                                                       -----------   -----------
Financial instruments whose contract amounts
   represent potential credit risk:
         Commitments to extend credit                  $31,873,000   $27,246,000
         Standby letters of credit                       2,818,000     2,251,000

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(3)      LOANS RECEIVABLE, CONTINUED

         At December 31, 1999, the Company did not have any financial instruments whose notional or contractual amounts exceed the amount of credit risk. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company evaluates each customer's creditworthiness on a case-by-case basis and requires collateral to support financial instruments when deemed necessary. The amount of collateral obtained upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies but may include deposits held by the Company; marketable securities; accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

         Most of the Company's business activity is with customers located in the District of Columbia, Maryland, and Northern Virginia. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in conditions in these markets. Industry concentrations in excess of 10 percent of total loans where the borrowers as a group might be affected similarly by economic changes consist of loans to members of the legal profession and the health care profession. Century Bank offers lines of credit, home equity lines, and mortgage loans to these groups. The aggregate total of loans to such groups was approximately $24.2 million and $13.2 million, respectively, as of December 31, 1999. The aggregate total of loans to such groups was approximately $19.8 million and $11.6 million, respectively, as of December 31, 1998. The amount of such loans which are past due or considered by management to be potential problem loans is not material.

(4)      RELATED PARTIES

         An analysis of the activity of loans to directors, officers, and their affiliates during the years ended December 31, 1999 and 1998, is as follows:

                                                    Year Ended December 31,
                                                -------------------------------
                                                   1999                1998
                                                -----------         -----------
Balance, beginning of year                      $ 3,390,254         $ 3,510,534

Additions                                            17,000           1,664,714
Payments                                           (155,614)         (1,784,994)
                                                -----------         -----------

Balance, end of year                            $ 3,251,640         $ 3,390,254
                                                ===========         ===========

         In the opinion of management, all transactions entered into between the Company and such related parties have been and are in the ordinary course of business and made on the same terms and conditions as similar transactions with unaffiliated persons. Unfunded commitments to related parties totaled approximately $956,000 and $539,000 at December 31, 1999 and 1998, respectively.

         Also, included in professional fees are legal fees paid to law firms whose partners are directors of the Company or the Bank, totaling $116,907, $270,041, and $282,536 for the years ended December 31, 1999, 1998, and 1997, respectively.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


 (5)     LEASEHOLD IMPROVEMENTS, FURNITURE, AND EQUIPMENT

         Leasehold improvements, furniture, and equipment consist of the following:

                                                            December 31,
                                                        1999           1998
                                                     -----------    -----------
Leasehold improvements                               $ 1,497,339    $ 1,485,970
Furniture and equipment                                3,371,492      2,937,583
                                                     -----------    -----------
                                                       4,868,831      4,423,553
Less accumulated depreciation and amortization        (3,496,564)    (3,051,183)
                                                     -----------    -----------

Balance, end of year                                 $ 1,372,267    $ 1,372,370
                                                     ===========    ===========

         Depreciation and amortization expense for leasehold improvements, furniture and equipment was $445,381, $471,591, and $502,556 for 1999, 1998,
and 1997, respectively.

(6)      DEPOSITS

         Major classifications of deposits consist of the following:

                                                             December 31,
                                                         1999           1998
                                                     ------------   ------------
Noninterest-bearing - demand deposits                $ 36,571,508   $ 31,676,194

Interest-bearing:
    NOW accounts                                       23,112,258     19,345,373
    Savings accounts                                   20,572,494     19,649,757
    Money market accounts                              19,677,736     17,995,450
    Certificates of deposit--less than $100,000        27,864,994     20,202,277
    Certificates of deposit--$100,000 and over         26,100,740     17,342,225
                                                     ------------   ------------
Total interest-bearing                                117,328,222     94,535,082
                                                     ------------   ------------

Total deposits                                       $153,899,730   $126,211,276
                                                     ============   ============

         Certificates of deposit of $43,733,850 have remaining maturities of one year or less as of December 31, 1999. Certificates of deposit with a remaining term of more than one year as of December 31, 1998, are as follows:

  Year Ending December 31,
--------------------------
2001                                            $  8,967,899
2002                                               1,015,513
2003                                                 147,986
2004                                                 100,486
Thereafter                                                --
                                                ------------

Total                                           $ 10,231,884
                                                ============

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(7)      OTHER BORROWINGS

         Other borrowings consist of advances from the Federal Home Loan Bank of Atlanta (FHLB), deposits received in the Bank's U.S. Treasury Tax and Loan Account, and securities sold under repurchase agreements. Balances outstanding are shown below:

                                                              Year Ended December 31,
                                                    -----------------------------------------
                                                       1999           1998           1997
                                                    -----------    -----------    -----------
Federal Home Loan Bank:
    Ending balance                                  $26,301,355    $ 6,512,501    $ 7,422,619
    Daily average balance for the period             11,031,064      6,911,185      7,397,407
    Maximum outstanding balance at a month-end       38,855,191      7,221,812      7,675,000
    Daily average interest rate for the period             6.25%          6.81%          6.75%
    Average interest rate on period end balance            5.21           6.74           6.73

Treasury Tax and Loan Account
    Ending balance                                  $   598,868    $   589,410    $   776,224
    Daily average balance for the period                356,978        360,645        370,944
    Maximum outstanding balance at a month-end          598,868      2,101,044        776,224
    Daily average interest rate for the period             4.27%          4.79%          4.61%
    Average interest rate on period end balance            4.56           4.45           5.27

Securities sold under repurchase agreements
    Ending balance                                  $ 6,358,654    $ 1,359,330             --
    Daily average balance for the period              3,256,330        264,329             --
    Maximum outstanding balance at a month-end        6,358,654      1,359,330             --
    Daily average interest rate for the period             4.23%          4.72%            --
    Average interest rate on period end balance            4.42           4.72             --

         The balance of FHLB advances with original maturities in excess of one year are summarized as follows:

                                                              December 31,
                                                     ---------------------------
                                                        1999            1998
                                                     -----------     -----------
6.60% fixed rate, due 1999                           $        --     $   300,000
6.85% fixed rate, due 2001                               300,000         300,000
6.57% fixed rate, due 2001                               800,000       1,200,000
6.66% fixed rate, due 2002                             1,200,000       1,600,000
6.30% fixed rate, due 2006                               800,000         800,000
7.34% fixed rate, due 2006                             1,000,000       1,000,000
6.94% fixed rate, due 2006                               650,000         750,000
6.62% fixed rate, due 2017                               551,355         563,000
5.01% fixed rate, due 2004                             3,000,000              --
Variable rate, due 2004                                3,000,000              --
                                                     -----------     -----------
                                                     $11,301,355     $ 6,513,000
                                                     -----------     -----------

         As of December 31, 1999, the Bank has been advised by the FHLB that it has a total credit availability of $35.7 million based on 20% of the Bank's total assets of $178.3 million as of June 30, 1999. The Bank is authorized to borrow funds secured by residential mortgage loans and other collateral. The credit availability does not represent a firm commitment by the FHLB. Rather, it is the FHLB's assessment of what the Bank could borrow given the Bank's current financial condition. The credit availability is subject to change at any time based upon the Bank's financial condition and that of the FHLB, as well as changes in FHLB policies or Congressional mandates. At December 31, 1999, the balance of advances payable to the FHLB was $26.3 million and the credit available from the FHLB was $9.4 million.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(7)      OTHER BORROWINGS, CONTINUED

         In connection with its borrowings from the FHLB, the Bank is required to own FHLB stock. At December 31, 1999, the Bank's investment in FHLB stock had a par and carrying value of $1,317,700 and was automatically pledged against FHLB advances.

(8)      STOCKHOLDERS' EQUITY

COMMON STOCK

         The Company is authorized to issue 5 million shares of Common Stock, par value $1.00. At December 31, 1999, the Company had 2,858,402 shares issued, 2,721,902 shares outstanding, and 136,500 shares of treasury stock.

         In September 1997, the Company issued 977,500 shares of Common Stock, at a price of $7.25 per share. The net proceeds from the sale of Common Stock totaled approximately $6.3 million.

         In November 1995, the Company issued 173,912 Units pursuant to an Offering made in September 1995, to existing holders of the Company's Common and Preferred Stock (see below). Each Unit consisted of one share of Common Stock and one Warrant. The offering price was $5.75 per Unit. Of the 173,912 Units issued, 35,814 Units were exchanged for 27,449 shares of the Company' Series A Cumulative Convertible Preferred Stock. The remaining 138,098 Units were sold for cash, with net proceeds totaling $711,187.

         Each Warrant entitled the holder thereof to purchase one share of Common Stock at a price of $5.75 per share, subject to adjustment. As a result of stock dividends declared in 1998, 1997 and 1996, the terms of the Warrants were adjusted to the effect that each Warrant entitled the holder to purchase
1.179675 shares of Common Stock at an adjusted price of $4.874 per share at any time through November 16, 1998. Prior to the November 16, 1998 expiration date, the exercise of warrants during 1998 generated additional proceeds of $934,334 from the issuance of shares of common stock.

INCOME PER COMMON SHARE

         On February 18, 2000, the Board of Directors declared a five percent stock dividend to be distributed on April 17, 2000, to stockholders of record as of the close of business on March 15, 2000. The effect of the stock dividend has been recognized retroactively in the stockholders' equity accounts in the consolidated statements of financial condition as of December 31, 1999, and in all share and per share data in the accompanying consolidated financial statements, notes to consolidated financial statements and supplemental financial data.

         In accordance with SFAS No. 128, the calculation of basic income per common share and diluted income per common share is detailed below:

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(8)      STOCKHOLDERS' EQUITY, CONTINUED

INCOME PER COMMON SHARE, CONTINUED

                                                      Years Ended December 31,
                                                ------------------------------------
                                                   1999         1998         1997
                                                ----------   ----------   ----------
BASIC INCOME PER SHARE:
Net income                                      $1,188,622   $  636,884   $  336,158

Weighted average common shares outstanding       2,804,994    2,632,787    1,710,316
                                                ----------   ----------   ----------
Basic income per share                          $     0.42   $     0.24   $     0.20

DILUTED INCOME PER SHARE:
Net income                                      $1,188,622   $  636,884   $  336,158

Weighted average common shares outstanding       2,804,994    2,632,787    1,710,316
Dilutive effect of warrants and stock options       27,689       55,796      142,367
                                                ----------   ----------   ----------
Diluted weighted average
  Common shares outstanding                      2,832,683    2,688,583    1,852,683
                                                ----------   ----------   ----------
Diluted income per share                        $     0.42   $     0.24   $     0.18

(9)      BENEFIT AND INCENTIVE PLANS

DEFERRED COMPENSATION PLAN

         The Company has a deferred compensation plan for its board of directors and Century Bank's board of directors, with certain limitations. Each director may elect to enter into an agreement in lieu of receiving director's fees in cash. The agreements generally provide for the purchase of life insurance for each participating director and the payment of a retirement benefit for 15 years after retirement, with certain death provisions. The retirement benefit granted under the agreement vests pursuant to a schedule, with 20% of the benefit vesting each year over a five-year period. As of December 31, 1999, the net present value of the deferred compensation liability for all directors totaled approximately $794,000, compared with $674,000 for 1998. Expenses related to the deferred compensation program totaled $120,000 for 1999, $108,000 for 1998, and $84,000 for 1997.

STOCK OPTION PLANS

         Pursuant to the Century Bancshares, Inc. 1994 Stock Option Plan (1994
Plan) the Company reserved 350,000 shares of its common stock for the issuance of incentive stock options and nonqualified stock options to directors and key employees. As of December 31, 1999, after adjusting for stock dividends and stock option activity, there are 334,362 shares of stock reserved for issuance pursuant to the 1994 Plan, of which 332,366 shares are reserved for outstanding options and 1,996 shares are reserved for future option grants. These options are granted for terms of 7 to 10 years, with directors having immediate vesting and employees vesting 25 percent (of the original grant) after each six, eighteen, thirty and forty-two month periods of continued service.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(9)      BENEFIT AND INCENTIVE PLANS, CONTINUED

STOCK OPTION PLANS, CONTINUED

         In addition, there remain outstanding certain options granted to directors and key employees under two prior option plans (Prior Plans) which expired in 1992 and 1993. As of December 31, 1999, after adjusting for stock dividends and stock option activity, there are 4,111 shares of stock reserved for issuance pursuant to options granted under the Prior Plans, which options are still valid and were not affected by the Plans' expiration. As of December 31, 1999, all options granted under the Prior Plans are fully exercisable.

         In connection with the 5 percent stock dividends effective July 31, 1993, March 31, 1994, March 31, 1995, May 7, 1997, June 29, 1998, and May 28,
1999, in addition to the 7 percent stock dividend effective March 31, 1996, the number of shares subject to any outstanding options, the exercise price per share, and the number of shares reserved for the issuance of future options have been appropriately and equitably adjusted, pursuant to the stock option plans, so as to maintain the proportionate number of shares without changing the aggregate option price. In the tables below, the shares and prices per share have been adjusted to reflect the stock dividends.

         Stock option transactions for the years ended December 31, 1999, 1998, and 1997, are summarized as follows:

                                           1999                   1998                   1997
                                   --------------------   --------------------   --------------------
                                               Weighted               Weighted               Weighted
                                               average                average                average
                                               exercise               exercise               exercise
Fixed options                       Shares      price      Shares      price      Shares      price
                                   --------    --------   --------    --------   --------    --------
Outstanding at beginning of year    225,657    $   6.04    193,093    $   4.24    170,470    $   3.47
Granted                             143,170        6.22    104,895        7.82     47,735        6.62
Exercised                           (18,698)       3.25    (63,873)       3.27    (18,584)       2.33
Forfeited                           (13,652)       6.98     (8,458)       9.04     (6,528)       6.00
                                   --------    --------   --------    --------   --------    --------
Outstanding at end of year          336,477    $   6.24    225,657    $   6.04    193,093    $   4.24
                                   ========    ========   ========    ========   ========    ========

Options exercisable at year-end     198,613    $   6.06    141,608    $   5.50    162,620    $   4.19
Weighted average fair value of
    Options granted                $   3.27               $   4.08               $   2.92

         The following table summarizes information about stock options outstanding at December 31, 1999:

                                                      Options outstanding         Options exercisable
                                                    ------------------------    -------------------------
                                                     Weighted
                                                      average       Weighted                    Weighted
                                         Number      remaining      average                     average
                                       of options   contractual     exercise       Number       exercise
Range of exercise prices              outstanding     (years)        price      exercisable      price
------------------------              -----------   -----------     --------    -----------     ---------
$2.44 to $3.00                             7,242        0.5           $2.60         7,242         $2.60
$3.01 to $4.00                            18,325        1.4            3.65        18,325          3.65
$4.01 to $5.00                            17,719        2.4            4.64        17,719          4.64
$5.01 to $6.00                            23,543        6.5            5.20        22,755          5.19
$6.01 to $7.00                           225,522        9.1            6.23       100,219          6.22
$8.01 to $9.00                            27,589        8.5            8.86        22,982          8.87
$9.01 to $9.86                            16,537        8.2            9.65         9,371          9.65
--------------                          --------       ----           -----      --------         -----
$2.44 to $9.86                           336,477        7.8           $6.24       198,613         $6.06
--------------                          --------       ----           -----      --------         -----

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(9)      BENEFIT AND INCENTIVE PLANS, CONTINUED

STOCK OPTION PLANS, CONTINUED

         The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: no dividends for any year, expected volatility of 39 percent for 1999, 28 percent for 1998, and 29 percent for 1997, risk free interest rates of 5.9 percent for 1999, 5.4 percent for 1998, and 5.8 percent for 1997, along with expected lives of 7 years for 1999, 1998 and 1997.

         As the Company continues to apply APB Opinion No. 25 in accounting for its stock options, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                 1999            1998            1997
                                            -------------   -------------   -------------
Net income, as reported                     $   1,188,622   $     636,884   $     336,158
Net income, pro forma                           1,020,982         519,502         298,320
Diluted earnings per share, as reported               .42             .24             .18
Diluted earnings per share, pro forma                 .36             .19             .16

         Pro forma net income reflects only options granted in 1999, 1998 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period and compensation costs for options granted prior to January 1, 1997 are not considered.

EMPLOYEE BENEFIT PLAN

         The Company maintains a 401(k) plan which covers substantially all employees. Participants may contribute up to 15 percent of their compensation, subject to certain limitations imposed by the Internal Revenue Service. The Company makes matching contributions of one-half of up to 6 percent of participants' compensation contributed to the Plan. The Company's matching contributions totaled approximately $95,000 for 1999, $38,000 for 1998 and $17,000 for 1997.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(10)     INCOME TAXES

         The provision for taxes on income for the years ended December 31, 1999, 1998, and 1997, consisted of the following:

                                                    1999         1998         1997
                                                  ---------    ---------    ---------
Current federal income tax                        $ 617,898    $ 328,429    $ 304,721
Current state income tax                            138,305          747       90,251
                                                  ---------    ---------    ---------
    Total current income tax                        756,203      329,176      394,972

Deferred Federal income tax expense (benefit)       (21,696)     (15,915)    (117,497)
Deferred state income tax expense (benefit)          (5,294)      41,630      (43,873)
                                                  ---------    ---------    ---------
    Total deferred income tax expense (benefit)     (26,990)      25,715     (161,370)
                                                  ---------    ---------    ---------
Total income tax                                  $ 729,213    $ 354,891    $ 233,602
                                                  =========    =========    =========

         The difference between the statutory federal income tax rates and the effective income tax rates for 1999, 1998, and 1997, are as follows:

                                                 1999           1998           1997
                                             ----------     ----------     ----------
Statutory federal income tax rate                  34.0%          34.0%          34.0%
State income taxes, net of federal benefit          4.6            2.8            5.4
Nondeductible expenses                              0.5            1.1            2.6
Other                                              (1.1)          (2.1)          (1.0)
                                             ----------     ----------     ----------
Effective income tax rate                          38.0%          35.8%          41.0%
                                             ==========     ==========     ==========

         The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998:

                                                             1999           1998
                                                         -----------    -----------
Assets:
Fixed assets                                             $   120,627    $   102,797
Bad debts                                                    194,691        218,021
Deferred rent expense                                         85,288         28,741
Deferred loan fees                                            24,957         37,460
Vacation pay accrual                                          15,200         22,800
Directors' deferred compensation                             301,884        256,284
Intangibles                                                   68,853         44,847
                                                         -----------    -----------
Deferred tax assets                                          811,500        710,950
Liabilities:
Federal Home Loan Bank stock dividends                       (11,484)       (11,484)
Unrealized (gains) losses on investments designated as
    available-for-sale charged to stockholders' equity        54,322         (3,468)
Other                                                        (86,445)       (12,885)
                                                         -----------    -----------
Deferred tax liabilities                                     (43,607)       (27,837)
                                                         -----------    -----------
Net deferred tax asset                                   $   767,893    $   683,113
                                                         ===========    ===========

         Net deferred tax assets of $767,893 and $683,113 at December 31, 1999 and 1998, respectively, are included in other assets. The Company has not established a valuation allowance for deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not some portion or all of the deferred tax assets will not be realized. Based on the level of historical taxable income during the carryback period and the reversal of certain deferred tax liabilities, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(11)     RESERVE BALANCES, FUNDS RESTRICTION, COMMITMENTS AND CONTINGENCIES

RESERVE BALANCES

         Under Federal Reserve Board regulations, banks are required to maintain cash reserves against certain categories of deposit liabilities. Cash balances qualified to meet these reserve requirements consist of vault cash and balances on deposit with the Federal Reserve Bank. Such restricted cash balances are included in "Cash and due from banks" in the consolidated statements of financial condition and were approximately $1.8 million and $1.0 million at year-end 1999 and 1998, respectively.

FUNDS RESTRICTIONS

         Dividends paid to the Company by Century National Bank are subject to restrictions by regulatory agencies. As of December 31, 1999, approximately $2.1 million was available to be paid to the Company in dividends from Century National Bank, pursuant to such regulatory restrictions. As described in Note 12--Capital and Liquidity, regulatory agencies have established laws and guidelines with respect to the maintenance of appropriate levels of bank capital that could further limit the amount available for payment of dividends by Century Bank under regulatory restrictions if applied in the future.

COMMITMENTS AND CONTINGENCIES

         The Company leases its banking facilities under operating leases providing for payment of fixed rentals and providing for pass-through of certain landlord expenses, with options to renew. Rental expense was approximately $557,000, $548,000, and $399,000, for the years ended December 31, 1999, 1998, and 1997, respectively. Total future minimum rental payments at December 31, 1999, are as follows:

   Year Ending December 31,
---------------------------
2000                                          $  721,000
2001                                             728,000
2002                                             426,000
2003                                             199,000
2004                                             136,000
Thereafter                                       130,000
                                              ----------
Total                                         $2,340,000
                                              ==========

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(12)     CAPITAL AND LIQUIDITY

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires regulators to classify insured depository institutions into one of five tiers based upon their relative capital strengths and to increase progressively the degree of regulation over the weaker ones, limits the pass-through deposit insurance treatment of certain types of accounts, adopts a "Truth in Savings" program, calls for the adoption of risk-based premiums on deposit insurance, and requires banks to observe insider credit underwriting procedures no less strict than those applied to comparable non-insider transactions.

         The Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) of 1989 requires depository institutions to maintain minimum capital levels. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments.

         Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and Century Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1999, the most recent notification from the OCC categorized Century National Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Century National Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's category.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(12)     CAPITAL AND LIQUIDITY, CONTINUED

         The following tables present the actual and required capital information for the Company and Century National Bank:

                                                                                                        To be well
                                                                                                    capitalized under
                                                                               For capital          prompt corrective
                                                        Actual              adequacy purposes       action provisions
                                               ------------------------- ------------------------ -----------------------
                                                  Amount        Ratio        Amount       Ratio      Amount       Ratio
---------------------------------------------- ------------ ------------ ------------- ---------- ------------ ----------
AS OF DECEMBER 31, 1999
Total Capital (to Risk Weighted Assets):
    Century Bancshares, Inc.                   $15,612,089       10.79%   $11,577,857       8.00%          n/a       n/a
    Century National Bank                       14,851,326       10.27%    11,570,540       8.00%  $14,463,176     10.00%
Tier 1 Capital (to Risk Weighted Assets):
    Century Bancshares, Inc.                    14,093,178        9.74%     5,788,929       4.00%          n/a       n/a
    Century National Bank                       13,332,415        9.22%     5,785,270       4.00%    8,677,905      6.00%

Tier 1 Capital (to Average Assets):
    Century Bancshares, Inc.                    14,093,178        7.64%     7,378,520       4.00%          n/a        n/a
    Century National Bank                       14,463,176        7.23%     7,376,440       4.00%    9,220,550       5.00%

AS OF DECEMBER 31, 1998
Total Capital (to Risk Weighted Assets):
    Century Bancshares, Inc.                   $14,892,149       12.56%   $ 9,489,120       8.00%          n/a        n/a
    Century National Bank                       12,906,593       10.93%     9,449,360       8.00%  $11,811,700      10.00%
Tier 1 Capital (to Risk Weighted Assets):
    Century Bancshares, Inc.                    13,764,002       11,60%     4,744,560       4.00%          n/a        n/a
    Century National Bank                       11,778,446        9.97%     4,724,680       4.00%    7,087,020       6.00%
Tier 1 Capital (to Average Assets):
    Century Bancshares, Inc.                    13,764,002        9.46%     5,818,840       4.00%          n/a        n/a
    Century National Bank                       11,778,446        8.17%     5,769,440       4.00%    7,211,800       5.00%

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(13)     PARENT COMPANY-ONLY FINANCIAL STATEMENTS

         The Century Bancshares, Inc. (parent company-only) condensed financial statements are as follows:

                       STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1999 AND 1998

                                                                       1999            1998
                                                                   ------------    ------------
ASSETS
Cash and cash equivalents                                          $    739,944    $  1,958,401
Investment in Century Bank                                           14,907,344      13,331,118
Other assets                                                             91,462          91,462
                                                                   ------------    ------------
    Total Assets                                                   $ 15,738,750    $ 15,380,981
                                                                   ------------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Other liabilities                                                  $     70,643    $     64,307
                                                                   ------------    ------------
    Total Liabilities                                                    70,643          64,307
STOCKHOLDERS' EQUITY:
Common stock                                                          2,858,402       2,574,219
Additional paid-in capital                                           13,700,452      12,343,631
Retained earnings                                                            --         392,384
Treasury stock, at cost                                                (789,863)             --
Accumulated other comprehensive income (loss), net of tax effect       (100,884)          6,440
                                                                   ------------    ------------
    Total Stockholders' Equity                                       15,668,107      15,316,674

                                                                   ------------    ------------
    Total Liabilities and Stockholders' Equity                     $ 15,738,750    $ 15,380,981
                                                                   ============    ============

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                             1999         1998         1997
                                                          ----------   ----------   ----------
INCOME:
Interest income                                           $   49,539   $   96,846   $   35,421
Other income                                                     129           --           --
                                                          ----------   ----------   ----------
    Total Income                                              49,668       96,846       35,421

EXPENSE:
Other expenses                                                41,487       26,657       22,414
                                                          ----------   ----------   ----------
    Total Expense                                             41,487       26,657       22,414
                                                          ----------   ----------   ----------
Net income before income tax expense (benefit) and
    equity in undistributed earnings of bank subsidiary        8,181       70,189       13,007
Income tax expense                                             3,109       26,670        5,333
                                                          ----------   ----------   ----------
Net income before equity in undistributed
    Earnings of bank subsidiary                                5,072       43,519        7,674
Equity in undistributed earnings of Century Bank           1,183,550      593,365      328,484
                                                          ----------   ----------   ----------
NET INCOME                                                $1,188,622   $  636,884   $  336,158
                                                          ==========   ==========   ==========

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(13)     PARENT COMPANY-ONLY FINANCIAL STATEMENTS, CONTINUED

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                             1999           1998           1997
                                                         -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                               $ 1,188,622    $   636,884    $   336,158
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Undistributed earnings of subsidiary                    (1,183,550)      (593,365)      (328,484)
  Decrease in other assets                                        --             --         21,203
  Increase (decrease) in other liabilities                     6,336       (243,526)        59,159
                                                         -----------    -----------    -----------
Net cash provided by (used in) operating activities           11,408       (200,007)        88,036

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contributions to subsidiary bank                    (500,000)    (2,000,000)    (3,500,000)
                                                         -----------    -----------    -----------
Net cash used in investing activities                       (500,000)    (2,000,000)    (3,500,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock                                      59,998      1,139,853      6,424,256
Purchases of treasury stock                                 (789,863)            --             --
Other                                                             --        (22,858)            --
                                                         -----------    -----------    -----------
Net cash provided (used) by financing activities            (729,865)     1,116,995      6,424,256

                                                         -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents      (1,218,457)    (1,083,012)     3,012,292
Cash and cash equivalents, beginning of year               1,958,401      3,041,413         29,121
                                                         -----------    -----------    -----------
Cash and cash equivalents, end of year                   $   739,944    $ 1,958,401    $ 3,041,413
                                                         ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid                                            $        --    $        --    $        --
Income taxes paid                                                 --             --             --

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(14)     FAIR VALUES OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a portion of the Company's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Company taken as a whole.

         Cash, Interest Bearing Deposits with Other Banks, and Federal Funds
Sold: For cash and due from banks, interest-bearing deposits with other banks, and federal funds sold; the carrying amount approximates fair value.

         Investment Securities: For these instruments, fair values are based on published market or dealer quotes.

         Loans, Net of Unearned Income: For variable rate loans that reprice on a scheduled basis, fair values are based on carrying values. The fair value of the remaining loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Noninterest-Bearing Deposits: The fair value of these deposits is the amount payable on demand at the reporting date.

         Interest-Bearing Deposits: The fair value of demand deposits, savings accounts, and money market deposits with no defined maturity is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposits would be accepted.

         Other Borrowings: The carrying amount for variable rate borrowings approximate the fair values at the reporting date. The fair values of the fixed rate borrowings are estimated by discounting the future cash flows using interest rates currently available for borrowings with similar terms and remaining maturities.

         Off-Balance Sheet Items: Century Bank has reviewed the unfunded portion of commitments to extend credit, as well as standby and other letters of credit, and has determined that the fair value of such instruments are not material.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(14)     FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED

         The estimated fair values of the Company's financial instruments at December 31, 1999 and 1998 are as follows:

                                                                1999                                1998
                                                    -----------------------------      -----------------------------
                                                     Carrying            Fair            Carrying           Fair
                                                       Value             Value            Value             Value
                                                    ------------     ------------      ------------     ------------
FINANCIAL ASSETS:
Cash and due from banks                             $  9,222,005     $  9,222,005      $  8,950,733     $  8,950,733
Federal funds sold                                    11,015,000       11,015,000         4,285,000        4,285,000
Interest bearing deposits with other banks            19,667,075       19,667,075         9,847,315        9,847,315
Investment securities                                 22,461,452       22,332,916         9,252,893        9,261,036
Loans, net of unearned income                        138,076,486      137,971,456       115,231,298      115,919,000

FINANCIAL LIABILITIES:
Noninterest-bearing deposits                        $ 36,571,508     $ 36,571,508      $ 31,676,194     $ 31,676,194
Interest-bearing deposits                            117,328,222      116,960,892        94,535,082       94,865,082
Other borrowings                                      33,258,877       33,283,547         8,461,241        8,864,000

(15)     ACQUISITIONS AND INTANGIBLES

         In October 1997, the Company completed the purchase and assumption of the deposits and certain other liabilities of the branch of Eastern American Bank, FSB (Eastern American) located at 6832 Old Dominion Drive, McLean Virginia (the McLean Branch). As part of the transaction, the Company's wholly owned subsidiary, Century National Bank assumed approximately $28.0 million in deposits at the McLean Branch, and also assumed the obligations under the related lease and acquired approximately $9.0 million in mortgage loans from Eastern American's portfolio, in addition to $0.2 million in equipment and other assets.

         In consideration of the assumption of the deposits and liabilities, Eastern American made a cash transfer to the Bank on the closing date of approximately $17.3 million, representing the total amount of the liabilities assumed, less the sum on the closing date of (i) the value of the vault cash at the McLean Branch, (ii) the net book value of the leasehold improvements and the personal property located at the McLean Branch, (iii) the amount of the security deposit related to the lease of the McLean Branch, (iv) the unpaid balance of the designated mortgage loans and certain overdraft protection loans, (v) certain proration items, and (vi) a deposit premium of approximately $1.5 million, equal to 5.6% of the balance of the deposits assumed as of the closing date, excluding deposits of affiliates of Eastern American and certain other types of deposits. The acquisition premium of $1.5 million is being amortized over the estimated 10 year life of the deposit account relationship on a straight-line basis.

         In October 1999, the Company completed the purchase and assumption of the deposits and certain other liabilities of the branch of One Valley Bancorp (One Valley) located at 18116 Triangle Shopping Plaza, Dumfries, Virginia (the Dumfries Branch). As part of the transaction, the Bank assumed approximately $9.4 million in deposits at the Dumfries Branch, and also assumed the obligations under the related lease and acquired approximately $6.0 million in mortgage loans from One Valley's portfolio, in addition to $0.3 million in equipment and other assets.

CENTURY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


(15)     ACQUISITIONS AND INTANGIBLES, CONTINUED

         In consideration of the assumption of the deposits and liabilities, One Valley made a cash transfer to the Bank on the closing date of approximately $2.9 million, representing the total amount of the liabilities assumed, less the sum on the closing date of (i) the value of the vault cash at the Dumfries Branch, (ii) the net book value of the leasehold improvements and the personal property located at the Dumfries Branch, (iii) the unpaid balance of the designated mortgage loans and certain overdraft protection loans, (iv) certain proration items, and (v) a deposit premium of $127,633, based on certain percentages of the deposit liabilities assumed and loans acquired as of the closing date. The total acquisition premium intangible recorded amounted to $327,633 (including $127,633 paid and $200,000 deemed to be a fair value adjustment of the lease obligation assumed) and is being amortized over the estimated 8 year life of the deposit account relationship on a straight-line basis.

(16) QUARTERLY FINANCIAL INFORMATION (Unaudited - in thousands, except per share data):

                                       Quarter ended   Quarter ended   Quarter ended   Quarter ended
                                       Dec. 31, 1999   Sep. 30, 1999   Jun. 30, 1999   Mar. 31, 1999
                                       -------------   -------------   -------------   -------------
Interest income                        $       3,701   $       3,323   $       3,237   $       2,959
Net interest income                            2,300           2,039           1,990           1,895
Provision for credit losses                      205             110             145             180
Total other income                               422             411             446             390
Total other expense                            1,933           1,820           1,818           1,764
Income before income tax expense                 584             520             473             341
Net income                                       362             323             293             211
Earnings per share:
   Basic                               $        0.13   $        0.12   $        0.10   $        0.07
   Diluted                                      0.13            0.11            0.10            0.07
Weighted average shares outstanding:
   Basic                                   2,721,863       2,804,679       2,850,542       2,844,239
   Diluted                                 2,749,551       2,832,251       2,879,305       2,871,334

                                       Quarter ended   Quarter ended   Quarter ended   Quarter ended
                                       Dec. 31, 1998   Sep. 30, 1998   Jun. 30, 1998   Mar. 31, 1998
                                       -------------   -------------   -------------   -------------
Interest income                        $       2,804   $       2,819   $       2,769   $       2,964
Net interest income                            1,732           1,698           1,652           1,736
Provision for credit losses                       83             154             190             193
Total other income                               296             270             287             251
Total other expense                            1,679           1,574           1,486           1,570
Income before income tax expense                 266             239             263             224
Net income                                       165             170             170             132
Earnings per share:
   Basic                               $        0.06   $        0.07   $        0.07   $        0.05
   Diluted                                      0.06            0.06            0.06            0.05
Weighted average shares outstanding:
   Basic                                   2,748,738       2,619,845       2,597,657       2,563,007
   Diluted                                 2,786,735       2,768,538       2,785,627       2,777,738

CENTURY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 2000, AND DECEMBER 31, 1999

                                                                          SEPTEMBER 30,
                                                                              2000          DECEMBER 31,
                                                                           (UNAUDITED)         1999
                                                                          -------------    -------------
ASSETS
Cash and due from banks                                                   $   7,958,113    $   9,222,005
Federal funds sold                                                           12,500,487       11,015,000
Interest bearing deposits in other banks                                      4,165,989       19,667,075
Investment securities available-for-sale, at fair value                      47,958,312       16,495,049
Investment securities held-to-maturity, at amortized cost,
    fair value of $20,687,770 and $5,837,867 at September
    30, 2000 and December 31, 1999, respectively                             20,419,135        5,966,403
Loans, net of unearned income                                               179,683,842      138,076,486
Less:  allowance for credit losses                                           (1,666,665)      (1,518,911)
                                                                          -------------    -------------
Loans, net                                                                  178,017,177      136,557,575
Leasehold improvements, furniture, and equipment, net                         2,278,314        1,372,267
Accrued interest receivable                                                   1,821,615        1,034,270
Loans held for sale                                                           2,793,750          439,600
Deposit premium, net                                                          5,123,980        1,675,813
Net deferred taxes                                                              723,617          767,893
Other assets                                                                  1,023,671          595,948
                                                                          -------------    -------------
    Total Assets                                                          $ 284,784,160    $ 204,808,898
                                                                          =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
    Noninterest-bearing                                                   $  41,647,060    $  36,571,508
    Interest-bearing                                                        173,893,043      117,328,222
                                                                          -------------    -------------
Total deposits                                                              215,540,103      153,899,730
Federal funds purchased and securities sold under
     Agreements to repurchase                                                20,095,605        6,358,654
Long term debt:
     Federal Home Loan Bank Advances                                         20,642,261       11,301,355
     Preferred securities of subsidiary trust                                 8,800,000               --
Other borrowings                                                                573,217       15,598,868
Other liabilities                                                             2,045,786        1,982,184
                                                                          -------------    -------------
    Total Liabilities                                                       267,696,972      189,140,791
                                                                          -------------    -------------

STOCKHOLDERS' EQUITY:
Common stock, $1 par value; 10,000,000 shares authorized;
    2,885,998 and 2,858,402 shares issued at September
    30, 2000 and December 31, 1999, respectively                              2,885,998        2,858,402
Additional paid in capital                                                   13,802,686       13,700,452
Retained earnings                                                             1,245,968               --
Treasury stock, at cost, 143,000 and 136,500 shares at
    September 30, 2000 and December 31, 1999, respectively                     (828,806)        (789,863)
Other comprehensive income (loss), net of tax effect                            (18,658)        (100,884)
                                                                          -------------    -------------
    Total Stockholders' Equity                                               17,087,188       15,668,107
Commitments and contingencies
                                                                          -------------    -------------
    Total Liabilities and Stockholders' Equity                            $ 284,784,160    $ 204,808,898
                                                                          =============    =============

See accompanying condensed notes to consolidated financial statements
(unaudited).

CENTURY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                           Three Months Ended        Nine Months Ended
                                                             September 30,              September 30,
                                                           2000         1999          2000         1999
                                                        ----------   ----------   -----------   ----------
INTEREST INCOME:
    Interest and fees on loans                          $3,862,071   $2,872,897   $10,477,855   $8,383,654
    Interest on federal funds sold                         142,831       60,611       516,731      177,200
    Interest on deposits in other banks                     97,055      171,048       399,560      442,539
    Interest on securities available-for-sale              552,327      166,590     1,083,734      392,023
    Interest on securities held-to-maturity                354,218       52,138       680,966      123,800
                                                        ----------   ----------   -----------   ----------
Total interest income                                    5,008,502    3,323,284    13,158,846    9,519,216

INTEREST EXPENSE:
    Interest on deposits:
         Savings accounts                                  226,607      212,386       615,490      639,513
         NOW accounts                                       46,739       53,936       147,987      169,158
         Money market accounts                             248,221      150,291       696,631      478,312
         Certificates under $100,000                       509,554      383,924     1,203,921    1,047,254
         Certificates $100,000 and over                    501,706      264,614     1,231,426      726,511
                                                        ----------   ----------   -----------   ----------
    Total interest on deposits                           1,532,827    1,065,151     3,895,455    3,060,748
                                                        ----------   ----------   -----------   ----------
    Interest on borrowings                                 842,493      218,695     1,774,365      534,034
                                                        ----------   ----------   -----------   ----------
Total interest expense                                   2,375,320    1,283,846     5,669,820    3,594,782
                                                        ----------   ----------   -----------   ----------

Net interest income                                      2,633,182    2,039,438     7,489,026    5,924,434
Provision for credit losses                                275,000      110,000       655,000      435,000
                                                        ----------   ----------   -----------   ----------
Net interest income after provision for credit losses    2,358,182    1,929,438     6,834,026    5,489,434

NONINTEREST INCOME:
    Service charges on deposit accounts                    248,846      162,846       691,502      491,470
    Other operating income                                 308,102      248,226       912,810      755,608
                                                        ----------   ----------   -----------   ----------
Total noninterest income                                   556,948      411,072     1,604,312    1,247,078
                                                        ----------   ----------   -----------   ----------

NONINTEREST EXPENSE:
Salaries and employee benefits                             917,082      721,985     2,514,659    2,106,431
Occupancy and equipment expense                            256,985      194,077       732,203      614,629
Professional fees                                          230,722      175,077       727,887      523,275
Depreciation and amortization                              127,013      112,735       353,544      340,181
Amortization of deposit premiums                            87,182       47,385       202,386      142,153
Data processing                                            342,805      295,024     1,035,666      840,510
Communications                                             111,399       86,859       305,273      256,787
Federal deposit insurance premiums                           8,999        4,365        23,691       13,021
Other operating expenses                                   257,409      182,741       625,375      564,945
                                                        ----------   ----------   -----------   ----------
Total noninterest expense                                2,339,596    1,820,248     6,520,684    5,401,932
                                                        ----------   ----------   -----------   ----------

Income before income tax expense                           575,534      520,262     1,917,654    1,334,580
Income tax expense                                         150,927      197,699       670,725      507,576
                                                        ----------   ----------   -----------   ----------
NET INCOME                                              $  424,607   $  322,563   $ 1,246,929   $  827,004
                                                        ==========   ==========   ===========   ==========

Basic income per common share                           $     0.16   $     0.11   $      0.46   $     0.29
Diluted income per common share                               0.15         0.11          0.45         0.29
Weighted average common shares outstanding               2,737,705    2,804,679     2,729,180    2,833,113
Diluted weighted average common shares outstanding       2,766,314    2,832,251     2,751,698    2,860,925

See accompanying condensed notes to consolidated financial statements
(unaudited).

CENTURY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                                              Other
                                   Common       Additional                   Treasury      Comprehensive        Total
                                   Stock         Paid in       Retained       Stock,      Income (Loss),     Stockholders'
                                 $1.00 par       Capital       Earnings       at cost    net of tax effect      Equity
                                -----------   ------------    ----------     ----------  -----------------  -------------
Balance, December 31, 1999      $ 2,858,402   $ 13,700,452    $       --     $ (789,863)      $ (100,884)   $ 15,668,107
Comprehensive income:
Net income                                                     1,246,929                                       1,246,929
Unrealized gain on
  investment securities,
  net of tax effect                                                                               82,226          82,226
                                -----------   ------------    ----------     ----------       ----------    ------------
Comprehensive income                                           1,246,929                          82,226       1,329,155
Purchase of treasury stock,
  at cost, 6,500 shares                                                         (38,943)                         (38,943)
Exercise of common stock
  options - 27,596 shares            27,596        102,234          (961)                                        128,869
                                -----------   ------------    ----------     ----------       ----------    ------------
Balance, September 30, 2000     $ 2,885,998   $ 13,802,686    $1,245,968     $ (828,806)      $  (18,658)   $ 17,087,188
                                -----------   ------------    ----------     ----------       ----------    ------------

                                                                                              Other
                                   Common       Additional                   Treasury      Comprehensive        Total
                                   Stock         Paid in       Retained       Stock,      Income (Loss),     Stockholders'
                                 $1.00 par       Capital       Earnings       at cost    net of tax effect      Equity
                                -----------   ------------    ----------     ----------  -----------------  -------------
Balance, December 31, 1998      $ 2,574,219   $ 12,343,631    $  392,384     $       --       $    6,440    $ 15,316,674
Comprehensive income:
Net income                                                       827,004                                         827,004
Unrealized loss on
  investment securities,
  net of tax effect                                                                             (100,521)       (100,521)
                                -----------   ------------    ----------     ----------       ----------    ------------
Comprehensive income                                             827,004                        (100,521)        726,483
Stock dividend,129,173 shares       129,173        645,865      (775,800)                                           (762)
Purchase of treasury stock, at
   cost, 130,000 shares                                                        (789,863)                        (789,863)
Exercise of common stock
  options - 18,698 shares            18,698         42,062                                                        60,760
                                -----------   ------------    ----------     ----------       ----------    ------------
Balance, September 30, 1999     $ 2,722,090   $ 13,031,558    $  443,588     $ (789,863)      $  (94,081)   $ 15,313,292
                                -----------   ------------    ----------     ----------       ----------    ------------

See accompanying condensed notes to consolidated financial statements
(unaudited).

CENTURY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                 2000            1999
                                                             ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                   $  1,246,929    $    827,004
Adjustments to reconcile net income to net cash
    provided by operating activities:
Depreciation and amortization of premises and equipment           353,544         340,181
Amortization of deposit premiums                                  202,386         142,153
Provision for credit losses                                       655,000         435,000
Increase in accrued interest receivable                          (787,345)       (184,249)
Increase in other assets                                         (206,163)       (328,915)
Decrease in other liabilities                                      63,602           9,813
                                                             ------------    ------------
Total adjustments                                                 281,024         413,983
                                                             ------------    ------------
Net cash provided by operating activities                       1,527,953       1,240,987
                                                             ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans                                         (38,729,605)    (16,416,372)
Net increase in loans held for sale                            (2,354,150)             --
Net decrease (increase) in interest bearing deposits
    in other banks                                             15,501,086     (23,480,704)
Purchases of securities available-for-sale                    (42,615,076)     (8,291,000)
Purchases of securities held-to-maturity                      (14,578,971)     (2,000,000)
Repayments and maturities of securities available-for-sale      6,377,809         735,981
Repayments and maturities of securities held-to-maturity          126,239         441,693
Proceeds from sales of securities available-for-sale            4,900,506              --
Net purchase of leasehold improvements, furniture
    and equipment                                                (259,241)       (196,523)
Acquisition of deposits, net of assets acquired                45,034,156              --
                                                             ------------    ------------
Net cash used in investing activities                         (26,597,247)    (49,206,925)
                                                             ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in demand, savings, NOW and
    money market deposit accounts                                (149,485)     (1,651,234)
Net increase in certificates of deposit                         8,762,242      12,855,087
Net increase in customer repurchase accounts                   13,736,951       6,436,750
Net decrease in other borrowings                              (15,025,651)        (36,760)
Net proceeds from issuance of long-term debt                   10,000,000      33,000,000
Net proceeds from issuance of preferred securities of
     Subsidiary trust                                           8,536,000              --
Repayment of long-term debt                                      (659,094)       (658,257)
Purchase of treasury stock                                        (38,943)       (789,863)
Net proceeds from issuance of common stock                        128,869          59,998
                                                             ------------    ------------
Net cash provided by financing activities                      25,290,889      49,215,721
                                                             ------------    ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                         221,595       1,249,783
Cash and cash equivalents, beginning of period                 20,237,005      13,235,733
                                                             ------------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                     $ 20,458,600    $ 14,485,516
                                                             ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid on deposits and borrowings                     $  5,389,178    $  3,487,632
Income taxes paid                                                 780,066         600,000

See accompanying condensed notes to consolidated financial statements
(unaudited).

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     OF CENTURY BANCSHARES, INC. (UNAUDITED)


(1)      BASIS OF PRESENTATION

         In the opinion of management the unaudited consolidated financial statements as of September 30, 2000, and for the three and nine months ended September 30, 2000 and 1999 contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of Century Bancshares, Inc. (the Company) as of such dates and for such periods. The unaudited consolidated financial statements should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing in the Company's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2000 or any future periods. Certain prior period balances have been reclassified to conform with the current period.

(2)      ACQUISITION ACTIVITIES

         In October 1999, the Company completed the purchase and assumption of the deposits and certain other liabilities of the branch of One Valley Bancorp located at 18116 Triangle Shopping Plaza, Dumfries, Virginia (the Dumfries Branch). As part of the transaction, the Company assumed approximately $9.4 million of deposit liabilities of the Dumfries Branch, purchased approximately $6.0 million of mortgage loans, $300 thousand of equipment and other assets and recorded $328 thousand of intangible assets.

         On August 25, 2000, the Company assumed $51.8 million of deposit liabilities, purchased $3.4 million of mortgage loans and $1.0 million of fixed ASSETS, and recorded $3.5 million of intangible assets related to the purchase of the Reston Branch of Resource Bank located in Fairfax County, Virginia (the Reston Branch). In connection with the transaction, the Company also assumed the lease for the branch location at 1498 North Point Village Center in Reston, Virginia. The Reston Branch premises consist of approximately 2,600 square feet, which are under lease through 2013, with additional options to renew for two successive terms of five years each.

         On October 11, 2000, the Company announced it had reached a definitive agreement to acquire all the outstanding stock of GrandBanc, Inc., (OTC: GDBC) in a stock-for-stock exchange. The exchange ratio is fixed at 0.3318 shares of the Company's common stock for EACH share of GrandBanc, Inc. common stock, making the overall value of the transaction approximately $8.8 million. The transaction, which is expected to accounted for as a pooling of interests, is subject to regulatory and shareholder approvals and is projected to close in the first quarter of 2001. GrandBanc, Inc., which had $114 million in total assets at June 30, 2000, is the parent holding company of GrandBank, a Maryland chartered commercial bank headquartered in Rockville, Maryland; which operates four banking offices in Montgomery County, Maryland and one banking office in Arlington County, Virginia.

(3)      INVESTMENT SECURITIES

         Investment securities available-for-sale, and their contractual maturities, at September 30, 2000 and December 31, 1999 are summarized as follows:

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     OF CENTURY BANCSHARES, INC. (UNAUDITED)


(3)      INVESTMENT SECURITIES, CONTINUED

                                                    Amortized       Gross Unrealized   Gross Unrealized
               September 30, 2000                      Cost              Gains               Losses          Fair Value
----------------------------------------------   ----------------   ----------------   ----------------   ----------------
Obligations of U.S. government agencies:
         Within one year                         $     15,743,265   $             --   $         55,344   $     15,687,921
         After one, but within five years              24,318,932            138,135            124,836         24,332,231
         After five, but within ten years               4,589,790             38,900                 --          4,628,690
         After ten years                                  383,296                 --              9,208            374,088
                                                 ----------------   ----------------   ----------------   ----------------
Total obligations of U.S. government agencies          45,035,283            177,035            189,388         45,022,930
                                                 ----------------   ----------------   ----------------   ----------------
Collateralized mortgage obligations                       415,472                 --             16,351            399,121
Federal Reserve Bank stock                                387,200                 --                 --            387,200
Federal Home Loan Bank stock                            1,044,900                 --                 --          1,044,900
Atlantic Central Bankers Bank stock                        30,000                 --                 --             30,000
Other                                                   1,074,161                 --                 --          1,074,161
                                                 ----------------   ----------------   ----------------   ----------------
Total investment securities available-for-sale         47,987,016   $        177,035   $        205,739   $     47,958,312
                                                 ================   ================   ================   ================

                                                    Amortized       Gross Unrealized   Gross Unrealized
               December 31, 1999                       Cost              Gains               Losses          Fair Value
----------------------------------------------   ----------------   ----------------   ----------------   ----------------
Obligations of U.S. government agencies:
         Within one year                         $      1,999,974   $             --   $            612   $      1,999,362
         After one, but within five years              11,241,574                 --            129,979         11,111,595
         After ten years                                  427,851                301             12,946            415,206
                                                 ----------------   ----------------   ----------------   ----------------
Total obligations of U.S. government agencies          13,669,399                301            143,537         13,526,163
                                                 ----------------   ----------------   ----------------   ----------------
Collateral mortgage obligations                           477,644                 --             11,970            465,674
Federal Reserve Bank stock                                311,350                 --                 --            311,350
Federal Home Loan Bank stock                            1,317,700                 --                 --          1,317,700
Other                                                     874,162                 --                 --            874,162
                                                 ----------------   ----------------   ----------------   ----------------
Total investment securities available-for-sale   $     16,650,255   $            301   $        155,507   $     16,495,049
                                                 ================   ================   ================   ================

         Expected maturities may differ from contractual maturities of mortgage-backed securities and collateralized mortgage obligations because borrowers have the right to prepay their obligations at any time.

         As a member of the Federal Reserve and Federal Home Loan Bank systems, Century National Bank is required to hold shares of stock in the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta. In March 2000, Century National Bank became a member of the Atlantic Central Bankers Bank and purchased $30,000 of its stock. Those shares, which have no stated maturity, are carried at cost since no active trading market exists.

         Investment securities totaling $37,481,973 and $10,401,128 at September 30, 2000 and 1999, respectively, were pledged to secure FHLBA borrowings, public deposits, customer repurchase accounts, and other borrowings. Investment securities available for sale were sold for gross proceeds of $4.9 million in 2000 resulting in no gain or loss. No investment securities were sold during 1999.

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     OF CENTURY BANCSHARES, INC. (UNAUDITED)


(3)      INVESTMENT SECURITIES, CONTINUED

         Investment securities held-to-maturity at September 30, 2000 and December 31,1999 are summarized as follows:

                                                                    Gross         Gross
                                                     Amortized    Unrealized    Unrealized
                 September 30, 2000                    Cost         Gains         Losses      Fair Value
-------------------------------------------------   -----------   -----------   -----------   -----------
Obligations of U.S. government agencies:
         After one, but within five years           $ 5,999,278   $        --   $    77,750   $ 5,921,528
         After ten years                              1,828,346            --        79,352     1,748,994
                                                    -----------   -----------   -----------   -----------
Total obligations of U.S. government agencies         7,827,624            --       157,102     7,670,522
                                                    -----------   -----------   -----------   -----------
Obligations of states and political subdivisions:
         After five but within ten years                845,850        47,711            --       893,561
         After ten years                              7,425,682       347,393        29,435     7,743,640
                                                    -----------   -----------   -----------   -----------
Total obligations of states and political             8,271,532       395,104        29,435     8,637,201
subdivisions
                                                    -----------   -----------   -----------   -----------
Corporate bonds                                       4,319,979        67,740         7,672     4,380,047
                                                    -----------   -----------   -----------   -----------
Total investment securities held-to-maturity        $20,419,135   $   462,844   $   194,209   $20,687,770
                                                    ===========   ===========   ===========   ===========

                                                                    Gross         Gross
                                                     Amortized    Unrealized    Unrealized
                 December 31, 1999                     Cost         Gains         Losses      Fair Value
-------------------------------------------------   -----------   -----------   -----------   -----------
Obligations of U.S. government agencies:
         Within one year                            $ 3,999,138   $        --   $    37,572   $ 3,961,566
         After ten years                              1,967,265           260        91,224     1,876,301
                                                    -----------   -----------   -----------   -----------
Total investment securities held-to-maturity        $ 5,966,403   $       260   $   128,796   $ 5,837,867
                                                    ===========   ===========   ===========   ===========

(4)      INCOME PER COMMON SHARE

         Basic income per common share is calculated by dividing net income by the weighted-average common shares outstanding. Diluted income per common share is calculated by dividing net income by the sum of weighted-average common shares and potentially dilutive common shares. On February 18, 2000, the Company declared a 5% stock dividend payable on April 17, 2000, to common stock shareholders of record as of March 15, 2000, resulting in the issuance of 136,152 shares and a proportionate increase in the number of shares of common stock issuable upon the exercise of stock options outstanding. The effect of the April 17, 2000, stock dividend was recognized retroactively in the stockholders' equity accounts in the consolidated statements of financial condition as of December 31, 1999. On April 14, 1999, the Company declared a 5% stock dividend payable on May 28, 1999, to common stock shareholders of record as of April 28, 1999, resulting in the issuance of 129,173 shares and a proportionate increase in the number of shares of common stock issuable upon the exercise of stock options outstanding. Weighted-average shares outstanding and all share and per share data have been restated for the effect of these stock dividends.

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     OF CENTURY BANCSHARES, INC. (UNAUDITED)


(4)      INCOME PER COMMON SHARE, CONTINUED

         In accordance with SFAS No. 128, the calculation of basic income per common share and diluted income per common share is detailed below:

                                               Three Months Ended         Nine Months Ended
                                             -----------------------   -----------------------
                                                   September 30,            September 30,
                                             -----------------------   -----------------------
                                                2000         1999         2000         1999
                                             ----------   ----------   ----------   ----------
BASIC INCOME PER COMMON SHARE:
Net income                                   $  424,607   $  322,563   $1,246,929   $  827,004

Weighted average common shares outstanding    2,737,705    2,804,679    2,729,180    2,833,113
                                             ----------   ----------   ----------   ----------
Basic income per common share                $     0.16   $     0.11   $     0.46   $     0.29
                                             ----------   ----------   ----------   ----------

DILUTED INCOME PER COMMON SHARE:
Net income                                   $  424,607   $  322,563   $1,246,929   $  827,004

Weighted average common shares outstanding    2,737,705    2,804,679    2,729,180    2,833,113
Dilutive effect of stock options                 28,609       27,572       22,518       27,812
                                             ----------   ----------   ----------   ----------
Diluted weighted average
  Common shares outstanding                   2,766,314    2,832,251    2,751,698    2,860,925
                                             ----------   ----------   ----------   ----------
Diluted income per common share              $     0.15   $     0.11   $     0.45   $     0.29
                                             ----------   ----------   ----------   ----------

(5)      NEW FINANCIAL ACCOUNTING STANDARDS

         In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. In certain circumstances a derivative may be specifically designed as a hedge of the exposure to changes in the fair values of a recognized asset or liability or an unrecognized firm commitment, the exposure to variable cash flows of a forecasted transaction, or the exposure to fluctuations in foreign currency. SFAS No. 133 will be effective for all periods beginning after June 15, 2000. Earlier application is permitted, but the statement shall not be applied retroactively to financial statements of prior periods. In June 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," was issued to amend SFAS No. 133 to address a limited number of issues related to implementation of SFAS 133. The implementation of SFAS No. 133, as amended, is not expected to have a material impact on the Company's consolidated financial statements.

INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
GrandBanc, Inc.


         We have audited the accompanying consolidated balance sheets of GrandBanc, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GrandBanc, Inc. as of December 31, 1999 and 1998, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




/s/ Stegman & Company

Baltimore, Maryland
January 28, 2000

                                 GRANDBANC, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


                                                                                     1999             1998
                                                                                -------------    -------------
                                 ASSETS

Cash and due from banks                                                         $   4,299,075    $   3,224,516
Federal funds sold                                                                      8,769        5,131,629
Investment securities:
  Available for sale - at fair value                                               44,967,011       34,080,428
Loans                                                                              58,992,986       61,300,297
  Less allowance for loan losses                                                     (690,364)        (926,749)
                                                                                -------------    -------------
Loans - net                                                                        58,302,622       60,373,548
Bank premises and equipment                                                         3,891,768        1,824,766
Foreclosed real estate                                                                114,223          374,223
Accrued interest receivable                                                           868,486          668,952
Intangible assets                                                                   1,017,291        1,178,753
Deferred income taxes                                                               3,100,116        1,923,647
Prepaid expenses and other assets                                                     697,597          892,566
                                                                                -------------    -------------

         TOTAL ASSETS                                                           $ 117,266,958    $ 109,673,028
                                                                                =============    =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Non-interest bearing deposits                                                 $  10,637,342    $  10,069,575
  Interest-bearing deposits                                                        90,618,858       86,655,753
                                                                                -------------    -------------
         Total deposits                                                           101,256,200       96,725,328
  Short-term borrowings                                                             9,556,919        4,564,371
  Long-term debt                                                                      192,500          200,000
  Accrued expenses and other liabilities                                              448,953          496,004
                                                                                -------------    -------------

         Total liabilities                                                        111,454,572      101,985,703
                                                                                -------------    -------------

STOCKHOLDERS' EQUITY:
   Common stock - $.10 par value; 20,000,000 shares authorized; 4,049,590 and
     4,049,590 shares outstanding in 1999 and 1998, respectively                      404,959          404,959
   Additional paid-in capital                                                      10,962,879       10,962,879
   Accumulated deficit                                                             (3,918,210)      (3,648,090)
   Accumulated other comprehensive loss                                            (1,637,242)         (32,423)
                                                                                -------------    -------------

         Total stockholders' equity                                                 5,812,386        7,687,325
                                                                                -------------    -------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 117,266,958    $ 109,673,028
                                                                                =============    =============


See accompanying notes.

                                 GRANDBANC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                          1999           1998          1997
                                                       -----------    -----------   -----------
INTEREST INCOME:
Interest and fees on loans                             $ 5,613,215    $ 7,037,460   $ 6,960,287
Interest on investment securities - U.S. Government,
     its agencies, and sponsored entities                2,896,016        957,360       903,867
  Interest on other investment securities                       --             --       107,362
  Interest on federal funds sold                           103,968        214,203       136,082
                                                       -----------    -----------   -----------

             Total interest income                       8,613,199      8,209,023     8,107,598
                                                       -----------    -----------   -----------

INTEREST EXPENSE:
  Interest on certificates of deposit of
      $100,000 or more                                     877,985        811,234       766,752
  Interest on other deposits                             3,312,749      2,902,410     3,044,216
                                                       -----------    -----------   -----------
  Total interest on deposits                             4,190,734      3,713,644     3,810,968
Interest on short-term borrowings                          359,008        257,966       162,778
Interest on long-term debt                                  17,139         45,865       156,569
                                                       -----------    -----------   -----------
             Total interest expense                      4,566,881      4,017,475     4,130,315
                                                       -----------    -----------   -----------
NET INTEREST INCOME                                      4,046,318      4,191,548     3,977,283

PROVISION FOR LOAN LOSSES                                  269,330         10,000     1,209,000
                                                       -----------    -----------   -----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                        3,776,988      4,181,548     2,768,283
                                                       -----------    -----------   -----------

NONINTEREST INCOME:
  Service charges on deposit accounts                      410,255        320,219       315,778
  Net realized gain on sales of securities                   6,022          5,799         1,274
  Other income                                             193,732        312,093       328,416
                                                       -----------    -----------   -----------

Total non-interest income                                  610,009        638,111       645,468
                                                       -----------    -----------   -----------

NONINTEREST EXPENSE:
  Salaries and employee benefits                         2,093,337      1,799,906     1,993,005
  Occupancy and equipment expense                          918,425      1,021,654       987,545
  Data processing services                                 564,575        469,919       487,403
  FDIC insurance                                            71,045         52,901        43,430
  Insurance                                                 65,155         77,009        70,817
  Legal fees                                                93,877        108,184        54,068
  Foreclosed real estate expenses                              423         46,661        81,449
  Other expenses                                         1,016,447        991,245       903,237
                                                       -----------    -----------   -----------

Total non-interest expense                               4,823,284      4,567,479     4,620,954
                                                       -----------    -----------   -----------

INCOME (LOSS) BEFORE INCOME TAXES                         (436,287)       252,180    (1,207,203)

INCOME TAX EXPENSE (BENEFIT)                              (166,167)       152,938    (2,056,713)
                                                       -----------    -----------   -----------

NET INCOME (LOSS)                                      $  (270,120)   $    99,242   $   849,510
                                                       ===========    ===========   ===========

NET EARNINGS PER COMMON SHARE:
  Basic                                                $      (.07)   $       .02   $       .21
  Diluted                                              $      (.07)   $       .02   $        21

See accompanying notes.

                                 GRANDBANC, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                                               Accumulated
                                                                 Additional                       Other        Total Stock-
                                                   Common         Paid-in      Accumulated    Comprehensive      holders'
                                                   Stock          Capital       (Deficit)     (Loss) Income       Equity
                                                ------------    ------------   ------------    ------------    ------------
BALANCE AT JANUARY 1, 1997                      $    392,550    $ 10,405,003   $ (4,596,842)   $   (179,723)   $  6,020,988

Comprehensive income:
  Net income                                              --              --        849,510              --         849,510
  Other comprehensive income net of tax:
     Unrealized gain on investment securities             --              --             --          79,547          79,547
                                                                                                               ------------

Total comprehensive income                                                                                          929,057
                                                                                                               ------------

  Issuance of common stock at $4.00 per share            875          34,123             --              --          34,998

  Issuance of common stock at $4.69 per share         10,666         489,334             --              --         500,000
                                                ------------    ------------   ------------    ------------    ------------

BALANCE AT DECEMBER 31, 1997                         404,091      10,928,460     (3,747,332)       (100,176)      7,485,043

Comprehensive income:
  Net income                                              --              --         99,242              --          99,242
  Other comprehensive income net of tax:
     Unrealized gain on investment securities             --              --             --          67,753          67,753
                                                                                                               ------------

Total comprehensive income                                                                                          166,995
                                                                                                               ------------

  Issuance of common stock at $4.06 per share            868          34,419             --              --          35,287
                                                ------------    ------------   ------------    ------------    ------------

BALANCE AT DECEMBER 31, 1998                         404,959      10,962,879     (3,648,090)        (32,423)      7,687,325

Comprehensive income:
  Net loss                                                --              --       (270,120)             --        (270,120)
  Other comprehensive income net of tax:
     Unrealized loss on investment securities             --              --             --      (1,604,819)     (1,604,819)
                                                                                                               ------------

Total comprehensive loss                                                                                         (1,874,939)
                                                ------------    ------------   ------------    ------------    ------------

BALANCE AT DECEMBER 31, 1999                    $    404,959    $ 10,962,879   $ (3,918,210)   $ (1,637,242)   $  5,812,386
                                                ============    ============   ============    ============    ============


See accompanying notes.

                                 GRANDBANC, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                      1999            1998            1997
                                                                  ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                               $   (270,120)   $     99,242    $    849,510
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation                                                       282,127         254,848         230,175
    Accretion and amortization of securities                           116,792          59,126          87,719
    Amortization of intangibles                                        161,462         159,133         160,818
    Provision for loan losses                                          269,330          10,000       1,209,000
    Net realized gain from sales of assets                              (6,022)        (72,176)         (1,274)
    Foreclosed real estate - valuation adjustments                          --              --          57,000
    Deferred income taxes                                             (166,167)        133,066      (2,056,713)
  Net changes in:
    Accrued interest receivable                                       (199,534)        (66,182)        (14,822)
    Prepaid expenses and other assets                                  194,969         169,382        (415,804)
    Accrued expenses and other liabilities                             (47,051)         40,817         204,132
    Other - net                                                         75,994         226,109          62,714
                                                                  ------------    ------------    ------------

         Net cash provided by operating activities                     411,780       1,013,365         402,099
                                                                  ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in time deposits with banks                                    --              --       3,300,000
  Net decreases (increases) in federal funds sold                    5,122,860      (2,294,629)     (2,213,000)
  Purchases of available for sale securities                       (22,464,716)    (34,965,701)     (3,188,050)
  Proceeds from sales and maturities of
    available for sale securities                                    8,852,242       8,047,947       3,440,981
  Purchases of held to maturity securities                                  --              --      (5,099,766)
  Proceeds from sales and maturities of
    held-to maturity securities                                      7,216,490       6,953,222
  Net decrease (increase) in loans                                   1,725,602      15,134,330      (5,121,165)
  Proceeds from sale of participation loans                                 --              --       1,490,000
  Purchases of loans                                                        --              --      (1,273,652)
  Purchase of property and equipment                                (2,349,129)       (108,041)       (378,944)
  Proceeds from sale of foreclosed real estate and other assets        260,000       1,126,895          79,650
                                                                  ------------    ------------    ------------

         Net cash used by investing activities                      (8,853,141)     (5,842,709)     (2,010,724)
                                                                  ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                4,530,872       8,027,304      (2,584,812)
  Net increase (decrease) in short-term borrowings                   4,992,548      (1,133,666)      3,698,037
  Proceeds from issuance of common stock                                    --              --         500,000
  Repayment of long-term borrowings                                     (7,500)     (1,300,000)             --
                                                                  ------------    ------------    ------------

         Net cash provided by financing activities                   9,515,920       5,593,638       1,613,225
                                                                  ------------    ------------    ------------

NET INCREASE IN CASH                                                 1,074,559         764,294           4,600
CASH AT BEGINNING OF YEAR                                            3,224,516       2,460,222       2,455,622
                                                                  ------------    ------------    ------------

CASH AT END OF YEAR                                               $  4,299,075    $  3,224,516    $  2,460,222
                                                                  ============    ============    ============

                                 GRANDBANC, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                  1999           1998          1997
                                               -----------    -----------   -----------
Supplemental disclosures:
  Interest payments                            $ 4,636,875    $ 4,181,945   $ 4,089,718
  Income tax payments                                   --             --            --


Non-cash investing and financing activities:
  Unrealized gain on investment securities
    available for sale                         $(1,604,819)   $    67,753   $    79,547

  Stock issued in consideration
    of professional services                   $        --    $    35,287   $    34,998


See accompanying notes.

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of GrandBanc, Inc. (the Corporation), including its wholly owned subsidiaries, GrandBank (the Bank) and Facility Holdings, Inc, conform to generally accepted accounting principles and to prevailing practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1999.

         CONSOLIDATION POLICY

         The consolidated financial statements include the accounts of the Corporation, the Bank, and Facility Holdings, Inc., with all significant intercompany transactions eliminated. The financial statements of the Corporation include the Bank under the equity method of accounting.

         NATURE OF OPERATIONS

         The Corporation provides commercial banking services from its four locations in Montgomery County, Maryland and one branch in Alexandria, Virginia. Its primary source of revenue is from providing commercial and real estate loans to customers who are predominately small businesses, professionals and middle income individuals located in Montgomery County, suburban Washington, D.C. and northern Virginia.

         USE OF ESTIMATES

         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INVESTMENT SECURITIES AVAILABLE FOR SALE

         Investment securities available for sale, are stated at estimated fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/liability strategy or which may be sold in response to changing interest rates, changes in prepayment risk or other similar factors. The cost of securities sold is determined by the specific identification method. Net unrealized holding gains and losses on these securities are reported as accumulated other comprehensive income, a separate component of stockholders' equity, net of related income taxes.

         INVESTMENT SECURITIES HELD TO MATURITY

         Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. The Corporation intends and has the ability to hold such securities until maturity. When securities are transferred into the held to maturity category from available for sale, they are accounted for at estimated fair value with any unrealized holding gain or loss at the date of the transfer, reported as accumulated other comprehensive income, a separate component of stockholders' equity, and amortized over the remaining life of the security as an adjustment of yield.

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


         LOANS

         Loans are stated at their principal amount outstanding net of any deferred fees and costs. Interest income is accrued and credited to income at the contractual rate based on the principal amount outstanding. Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other non-accrual loans is recognized only to the extent of interest payments received.

         Loans are considered impaired when, based on current information, it is probable that the Bank will not collect all principal and interest payments according to the loans' contractual terms. Generally, loans are considered impaired once principal or interest payments become 90 days or more past due and they are placed on non-accrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimum delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. The impairment of the loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. The majority of the Bank's impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

         ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses represents management's current estimate of the amount, which adequately provides for possible losses in the portfolio. The adequacy of the allowance is determined by regular review of the loan portfolio considering such factors as current economic conditions and their effect on the creditworthiness of borrowers, changes in the character of the portfolio and historical loan loss experience. The allowance is increased by provisions charged to operating expense and reduced by loans charged-off, net of recoveries of amounts previously charged-off and by reversals of previous years' provisions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.

         LONG-LIVED ASSETS

         Bank premises and equipment are stated at cost and are being depreciated principally on a straight-line basis over the estimated useful lives of the assets. Repair and maintenance costs are charged against income while betterments are capitalized as additions to the related assets. Upon retirement or other disposition of properties, the carrying value and the related accumulated depreciation are removed from the accounts.

         Intangible assets consisting of goodwill and a premium on purchased deposits are being amortized on the straight-line method over 12 years and 9 years, respectively.

         Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset.

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


         FORECLOSED REAL ESTATE

         Foreclosed real estate represents assets acquired in satisfaction of loans either by foreclosure or deeds taken in lieu of foreclosure. Properties acquired are recorded at the lower of cost or fair value less estimated selling costs at the time of acquisition with any deficiency charged to the allowance for loan losses. Thereafter, costs incurred to operate or carry the properties as well as reductions in value as determined by periodic appraisals or other market studies are charged to operating expense. Gains and losses resulting from the final disposition of the properties are included in non-interest expense.

         INCOME TAXES

         Under the asset and liability method, deferred income taxes reflect the future tax consequences of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized for future deductible temporary differences and tax loss carryforwards if their realization is "more than likely."

2.       FUTURE APPLICATION OF ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," which delayed the effective date of SFAS No. 133 to January 1, 2001 for calendar year companies such as the Corporation. This statement requires derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used in determining when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of the hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

         The Corporation plans to adopt the provisions of this statement, as amended, for its quarterly and annual reporting beginning January 1, 2001, the statement's effective date. The impact of adopting the provisions of this statement on the Corporation's financial position, results of operations and cash flows subsequent to the effective date is not currently estimable and will depend on the financial position of the Corporation and the nature and purpose of any derivative instrument in use at that time.

                                GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

3.       INVESTMENT SECURITIES

         The amortized cost and estimated fair value of investment securities at December 31 were as follows:

                                                           Gross        Gross        Estimated
                                           Amortized    Unrealized    Unrealized        Fair
              Available for Sale - 1999      Cost          Gains        Losses         Value
                                          -----------   -----------   -----------   -----------
Obligations of U.S. government, its
  agencies and sponsored entities         $26,505,063   $        --   $ 1,665,812   $24,839,251
Mortgage-backed securities                 20,709,235         1,463     1,061,038    19,649,660
Other investments                             420,100        58,000            --       478,100
                                          -----------   -----------   -----------   -----------

                        Total             $47,634,398   $    59,463   $ 2,726,850   $44,967,011
                                          ===========   ===========   ===========   ===========

              Available for Sale - 1998

Obligations of U.S. government, its
  agencies and sponsored entities         $17,600,889   $    28,158   $   111,198   $17,517,849
Mortgage-backed securities                 16,132,534        51,732        78,987    16,105,279
Other investments                             399,300        58,000            --       457,300
                                          -----------   -----------   -----------   -----------

                        Total             $34,132,723   $   137,890   $   190,185   $34,080,428
                                          ===========   ===========   ===========   ===========

         The amortized cost and estimated fair value of investment securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Available for Sale
                                                       -------------------------
                                                                      Estimated
                                                        Amortized       Fair
                                                          Cost          Value
                                                       -----------   -----------
Due in one year or less                                $   500,000   $   488,925
Due after one year through five years                    3,599,684     3,483,008
Due after five years through ten years                  22,405,379    20,867,318
Due after ten years                                             --            --
                                                       -----------   -----------
                                                        26,505,063    24,839,251

Mortgage-backed securities                              20,709,235    19,649,660
Other investments                                          420,100       478,100
                                                       -----------   -----------

Total                                                  $47,634,398   $44,967,011
                                                       ===========   ===========

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         At December 31, securities pledged as collateral for public deposits and for other purposes as required or permitted by law were as follows:

                                           1999                                   1998
                              ------------------------------         -------------------------------
                                                  Estimated                               Estimated
                               Amortized             Fair             Amortized              Fair
                                 Cost               Value               Cost                Value
                              -----------        -----------         -----------         -----------
Available for sale            $11,676,829        $11,080,291         $11,368,931         $11,355,272
                              ===========        ===========         ===========         ===========

         Proceeds from sales together with gross gains and losses realized on sales of securities were as follows:

                                                                         Available for Sale
                                                         --------------------------------------------------
                                                           1999                 1998                 1997
                                                         -----------          ---------           ---------
                Proceeds from sale                       $ 2,788,977          $ 477,500           $ 550,516
                Gross realized gains                           6,022              5,799               1,274

4.       LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of the loan portfolio at December 31 was as follows:

                                                        1999            1998
                                                     -----------     -----------
                Real estate - mortgage               $40,988,523     $37,658,527
                Real estate - construction                93,500         210,500
                Commercial                            13,381,261      17,477,183
                Consumer                               2,430,209       2,889,176
                Credit card receivable                 2,099,493       3,064,911
                                                     -----------     -----------

                      Total loans                    $58,992,986     $61,300,297
                                                     ===========     ===========

         Certain senior officers, directors and companies in which officers and directors are partners and principal stockholders have had loan transactions with the Bank. Such extensions of credit have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders, and at the time did not involve more than the normal risk of collectibility or present other unfavorable circumstances. The following summarizes changes in amounts outstanding, both direct and indirect, to such persons during 1999 and 1998:

                                                         1999          1998
                                                      -----------   -----------
                Balance at January 1                  $ 2,259,000   $ 2,260,000
                Amounts borrowed                          754,564       713,000
                Amounts paid                            1,560,000      (714,000)
                                                      -----------   -----------

               Balance at December 31                 $ 1,453,564   $ 2,259,000
                                                      ===========   ===========

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         Activity in the allowance for loan losses for the three years ended December 31 is as follows:

                                             1999           1998           1997
                                          -----------    -----------    -----------
              Balance at January 1        $   926,749    $ 1,701,702    $ 1,016,478
              Provision for loan losses       269,330         10,000      1,209,000
              Loans charged-off              (581,710)    (1,299,250)      (586,491)
              Recoveries                       75,995        514,297         62,715
                                          -----------    -----------    -----------

              Balance at December 31      $   690,364    $   926,749    $ 1,701,702
                                          ===========    ===========    ===========

         At December 31, 1999, 1998 and 1997, the total recorded investment in impaired loans amounted to $591,997, $535,292 and $2,272,052, respectively. The average balances of these loans were $416,948, $797,148 and $326,268 for the years ended December 1999, 1998 and 1997, respectively. Following is a summary of cash receipts on impaired loans and how they were applied:

                                                        1999          1998          1997
                                                     -----------   -----------   -----------
              Cash  receipts  applied to principal
              balance                                $   109,178   $    87,588   $        --
                                                     ===========   ===========   ===========

         The allowance for loan losses related to impaired loans amounted to approximately $59,000, $2,000 and $639,000 at December 31, 1999, 1998 and 1997,
respectively. If interest had been recognized on impaired loans at the original interest rate, interest income would have increased approximately $48,000, $91,000 and $133,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

5.       BANK PREMISES AND EQUIPMENT

         Bank premises and equipment consisted of the following at December 31:

                                                         1999           1998
                                                      -----------    -----------
                Land                                  $ 1,847,288    $   360,000
                Building                                1,638,068        840,000
                Leasehold improvements                    765,256        769,924
                Equipment                                 895,777      1,135,225
                Furniture and fixtures                    196,322        192,434
                                                      -----------    -----------
                                                        5,342,711      3,297,583
                      Less accumulated depreciation    (1,450,943)    (1,472,817)
                                                      -----------    -----------

                                                      $ 3,891,768    $ 1,824,766
                                                      ===========    ===========

         On February 12, 1999, the corporation purchased the banking building located at 7535 Old Georgetown Road, Bethesda, Maryland. The cost of the building and land was $2,227,146. The cost was allocated on a prorated basis using appraised values. The assigned costs were $1,487,288 and 739,858 to land and building, respectively.

                                GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         The Bank leases office space under various lease agreements. Rental expense for 1999, 1998 and 1997 totaled $393,046, $563,128 and $581,044.
Future, minimum annual lease payments for operating leases are as follows:

                            2000                              $  361,646
                            2001                                 370,867
                            2002                                 376,596
                            2003                                 342,475
                            2004                                 346,787
                            Thereafter                         1,366,699
                                                              ----------

                                Total                         $3,165,070
                                                              ==========

6.       INTANGIBLE ASSETS

         Following is a summary of intangible assets, net of accumulated amortization, included in the consolidated balance sheets:

                                                             Premium on
                                                             Purchased
                                              Goodwill        Deposits        Total
                                             -----------    -----------    -----------
                Balance, January 1, 1998     $   318,076    $ 1,019,810    $ 1,337,886
                  Amortization                   (27,901)      (131,232)      (159,133)
                                             -----------    -----------    -----------

                Balance, December 31, 1998       290,175        888,578      1,178,753
                  Amortization                   (30,224)      (131,238)      (161,462)
                                             -----------    -----------    -----------

                Balance, December 31, 1999   $   259,951    $   757,340    $ 1,017,291
                                             ===========    ===========    ===========

7.       DEPOSITS

         Deposits at December 31 are summarized as follows:

                                                                    1999           1998
                                                                ------------   ------------
                Non-interest-bearing                            $ 10,637,342   $ 10,069,575
                                                                ------------   ------------
                Interest-bearing:
                  Savings and interest checking                   15,600,802     13,825,599
                  Money market                                    12,358,120     10,691,252
                  Certificates of deposit of $100,000 or more     14,690,520     17,250,883
                  Other                                           47,969,416     44,888,019
                                                                ------------   ------------

                            Total interest-bearing                90,618,858     86,655,753
                                                                ------------   ------------

                             Total                              $101,256,200   $ 96,725,328
                                                                ============   ============

8.       SHORT-TERM BORROWINGS

         At December 31, 1999, the Corporation is indebted to an unaffiliated bank in the amount of $1,800,000. The note bears interest at the prime rate (as defined) plus 1/4% and is adjusted annually. Interest is payable monthly and it requires quarterly principal payments of $25,000 and the remaining balance due November 1, 2000. The common stock of the Corporation's wholly owned subsidiary bank is pledged as collateral for this debt.

                                GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         Short-term borrowings at December 31, 1999 also consisted of overnight federal funds borrowed, short-term Federal Home Loan Bank advances, securities sold under agreement to repurchase, which are securities sold to the Bank's customers, at the customer's request, under a continuing "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury notes or Federal agencies which are segregated in the Bank's Federal Reserve Bank account from the Company's other investment securities. The following table presents certain information for short-term borrowings:

               Average amount outstanding during the year            $ 4,856,188
               Weighted average interest rate during the year               4.78%
               Amount outstanding at year end                        $ 7,206,919
               Weighted average interest rate at year end                   4.23%
               Maximum amount at any month end                       $ 7,432,698

9.       LONG-TERM DEBT

         At December 31, 1999, the Corporation is also indebted to the same unaffiliated bank in the amount of $192,500. The note bears interest at the prime rate (as defined) plus 1/4% and is adjusted annually. Interest is payable monthly and the principal is due September 30, 2001. The common stock of the Corporation's wholly owned subsidiary bank is pledged as collateral for this debt.

10.      STOCK OPTION PLAN

         The Corporation maintains a stock option plan for outside directors and an incentive stock option plan for key employees. The plans provide that 100,000 and 200,000 shares of common stock of the Corporation be reserved for each Plan, respectively. The option price shall be the fair market value of the common stock on the date the option is granted, and the option must be exercised within ten years and five years from the date granted for director and incentive stock option plans, respectively.

         The following is a summary of changes in shares under option for each of the years ended December 31:

                                               1999                       1998                      1997
                                     ------------------------   ------------------------   ------------------------
                                                    Weighted                   Weighted                  Weighted
                                       Number        Average     Number        Average      Number       Average
                                         of         Exercise       of          Exercise       of         Exercise
                                       Shares        Price       Shares         Price        Shares        Price
                                     ----------    ----------   ----------    ----------   ----------    ----------
Outstanding at beginning of year        160,500    $     2.88      121,500    $     2.40      133,500    $     2.31
Granted                                  45,000          2.48       49,000          4.00       12,500          2.88
Exercised                                    --           .00           --                         --           .00
Expired                                 (16,000)         4.00      (10,000)         2.50      (24,500)         2.17
                                     ----------                 ----------                 ----------

Outstanding at end of year              189,500          2.69      160,500          2.88      121,500          2.40
                                     ==========                 ==========                 ==========

Weighted average fair value of
   options granted during the year                 $     1.36                 $     2.22                 $     1.68
                                                   ==========                 ==========                 ==========

                                GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         The following summarizes information about options outstanding at December 31, 1999:

                                          Options Outstanding                                   Options Exercisable
               ------------------------------------------------------------------------     ----------------------------
                                                        Weighted
                                                        Average
                                                        Remaining           Weighted                         Weighted
                   Range of                            Contractual          Average                          Average
               Exercise Prices          Number            Life           Exercise Price      Number       Exercise Price
               ---------------         --------     --------------       --------------     --------      --------------
                 $1.75 - $4.00          189,500         6.65 years            $2.69          179,500          $2.73

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the three years ended December 31:

                                                       1999           1998            1997
                                                     --------       --------        --------

                  Dividend yield                          .00            .00             .00
                  Expected volatility                   30.00%         30.00%          30.00%
                  Risk-free interest rate                5.93%          5.86%           6.82%
                  Expected lives                     10 years       10 years        10 years

         The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plans. No compensation expense related to the Plans was recorded during the three years ended December 31, 1998. If the Corporation had elected to recognize compensation cost based on the fair value at the grant dates for awards under the Plans consistent with the method of prescribed by SFAS 123, net income and earnings per share would have been changed to the pro forma amounts as follows:

                                                         Years Ended December 31,
                                                 ----------------------------------------
                                                    1999           1998          1997
                                                 -----------    -----------   -----------
                  Net (loss) income              $  (320,520)   $    13,052   $   849,510
                  Net (loss) income per share:
                    Basic                        $      (.08)   $        --   $       .21
                    Diluted                      $      (.08)   $        --   $       .21

11.      NET EARNINGS PER COMMON SHARE

         Basic net earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year including any potential dilutive common shares outstanding, such as options and warrants. There is no adjustment for stock options in the calculation of diluted earnings per share for 1999 because the effect would have been antidilutable.

                                GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         The calculation of net earnings per common share follows:

                                                           Years Ended December 31,
                                                   ----------------------------------------
                                                      1999           1998          1997
                                                   -----------    -----------   -----------
Basic:
  Net income (loss) (applicable to common stock)   $  (270,120)   $    99,242   $   849,510
  Average common shares outstanding                  4,049,590      4,048,829     4,026,293
  Basic net earnings per share                     $      (.07)   $       .02   $       .21

Diluted:
  Net income (loss) (applicable to common stock)   $  (270,120)   $    99,242   $   849,510
  Average common shares outstanding                  4,049,590      4,048,829     4,026,293
  Stock option adjustment                                   --         86,190            --
  Average common shares outstanding - diluted        4,049,590      4,080,063     4,058,148
  Diluted net earnings per share                   $      (.07)   $       .00   $       .21

12.      INCOME TAXES

         Federal and state income tax expense (benefit) consists of the following:

                                              Years Ended December 31,
                                      -----------------------------------------
                                         1999           1998           1997
                                      -----------    -----------    -----------
Current federal income tax expense    $        --    $        --    $        --
Deferred federal income tax expense
  (benefit)                              (136,043)       125,217     (1,669,336)
Deferred state income tax expense
  (benefit)                               (30,124)        27,721       (387,377)
                                      -----------    -----------    -----------

                                      $  (166,167)   $   152,938    $(2,056,713)
                                      ===========    ===========    ===========

         A reconciliation of the differences between the maximum federal statutory income tax rate and the Corporation's effective tax rate for the years ended December 31 is as follows:

                                                1999                            1998                            1997
                                     ---------------------------     --------------------------     ---------------------------
                                                                                     Percent                          Percent
                                                      Percent                          of                               of
                                                        of                            Pretax                           Pretax
                                                       Pretax                         Income                           Income
                                       Amount          Income           Amount        (Loss)          Amount           (Loss)
                                     -----------     -----------     -----------    -----------     -----------     -----------
Tax (benefit) at statutory rate      $  (148,338)          (34.0)%   $    85,741           34.0%    $  (410,449)          (34.0)%
State income taxes net of federal
  income tax benefit                     (19,882)           (4.6)         13,057            5.2         (60,360)           (5.0)
Nondeductible expenses                     1,553             0.4          10,230            4.0          11,735             1.0
Elimination of valuation allowance
  on deferred tax assets                      --              .0              --             .0      (1,597,639)         (132.3)
Net operating loss                            --              .0          43,910           17.4              --              .0
                                     -----------     -----------     -----------    -----------     -----------     -----------

                                     $  (166,167)          (38.2)%   $   152,938           60.6%    $(2,056,713)         (170.3)%
                                     ===========     ===========     ===========    ===========     ===========     ===========

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         At December 31 net deferred tax assets consisted of the following:

                                                            1999         1998
                                                         ----------   ----------
Deferred tax assets:
  Net operating loss carryforward                        $1,764,262   $1,519,223
  Allowance for loan losses                                 181,473      272,765
  Foreclosed real estate - valuation allowance                1,932       23,172
  Depreciation                                               29,284       12,572
  Intangible assets                                          62,169       43,346
  Loan fees and costs                                         3,893       32,372
  Unrealized holding losses on investment
    securities available for sale                         1,030,145       20,197
  Other                                                      26,958           --
                                                         ----------   ----------

          Total deferred tax assets                      $3,100,116   $1,923,647
                                                         ==========   ==========

         The Company has recorded a deferred tax asset of $3,100,116, which includes the benefit of $4,520,000 in tax loss carryforwards, which expire in varying amounts between 2007 and 2014. Realization depends on generating sufficient taxable income before the expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The amount of loss carryforward available for any one year may be limited if the Company is subject to the alternative minimum tax.

13.      REGULATORY MATTERS

         CAPITAL

         The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         The Corporation is required to maintain risk-based and leverage capital as defined by federal banking agencies. The measurement of risk-based capital takes into account the risk of both the balance sheet assets and off-balance sheet exposures. The regulatory guidelines require minimum risk-based capital ratios of 4% for Tier 1 capital and 8% for total capital. In addition a minimum leverage ratio of Tier 1 capital to quarterly average assets of 3% is required for strong banking organizations. A bank is considered "well capitalized", the highest regulatory category, if it has the following minimum ratios: Tier 1 capital of 6%, total risk-based capital of 10%, and Tier 1 leverage ratio of 5%.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its bank affiliate to maintain at least the minimum amounts of ratios of total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1999, that the Corporation and its bank affiliate met all capital adequacy requirements to which they are subject.

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         As of December 31, 1999, the most recent notification from the primary regulators for the Corporation's affiliate banking institution categorized the bank as well capitalized under the prompt corrective action regulations. To be categorized as well capitalized a bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the tables below. There are no conditions or events since the last notifications that management believes have changed the affiliate bank's category.

         As of December 31, 1999, the capital ratios of the Corporation were as follows:

                                                           December 31,
                                                  ------------------------------
                                                     1999              1998
                                                  ------------      ------------
Capital:
   Tier 1 capital                                 $  5,591,337      $  5,844,000
   Tier 2 capital                                      690,364           921,000
                                                  ------------      ------------

Total capital                                     $  6,281,401      $  6,765,000
                                                  ============      ============

Assets:
   Risk-weighted assets                           $ 76,054,676      $ 73,676,000
   Average assets (fourth quarter)                 118,581,380       104,484,000

                                                                                         Well
                                                                                      Capitalized
                                                                                      Regulatory
                                                       Actual Rates                    Minimums
                                                 ------------------------            -------------
Ratios:
   Tier 1 capital to risk-weighted assets        7.4%                 7.9%                6.0%
   Total capital to risk-weighted assets         8.3%                 9.2%               10.0%
   Tier 1 leverage to average assets             4.7%                 5.6%                5.0%

         The capital ratios of GrandBank, the Corporation's banking subsidiary, were as follows:

                                                           December 31,
                                                  ------------------------------
                                                      1999              1998
                                                  ------------      ------------
Capital:
   Tier 1 capital                                 $  7,558,793      $  7,735,000
   Tier 2 capital                                      690,364           927,000
                                                  ------------      ------------

Total capital                                     $  8,249,157      $  8,662,000
                                                  ============      ============

Assets:
   Risk-weighted assets                           $ 74,927,000      $ 72,062,000
   Average assets (fourth quarter)                 118,135,470       102,336,000

                                GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                Well
                                                                             Capitalized
                                                                              Regulatory
                                                Actual Rates                   Minimums
                                             -------------------             ------------
Ratios:
   Tier 1 capital to risk-weighted assets    10.1%          10.7%               6.0%
   Total capital to risk-weighted assets     11.0%          12.0%              10.0%
   Tier 1 leverage to average assets          6.4%           7.6%               5.0%

         DIVIDENDS

         Dividends payable by the Corporation are unrestricted, although the ability of the Corporation to pay dividends depends upon dividends received by it from the Bank. The Board of Directors adopted a resolution specifying that no dividends will be paid by the Bank to the Corporation, except from the undivided profits of the Bank, or with the prior approval of the Bank Commissioner of the State of Maryland and the Regional Director of the FDIC, from the Bank's surplus in excess of 100% of its required capital stock. In addition, restrictions are also imposed upon the ability of the Bank to make loans to the Corporation, purchase stock in the Corporation, or use the Corporation's securities as collateral for indebtedness of the Bank.

         CASH AND DUE FROM BANKS

         The Federal Reserve System requires that banks maintain reserve balances based on the type and amount of deposits. At December 31, 1999 and 1998, the Bank was required to maintain reserves of $495,000 and $518,000 respectively.

14.      LITIGATION

         At December 31, 1999, the Corporation was involved in litigation arising from normal banking, financial, and other activities of the Bank. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Corporation's financial condition.

15.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments as well as its exposure to credit loss in the event of nonperformance by the other party. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1999 and 1998, the Bank's total unfunded commitments to extend credit were $12,248,000 and $30,556,000, respectively. These commitments included unused credit card lines of credit of $6,364,000 and $29,755,000 for 1999 and 1998 respectively. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on

                                GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

management's credit evaluation of the counterparty. Collateral held varies but may include loans, property, equipment, commercial properties, and other business assets as may be deemed appropriate.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and totaled $234,000 and $173,000 at December 31, 1999 and 1998, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies but may include accounts receivable, inventory, equipment, marketable securities, property, and other business assets as may be deemed appropriate. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

16.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments, requires the disclosure of estimated fair values of financial instruments. Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant part of the Corporation's financial instruments, the fair values of such instruments have been derived based on the amount and timing of future cash flows and estimated discount rates.

         Present value techniques used in estimating the fair value of many of the Corporation's financial instruments are significantly affected by the assumptions used. The fair values derived from using present value techniques are not substantiated by comparisons to independent markets, and in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

         The estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                                                 1999                           1998
                                                      ---------------------------   ---------------------------
                                                        Carrying        Fair         Carrying          Fair
                                                         Amount         Value          Amount          Value
                                                      ------------   ------------   ------------   ------------
         Financial assets:
           Cash and due from banks                    $  4,299,075   $  4,299,075   $  3,224,516   $  3,224,516
           Federal funds sold                                8,769          8,769      5,131,629      5,131,629
           Investment securities available for sale     44,967,011     44,967,011     34,080,428     34,080,428
           Loans, net of allowance                      58,302,622     58,177,783     60,373,548     61,279,151
           Accrued interest receivable                     868,486        868,486        668,952        668,952
         Financial liabilities:
           Deposits                                    101,256,200    103,395,106     96,725,328     96,765,618
           Short-term borrowings                         9,556,919      9,556,919      4,564,371      4,564,371
           Long-term borrowings                            192,500        192,500        200,000        200,000
           Accrued interest payable                        137,064        137,064        207,058        207,058

         Off-balance sheet items:
           Commitments to extend credit                  5,884,000      5,884,000        801,000        801,000
           Unused credit card lines of credit            6,364,000      6,364,000     29,755,000     29,755,000
           Standby letters of credit                       234,000        234,000        173,000        173,000

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

               o Cash and due from banks, federal funds sold and time deposits: The carrying amounts reported in the balance sheet for these assets are considered to approximate their fair values.

               o Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

               o Loans: For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate real estate, consumer and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

               o Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts.) The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

               o Federal funds purchased and other short-term borrowings: The carrying amounts approximate their fair values.

               o Long-term borrowings: The fair value is estimated based on interest rates currently available for borrowings with similar terms and remaining maturities.

17.      PARENT COMPANY FINANCIAL INFORMATION

         Condensed balance sheets, statements of income and statements of cash flows for GrandBanc, Inc. (parent only) are presented below:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                 GRANDBANC, INC.
                                 BALANCE SHEETS

                                                           December 31,

                                                       1999            1998
                                                   ------------    ------------
ASSETS:
  Cash                                             $    259,558    $      2,448
  Investments in subsidiary                           7,806,310       9,553,597
  Intangible assets                                     163,369         181,675
  Deferred income taxes                                 400,846         320,515
                                                   ------------    ------------

      TOTAL ASSETS                                 $  8,630,083    $ 10,058,235
                                                   ============    ============

LIABILITIES:
  Notes payable                                    $  1,992,500    $  2,100,000
  Accrued expenses and other liabilities                825,197         270,910
                                                   ------------    ------------

      Total liabilities                               2,817,697       2,370,910
                                                   ------------    ------------

STOCKHOLDERS' EQUITY:
  Common stock                                          404,959         404,959
  Additional paid-in capital                         10,962,879      10,962,879
  Accumulated deficit                                (3,918,210)     (3,648,090)
  Accumulated other comprehensive income             (1,637,242)        (32,423)
                                                   ------------    ------------

      Total stockholders' equity                      5,812,386       7,687,325
                                                   ------------    ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $  8,630,083    $ 10,058,235
                                                   ============    ============

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                 GRANDBANC, INC.
                            STATEMENTS OF OPERATIONS

                                  1999           1998           1997
                               -----------    -----------    -----------
INCOME:
  Rental income                $        --    $        --    $   120,000
  Interest income                      971          4,046         11,096
  Other income                          --         30,000            193
                               -----------    -----------    -----------

      Total income                     971         34,046        131,289
                               -----------    -----------    -----------

EXPENSES:
  Interest expense                 170,945        215,342        306,250
  Professional fees                     --         28,775         62,758
  Other expenses                    38,011         39,776         75,130
                               -----------    -----------    -----------

      Total expenses               208,956        283,893        444,138
                               -----------    -----------    -----------

LOSS BEFORE INCOME TAXES AND
  EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARY            (207,985)      (249,847)      (312,849)

INCOME TAX BENEFIT                 (80,332)      (122,952)      (197,563)
                               -----------    -----------    -----------

LOSS BEFORE EQUITY IN UN-
  DISTRIBUTED INCOME OF
  SUBSIDIARY                      (127,653)      (126,895)      (115,286)

EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARY            (142,467)       226,137        964,796
                               -----------    -----------    -----------

NET INCOME (LOSS)              $  (270,120)   $    99,242    $   849,510
                               ===========    ===========    ===========

                                 GRANDBANC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                 GRANDBANC, INC.
                            STATEMENTS OF CASH FLOWS

                                                              1999           1998           1997
                                                           -----------    -----------    -----------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)                                        $  (270,120)   $    99,242    $   849,510
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Equity in undistributed income of subsidiary               142,467       (416,213)      (964,796)
    Depreciation and amortization                                   --         26,450          8,621
    Deferred income taxes                                      (80,332)      (122,952)      (197,563)
    Net changes in:
    Other assets                                                18,307          1,494         16,926
    Accrued expenses and other liabilities                     554,288         19,697        (28,512)
                                                           -----------    -----------    -----------

        Net cash provided (used) in operating activities       364,610       (392,282)      (263,440)
                                                           -----------    -----------    -----------

CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Proceeds from sale of fixed assets                                --      1,489,784             --
                                                           -----------    -----------    -----------
        Net cash provided by
          investing activities                                      --      1,489,784             --
                                                           -----------    -----------    -----------

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from borrowings                                   1,800,000             --             --
  Principal payments on borrowings                          (1,907,500)    (1,400,000)            --
  Proceeds from issuance of common stock                            --             --        500,000
                                                           -----------    -----------    -----------

        Net cash (used) provided by
          financing activities                                (107,500)    (1,400,000)       500,000
                                                           -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH                                257,110       (302,498)       236,560

CASH AT BEGINNING OF YEAR                                        2,448        304,946         68,386
                                                           -----------    -----------    -----------

CASH AT END OF YEAR                                        $   259,558    $     2,448    $   304,946
                                                           ===========    ===========    ===========


Supplemental disclosures:
  Interest payments                                        $   170,398    $   200,918    $   331,868
                                                           ===========    ===========    ===========

GRANDBANC, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              SEPTEMBER 30,      DECEMBER 31,
                                                                  2000               1999
                                                             ---------------    ---------------
                                   ASSETS

Cash and Due from banks                                      $         2,942    $         4,299
Federal funds sold                                                       325                  9
                                                             ---------------    ---------------
     Total cash and cash equivalents                                   3,267              4,308

Securities available-for-sale                                         42,405             44,967

Loans, net of unearned discount and loan fees                         60,364             58,993
Less: Allowance for  loan losses                                        (646)              (690)
                                                             ---------------    ---------------
Loans, net                                                            59,718             58,303

Bank premises and equipment, net                                       3,856              3,892
Accrued income receivable                                                803                868
Prepaid expenses and other assets                                        649                698
Deferred income taxes                                                  2,825              3,100
Intangible assets                                                        897              1,017
Other real estate owned                                                  114                114
                                                             ---------------    ---------------
     TOTAL ASSETS                                            $       114,534    $       117,267
                                                             ---------------    ---------------

                    LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
  Demand                                                     $        10,989    $        10,637
  Interest checking                                                   11,219             11,532
  Savings                                                             20,622             16,427
  Time                                                                57,714             62,660
                                                             ---------------    ---------------
Total Deposits                                                       100,544            101,256

Securities sold under agreement to repurchase
          and other borrowed funds                                     7,268              9,749
Other liabilities                                                        478                449
                                                             ---------------    ---------------
     TOTAL LIABILITIES                                               108,290            111,454
                                                             ---------------    ---------------

SHAREHOLDERS' EQUITY
Common stock                                                             405                405
Surplus                                                               10,963             10,963
Retained earnings                                                     (3,839)            (3,918)
Accumulated comprehensive income:
  Unrealized holding loss on securities available-for-sale            (1,285)            (1,637)
                                                             ---------------    ---------------
     TOTAL SHAREHOLDERS' EQUITY                                        6,244              5,813
                                                             ---------------    ---------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $       114,534    $       117,267
                                                             ---------------    ---------------

BOOK VALUE PER SHARE                                         $          1.54    $          1.44
                                                             ---------------    ---------------

ACTUAL SHARES OUTSTANDING                                              4,050              4,050
                                                             ---------------    ---------------


See notes to consolidated financial statements.

GRANDBANC, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             FOR THE THREE MONTHS        FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                            -----------------------    -----------------------
                                                              2000         1999          2000         1999
                                                            ----------   ----------    ----------   ----------
INTEREST INCOME:
  Interest and fees on loans                                $    1,480   $    1,353    $    4,283   $    4,236
  Interest on federal funds sold and repurchase agreement            8           13            40           86
  Interest on Securities                                           707          783         2,134        2,148
                                                            ----------   ----------    ----------   ----------
     TOTAL INTEREST INCOME                                       2,195        2,149         6,457        6,470
                                                            ----------   ----------    ----------   ----------

INTEREST EXPENSE:
  Interest on deposits                                           1,122        1,058         3,108        3,163
  Interest on securities sold under agreements to
    repurchase and other borrowed funds                            142           87           391          251
                                                            ----------   ----------    ----------   ----------
     TOTAL INTEREST EXPENSE                                      1,264        1,145         3,499        3,414
                                                            ----------   ----------    ----------   ----------

NET INTEREST INCOME                                                931        1,004         2,958        3,056

PROVISION  FOR LOAN LOSSES                                          --           --            60          189
                                                            ----------   ----------    ----------   ----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                  931        1,004         2,898        2,867
                                                            ----------   ----------    ----------   ----------

NONINTEREST INCOME:
  Service charges                                                  130          105           422          280
  Other                                                             51           57           139          154
                                                            ----------   ----------    ----------   ----------
     TOTAL NONINTEREST INCOME                                      181          162           561          434
                                                            ----------   ----------    ----------   ----------

NONINTEREST EXPENSES:
  Salaries and employee benefits                                   476          499         1,519        1,567
  Occupancy                                                        145          153           434          474
  Equipment                                                         73           76           210          225
  Other operating expenses                                         402          441         1,164        1,300
                                                            ----------   ----------    ----------   ----------
     TOTAL NONINTEREST EXPENSES                                  1,096        1,169         3,327        3,566
                                                            ----------   ----------    ----------   ----------

INCOME BEFORE APPLICABLE INCOME TAXES                               16           (3)          132         (265)

INCOME TAXES                                                         8           --            53         (100)
                                                            ----------   ----------    ----------   ----------
NET INCOME                                                  $        8   $       (3)   $       79   $     (165)
                                                            ==========   ==========    ==========   ==========

PER COMMON SHARE DATA
BASIC EARNINGS                                              $     0.00   $    (0.00)   $     0.02   $    (0.04)
DILUTED EARNINGS                                            $     0.00   $    (0.00)   $     0.02   $    (0.04)

AVERAGE COMMON SHARES
BASIC                                                            4,050        4,050         4,050        4,050
DILUTED                                                          4,218        4,241         4,218        4,227

See notes to consolidated financial statements.

GRANDBANC, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              COMMON                                                   ACCUMULATED
                                              STOCK                                                       OTHER
                                              SHARES          COMMON                    RETAINED      COMPREHENSIVE
                                            OUTSTANDING       STOCK        SURPLUS      EARNINGS       INCOME, NET         TOTAL
                                            -----------    -----------   -----------   -----------    -------------    -----------
BALANCE AT DECEMBER 31, 1998                      4,050    $       405   $    10,963   $    (3,648)   $         (32)   $     7,688

  Comprehensive income:
   Net income for the nine months
     ended September 30, 1999                        --             --            --          (165)              --           (165)
   Other comprehensive income net of tax:
     Change in unrealized holding gain
       (loss) on securities available for sale       --             --            --            --           (1,219)        (1,219)
                                                                                                                       -----------

  Total comprehensive loss                                                                                                  (1,384)
                                            -----------    -----------   -----------   -----------    -------------    -----------
BALANCE AT SEPTEMBER 30, 1999                     4,050    $       405   $    10,963   $    (3,813)   $      (1,251)   $     6,304
                                            -----------    -----------   -----------   -----------    -------------    -----------

BALANCE AT DECEMBER 31, 1999                      4,050    $       405   $    10,963   $    (3,918)   $      (1,637)   $     5,813

  Comprehensive income:
    Net income for the nine months
     ended September 30, 2000                        --             --            --            79               --             79

   Other comprehensive income net of tax:
     Change in unrealized holding gain
       (loss) on securities available for sale       --             --            --            --              352            352
                                                                                                                       -----------

  Total comprehensive Income                                                                                                   431

                                            -----------    -----------   -----------   -----------    -------------    -----------
BALANCE AT SEPTEMBER 30, 2000                     4,050    $       405   $    10,963   $    (3,839)   $      (1,285)   $     6,244
                                            -----------    -----------   -----------   -----------    -------------    -----------

See notes to consolidated financial statements.

GRANDBANC, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)

                                                                       FOR THE NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                      --------------------------
                                                                         2000           1999
                                                                      -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                   $        79    $      (165)
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation                                                              196            215
    Net amortization of securities                                            100            100
    Amortization of intangibles                                               121            121
    Provision for loan losses                                                  60            189
    Net realized gain on sale of securities                                    --             (6)
    Provision (benefit) for deferred income taxes                              53           (100)
  Change in assets and liabilities:
      Accrued income receivable, other assets and other real estate           114            339
      Other liabilities                                                        29            (77)
                                                                      -----------    -----------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                           752            616
                                                                      -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in federal funds sold                              (316)         2,343
  Proceeds from sales and maturities of
     available for sale securities                                          3,041          8,266
  Purchases of available for sale securities                                   (5)       (22,465)
  Net (increase) decrease in loans                                         (1,476)         2,489
  Purchases of bank premises and equipment                                   (160)        (2,299)
                                                                      -----------    -----------
          NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                  1,084        (11,666)
                                                                      -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposits                                        (712)         5,971
  Net (decrease) increase in federal funds purchased and
    other short-term borrowings                                            (2,394)         4,282
  Repayment of long term debt                                                 (87)            --
                                                                      -----------    -----------
          NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES                 (3,193)        10,253
                                                                      -----------    -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                  (1,357)          (797)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            4,299          3,225
                                                                      -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                            $     2,942    $     2,428
                                                                      -----------    -----------


CASH PAID FOR INTEREST                                                $     3,402    $     3,374
                                                                      -----------    -----------


See notes to consolidated financial statements.

GRANDBANC, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2000

NOTE 1 - ORGANIZATION

         GrandBanc, Inc. (the Corporation), is a Maryland bank holding company. The Corporation's operations primarily consist of managing the operations of GrandBank, its wholly owned subsidiary. GrandBank (the Bank) is a community-oriented commercial bank. It provides a broad range of banking services to small-to-medium sized businesses, professionals, and individuals in its primary market that encompasses the metropolitan Washington D.C. area including suburban Maryland and northern Virginia. The Bank, in addition to its headquarters in Rockville, has branch offices in Bethesda and Germantown, Maryland and Alexandria, Virginia. The Corporation's other wholly owned subsidiary, Facility Holdings, Inc., a Virginia corporation, was established in the first quarter of 1998 and owns the real property of the Corporation located in Alexandria, Virginia. The Corporation and Bank are subject to the regulations of certain Federal and State agencies and undergo periodic examinations by those regulatory agencies.

NOTE 2 - BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Article 9 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and nine-month periods ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

NOTE 3 - FUTURE APPLICATION OF ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," which delayed the effective date of SFAS No. 133 to January 1, 2001 for calendar year companies such as the Corporation. This statement requires derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used in determining when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of the hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

          The Corporation plans to adopt the provisions of this statement, as amended, for its quarterly and annual reporting beginning January 1, 2001, the statements effective date. The impact of adopting the provisions of this statement on the Corporation's financial position, results of operations and cash flows subsequent to the effective date is not currently estimable and will depend on the financial position of the Corporation and the nature and purpose of any derivative instrument in use at that time.

GRANDBANC, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2000

NOTE 4.  SECURITIES
(IN THOUSANDS)

                                                          SEPTEMBER 30, 2000
                                            --------------------------------------------------
                                                           GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED        FAIR
                                               COST        GAINS        LOSSES         VALUE
                                            ----------   ----------   ----------    ----------
SECURITIES AVAILABLE-FOR-SALE
U.S. Government Agencies and Corporations   $   26,005   $       --   $   (1,383)   $   24,622
Mortgage-Backed Securities                      18,068            1         (769)       17,300
Other Securities                                   425           58           --           483
                                            ----------   ----------   ----------    ----------

TOTAL                                       $   44,498   $       59   $   (2,152)   $   42,405
                                            ----------   ----------   ----------    ----------

                                                           DECEMBER 31, 1999
                                            --------------------------------------------------
                                                           GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED        FAIR
                                               COST        GAINS        LOSSES         VALUE
                                            ----------   ----------   ----------    ----------
SECURITIES AVAILABLE-FOR-SALE
U.S. Government Agencies and Corporations   $   26,505   $       --   $   (1,666)   $   24,839
Mortgage-Backed Securities                      20,709            2       (1,061)       19,650
Other Securities                                   420           58           --           478
                                            ----------   ----------   ----------    ----------

TOTAL                                       $   47,634   $       60   $   (2,727)   $   44,967
                                            ==========   ==========   ==========    ==========

GRANDBANC, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2000

NOTE 5.  LOANS
(IN THOUSANDS)

                                                 SEPTEMBER 30,     DECEMBER 31,
FOR THE PERIODS ENDED                                2000             1999
                                                 -------------    -------------
Real Estate-Mortgage                             $      41,705    $      40,995
Real Estate-Construction                                    --               94
Commercial                                              14,165           13,429
Consumer                                                 2,911            2,430
Credit Card Receivable                                   1,638            2,099
                                                 -------------    -------------

  GROSS LOANS                                           60,419           59,047
                                                 -------------    -------------

Less: Deferred loan fees and
         unearned discount                                 (55)             (54)
                                                 -------------    -------------

LOANS, NET OF UNEARNED DISCOUNT AND
   DEFERRED LOAN FEES                                   60,364           58,993
                                                 -------------    -------------

Allowance for loan losses                                 (646)            (690)
                                                 -------------    -------------

LOANS, NET                                       $      59,718    $      58,303
                                                 -------------    -------------

GRANDBANC, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2000

NOTE 6.  ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS)

                                              THREE MONTHS                NINE MONTHS
                                           ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                        ------------------------    ------------------------
FOR THE PERIODS ENDED                     2000          1999          2000          1999
                                        ----------    ----------    ----------    ----------
BALANCE AT BEGINNING OF PERIOD          $      668    $      777    $      690    $      927

Provision charged to expense                    --            --            60           190

Charge-offs:
  Commercial and other                          --            --            --            21
  Consumer                                      70           100           168           441
  Real Estate                                   --            --             5            --
                                        ----------    ----------    ----------    ----------

    Total Charge-offs                           70           100           173           462

Recoveries:
  Commercial and other                           7            --            18            12
  Consumer                                       2             2            12            12
  Real Estate                                   39            --            39            --
                                        ----------    ----------    ----------    ----------

    Total Recoveries                            48             2            69            24

Net Charge-Offs (Recoveries)                    22            98           104           438
                                        ----------    ----------    ----------    ----------

BALANCE AT END OF PERIOD                $      646    $      679    $      646    $      679
                                        ----------    ----------    ----------    ----------


AVERAGE TOTAL LOANS (1)                 $   59,948    $   56,785    $   59,034    $   58,162

TOTAL LOANS AT PERIOD END (1)           $   60,364    $   58,231    $   60,364    $   58,231

RATIO OF NET CHARGE-OFFS (RECOVERIES)
  TO AVERAGE TOTAL LOANS                      0.04%         0.17%         0.18%         0.75%

RATIO OF ALLOWANCE FOR
  LOAN LOSSES TO TOTAL
  LOANS AT PERIOD END                         1.07%         1.17%         1.07%         1.17%


(1) Total Loans are reported net of unearned income.

GRANDBANC, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2000

NOTE 6A.  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(DOLLARS IN THOUSANDS)

                                               PERCENT OF                           PERCENT OF
                                             LOANS IN EACH                         LOANS IN EACH
                                              CATEGORY TO                           CATEGORY TO
                            SEPTEMBER 30,        TOTAL           DECEMBER 31,          TOTAL
                                2000             LOANS               1999              LOANS
                           ---------------   ---------------    ---------------   ---------------
Real Estate-Mortgage       $           246              69.0%   $           224              69.4%
Real Estate-Construction                 0               0.0%                 1               0.2%
Commercial                              70              23.4%                49              22.7%
Consumer                               247               7.5%               304               7.7%
Unallocated                             83               N/A                112               N/A
                           ---------------   ---------------    ---------------   ---------------

TOTAL                      $           646             100.0%   $           690             100.0%
                           ===============   ===============    ===============   ===============

GRANDBANC, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2000

NOTE 7.  EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS                  NINE MONTHS
                                                   ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                                -------------------------    -------------------------
                                                   2000          1999           2000          1999
                                                -----------   -----------    -----------   -----------
BASIC EARNINGS PER SHARE:

Net income (loss)                               $         8   $        (3)   $        79   $      (165)
                                                -----------   -----------    -----------   -----------

Stock and stock equivalents (average shares):
   Common shares outstanding                          4,050         4,050          4,050         4,050
   Stock options                                         --            --             --            --
                                                -----------   -----------    -----------   -----------

Total stock and stock equivalents                     4,050         4,050          4,050         4,050
                                                -----------   -----------    -----------   -----------

BASIC NET INCOME PER COMMON SHARE               $      0.00   $     (0.00)   $      0.02   $     (0.04)
                                                -----------   -----------    -----------   -----------


DILUTED EARNINGS PER SHARE:

Net income (loss)                               $         8   $        (3)   $        79   $      (165)
                                                -----------   -----------    -----------   -----------

Stock and stock equivalents (average shares):
   Common shares outstanding                          4,050         4,050          4,050         4,050
   Stock options                                        174           161            178           191
                                                -----------   -----------    -----------   -----------

Total stock and stock equivalents                     4,224         4,211          4,228         4,241
                                                -----------   -----------    -----------   -----------

DILUTED NET INCOME PER COMMON SHARE             $      0.00   $     (0.00)   $      0.02   $     (0.04)
                                                -----------   -----------    -----------   -----------

                                                                      ANNEX A


===============================================================================




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                GRANDBANC, INC.

                            CENTURY BANCSHARES, INC.

                                      AND

                            CBI HOLDINGS CORPORATION
             A WHOLLY-OWNED SUBSIDIARY OF CENTURY BANCSHARES, INC.


                          DATED AS OF OCTOBER 11, 2000




===============================================================================


                                   Annex A-1

                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
ARTICLE I.  THE MERGER.................................................................5
             1.1      The Merger.......................................................5
             1.2      Effective Time...................................................5
             1.3      Effects of the Merger............................................6
             1.4      Conversion of GrandBanc Common Stock.............................6
             1.5      Merger Sub Capital Stock.........................................7
             1.6      Options..........................................................7
             1.7      Certificate of Incorporation.....................................8
             1.8      By-Laws..........................................................8
             1.9      Tax and Accounting Consequences..................................8
             1.10     Management.......................................................8
             1.11     Board of Directors...............................................8
             1.12     Headquarters of Century and the Surviving Corporation...........11

ARTICLE II.  EXCHANGE OF SHARES.......................................................11
             2.1      Century to Make Shares Available................................11
             2.2      Exchange of Shares..............................................11

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CENTURY...............................13
             3.1      Corporate Organization..........................................13
             3.2      Capitalization..................................................14
             3.3      Authority; No Violation.........................................15
             3.4      Consents and Approvals..........................................16
             3.5      Reports.........................................................16
             3.6      Financial Statements............................................17
             3.7      Broker's Fees...................................................17
             3.8      Absence of Certain Changes or Events............................17
             3.9      Legal Proceedings...............................................18
             3.10     Taxes and Tax Returns...........................................18
             3.11     Employees.......................................................19
             3.12     SEC Reports.....................................................20
             3.13     Compliance with Applicable Law..................................21
             3.14     Certain Contracts...............................................21
             3.15     Agreements with Regulatory Agencies.............................22
             3.16     Undisclosed Liabilities.........................................22
             3.17     Insurance.......................................................22
             3.18     Environmental Liability.........................................23
             3.19     State Takeover Laws.............................................23
             3.20     Reorganization; Pooling of Interests............................23

                                   Annex A-2

                                                                                    Page
                                                                                    ----
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF GRANDBANC..............................23
             4.1      Corporate Organization..........................................23
             4.2      Capitalization..................................................24
             4.3      Authority; No Violation.........................................25
             4.4      Consents and Approvals..........................................25
             4.5      Reports.........................................................26
             4.6      Financial Statements............................................26
             4.7      Broker's Fees...................................................27
             4.8      Absence of Certain Changes or Events............................27
             4.9      Legal Proceedings...............................................27
             4.10     Taxes and Tax Returns...........................................27
             4.11     Employees.......................................................28
             4.12     SEC Reports.....................................................30
             4.13     Compliance with Applicable Law..................................30
             4.14     Certain Contracts...............................................30
             4.15     Agreements with Regulatory Agencies.............................31
             4.16     Undisclosed Liabilities.........................................32
             4.17     Insurance.......................................................32
             4.18     Environmental Liability.........................................32
             4.19     State Takeover Laws.............................................32
             4.20     Reorganization; Pooling of Interests............................32
             4.21     Joint Proxy Statement...........................................32
             4.22     Opinion of Financial Advisor....................................33

ARTICLE V.  COVENANTS RELATING TO CONDUCT OF BUSINESS.................................33
             5.1      Conduct of Businesses Prior to the Effective Time...............33
             5.2      Forbearances....................................................33
             5.3      Voting Agreements...............................................36

ARTICLE VI.  ADDITIONAL AGREEMENTS....................................................36
             6.1      Regulatory Matters..............................................36
             6.2      Access to Information...........................................37
             6.3      Stockholders' Approvals.........................................38
             6.4      Legal Conditions to Merger......................................38
             6.5      Affiliates; Publication of Combined Financial Results...........38
             6.6      NASDAQ Listing..................................................39
             6.7      Employee Benefit Plans..........................................39
             6.8      Indemnification; Directors' and Officers' Insurance.............40
             6.9      Additional Agreements...........................................41
             6.10     Advice of Changes...............................................41
             6.11     Current Public Information......................................41
             6.12     Transactions Involving Century..................................41

                                   Annex A-3

                                                                                    Page
                                                                                    ----
ARTICLE VII.  CONDITIONS PRECEDENT....................................................42
             7.1      Conditions to Each Party's Obligation to Effect the Merger......42
             7.2      Conditions to Obligations of GrandBanc..........................42
             7.3      Conditions to Obligations of Century............................44

ARTICLE VIII.  TERMINATION AND AMENDMENT..............................................45
             8.1      Termination.....................................................45
             8.2      Effect of Termination...........................................46
             8.3      Amendment.......................................................46
             8.4      Extension; Waiver...............................................47

ARTICLE IX.  GENERAL PROVISIONS.......................................................47
             9.1      Closing.........................................................47
             9.2      Nonsurvival of Representations, Warranties and Agreements.......47
             9.3      Expenses........................................................47
             9.4      Notices.........................................................47
             9.5      Interpretation..................................................48
             9.6      Counterparts....................................................48
             9.7      Entire Agreement................................................49
             9.8      Governing Law...................................................49
             9.9      Publicity.......................................................49
             9.10     Assignment; Third Party Beneficiaries...........................49

Exhibit 5.3 --        Form of Voting Agreement - GrandBanc Directors
Exhibit 5.3 --        Form of Voting Agreement - Century Directors
Exhibit 6.5(a)(1) --  GrandBanc Affiliate Letter
Exhibit 6.5(a)(2) --  Century Affiliate Letter


                                   Annex A-4

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of October 11, 2000 (this "Agreement"), by and among GRANDBANC, INC., a Maryland corporation ("GrandBanc"), CENTURY BANCSHARES, INC., a Delaware corporation ("Century"), and CBI Holdings Corporation, a Maryland corporation and a wholly-owned subsidiary of Century ("Merger Sub").

                                  WITNESSETH:

         WHEREAS, the Boards of Directors of Century, Merger Sub and GrandBanc have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which Grand Banc will, subject to the terms and conditions set forth herein, merge with and into Merger Sub (the "Merger"), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                             ARTICLE I. THE MERGER

         1.1 The Merger. (a) Subject to the terms and conditions of this Agreement and in accordance with General Corporation Law of the State of Maryland (the "MGCL"), at the Effective Time GrandBanc shall merge with and into Merger Sub. Merger Sub shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of GrandBanc shall terminate.

                  (b) Century and GrandBanc may at any time change the method of effecting the combination of GrandBanc and Century (including without limitation the provisions of this Article I) if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of GrandBanc with Century or another wholly-owned Subsidiary of Century; provided, however, that no such change shall (A) alter or change the amount or type of consideration to be provided to holders of GrandBanc Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment of stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

         1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Department of Assessments and


                                   Annex A-5

Taxation of the State of Maryland (the "SDAT") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

         1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

         1.4 Conversion of GrandBanc Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of GrandBanc, Century or the holder of any of the following securities:

                  (a) Subject to Section 2.2(e), each share of the common stock, par value $.10 per share, of GrandBanc (the "GrandBanc Common Stock") issued and outstanding immediately prior to the Effective Time, except for (i) shares of GrandBanc Common Stock owned by GrandBanc as treasury stock or owned, directly or indirectly, by GrandBanc, Century or Merger Sub or any of their respective wholly-owned subsidiaries (other than shares of GrandBanc Common Stock held, directly or indirectly, in trust accounts, managed accounts or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by GrandBanc or Century or any of their respective wholly-owned subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of GrandBanc Common Stock held by GrandBanc or Century or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of GrandBanc Common Stock, and shares of Century Common Stock which are similarly held, whether held directly or indirectly by GrandBanc or Century or any of their respective wholly-owned subsidiaries, being referred to herein as "DPC Shares")) and (ii) shares of Grand Banc Common Stock as to which the holders have perfected their rights as objecting shareholders in accordance with the provisions of Title 3, Subtitle 2 of the MGCL (the "Objecting Shares") shall be converted into the right to receive 0.3318 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Century.

                  (b) All of the shares of GrandBanc Common Stock converted into the right to receive Century Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Certificate") previously representing any such shares of GrandBanc Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Century Common Stock and (ii) cash in lieu of fractional shares into which the shares of GrandBanc Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and
Section 2.2(e). Certificates previously representing shares of GrandBanc Common Stock shall be exchanged for certificates representing whole shares of Century Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Century Common Stock or GrandBanc Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (or a record date for such change has been established, which record date is prior to the Effective Time and the payment date for which


                                   Annex A-6
is after the Effective Time), an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

                  (c) At the Effective Time, all shares of GrandBanc Common Stock that are owned, directly or indirectly, by GrandBanc or Century or any of their respective wholly owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of Century or other consideration shall be delivered in exchange therefor.

         1.5 Merger Sub Capital Stock. At and after the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

         1.6 Options. (a) At the Effective Time, each option granted by GrandBanc to purchase shares of GrandBanc Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of GrandBanc Common Stock and shall be converted automatically into an option to purchase shares of Century Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the GrandBanc Stock Plans and the agreements evidencing grants thereunder):

                           (i) The number of shares of Century Common Stock to
                  be subject to the new option shall be equal to the product of the number of shares of GrandBanc Common Stock subject to the original option and the Exchange Ratio; provided, that any fractional shares of Century Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                           (ii) The exercise price per share of Century Common
                  Stock under the new option shall be equal to the exercise price per share of GrandBanc Common Stock under the original option divided by the Exchange Ratio; provided, that such exercise price shall be rounded to the nearest whole cent.

                  (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to GrandBanc shall be deemed to be references to Century.

                  (c) As soon as reasonably practical after the Effective Time, Century shall deliver to holders of GrandBanc options which have been converted into options to acquire Century Common Stock in accordance with this Section
1.6 a notice setting forth a statement of the modified terms thereof. As soon as reasonably practicable after the Effective Time, Century shall file a registration statement on Form S-8, or on such other form as may be appropriate, with respect to shares of Century Common Stock subject to such options, and shall use its reasonable efforts to maintain the effectiveness of such registration statement of statements for so long as such options remain outstanding; provided, that if such options to acquire Century Common Stock are issued


                                   Annex A-7
pursuant to the terms of one of Century's existing stock option plans with respect to which a registration statement on Form S-8 has been previously filed, no registration statement need be filed pursuant hereto. The provisions of this section 1.6(c) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, the holders of such options.

         1.7 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.8 By-Laws. At the Effective Time, the By-Laws of Merger Sub shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.9 Tax and Accounting Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

         1.10 Management. (a) At the Effective Time, the officers of Century immediately prior to the Effective Time shall be the officers of Century and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided by the Certificate of Incorporation of Century, or as otherwise provided by the DGCL.

                  (b) At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by the MGCL.

         1.11 Board of Directors. (a) Century agrees, at the Effective Time, to take all actions necessary to (i) increase by two (2) the number of positions on the Board of Directors of Century and (ii) cause Messrs. Melvyn J. Estrin and Abbey J. Butler (together, with their successors and replacements named in accordance with Section 1.11(b) and any additional persons named in accordance with Section 1.11(c), the "GrandBanc Nominees") to be elected or appointed to fill the positions so created. Thereafter, Century agrees to include the GrandBanc Nominees in its recommended slate of nominees for election to Century's Board of Directors at the annual meetings of stockholders (or special meetings or actions in writing in lieu thereof) held during the Subject Period (as hereinafter defined); provided, that if during the Subject Period any GrandBanc Nominee shall be subject to a Disqualification Event (as hereinafter defined), Century's obligations under this section to nominate the GrandBanc Nominee subject to such Disqualifying Event shall terminate.

                  (b) In the event that, during the Subject Period, any GrandBanc Nominee shall be subject to a Disqualification Event, or shall die, become disabled, resign, or for any other reason refuse to or cease to serve as a member of the Board of Directors of Century, then Century agrees to take the actions necessary to (i) fill the vacancy in the Board of Directors so created with (A) any


                                   Annex A-8
of the Former GrandBanc Directors (as hereinafter defined) not already serving on the Board of Directors of Century, if any of such individuals shall be available and shall consent to serve on the Board of Directors of Century, or
(B) if there are no Former GrandBanc Directors not already serving on the Board of Directors of Century, or the Former GrandBanc Directors who are available shall be subject to a Disqualification Event or shall otherwise not consent to serve as a director of Century, any other person named by the remaining Former GrandBanc Directors, provided that the person so named is not subject to a Disqualification Event and the Board of Directors of Century shall consent to the nomination of such person, such consent to not be unreasonably withheld, and (ii) include the successor qualified under the preceding clause hereof in its recommended slate of nominees for election to Century's Board of Directors at the remaining annual meetings of stockholders (or special meetings or actions in writing in lieu thereof) during the Subject Period.

                  (c) Century agrees that, after the Effective Time and prior to the expiration of the Subject Period, the GrandBanc Nominees shall constitute not less than two-ninths (2/9ths) of the total members of Century's Board of Directors (excluding for purposes of this calculation any directors elected or appointed in connection with an increase in the number of directors related to a merger, consolidation or purchase of assets to which Century or one of its Subsidiaries shall be a party). In the event that, after the Effective Time and prior to the expiration of the Subject Period, the number of positions on the Board of Directors of Century shall be increased to more than nine (9) positions (other than in connection with an increase related to a merger, consolidation or purchase of assets to which Century or one of its Subsidiaries shall be a party), Century agrees also to take the actions necessary to (i) increase the number of positions on the Board of Directors of Century by a number sufficient to permit it to comply with the covenant contained in the first sentence of this Section 1.11(c), (ii) fill the vacancy or vacancies in the Board of Directors so created with (A) any of the Former GrandBanc Directors not already serving on the Board of Directors of Century, if any of such individuals shall be available, shall consent to serve on the Board of Directors of Century and shall not be subject to a Disqualification Event, or (B) if there are no Former GrandBanc Directors not already serving on the Board of Directors of Century, or the Former GrandBanc Directors who are available shall be subject to a Disqualification Event or shall otherwise not consent to serve as a director of Century, any other person named by the remaining Former GrandBanc Directors, provided that the person so named is not subject to a Disqualification Event and the Board of Directors of Century shall consent to the nomination of such person, such consent to not be unreasonably withheld, and (iii) include the additional person or persons qualified under the preceding clause hereof in its recommended slate of nominees for election to Century's Board of Directors at the remaining annual meetings of stockholders (or special meetings or actions in writing in lieu thereof) during the Subject Period.

                  (d) Century agrees, at the Effective Time, to take all actions necessary to (i) increase by four (4) the number of positions on the Board of Directors of Century National Bank, a national banking association and a wholly-owned subsidiary of Century ("CNB"), and (ii) cause the Former GrandBanc Directors (together, with their successors and replacements named in accordance with Section 1.11(e) and any additional persons named in accordance with Section 1.11(f), the "CNB Nominees") to be elected or appointed to fill the positions so created. Thereafter, Century agrees to continue to cause the election of the CNB Nominees to the CNB Board of Directors at the annual meetings of stockholders (or special meetings or actions in writing in lieu


                                   Annex A-9
thereof) held during the Subject Period, provided, that if during the Subject Period any CNB Nominee shall be subject to a Disqualification Event, Century's obligations under this section to nominate the CNB Nominee subject to such Disqualification Event shall terminate.

                  (e) In the event that, during the Subject Period, any CNB Nominee shall be subject to a Disqualification Event, or shall die, become disabled, resign, or for any other reason refuse to or cease to serve as a member of the Board of Directors of CNB, then Century agrees to take the actions necessary to (i) fill the vacancy in the Board of Directors of CNB so created with another person named by the Former GrandBanc Directors, provided that the person so named shall not be subject to a Disqualification Event and the Board of Directors of Century shall consent to the nomination of such person, such consent to not be unreasonably withheld, and (ii) include the successor qualified under the preceding clause hereof in its recommended slate of nominees for election to CNB's Board of Directors at the remaining annual meetings of stockholders (or special meetings or actions in writing in lieu thereof) during the Subject Period.

                  (f) Century agrees that, after the Effective Time and prior to the expiration of the Subject Period, the CNB Nominees shall constitute not less than two-ninths (2/9ths) of the total members of CNB's Board of Directors (excluding for purposes of this calculation any directors elected or appointed in connection with an increase in the number of directors related to a merger, consolidation or purchase of assets to which Century or one of its Subsidiaries shall be a party). In the event that, after the Effective Time and prior to the expiration of the Subject Period, the number of positions on the Board of Directors of CNB shall be increased to more than 18 members (other than in connection with an increase related to a merger, consolidation or purchase of assets to which Century or one of its Subsidiaries shall be a party), Century agrees also to take the actions necessary to (i) increase the number of positions on the Board of Directors of CNB by a number sufficient to permit it to comply with the covenant contained in the first sentence of this Section 1.11(f), (ii) fill the vacancy or vacancies in the CNB Board of Directors so created with another person named by the Former GrandBanc Directors, provided that the person so named shall not be subject to a Disqualification Event and the Board of Directors of Century shall consent to the nomination of such person, such consent to not be unreasonably withheld, and (iii) include the additional person or persons qualified under the preceding clause hereof in its recommended slate of nominees for election to CNB's Board of Directors at the remaining annual meetings of stockholders (or special meetings or actions in writing in lieu thereof) during the Subject Period.

                  (g) The following terms shall have the meanings ascribed to them below:

                           (i) "Disqualification Event," when used in reference
                  to any director or nominee for director of Century or CNB pursuant to this Section 1.11, shall mean the occurrence of any of the following events (A) the director or nominee shall be prohibited by law, order, injunction, decree or otherwise from serving on the Board of Directors of either CNB or Century, (B) the director or nominee shall have been convicted of any felony, (C) the director or nominee shall file (or any entity indebted to CNB or Century of which such director or nominee shall have been an executive officer or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or


                                   Annex A-10
                  nominee shall become (or any entity indebted to CNB or Century of which the director or nominee shall have been an executive officer or controlling person within two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 30 days, or (D) the director or nominee shall be involved in any of the events or circumstances enumerated in
                  Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state "blue sky" laws.

                           (ii) "Former GrandBanc Directors" shall mean Melvyn
                  J. Estrin, Abbey J. Butler, Avis Y. Pointer and Joan H. Schonholtz.

                           (iii) "Subject Period" shall mean the period of time
                  commencing on the Effective Time and expiring three years after the Effective Time.

                  (h) From and after the Effective Time, until duly changed in compliance with applicable law and the Certificate of Incorporation and By-Laws of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time.


         1.12 Headquarters of Century and the Surviving Corporation. From and after the Effective Time, the location of the headquarters and principal executive offices of Century and the Surviving Corporation shall each be that of the headquarters and principal executive offices of Century as of the date of this Agreement.

                         ARTICLE II. EXCHANGE OF SHARES

         2.1 Century to Make Shares Available. At or prior to the Effective Time, Century shall deposit, or shall cause to be deposited, with Chase Mellon Shareholder Services, L.L.C., or another bank or trust company reasonably acceptable to each of GrandBanc and Century (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, certificates representing the shares of Century Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Century Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of GrandBanc Common Stock.

         2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Century Common Stock and any cash in lieu of fractional shares into which the shares of GrandBanc Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a


                                   Annex A-11

Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Century Common Stock to which such holder of GrandBanc Common Stock shall have become entitled pursuant to the provisions of Article I and
(ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

                  (b) No dividends or other distributions declared with respect to Century Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Century Common Stock represented by such Certificate.

                  (c) If any certificate representing shares of Century Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Century Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of GrandBanc of the shares of GrandBanc Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Century Common Stock as provided in this
Article II.

                  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Century Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Century Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Century. In lieu of the issuance of any such fractional share, Century shall pay to each former stockholder of GrandBanc who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Century Common Stock in The NASDAQ Stock Market (the "NASDAQ") as reported by The Wall Street Journal for the five trading days


                                   Annex A-12
immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Century Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4. In the event that there shall be no trade on any trading day during such five day period, or if Nasdaq shall fail to report a closing price on any such day, the closing price for such day shall be deemed to be the average of the closing bid price and the closing asked price as reported by Nasdaq.

                  (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of GrandBanc for 12 months after the Effective Time shall be paid to Century. Any former stockholders of GrandBanc who have not theretofore complied with this Article II shall thereafter look only to Century for payment of the shares of Century Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Century Common Stock deliverable in respect of each share of GrandBanc Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of GrandBanc, Century, the Exchange Agent or any other person shall be liable to any former holder of shares of GrandBanc Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and the posting by such person of a bond in such amount as Century may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Century Common Stock and any cash in lieu of fractional shares or cash or other property representing dividends or distributions deliverable in respect thereof pursuant to this Agreement.

             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CENTURY

         Except as disclosed in the Century disclosure schedule delivered to GrandBanc concurrently herewith (the "Century Disclosure Schedule"), Century hereby represents and warrants to GrandBanc as follows:

         3.1 Corporate Organization. (a) Century is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Century has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Century. As used in this Agreement, the term "Material Adverse Effect" means, with respect to GrandBanc, Century or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the


                                   Annex A-13
transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes and shall include, in the case of Century, Merger Sub. Century is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the Restated Certificate of Incorporation of Century, as amended (the "Century Certificate") and By-Laws of Century, as in effect as of the date of this Agreement, have previously been made available by Century to GrandBanc.

                  (b) Each Century Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Century and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

         3.2 Capitalization. (a) The authorized capital stock of Century consists of (i) 10,000,000 shares of Century Common Stock, of which, as of June 30, 2000, 2,875,188 shares were issued and outstanding and 141,500 shares were held in treasury, (ii) 1,000,000 shares of preferred stock, $1.00 par value ("Century Preferred Stock"), none of which were issued and outstanding or held in treasury as of the date hereof. All of the issued and outstanding shares of Century Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. When issued in accordance with the provisions of this Agreement, the shares of Century Common Stock to be issued in exchange for shares of GrandBanc Common Stock or upon the exercise of options to purchase GrandBanc Common Stock, as converted hereunder, will be, duly authorized and validly issued shares of Century Common Stock, which shares are fully paid and nonassessable under the DGCL, with no personal liability attaching to the ownership thereof, and which will not have been issued in violation of the preemptive rights of any person. As of the date of this Agreement, except pursuant to the terms of options and stock issued pursuant to employee and director stock plans of Century in effect as of the date hereof (the "Century Stock Plans"), Century does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Century Common Stock or any other equity securities of Century or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Century Common Stock or other equity securities of Century or any of its Subsidiaries (collectively, the "Century Rights"). As of June 30, 2000, no shares of Century Common Stock were reserved for issuance, except for 838,368 shares of Century Common Stock reserved for issuance upon the exercise of stock options pursuant to the Century Stock Plans. Since June 30, 2000, Century has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by Section 5.2(b). Century has previously provided GrandBanc with a list of the option holders, the date of each option to purchase Century Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable Century Stock Plan. In no event will the aggregate number of shares of Century Common Stock outstanding at the Effective Time


                                   Annex A-14

(including all shares of Century Common Stock subject to Century Rights) exceed the number specified in Section 3.2(a) of the Century Disclosure Schedule. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued, fully paid and nonassessable, and are owned by Century free and clear of any Lien (as hereinafter defined).

                  (b) Century owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Century Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Century Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Century Disclosure Schedule sets forth a list of the material investments of Century in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries. Merger Sub does not have any subsidiaries or material investments of any kind in any entity. Merger Sub has been incorporated on behalf of Century solely for purposes of accomplishing the Merger, has not engaged in any other business activity and has conducted its operations only as contemplated hereby.

         3.3 Authority; No Violation. (a) Each of Century and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Century and Merger Sub. Century, as sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. The Board of Directors of Century has directed that the issuance of Century Common Stock in the Merger be submitted to Century's stockholders for adoption at a meeting of such stockholders and, except for the approval of the issuance of Century Common Stock in the Merger by the affirmative vote of the holders of a majority of the shares of Century Common Stock voting at such meeting, no other corporate proceedings on the part of Century are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Century and Merger Sub and (assuming due authorization, execution and delivery by GrandBanc) constitutes a valid and binding obligation of Century and Merger Sub, enforceable against Century and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

                  (b) Neither the execution and delivery of this Agreement by Century or Merger Sub nor the consummation by Century or Merger Sub of the transactions contemplated hereby, nor compliance by Century or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Century or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute,


                                   Annex A-15
code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Century or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Century or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Century, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Century.

         3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of GrandBanc's and Century's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Certificate of Merger with the Maryland Secretary pursuant to the MGCL, and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Century Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Century and Merger Sub of this Agreement and (B) the consummation by Century and Merger Sub of the Merger and the other transactions contemplated hereby.

         3.5 Reports. Century and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"), (iv) the Office of the Comptroller of the Currency (the "OCC"),
(v) the SEC and (vi) any SRO (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Century. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Century and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Century, investigation into the business or operations of Century or any of its


                                   Annex A-16

Subsidiaries since January 1, 1997, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Century. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Century or any of its Subsidiaries which, in the reasonable judgment of Century, will, either individually or in the aggregate, have a Material Adverse Effect on Century.

         3.6 Financial Statements. Century has previously made available to GrandBanc copies of (i) the consolidated balance sheets of Century and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Century 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Century; and (ii) the consolidated balance sheets of Century and its Subsidiaries as of June 30, 2000 and the related consolidated statements of comprehensive income, changes in stockholders' equity and cash flows for the six months ended June 30, 2000, as reported in Century's Quarterly Report on Form 10-Q for the six months ended June 30, 2000 filed with the SEC under the Exchange Act. The June 30, 2000 consolidated balance sheet of Century (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Century and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Century and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Century and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         3.7 Broker's Fees. Neither Century nor any Century Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than the financial advisory fee due to FBR described in the Century Disclosure Schedule.

         3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Century Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on Century.


                                   Annex A-17

                  (b) Except as publicly disclosed in Century Reports filed prior to the date hereof, since December 31, 1999, Century and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

                  (c) Since December 31, 1999, neither Century nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, other than customary year-end bonuses for fiscal 1999 or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will, either individually or in the aggregate, have a Material Adverse Effect on Century.

         3.9 Legal Proceedings. (a) Neither Century nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Century's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Century or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on Century.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply generally to similarly situated bank holding companies or banks) imposed upon Century, any of its Subsidiaries or the assets of Century or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on Century or the Surviving Corporation.

         3.10 Taxes and Tax Returns. (a) Each of Century and its Subsidiaries has duly filed all federal, state and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on Century. The federal income tax returns of Century and its Subsidiaries, for the fiscal year ended December 31, 1996, and for all years prior thereto, are for purposes of routine audit by the Internal Revenue Service (the "IRS") closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. To the best of Century's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Century or any of its Subsidiaries for which Century does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by


                                   Annex A-18

Century and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Century, (B) federal, state, and local returns which are accurate and complete in all material respects have been filed by Century and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Century, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by Century in its consolidated financial statements, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Century and (D) there are no Tax liens upon any property or assets of Century or its Subsidiaries except liens for current taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on Century. Neither Century nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Century or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or will have, either individually or in the aggregate, a Material Adverse Effect on Century. Except as set forth in the financial statements described in Section 3.6, neither Century nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on Century.

                  (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state and local income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

                  (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Century or any Subsidiary of Century under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on Century.

         3.11 Employees. (a) The Century Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Century Benefit Plans") by Century, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Century ERISA Affiliate"), all of which together with Century would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  (b) Century has heretofore made available to GrandBanc true and complete copies of each of the Century Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Century Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Century Benefit Plan.


                                   Annex A-19

                  (c) (i) Each of the Century Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Century Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Century Benefit Plan, (iii) with respect to each Century Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Century Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Century Benefit Plan's actuary with respect to such Century Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Century Benefit Plan allocable to such accrued benefits, (iv) no Century Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Century or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Century or its Subsidiaries or
(D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Century, its Subsidiaries or any Century ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Century, its Subsidiaries or any Century ERISA Affiliate of incurring a material liability thereunder, (vi) no Century Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Century or its Subsidiaries as of the Effective Time with respect to each Century Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of Century, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Century, its Subsidiaries or any Century Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Century there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Century Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on Century.

                  (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Century or any of its affiliates from Century or any of its affiliates under any Century Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Century Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits which will, either individually or in the aggregate, have a Material Adverse Effect on Century.

         3.12 SEC Reports. Century has previously made available to GrandBanc an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive


                                   Annex A-20
proxy statement filed since January 1, 1997 by Century with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Century Reports") and prior to the date hereof and (b) communication (other than product advertisements) mailed by Century to its stockholders since January 1, 1997 and prior to the date hereof, and no such Century Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Century Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

         3.13 Compliance with Applicable Law. (a) Century and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Century or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Century.

                  (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Century, Century and each Century Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Century, any Century Subsidiary, or any director, officer or employee of Century or of any Century Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Century, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         3.14 Certain Contracts. (a) Neither Century nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than Joseph S. Bracewell, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from GrandBanc, Century, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Century Reports,
(iv) which materially restricts the conduct of any line of business by Century or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock


                                   Annex A-21
purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than as set forth in the Century Disclosure Letter. Century has previously made available to GrandBanc true and correct copies of all employment and deferred compensation agreements which are in writing and to which Century is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Century Disclosure Schedule, is referred to herein as a "Century Contract", and neither Century nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on Century.

                  (b) (i) Each Century Contract is valid and binding on Century or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Century and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Century Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Century, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Century or any of its Subsidiaries under any such Century Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on Century.

         3.15 Agreements with Regulatory Agencies. Neither Century nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Century Disclosure Schedule, a "Century Regulatory Agreement"), nor has Century or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

         3.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Century included in the Century June 30, 2000 Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since June 30, 2000, neither Century nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on Century.

         3.17 Insurance. Century and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by


                                   Annex A-22
bank holding companies and their subsidiaries comparable in size and operations to Century and its Subsidiaries.

         3.18 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Century of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against Century, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Century. To the knowledge of Century, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Century. Century is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Century.

         3.19 State Takeover Laws. The Board of Directors of Century has approved the transactions contemplated by this Agreement for purposes of
Section 203(a)(1) of the DGCL such that the provisions of Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby.

         3.20 Reorganization; Pooling of Interests. As of the date of this Agreement, Century has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

         3.21 Joint Proxy Statement. None of the information relating to Century to be included or incorporated by reference in the Joint Proxy Statement or the S-4 will, in the case of the S-4, at the time it becomes effective and, in the case of the Joint Proxy Statement, when mailed, be false or misleading as to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF GRANDBANC

         Except as disclosed in the GrandBanc disclosure schedule delivered to Century concurrently herewith (the "GrandBanc Disclosure Schedule") GrandBanc hereby represents and warrants to Century as follows:

         4.1 Corporate Organization. (a) GrandBanc is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. GrandBanc has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to


                                   Annex A-23
be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on GrandBanc. GrandBanc is duly registered as a bank holding company under the BHC Act. True and complete copies of the Restated Certificate of Incorporation (the "GrandBanc Certificate") and By-Laws of GrandBanc, as in effect as of the date of this Agreement, have previously been made available by GrandBanc to Century.

                  (b) Each GrandBanc Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on GrandBanc, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

         4.2 Capitalization. (a) The authorized capital stock of GrandBanc consists of 20,000,000 shares of GrandBanc Common Stock, of which, as of June 30, 2000, 4,049,665 shares were issued and outstanding and no shares were held in treasury. All of the issued and outstanding shares of GrandBanc Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the GrandBanc Stock Plans, GrandBanc does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of GrandBanc Common Stock or any other equity securities of GrandBanc or any GrandBanc Subsidiary or any securities representing the right to purchase or otherwise receive any shares of GrandBanc Common Stock or any equity security of any GrandBanc Subsidiary (collectively, "GrandBanc Rights"). As of the date hereof, no shares of GrandBanc Common Stock were reserved for issuance, except for 177,000 shares reserved for issuance pursuant to the employee and director stock plans of GrandBanc in effect as of the date hereof (the "GrandBanc Stock Plans"). Since June 30, 2000, GrandBanc has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by Section 5.2(b). GrandBanc has previously provided Century with a list of the option holders, the date of each option to purchase GrandBanc Common Stock granted, the number of shares subject to each such option, the expiation date of each such option and the price at which each such option may be exercised under an applicable GrandBanc Stock Plan. In no event will the aggregate number of shares of GrandBanc Common Stock outstanding at the Effective Time (including all shares of GrandBanc Common Stock subject to then-outstanding GrandBanc Rights exceed the number specified in Section 4.2(a) of the GrandBanc Disclosure Schedule.

                  (b) GrandBanc owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the GrandBanc Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No GrandBanc Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such


                                   Annex A-24

Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the GrandBanc Disclosure Schedule sets forth a list of the material investments of GrandBanc in corporations, joint ventures, partnerships, limited liability companies or other entities other than its Subsidiaries.

         4.3 Authority; No Violation. (a) GrandBanc has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GrandBanc. The Board of Directors of GrandBanc has directed that this Agreement and the transactions contemplated hereby be submitted to GrandBanc's stockholders for adoption at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GrandBanc Common Stock, no other corporate proceedings on the part of GrandBanc are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GrandBanc and (assuming due authorization, execution and delivery by Century) constitutes a valid and binding obligation of GrandBanc, enforceable against GrandBanc in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

                  (b) Neither the execution and delivery of this Agreement by GrandBanc, nor the consummation by GrandBanc of the transactions contemplated hereby, nor compliance by GrandBanc with any of the terms or provisions hereof, will (i) violate any provision of the GrandBanc Certificate or By-Laws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GrandBanc, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GrandBanc or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GrandBanc or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on GrandBanc.

         4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Certificate of Merger with the SDAT pursuant to the MGCL, and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of these shares of Century Capital Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the


                                   Annex A-25
execution and delivery by GrandBanc of this Agreement and (B) the consummation by GrandBanc of the Merger and the other transactions contemplated hereby.

         4.5 Reports. GrandBanc and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on GrandBanc. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of GrandBanc and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of GrandBanc, investigation into the business or operations of GrandBanc or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of GrandBanc or any of its Subsidiaries which, in the reasonable judgment of GrandBanc, will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc.

         4.6 Financial Statements. GrandBanc has previously made available to Century copies (i) of the consolidated balance sheets of GrandBanc and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in GrandBanc's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act (the "GrandBanc 10-K"), in each case accompanied by the audit report of Stegman & Company, independent public accountants with respect to GrandBanc; and (ii) the consolidated balance sheets of GrandBanc and its Subsidiaries as of June 30, 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the six months ended June 30, 2000, as reported in GrandBanc's Quarterly Report on Form 10-Q for the six months ended June 30, 2000 filed with the SEC under the Exchange Act. The June 30, 2000 consolidated balance sheet of GrandBanc (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of GrandBanc and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of GrandBanc and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year- end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of GrandBanc and


                                   Annex A-26
its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         4.7 Broker's Fees. Neither GrandBanc nor any GrandBanc Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than the financial advisory fee due to Hovde Financial L.L.C. described in the GrandBanc Disclosure Schedule.

         4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in GrandBanc Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred which has had, individually or in the aggregate, a Material Adverse Effect on GrandBanc.

                  (b) Except as publicly disclosed in GrandBanc Reports filed prior to the date hereof, since December 31, 1999, GrandBanc and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

                  (c) Since December 31, 1999, neither GrandBanc nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, other than customary year- end bonuses for fiscal 1999 or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc.

         4.9 Legal Proceedings. (a) Neither GrandBanc nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of GrandBanc's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GrandBanc or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to generally similarly situated bank holding companies or banks) imposed upon GrandBanc, any of its Subsidiaries or the assets of GrandBanc or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc or the Surviving Corporation.

         4.10 Taxes and Tax Returns. (a) Each of GrandBanc and its Subsidiaries has duly filed all federal, state and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly


                                   Annex A-27
paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc. The federal income tax returns of GrandBanc and its Subsidiaries, for the fiscal year ended December 31, 1996, and for all years prior thereto, are for purposes of routine audit by the Internal Revenue Service (the "IRS") closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. To the best of GrandBanc's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon GrandBanc or any of its Subsidiaries for which GrandBanc does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by GrandBanc and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on GrandBanc,
(B) federal, state and local returns which are accurate and complete in all material respects have been filed by GrandBanc and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on GrandBanc, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by GrandBanc in its consolidated financial statements, except where failure to do so will not, individually or in the aggregate, have a Material Adverse Effect on GrandBanc and (D) there are no Tax liens upon any property or assets of GrandBanc or its Subsidiaries except liens for current taxes not yet due or liens that will not have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc. Neither GrandBanc nor any of its Subsidiaries has been required to include in income any adjustment pursuant to
Section 481 of the Code by reason of a voluntary change in accounting method initiated by GrandBanc or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case, which has had or will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc. Except as set forth in the financial statements described in Section 4.6, neither GrandBanc nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc.

                  (b) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by GrandBanc or any Subsidiary of GrandBanc under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc.

         4.11 Employees. (a) The GrandBanc Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "GrandBanc Benefit Plans") by GrandBanc, any


                                   Annex A-28
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of its Subsidiaries or by any trade or business, whether or not incorporated (a
"GrandBanc ERISA Affiliate"), all of which together with GrandBanc would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

                  (b) GrandBanc has heretofore made available to Century true and complete copies of each of the GrandBanc Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such GrandBanc Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such GrandBanc Benefit Plan.

                  (c) (i) Each of the GrandBanc Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the GrandBanc Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such GrandBanc Benefit Plan, (iii) with respect to each GrandBanc Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such GrandBanc Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such GrandBanc Benefit Plan's actuary with respect to such GrandBanc Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such GrandBanc Benefit Plan allocable to such accrued benefits, (iv) no GrandBanc Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of GrandBanc or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of GrandBanc or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by GrandBanc, its Subsidiaries or any GrandBanc ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to GrandBanc, its Subsidiaries or any GrandBanc ERISA Affiliate of incurring a material liability thereunder, (vi) no GrandBanc Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by GrandBanc or its Subsidiaries as of the Effective Time with respect to each GrandBanc Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of GrandBanc, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which GrandBanc, its Subsidiaries or any GrandBanc Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of GrandBanc there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the GrandBanc Benefit Plans or any trusts related thereto which will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc.

                  (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event)


                                   Annex A-29
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(i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of GrandBanc or any of its affiliates from GrandBanc or any of its affiliates under any GrandBanc Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GrandBanc Benefit Plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits that will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc.

         4.12 SEC Reports. GrandBanc has previously made available to Century an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by GrandBanc with the SEC pursuant to the Securities Act or the Exchange Act (the "GrandBanc Reports") and prior to the date hereof and (b) communication (other than product advertisements) mailed by GrandBanc to its stockholders since January 1, 1997 and prior to the date hereof, and no such GrandBanc Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all GrandBanc Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

         4.13 Compliance with Applicable Law. (a) GrandBanc and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to GrandBanc or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on GrandBanc.

                  (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc, GrandBanc and each GrandBanc Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of GrandBanc, any GrandBanc Subsidiary, or any director, officer or employee of GrandBanc or of any GrandBanc Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on GrandBanc, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         4.14 Certain Contracts. (a) Neither GrandBanc nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)


                                   Annex A-30
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(i) with respect to the employment of any directors, officers or employees other than Steven K. Colliatie, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from GrandBanc, Century, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the GrandBanc Reports, (iv) which materially restricts the conduct of any line of business by GrandBanc or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than as disclosed in the GrandBanc Disclosure Schedule. GrandBanc has previously made available to Century true and correct copies of all employment and deferred compensation agreements which are in writing and to which GrandBanc is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the GrandBanc Disclosure Schedule, is referred to herein as a "GrandBanc Contract", and neither GrandBanc nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on GrandBanc.

                  (b) (i) Each GrandBanc Contract is valid and binding on GrandBanc or any of its Subsidiaries, as applicable, and in full force and effect, (ii) GrandBanc and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each GrandBanc Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on GrandBanc, and
(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of GrandBanc or any of its Subsidiaries under any such GrandBanc Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on GrandBanc.

         4.15 Agreements with Regulatory Agencies. Neither GrandBanc nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the GrandBanc Disclosure Schedule, a "GrandBanc Regulatory Agreement"), nor has GrandBanc or any of its Subsidiaries been advised since January 1, 1997, by


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

any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

         4.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of GrandBanc included in the GrandBanc June 30, 2000 Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since June 30, 2000, neither GrandBanc nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on GrandBanc.

         4.17 Insurance. GrandBanc and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to GrandBanc and its Subsidiaries.

         4.18 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on GrandBanc of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against GrandBanc, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc. To the knowledge of GrandBanc, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc. GrandBanc is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on GrandBanc.

         4.19 State Takeover Laws. The Board of Directors of GrandBanc has approved the transactions contemplated by this Agreement for purposes of
Section 3-603 (c) of the MGCL such that the provisions of Section 3-602 of the MGCL will not apply to this Agreement or any of the transactions contemplated hereby.

         4.20 Reorganization; Pooling of Interests. As of the date of this Agreement, GrandBanc has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

         4.21 Joint Proxy Statement. None of the information relating to the GrandBanc to be included or incorporated by reference in the Joint Proxy Statement or the S-4 will, in the case of the S-4, at the time it becomes effective and, in the case of the Joint Proxy Statement, when mailed, be false or misleading as to any material fact, or omit to state any material fact necessary in order to


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

make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.22 Opinion of Financial Advisor. GrandBanc has received the written opinion from Hovde Financial, L.L.C. dated October 11, 2000, to the effect that, as of such date, the Merger Consideration to be received by the holders of GrandBanc Common Stock in connection with the Merger is fair to such holders from a financial point of view. GrandBanc has delivered or made available to Century a copy of such opinion.


              ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Century Disclosure Schedule and the GrandBanc Disclosure Schedule), each of GrandBanc and Century shall, and shall cause each of their respective Subsidiaries to,
(a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either GrandBanc or Century to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

         5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the GrandBanc Disclosure Schedule or the Century Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement, neither GrandBanc nor Century shall, and neither GrandBanc nor Century shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this
Agreement:

                  (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Century or any of its wholly-owned Subsidiaries to Century or any of its Subsidiaries, on the one hand, or of GrandBanc or any of its Subsidiaries to GrandBanc or any of its wholly-owned Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements and draws under (but not increases in the total availability under) lines of credit existing on and as of the date of this Agreement ); provided, however, that GrandBanc and the GrandBanc Subsidiaries may incur indebtedness in an amount sufficient, but not in excess of the amount necessary, to refinance GrandBanc's existing loan from the Atlantic Central Banker's Bank, its revolving line of credit presently existing with The Business Bank, and the debt service expense on such loans through


                                   Annex A-33
the Effective Time; provided further, however, that in such case any refinancing shall be on terms reasonably acceptable to, and approved by, Century.

                  (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of each of GrandBanc and Century to GrandBanc or Century or any of their Subsidiaries, respectively; (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the Century Stock Plans or the GrandBanc Stock Plans, as the case may be, in the ordinary course of business, or (iv) issue any additional shares of capital stock except for the issuance by Merger Sub of shares of Merger Sub Common Stock to Century in connection with the organization of Merger Sub and pursuant to the exercise of stock options outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii);

                  (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

                  (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

                  (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any Century Contract or GrandBanc Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

                  (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; provided, however, that GrandBanc and the GrandBanc Subsidiaries may offer to pay bonuses, in amounts approved in advance by Century, to a limited number of key employees approved in advance by Century, contingent upon such employee's continued employment until the first to occur of 180 days after the Effective Time of the Merger or the completion of the process of


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

integrating GrandBanc's data processing, accounting, payroll, personnel and other information technology functions with those of Century ("conversion"), with the occurrence of conversion to be conclusively evidenced by Century's internal announcement of the completion thereof;

                  (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); provided, however, that if (i) GrandBanc shall receive from any third party an unsolicited proposal relating to the disposition of all or substantially all of GrandBanc's business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity which the Board of Directors of GrandBanc determines in good faith, based on the written advice of its outside legal counsel and financial advisors, constitutes a more favorable transaction for the GrandBanc shareholders than the Merger and the transactions contemplated herein, taking into account all relevant factors (a "Superior Proposal"), and (ii) the Board of Directors of GrandBanc determines, based on the written advice of its outside legal counsel and financial advisors, that responding to such Superior Proposal by providing the confidential information and engaging in the discussions and negotiations referred to above is required in order to prevent the Board of Directors of GrandBanc from breaching its fiduciary duties to GrandBanc's shareholders under applicable law, then and in only such case may GrandBanc, in response to such unsolicited Superior Proposal, provide the third party making such Superior Proposal the confidential information and engage in the discussions and negotiations, otherwise prohibited by this section; provided further, that in the event that an unsolicited Superior Proposal is received by GrandBanc and the determination required by subsection (ii) above is made by the Board of Directors of GrandBanc, then in each such case GrandBanc shall as soon as possible (and in any event prior to providing any confidential information or engaging in any discussions or negotiations) provide to Century notice of such Superior Proposal and the supporting written advice from GrandBanc's outside legal counsel and financial advisors (the "Superior Proposal Notice");

                  (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

                  (i) knowingly take any action that would prevent or impede the Merger from qualifying for "pooling of interests" accounting treatment or as a reorganization within the meaning of Section 368 of the Code;

                  (j) amend its certificate of incorporation or its bylaws;

                  (k) other than in prior consultation with the other party to this Agreement or in the ordinary course of business, restructure or materially change its investment securities portfolio


                                   Annex A-35
or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                  (l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

                  (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

         5.3 Voting Agreements. Prior to or concurrently with the execution of this Agreement, the directors of Century and the directors of GrandBanc shall have entered into the form of Voting Agreement attached hereto as Exhibit 5.3.


                       ARTICLE VI. ADDITIONAL AGREEMENTS

         6.1 Regulatory Matters. (a) GrandBanc and Century shall promptly, and in any event not later than 75 days after the date hereof, prepare and file with the SEC the Joint Proxy Statement and Century shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of GrandBanc and Century shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and GrandBanc and Century shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Century shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and GrandBanc shall furnish all information concerning GrandBanc and the holders of GrandBanc Common Stock as may be reasonably requested in connection with any such action.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly, and in any event not more than 75 days after the date hereof, prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. GrandBanc and Century shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating


                                   Annex A-36
to the exchange of information, all the information relating to Century or GrandBanc, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprized of the status of matters relating to completion of the transactions contemplated herein.

                  (c) GrandBanc and Century shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of GrandBanc, Century or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                  (d) GrandBanc and Century shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Approval will not be obtained or that the receipt of any such approval will be materially delayed.

         6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of GrandBanc and Century, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of GrandBanc and Century shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which GrandBanc or Century, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither GrandBanc nor Century nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of GrandBanc's or Century's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.


                                   Annex A-37

                  (b) Each of GrandBanc and Century shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 26, 1999, between GrandBanc and Century (the "Confidentiality Agreement").

                  (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

         6.3 Stockholders' Approvals. (a) Each of GrandBanc and Century shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Century and GrandBanc shall use its reasonable best efforts to obtain from the stockholders of Century and GrandBanc, as the case may be, the vote in favor of the adoption of this Agreement required by the MGCL (in the case of GrandBanc) and the votes in favor of the issuance of shares of Century Common Stock pursuant hereto required by the rules of the NASDAQ (in the case of Century), in each case required to consummate the transactions contemplated hereby.

                  (b) The Board of Directors of Century shall, in the joint proxy statement/prospectus forming a part of the Registration Statement on Form S-4, unanimously recommend to Century's stockholders that they approve the issuance of shares of Century Common Stock pursuant to the Agreement. The Board of Directors of GrandBanc, in the joint proxy statement/prospectus forming a part of the Registration Statement on Form S-4, shall unanimously recommend to GrandBanc's shareholders that they approve the Agreement and Merger.

         6.4 Legal Conditions to Merger. Each of GrandBanc and Century shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Century or GrandBanc or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

         6.5 Affiliates; Publication of Combined Financial Results. (a) Each of GrandBanc and Century shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders' meetings called by GrandBanc and Century to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of GrandBanc Capital Stock, or


                                   Annex A-38

Century Capital Stock held by such "affiliate" and, in the case of the "affiliates" of GrandBanc, the shares of Century Capital Stock to be received by such "affiliate" in the Merger.

                  (b) Century shall use its best efforts to publish as promptly as reasonably practical combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135; provided, however, that (i) Century shall not be required to publish such combined results of operations prior to the date on which Century's next periodic filing under the Exchange Act shall be due and (ii) Century shall have had at least 45 days since the Effective Time to prepare such combined sales and net income figures.

         6.6 NASDAQ Listing. Century shall cause the shares of Century Common Stock to be issued in the Merger to be approved for trading on the NASDAQ SmallCap Market, subject to official notice of issuance, prior to the Effective Time.

         6.7 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the Century Benefit Plans and GrandBanc Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of Century or GrandBanc (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as Century shall, subject to applicable law, the terms of this Agreement and the terms of such plans, modify its existing benefit plans, or adopt new benefit plans, with respect to employees of Century and its Subsidiaries which permit the participation of the GrandBanc employees (the "New Benefit Plans"). Prior to the Closing Date, Century and GrandBanc shall cooperate in reviewing, evaluating and analyzing the GrandBanc Benefit Plans and Century Benefit Plans with a view towards modifying Century's benefit plans or developing appropriate New Benefit Plans for the employees covered thereby. If requested by Century, GrandBanc agrees, immediately prior to the Effective Time, to terminate its 401(k) plan and distribute the account balances to the participants. In such event, Century agrees to permit participants to rollover such distribution into the Century 401(k) plan.

                  (b) The foregoing notwithstanding, Century agrees to honor in accordance with their terms all benefits vested as of the date hereof under the GrandBanc Benefit Plans or the Century Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the GrandBanc Disclosure Schedule and the Century Disclosure Schedule.

                  (c) Nothing in this Section 6.7 shall be interpreted as preventing Century from amending, modifying or terminating any GrandBanc Benefit Plans, Century Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

                  (d) After the Effective Time of the Merger, Century agrees to provide to each person employed by GrandBanc or the GrandBanc Subsidiaries on the date of this Agreement who is still so employed at the Effective Time of the Merger (other than any person who is a party to an employment contract with GrandBanc or a GrandBanc Subsidiary) and whose employment is terminated during the six months immediately following the Effective Time of the Merger, in addition to any other benefits to which such person may be entitled, a cash payment in an amount equal to the product of (i) the base salary of such person for one week, multiplied by (ii) the number


                                   Annex A-39
of years such person has been employed by GrandBanc, the GrandBanc Subsidiaries and the Surviving Corporation, subject to such withholding as may be required by law; provided, however, that the amount of such payment for each such employee shall be not less than an amount equal to four week's base salary, and shall not exceed an amount equal to ten weeks' base salary.

         6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of GrandBanc or any of its Subsidiaries, including any entity specified in the GrandBanc Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of GrandBanc or any of its Subsidiaries or any entity specified in the GrandBanc Disclosure Schedule or any of their respective predecessors or such Indemnified Party's service as such, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Century shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

                  (b) Century shall use its reasonable best efforts to cause the individuals serving as officers and directors of GrandBanc, its Subsidiaries or any entity specified in the GrandBanc Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by GrandBanc (provided that Century may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

                  (c) In the event Century or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Century assume the obligations set forth in this Section 6.8.


                                   Annex A-40

                  (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                  (e) Not in limitation of rights of the Indemnified Parties hereunder or under applicable law, in any case in which corporate approval or a determination of the Board of Directors may be required to effectuate, or to determine the appropriateness of, any indemnification, Century shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually acceptable to Century and the Indemnified Party.

         6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Century, on the one hand, and a Subsidiary of GrandBanc, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Century.

         6.10 Advice of Changes. GrandBanc and Century shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

         6.11 Current Public Information. Century agrees that it shall, for a period of three (3) years following the Effective Time, use its best efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to Section 6.5 with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of Century Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act. The provisions of this Section
6.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, such affiliates of GrandBanc.

         6.12 Transactions Involving Century. Century agrees that prior to the Effective Time it shall not, and shall not permit any Century Subsidiary to enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, consolidation, share exchange or similar business combination transaction involving Century and/or any Century Subsidiary, where the effect of such agreement or understanding, or the consummation or effectuation thereof, would be reasonably likely to result in the termination of this Agreement, materially delay or jeopardize the receipt of any Requisite Approval or the filing of any application therefor, or cause the anticipated tax or accounting treatment of the transactions contemplated hereby to be unavailable; provided, however, that nothing in this section shall prohibit any such transaction which contemplates the consummation of the Merger in accordance with the provisions of this Agreement, and which treats


                                   Annex A-41
the holders of GrandBanc Common Stock, upon completion of the Merger and their receipt of shares of Century Common Stock, in the same manner as holders of the Century Common Stock.

                       ARTICLE VII. CONDITIONS PRECEDENT

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the holders of GrandBanc Common Stock entitled to vote thereon and the issuance of Century Common Stock pursuant hereto shall have been approved by the requisite affirmative vote of holders of Century Common Stock required under the regulations of the Nasdaq Small Cap Market.

                  (b) NASDAQ Listing. The shares of Century Common Stock which shall be issued to the stockholders of GrandBanc upon consummation of the Merger shall have been authorized for trading in the NASDAQ, subject to official notice of issuance.

                  (c) Regulatory and Other Approvals. All regulatory approvals, and all other third-party consents and approvals, required to consummate the transactions contemplated hereby shall have been obtained without condition (other than such conditions as are ordinarily imposed in connection with transactions of the type contemplated hereby and which are not, in the reasonable opinion of Century, unduly burdensome) and shall remain in full force and effect and all statutory waiting periods in respect of such regulatory approvals shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Approvals").

                  (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

                  (f) Pooling of Interests. Century shall have received a letter from its independent accountants to the effect that the Merger will qualify for "pooling of interests" accounting treatment.


         7.2 Conditions to Obligations of GrandBanc. The obligation of GrandBanc to effect the Merger is also subject to the satisfaction, or waiver by GrandBanc, at or prior to the Effective Time, of the following conditions:


                                   Annex A-42

                  (a) Representations and Warranties. The representations and warranties of Century set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the sentence immediately preceding the last sentence of Section 3.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on Century or the Surviving Corporation. GrandBanc shall have received a certificate signed on behalf of Century by the Chief Executive Officer and the Chief Financial Officer of Century to the foregoing effect.

                  (b) Performance of Obligations of Century. Century shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GrandBanc shall have received a certificate signed on behalf of Century by the Chief Executive Officer and the Chief Financial Officer of Century to such effect.

                  (c) Federal Tax Opinion. GrandBanc shall have received the opinion of Kennedy, Baris & Lundy, L.L.P., in form and substance reasonably satisfactory to GrandBanc, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

                           (i) The Merger will constitute a reorganization under Section 368(a) of the Code and GrandBanc, Century and Merger Sub will each be a party to the reorganization;

                           (ii) No gain or loss will be recognized by GrandBanc, Century or Merger Sub as a result of the Merger; and

                           (iii) No gain or loss will be recognized by stockholders of GrandBanc who exchange their GrandBanc Common Stock solely for Century Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Century Common Stock).

         In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of GrandBanc, Century, Merger Sub and others.

                  (d) Material Adverse Change. Since June 30, 2000, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on Century and the Century Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).


                                   Annex A-43

         7.3 Conditions to Obligations of Century. The obligation of Century to effect the Merger is also subject to the satisfaction or waiver by Century at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of GrandBanc set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 4.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on GrandBanc. Century shall have received a certificate signed on behalf of GrandBanc by the Chief Executive Officer and the Chief Financial Officer of GrandBanc to the foregoing effect.

                  (b) Performance of Obligations of GrandBanc. GrandBanc shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Century shall have received a certificate signed on behalf of GrandBanc by the Chief Executive Officer and the Chief Financial Officer of GrandBanc to such effect.

                  (c) Federal Tax Opinion. The parties hereto shall have received the opinion of Bracewell & Patterson, L.L.P., in form and substance reasonably satisfactory to Century, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

                           (i) The Merger will constitute a reorganization under Section 368(a) of the Code and GrandBanc, Century and Merger Sub will each be a party to the reorganization;

                           (ii) No gain or loss will be recognized by GrandBanc, Century or Merger Sub as a result of the Merger; and

                           (iii) No gain or loss will be recognized by stockholders of GrandBanc who exchange their GrandBanc Common Stock solely for Century Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Century Common Stock).

In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of GrandBanc, Century, Merger Sub and others.

                  (d) Material Adverse Change. Since June 30, 2000, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on GrandBanc and the GrandBanc Subsidiaries taken as a whole (other


                                   Annex A-44
than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

                  (e) Consents, Approvals and Certificates. Century shall have received such releases, assignments, termination statements, estoppel certificates, consents, approvals or other documents or instruments required, in the reasonable judgment of Century, (i) to prevent a breach or a default under or a termination or modification of or acceleration of any obligation under any GrandBanc Contract, or (ii) to release and terminate any Liens required to be released and/or to grant the Liens required to be granted in order to provide the Surviving Corporation with good, clear, and marketable title to all property, free and clear of all Liens.

                    ARTICLE VIII. TERMINATION AND AMENDMENT

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of GrandBanc or Century:

                  (a) by mutual consent of GrandBanc and Century in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) by either the Board of Directors of GrandBanc or the Board of Directors of Century if any Governmental Entity that must grant a Requisite Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                  (c) by either the Board of Directors of GrandBanc or the Board of Directors of Century if the Merger shall not have been consummated on or before June 30, 2001, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or the breach by such party of a representation or warranty of such party set forth in this Agreement;

                  (d) by either the Board of Directors of GrandBanc or the Board of Directors of Century (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Century, in the case of a termination by GrandBanc, or GrandBanc, in the case of a termination by Century, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

                  (e) by the Board of Directors of Century at any time after
(i) the breach by GrandBanc of the provisions of Section 5.2(g) of this Agreement, (ii) the Board of Directors of


                                   Annex A-45

GrandBanc withdraws or modifies in any adverse manner its approval or recommendation of this Agreement or the Merger, (iii) the Board of Directors of GrandBanc shall fail to reaffirm such approval or recommendation promptly upon request by Century, or (iv) the Board of Directors of GrandBanc shall approve or recommend, or shall sign any letter of intent, agreement or similar document contemplating, any of the transactions contemplated by Section 5.2(g) of this Agreement; or

                  (f) by the Board of Directors of GrandBanc in the event that Century (i) enters into any agreement, letter of intent or agreement in principle with the intent to pursue a transaction that does not contemplate the consummation of the Agreement and the Merger in accordance with its terms or which does not treat holders of GrandBanc Common Stock, upon completion of the Merger and their receipt of shares of Century Common Stock, in the same manner as the holders of the Century Common Stock, (ii) shall have breached its obligations contained in Section 6.12 of this Agreement, (iii) the Board of Directors of Century withdraws or modifies in any adverse manner its approval or recommendation of this Agreement or the Merger, or (iv) the Board of Directors of Century shall fail to reaffirm such approval or recommendation promptly upon request by GrandBanc.

         8.2 Effect of Termination. In the event of termination of this Agreement by either GrandBanc or Century as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of GrandBanc, Century, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) upon any termination by Century pursuant to Section 8.1(e), GrandBanc shall pay to Century, within 30 days of receiving notice of termination from Century, an amount equal to the sum $500,000 plus all of Century's out of pocket costs incurred in connection with this Agreement and the Merger, (ii) upon any termination by GrandBanc pursuant to Section 8.1(f). Century shall pay to GrandBanc, within 30 days of receiving notice of termination from GrandBanc, an amount equal to the sum of $500,000 plus all of GrandBanc's out of pocket costs incurred in connection with this Agreement and the Merger, (iii) Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and
(iv) notwithstanding anything to the contrary contained in this Agreement, termination of this Agreement under Section 8.1 shall not release or relieve either GrandBanc or Century from any liabilities or damages arising out of any breach of the representations and warranties made by it, or its failure to perform any of the covenants, agreements, duties or obligations arising hereunder.

         8.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of GrandBanc and Century; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of GrandBanc or Century, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of GrandBanc Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                                   Annex A-46

         8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of GrandBanc or Century, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of GrandBanc Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                         ARTICLE IX. GENERAL PROVISIONS

         9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

         9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Sections 1.6(c), 1.11(c) and 6.8 for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by GrandBanc and Century.

         9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                                   Annex A-47

                  (a)      if to GrandBanc, to:

                           GrandBanc, Inc.
                           1800 Rockville Pike
                           Rockville, Maryland  20852
                           Attention: Melvyn J. Estrin, Chairman
                           Telecopier: (301) 941-8650

                           with a copy to:

                           Kennedy, Baris & Lundy, L.L.P.
                           4701 Sangamore Road
                           Suite P-15
                           Bethesda, Maryland 20816
                           Attention: James I. Lundy, III
                           Telecopier: (301) 229-2443
and

                  (b)      if to Century or Merger Sub, to:

                           Century Bancshares, Inc.
                           1275 Pennsylvania Avenue, N.W.
                           Washington, D.C.  20004
                           Attention: Joseph S. Bracewell, Chairman
                           Telecopier: (202) 496-4006

                           with a copy to:

                           Bracewell & Patterson, L.L.P.
                           2900 South Tower Pennzoil Place
                           Houston, Texas 77002
                           Attention: John R. Brantley
                           Telecopier: (713) 221-2112

         9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Unless otherwise expressly indicated, the phrases "the date of this Agreement" or "the date hereof" or words of similar import shall mean October 11, 2000.

         9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


                                   Annex A-48

         9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

         9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

         9.9 Publicity. Except as otherwise required by applicable law or the rules of the NASDAQ, neither GrandBanc or Century shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Century, in the case of a proposed announcement or statement by GrandBanc, or GrandBanc, in the case of a proposed announcement or statement by Century, which consent shall not be unreasonably withheld.

         9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 1.6(c), 1.11, 6.8 and 6.11, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.





                           [Intentionally Left Blank]





                                   Annex A-49

         IN WITNESS WHEREOF, GrandBanc, Century and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of October 11, 2000.

                                   CENTURY BANCSHARES, INC.


                                   By:        /s/ JOSEPH S. BRACEWELL
                                      ----------------------------------------
                                   Name:  Joseph S. Bracewell
                                   Title: Chairman and Chief Executive Officer



                                   CBI HOLDINGS CORPORATION


                                   By:        /s/ JOSEPH S. BRACEWELL
                                      ----------------------------------------
                                   Name:  Joseph S. Bracewell
                                   Title: President



                                   GRANDBANC, INC.


                                   By:        /s/ MELVYN J. ESTRIN
                                      ----------------------------------------
                                   Name:  Melvyn J. Estrin
                                   Title: Chairman of the Board of Directors



                                   Annex A-50

                                                 EXHIBIT 5.3-GrandBanc Directors

                                     FORM OF
                                VOTING AGREEMENT


         This Voting Agreement (this "Agreement") has been made as of October 11, 2000 by Century Bancshares, Inc., a Delaware corporation ("Century"), and the undersigned director ("Stockholder") of GrandBanc, Inc., a Maryland corporation ("GrandBanc") with respect to certain shares of the common stock, par value $.10 per share, of GrandBanc.

         WHEREAS, concurrently with the execution and delivery of this Agreement, Century, CBI Holdings Corporation, a wholly owned subsidiary of Century ("Merger Subsidiary"), and GrandBanc are entering into an Agreement and Plan of Merger of even date herewith (which as constituted from time to time is herein called the "Merger Agreement"), which provides, among other things, that GrandBanc be merged with and into Merger Subsidiary, with Merger Subsidiary to be the surviving corporation. The Merger Agreement also provides that upon consummation of the Merger, each share of GrandBanc's Common Stock outstanding immediately prior to consummation of the Merger will be converted into a fraction of a share of Common Stock issuable by Century.

         WHEREAS, the undersigned Stockholder is the record and beneficial owner of the number of shares of GrandBanc common stock set forth adjacent to the Stockholder's signature to this Agreement. The term "Stockholder's GrandBanc Shares" means the shares of Common Stock listed adjacent to the Stockholder's signature and any other shares of capital stock of GrandBanc that the Stockholder may acquire after the date hereof.

         WHEREAS, the Merger Agreement shall be submitted to the stockholders of GrandBanc for approval under the terms and conditions as specified in the Merger Agreement.

         WHEREAS, each Stockholder who is a Director of GrandBanc has agreed to vote his or her shares of GrandBanc in favor of the Merger Agreement.

         WHEREAS, the Stockholder has entered into this Agreement to induce Century to enter into the Merger Agreement.

         NOW, THEREFORE, for the consideration specified in the Merger Agreement, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the undersigned Stockholder of GrandBanc hereby agrees as follows:

         1. Representations and Warranties. The Stockholder hereby warrants to Century that the Stockholder has the capacity to enter into this Agreement and the right and power to perform his obligations under this Agreement. The Stockholder's GrandBanc Shares listed adjacent to the Stockholder's signature to this Agreement constitute all of the shares of GrandBanc Common Stock

                                   Annex A-51
over which the Stockholder possesses beneficial ownership or voting power on the date of this Agreement. The Stockholder has absolute ownership of the Stockholder's GrandBanc Common Stock free of any adverse interest and has necessary and sufficient right and authority to make the commitments with respect to the Stockholder's GrandBanc Shares contained in this Agreement.

         2. Voting. The undersigned Stockholder agrees during the term of this Agreement to vote the Stockholder's GrandBanc Shares, and any other voting stock that such Stockholder may have in GrandBanc, (i) in favor of the Merger Agreement and the transactions contemplated thereby and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than with Century and its affiliates and against any reorganization, recapitalization, liquidation or winding up of GrandBanc (each of the events cited in clause (ii) is hereinafter referred to as an "Opposing Proposal").

         3. No Support for Opposing Proposals. The Stockholder shall not invite or seek any Opposing Proposal, support (or suggest that anyone else should support) any Opposing Proposal that may be made, or ask GrandBanc's Board to consider, support or seek any Opposing Proposal, or otherwise take any action designed to make any Opposing Proposal more likely. The Stockholder shall not meet or otherwise communicate with any person that makes or is considering making an Opposing Proposal or any representative of a person after becoming aware that the person has made or is considering making a Opposing Proposal. The Stockholder shall promptly advise Century of each contact the Stockholder or any of the Stockholder's representatives may receive from any person relating to any Opposing Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Opposing Proposal and will provide Century with all information Century requests available to the Stockholder regarding any Opposing Proposal or possible Opposing Proposal. The Stockholder will not make any claim or join in any litigation alleging that GrandBanc's Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. The Stockholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Century's ability to exercise any of the rights granted by this Agreement or the value of any such exercise.

         4. Term. The undersigned Stockholder agrees that this Agreement shall continue in effect until the earlier of (i) the approval by the Stockholders of GrandBanc of the Merger Agreement under the terms and conditions as provided in the Merger Agreement or (ii) the termination of the Merger Agreement in accordance with its terms ("Term").

         5. Transfer Restrictions. Until and unless the Merger Agreement has been terminated (i) none of the Stockholder's GrandBanc Shares shall be tendered in response to any tender offer, (ii) no interest in any of the Stockholder's GrandBanc Shares shall be sold or otherwise transferred, (iii) the Stockholder will not take any other action which would impair Stockholder's ability to vote any of Stockholder's GrandBanc Shares in the manner required by this Agreement and (iv) the Stockholder's commitments in Sections 2 though 5 shall be irrevocable.


                                   Annex A-52

         6. No Constraints on Actions As a Director. Nothing in this Agreement shall be deemed to restrict the Stockholder from taking any action in the capacity of a director of GrandBanc that such Stockholder shall believe is necessary to fulfill the Stockholder's duties as a director. The Stockholder however confirms that the Stockholder will be able to make the representations set forth in Section 1 and to take all of the actions required by Sections 2 through 5 (inclusive) of this Agreement without any conflict with the Stockholder's obligations as a director and that accordingly nothing in the preceding sentence shall be deemed to limit or impair the Stockholder's agreements in Sections 1 through 5.

         7. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware.

         8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

         9. Separability. If a court of competent jurisdiction shall declare invalid any clause, sentence or paragraph or this Agreement, such judgment or decree shall not affect, impair, invalidate or nullify the remainder of this Agreement but the effect thereof shall be confined to the clause, sentence or paragraph so declared to be invalid.

         10. Reformation of Agreement. In the event that the provisions of
Section 4 should ever be deemed to exceed the time limitations permitted by applicable law, then such provisions shall be and are hereby reformed to the maximum time limitations permitted by such applicable law.

         11. Execution of Other Instruments. The undersigned Stockholder shall execute and deliver such other agreements, proxies and instruments as may be necessary, advisable or appropriate to effectuate the intent and purpose of this Agreement.

         12. Amendment of Agreement. This Agreement may be changed, modified or amended only by a written instrument signed by the parties hereto.

         13. Execution of Other Instruments. The undersigned Stockholder covenants and agrees to execute and deliver such other agreements and instruments as may be necessary, advisable or appropriate to effectuate the intent and purpose of this Agreement.

         14. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         15. Numbers and Gender. When required by the context, each number (singular or plural) shall include all numbers and each gender shall include all genders.


                                   Annex A-53

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                             STOCKHOLDER


                                             -----------------------------------

                                             Printed Name:
                                                          ----------------------

                                             CENTURY BANCSHARES, INC.


                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------


Number and Description of GrandBanc Shares of Capital Stock:
                                                            --------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   Annex A-54

                                                   EXHIBIT 5.3-Century Directors

                                     FORM OF
                                VOTING AGREEMENT


         This Voting Agreement (this "Agreement") has been made as of October 11, 2000 by GrandBanc, Inc., a Maryland corporation ("GrandBanc"), and the undersigned director of Century Bancshares, Inc., a Delaware corporation ("Century")("Stockholder") of with respect to certain shares of the common stock, par value $1.00 per share, of Century.

         WHEREAS, concurrently with the execution and delivery of this Agreement, Century, CBI Holdings Corporation, a wholly owned subsidiary of Century ("Merger Subsidiary"), and GrandBanc are entering into an Agreement and Plan of Merger of even date herewith (which as constituted from time to time is herein called the "Merger Agreement"), which provides, among other things, that GrandBanc be merged with and into Merger Subsidiary, with Merger Subsidiary to be the surviving corporation. The Merger Agreement also provides that upon consummation of the Merger, each share of GrandBanc's Common Stock outstanding immediately prior to consummation of the Merger will be converted into a fraction of a share of Common Stock issuable by Century.

         WHEREAS, the undersigned Stockholder is the record and beneficial owner of the number of shares of Century common stock set forth adjacent to the Stockholder's signature to this Agreement. The term "Stockholder's Century Shares" means the shares of Common Stock listed adjacent to the Stockholder's signature and any other shares of capital stock of Century that the Stockholder may acquire after the date hereof.

         WHEREAS, under the rules of the Nasdaq Stock Market, Inc., the stockholders of Century are required to approve the issuance of the shares of Century Common Stock pursuant to the Merger Agreement.

         WHEREAS, each of the Directors of Century has agreed to vote his or her shares of Century in favor of the issuance of the shares of Century Common Stock pursuant to the Merger Agreement.

         WHEREAS, the Stockholder has entered into this Agreement to induce GrandBanc to enter into the Merger Agreement.

         NOW, THEREFORE, for the consideration specified in the Merger Agreement, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the undersigned Stockholder of Century hereby agrees as follows:

         1. Representations and Warranties. The Stockholder hereby warrants to GrandBanc that the Stockholder has the capacity to enter into this Agreement and the right and power to perform his obligations under this Agreement. The Stockholder's Century Shares listed on Schedule A to this Agreement constitute all of the shares of Century Common Stock over which the Stockholder

                                   Annex A-55
possesses beneficial ownership or voting power on the date of this Agreement. The Stockholder has absolute ownership of the Stockholder's Century Common Stock free of any adverse interest and has necessary and sufficient right and authority to make the commitments with respect to the Stockholder's Century Shares contained in this Agreement.

         2. Voting. The undersigned Stockholder agrees during the term of this Agreement to vote the Stockholder's Century Shares, and any other voting stock that such Stockholder may have in Century, (i) in favor of the issuance of the shares of Century Common Stock pursuant to the Merger Agreement and (ii) against approval of any proposal made in opposition to or competition with such proposal (an "Opposing Proposal").

         3. No Support for Opposing Proposals. The Stockholder shall not invite or seek any Opposing Proposal, support (or suggest that anyone else should support) any Opposing Proposal that may be made, or ask Century's Board to consider, support or seek any Opposing Proposal, or otherwise take any action designed to make any Opposing Proposal more likely. The Stockholder shall not meet or otherwise communicate with any person that makes or is considering making an Opposing Proposal or any representative of a person after becoming aware that the person has made or is considering making a Opposing Proposal. The Stockholder shall promptly advise Century of each contact the Stockholder or any of the Stockholder's representatives may receive from any person relating to any Opposing Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Opposing Proposal and will provide Century with all information GrandBanc requests available to the Stockholder regarding any Opposing Proposal or possible Opposing Proposal. The Stockholder will not make any claim or join in any litigation alleging that Centurys Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. The Stockholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair GrandBanc's ability to exercise any of the rights granted by this Agreement or the value of any such exercise.

         4. Term. The undersigned Stockholder agrees that this Agreement shall continue in effect until the earlier of (i) the approval by the Stockholders of Century of the issuance of the shares of Century Common Stock pursuant to the Merger Agreement or (ii) the termination of the Merger Agreement in accordance with its terms ("Term").

         5. Transfer Restrictions. Until and unless the Merger Agreement has been terminated (i) none of the Stockholder's Century Shares shall be tendered in response to any tender offer that does not provide for the bidder in such offer to comply with the terms of this Agreement, (ii) no interest in any of the Stockholder's Shares shall be sold or otherwise transferred, (iii) the Stockholder will not take any other action which would impair Stockholder's ability to vote any of Stockholder's Century Shares in the manner required by this Agreement and (iv) the Stockholder's commitments in Sections 2 though 5 shall be irrevocable.


                                   Annex A-56

         6. No Constraints on Actions As a Director. Nothing in this Agreement shall be deemed to restrict the Stockholder from taking any action in the capacity of a director of Century that such Stockholder shall believe is necessary to fulfill the Stockholder's duties as a director. The Stockholder however confirms that the Stockholder will be able to make the representations set forth in Section 1 and to take all of the actions required by Sections 2 through 5 (inclusive) of this Agreement without any conflict with the Stockholder's obligations as a director and that accordingly nothing in the preceding sentence shall be deemed to limit or impair the Stockholder's agreements in Sections 1 through 5.

         7. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware.

         8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

         9. Separability. If a court of competent jurisdiction shall declare invalid any clause, sentence or paragraph or this Agreement, such judgment or decree shall not affect, impair, invalidate or nullify the remainder of this Agreement but the effect thereof shall be confined to the clause, sentence or paragraph so declared to be invalid.

         10. Reformation of Agreement. In the event that the provisions of
Section 4 should ever be deemed to exceed the time limitations permitted by applicable law, then such provisions shall be and are hereby reformed to the maximum time limitations permitted by such applicable law.

         11. Execution of Other Instruments. The undersigned Stockholder shall execute and deliver such other agreements, proxies and instruments as may be necessary, advisable or appropriate to effectuate the intent and purpose of this Agreement.

         12. Amendment of Agreement. This Agreement may be changed, modified or amended only by a written instrument signed by the parties hereto.

         13. Execution of Other Instruments. The undersigned Stockholder covenants and agrees to execute and deliver such other agreements and instruments as may be necessary, advisable or appropriate to effectuate the intent and purpose of this Agreement.

         14. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         15. Numbers and Gender. When required by the context, each number (singular or plural) shall include all numbers and each gender shall include all genders.



                                   Annex A-57

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                             STOCKHOLDER


                                             -----------------------------------

                                             Printed Name:
                                                          ----------------------

                                             GRANDBANC, INC.


                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------




                                   Annex A-58

                                   SCHEDULE A


Number and Description of Century Shares of Capital Stock: _______ shares of common stock, par value $1.00 per share.




                                   Annex A-59

                                                               EXHIBIT 6.5(a)(1)
                                                      GrandBanc Affiliate Letter



                             ________________, 2001



Century Bancshares, Inc.
1275 Pennsylvania Avenue, N.W.
Washington, D.C.  20004

Attn: President

Ladies and Gentlemen:

         I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of GrandBanc, Inc., a Maryland corporation (the "Company").

         Pursuant to an Agreement and Plan of Merger, dated as of October 11, 2000 (the "Merger Agreement") between the Company and Century Bancshares, Inc., a Delaware corporation ("Century"), it is contemplated that a wholly-owned subsidiary of Century will merge with and into the Company (the "Merger"). As a result of the Merger, I will receive in exchange for each share of Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock") owned by me immediately prior to the Effective Date (as defined in the Merger Agreement), a number of shares of Common Stock, par value $1.00 per share, of Century ("Century Common Stock"), as more specifically set forth in the Merger Agreement.

         I hereby agree as follows:

         1. I will not offer to sell, sell, transfer or otherwise dispose of any of the shares of Century Common Stock issued to me pursuant to the Merger (the "Stock") until such time as financial results covering at least 30 days of post-Merger combined operations of Century have been published and I have been so notified by Century, and then only (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

         2. I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend that will read substantially as follows:

                  "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such


                                   Annex A-60

Century Bancshares, Inc.
____________________, 2001
Page 2

         Rule 145, or upon receipt by Century Bancshares, Inc. of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

         3. Century's transfer agent for the Century Common Stock shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Century Common Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

         4. It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if
(i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Century and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and Century has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Century and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Century shall have received an opinion of counsel acceptable to Century to the effect that the stock transfer restrictions and the legend are not required.

         I have carefully read this letter agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

                                                     Sincerely,


                                                     ---------------------------
                                                     Name:
                                                          ----------------------


                                   Annex A-61

                                                               EXHIBIT 6.5(a)(1)
                                                        Century Affiliate Letter


                             ________________, 2001

Century Bancshares, Inc.
1275 Pennsylvania Avenue, N.W.
Washington, D.C.  20004

Attn: President

Ladies and Gentlemen:

         I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Century Bancshares, Inc., a Delaware corporation ("Century").

         Pursuant to an Agreement and Plan of Merger, dated as of October 11, 2000 (the "Merger Agreement") between Century and GrandBanc, Inc., a Maryland corporation (the "Company"), it is contemplated that a wholly-owned subsidiary of Century will merge with and into the Company (the "Merger"). As a result of the Merger, shareholders of the Company will receive in exchange for each share of Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock") owned by me immediately prior to the Effective Date (as defined in the Merger Agreement), a number of shares of Common Stock, par value $1.00 per share, of Century ("Century Common Stock"), as more specifically set forth in the Merger Agreement. The Merger is to be accounted for under the "pooling of interests" method of accounting, which imposes certain restrictions on the disposition of sales of the Century Common Stock by affiliates of Century during the period of time immediately after the closing of the Merger.

         I hereby agree that I will not offer to sell, sell, transfer or otherwise dispose of any of the shares of Century Common Stock issued to me pursuant to the Merger (the "Stock") until such time as financial results covering at least 30 days of post-Merger combined operations of Century have been published and I have been so notified by Century.

         I have carefully read this letter agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for the Century.

                                                     Sincerely,


                                                     ---------------------------
                                                     Name:
                                                          ----------------------


                                   Annex A-62

                                                                         ANNEX B

               [FRIEDMAN, BILLINGS, RAMSEY & CO., INC. LETTERHEAD]


                                   November 8, 2000

Board of Directors
Century Bancshares, Inc.
1275 Pennsylvania Avenue
Washington, DC  20004

Board of Directors:

You have requested that Friedman, Billings, Ramsey & Co., Inc. (FBR) provide you with its opinion as to the fairness, from a financial point of view, to the holders of common stock (Stockholders) of Century Bancshares, Inc. (Century or the Company) of the Consideration (as hereinafter defined) to be paid pursuant to the Agreement and Plan of Merger by and between Century and GrandBanc, Inc. (GrandBanc) and its wholly owned subsidiary GrandBank (GrandBank) (collectively referred to as "GrandBanc), dated October 11, 2000 (the Merger Agreement), pursuant to which Century will acquire GrandBanc (the Merger). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of GrandBanc shall be converted into the right to receive from Century 0.3318 shares of Century common stock (the Consideration), subject to certain terms and conditions. The Merger Agreement will be considered at a meeting of the Stockholders of Century. The terms of the Merger are more fully set forth in the Merger Agreement.

In delivering this opinion, FBR has completed the following tasks:

1. reviewed the GrandBanc Annual Report to Stockholders for the fiscal years ended December 31, 1999, 1998, 1997 and 1996 and the GrandBanc Annual Report on Form 10-KSB40 filed with the SEC for the fiscal years ended December 31, 1999, 1998, 1997 and 1996;

2. reviewed the GrandBanc Quarterly Report on Form 10-QSB filed with the SEC for the quarters ended June 30, 2000, March 31, 2000, September 30, 1999, June 30, 1999 and March 31, 1999;

3. reviewed the GrandBanc Annual Proxy Statement dated April 12, 2000, April 8, 1999, and March 20, 1998;

4. reviewed the internal financial statements for GrandBanc for the eight months ended August 31, 2000, including the credit card portfolio, loan, deposit and branch information;

5. reviewed GrandBank's Call Report data filed with the Federal Deposit Insurance Corporation (FDIC) for the fiscal quarter ended June 30, 2000, and the fiscal years ended December 31, 1999; and GrandBanc's Annual Report of Bank Holding Companies Form FR Y-6 filed with the Federal Deposit Insurance Corporation for the fiscal year ended December 31, 1999;

6. reviewed the reported market prices and trading activity for Century and GrandBanc common stock for the period January 1, 1998 through November 8, 2000;

7. compared the results of operations and financial condition of GrandBanc with those of certain commercial banks (or their holding companies) that FBR deemed to be reasonably comparable to GrandBanc, as the case may be;


                                   Annex B-1

8. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger;

9. reviewed the potential pro forma impact of the Merger to the Stockholders of Century;

10.  reviewed a copy of the Merger Agreement; and

11. performed such other financial analyses and reviewed and analyzed such other information as FBR deemed appropriate, including an assessment of general economic, market and monetary conditions.

In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Century and/or GrandBanc furnished to it by Century or GrandBanc, or the publicly-available financial and other information regarding Century, GrandBanc and other financial services organizations (or their holding companies). FBR has assumed that all such information is accurate and complete and has no reason to believe otherwise. FBR has further relied on the assurances of management of Century and GrandBanc that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for Century provided to FBR by Century's management, FBR has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of Century and GrandBanc. FBR has assumed that there has been no undisclosed material change in GrandBanc's assets, financial condition, results of operations, business or prospects since June 30, 2000. FBR did not undertake an independent appraisal of the assets or liabilities of GrandBanc. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not independently review such allowances, and was not requested to and did not independently review any individual credit files of GrandBanc. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger. GrandBanc was marketed for sale in a competitive bid process.

FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial banks, savings institutions and financial services holding companies, specialty finance companies, initial and secondary offerings and mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial services organizations and real estate related companies. FBR has experience in, and knowledge of, the valuation of banks and thrifts in Maryland, Washington DC and the rest of the United States.

FBR has acted as a financial advisor to Century in connection with the Merger and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of FBR's business, it may effect transactions in the securities of Century or GrandBanc for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in such securities.

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the Stockholders of Century.


                                   Annex B-2

This letter is solely for the information of the Board of Directors, and Stockholders of Century and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without FBR's prior written consent; provided, however, this letter may be referred to and reproduced in its entirety in proxy materials sent to the Stockholders in connection with the solicitation of approval for the Merger.


                                      Very truly yours,

                                      FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



                                    Annex B-3

                                                                         ANNEX C

                               HOVDE FINANCIAL LLC
                     INVESTMENT BANKERS & FINANCIAL ADVISORS

                                   October 6, 2000

Board of Directors
GrandBanc, Inc.
1800 Rockville Pike
Rockville, Maryland  20852

Members of the Board:

         We have reviewed the Agreement and Plan of Merger (the "Agreement") and related exhibits and schedules dated as of the date hereof by and among Century Bancshares, Inc. ("CTRY") and GrandBanc, Inc. ("GrandBanc"), pursuant to which, among other things, GrandBanc will be merged with and into CTRY (the "Merger"). As is set forth in the Agreement, all of the issued and outstanding shares of GrandBanc Common Stock shall be converted into the right to receive shares of CTRY Common Stock at an exchange ratio of 0.3318 shares of CTRY common stock for every share of GrandBanc common stock and all options to purchase GrandBanc Common Stock shall be converted into the right to receive options to purchase CTRY Common Stock at the same exchange ratio, subject to adjustment as provided for in the Agreement (the "Merger Consideration"). Capitalized terms used herein shall have the same meaning as in the Agreement, unless specifically stated otherwise.

         Hovde Financial LLC ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated March 16, 2000, and signed March 16, 2000, Hovde was engaged by GrandBanc as its exclusive financial advisor in connection with the potential sale of an interest in GrandBanc to, or affiliation with, another entity or financial institution.

         During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of GrandBanc and CTRY and material prepared in connection with the proposed transaction, including the following: the Agreement; certain publicly available information concerning GrandBanc and CTRY, including consolidated financial statements for each of the three years ended December 31, 1999, 1998 and 1997, respectively, as well as subsequent quarterly statements for the periods ended June 30, 2000 and March 31, 2000 for GrandBanc and CTRY, respectively; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that we consider relevant; historical and current market data for the common stock of CTRY; and financial and other publicly available information provided to us by the managements of GrandBanc and CTRY.

         In addition, we have conducted meetings with members of the senior management of GrandBanc for the purpose of reviewing the future prospects of the companies. We also took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our overall knowledge of the banking industry and our general experience in securities valuations.

         We have acted as financial advisor to GrandBanc with respect to the proposed Merger and have received a fee from GrandBanc for our services. Please be advised that we have no other financial advisory or other relationships with GrandBanc. In the ordinary course of their businesses, affiliates of Hovde may actively trade the debt and equity securities of GrandBanc and/or CTRY for their own


                                    Annex C-1
account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

         In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the publicly available materials provided to us by GrandBanc and CTRY, and in the discussions with management of GrandBanc.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of GrandBanc in connection with the Merger as described in the Agreement is fair to such shareholders from a financial point of view.


                                   Sincerely,

                                   /s/ HOVDE FINANCIAL LLC


                                   HOVDE FINANCIAL LLC



                                    Annex C-2

                                                                         ANNEX D

                           ANNOTATED CODE OF MARYLAND
                         CORPORATIONS AND ASSOCIATIONS.
           TITLE 3. CORPORATIONS IN GENERAL -- EXTRAORDINARY ACTIONS.
                  Subtitle 2. Rights of Objecting Stockholders.

SECTION 3-201 "SUCCESSOR" DEFINED.

         (a) Corporation amending charter. -- In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

         (b) Corporation whose stock is acquired. -- When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

SECTION 3-202 RIGHT TO FAIR VALUE OF STOCK.

         (a) General rule. -- Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

                  (1) The corporation consolidates or merges with another corporation;

                  (2) The stockholder's stock is to be acquired in a share exchange;

                  (3) The corporation transfers its assets in a manner requiring corporate action under Section 3-105 of this title;

                  (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

                  (5) The transaction is governed by Section 3-602 of this title or exempted by Section 3-603 (b) of this title.

         (b) Basis of fair value. -- (1) Fair value is determined as of the close of business:

                           (i) With respect to a merger under Section 3-106 of
this title of a 90 percent or more Owned subsidiary into its parent, on the day notice is given or waived under Section 3-106; or

                           (ii) With respect to any other transaction, on the
day the stockholders voted on the transaction objected to.

                  (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

                  (3) In any transaction governed by Section 3-602 of this title or exempted by Section 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of Section 3-603(b) of this title.


                                    Annex D-1

         (c) When right to fair value does not apply. -- Unless the transaction is governed by Section 3-602 of this title or is exempted by Section 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

                  (1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the Nasdaq small cap market:

                           (i) With respect to a merger under Section 3-106 of
this title of a 90 percent or more Owned subsidiary into its parent, on the date notice is given or waived under Section 3-106; or

                           (ii) With respect to any other transaction, on the
record date for determining stockholders entitled to vote on the transaction objected to;

                  (2) The stock is that of the successor in a merger, unless:

                           (i) The merger alters the contract rights of the
stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

                           (ii) The stock is to be changed or converted in whole
or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

                  (3) The stock is not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

                  (4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

                  (5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

SECTION 3-203 PROCEDURE BY STOCKHOLDER.

         (a) Specific duties. -- A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

                  (1) Shall file with the corporation a written objection to the proposed transaction:

                           (i) With respect to a merger under Section 3-106 of
this title of a 90 percent or more Owned subsidiary into its parent, within 30 days after notice is given or waived under Section 3-106; or

                           (ii) With respect to any other transaction, at or
before the stockholders' meeting at which the transaction will be considered or, in the case of an action taken under Section 2-505(b) of this article, within 10 days after the corporation gives the notice required by Section 2-505(b) of this article;

                  (2) May not vote in favor of the transaction; and

                  (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.


                                    Annex D-2

         (b) Failure to comply with section. -- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

SECTION 3-204 EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS.

         A stockholder who demands payment for his stock under this subtitle:

                  (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under Section 3-202 of this subtitle; and

                  (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

SECTION 3-205 WITHDRAWAL OF DEMAND.

         A demand for payment may be withdrawn only with the consent of the successor.

SECTION 3-206 RESTORATION OF DIVIDEND AND OTHER RIGHTS.

         (a) When rights restored. -- The rights of a stockholder who demands payment are restored in full, if:

                  (1) The demand for payment is withdrawn;

                  (2) A petition for an appraisal is not filed within the time required by this subtitle;

                  (3) A court determines that the stockholder is not entitled to relief; or

                  (4) The transaction objected to is abandoned or rescinded.

         (b) Effect of restoration. -- The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

SECTION 3-207 NOTICE AND OFFER TO STOCKHOLDERS.

         (a) Duty of successor. -- (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

                  (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

                           (i) A balance sheet as of a date not more than six
months before the date of the offer;

                           (ii) A profit and loss statement for the 12 months
ending on the date of the balance sheet; and

                           (iii) Any other information the successor considers
pertinent.


                                    Annex D-3

         (b) Manner of sending notice. -- The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

SECTION 3-208 PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS.

         (a) Petition for appraisal. -- Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

         (b) Consolidation of suits; joinder of objectors. -- (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

                  (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

SECTION 3-209 NOTATION ON STOCK CERTIFICATE.

         (a) Submission of certificate. -- At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

         (b) Transfer of stock bearing notation. -- If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

SECTION 3-210 APPRAISAL OF FAIR VALUE.

         (a) Court to appoint appraisers. -- If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

         (b) Report of appraisers -- Filing. -- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

         (c) Same -- Contents. -- The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

         (d) Same -- Service; objection. -- (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

                  (2) Within 15 days after the report is filed, any party may object to it and request a hearing.


                                    Annex D-4

SECTION 3-211 ACTION BY COURT ON APPRAISERS' REPORT.

         (a) Order of court. -- The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

                  (1) Confirms, modifies, or rejects it; and

                  (2) If appropriate, sets the time for payment to the stockholder.

         (b) Procedure after order. -- (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

                  (2) If the appraisers' report is rejected, the court may:

                           (i) Determine the fair value of the stock and enter
judgment for the stockholder; or

                           (ii) Remit the proceedings to the same or other
appraisers on terms and conditions it considers proper.

         (c) Judgment includes interest. -- (1) Except as provided in paragraph
(2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under Section 3-202 of this subtitle.

                  (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

                           (i) The price which the successor offered for the
stock;

                           (ii) The financial statements and other information
furnished to the stockholder; and

                           (iii) Any other circumstances it considers relevant.

         (d) Costs of proceedings. -- (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

                           (i) The price which the successor offered for the
stock;

                           (ii) The financial statements and other information
furnished to the stockholder; and

                           (iii) Any other circumstances it considers relevant.

                  (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

                           (i) The successor did not make an offer for the stock
under Section 3-207 of this subtitle; or


                                    Annex D-5

                           (ii) The value of the stock determined in the
proceeding materially exceeds the amount offered by the successor.

         (e) Effect of judgment. -- The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

SECTION 3-212 SURRENDER OF STOCK.

         The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

                  (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

                  (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

SECTION 3-213 RIGHTS OF SUCCESSOR WITH RESPECT TO STOCK.

         (a) General rule. -- A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under Section 3-202 of this subtitle.

         (b) Successor in transfer of assets. -- After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

         (c) Successor in consolidation, merger, or share exchange. -- Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.



                                    Annex D-6

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Delaware General Corporation Law

         Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits, such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee, or agent who is successful on the merits in defense of a suit against such person.

Certificate of Incorporation, as Amended

         Consistent with applicable law, the Company's Certificate of Incorporation, as amended, limits a director's monetary liability to the Company or its stockholders for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful dividend payments or acts from which the director derived an improper personal benefit. The Company's Certificate of Incorporation does not limit the availability of equitable remedies based on breach of fiduciary duty and does not limit a director's liability for violations of the federal securities laws. The Company believes that the foregoing provisions of its Certificate of Incorporation may assist it in attracting and retaining qualified individuals to serve on its Board of Directors.

Bylaws

         The bylaws of the Company provide that the Company may indemnify any person who was or is a party of is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, so long as in a derivative suit brought on behalf of the corporation he was not adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation.

Indemnification Agreements

         The Company has entered into indemnification agreements with its officers and directors. The indemnification agreements require the Company to indemnify each of such persons to the full extent permitted by Delaware law and provide for the advancement of expenses to them on receipt of an undertaking to repay any advances to which such persons are later determined not to be entitled.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      EXHIBITS

2.1 Agreement and Plan of Merger by and among GrandBanc, Inc., Century Bancshares, Inc. and CBI Holdings Corporation, dated as of October 11, 2000 (included in this joint proxy statement/prospectus as Annex A).

2.2 Purchase and Assumption Agreement dated July 24, 1997 by and between Century Bancshares, Inc. and Eastern American Bank, FSB (Incorporated by reference from Exhibit 10.12 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-34057)).

2.3 Amendment No. 1 dated August 14, 1997 to Purchase and Assumption Agreement dated July 24, 1997 between Century Bancshares, Inc. and Eastern American Bank FSB. (Incorporated by reference from Exhibit
         10.13 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-34057)).

2.4 Amendment No. 2 dated October 10, 1997 to Purchase and Assumption Agreement dated July 24, 1997 between Century Bancshares, Inc. and Eastern American Bank, FSB. (Incorporated by reference from Exhibit 2.3 of the Company's Current Report on Form 8-K dated October 10, 1997).

3.1 Certificate of Incorporation, as amended, of the Company. (Incorporated by reference from Exhibit 3.1 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

3.2 Bylaws of the Company. (Incorporated by reference from Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

3.3 Articles of Association of the Bank. (Incorporated by reference from Exhibit 3.3 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417).

3.4 Certificate of Amendment of Certificate of Incorporation of Century Bancshares, Inc. dated July 24, 1997. (Incorporated by reference from
         Exhibit 3.4 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999).

4.1 Form of common stock certificate. (Incorporated by reference from Exhibit 4.2 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

4.2 Indenture dated as of March 23, 2000 from Century Bancshares, Inc., as issuer, to The Bank of New York, as Trustee, with respect to the Junior Subordinated Debt Securities of Century Bancshares, Inc. (Incorporated by reference from Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000).

4.3 Amended and Restated Declaration of Trust dated as of March 23, 2000 of century Capital Trust I. (Incorporated by reference from Exhibit 4.2 of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000).

4.4 Guarantee Agreement dated as of March 23, 2000 by and between Century Bancshares, Inc. and The Bank of New York. (Incorporated by reference from Exhibit 4.3 of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000).

5.1 Opinion and Consent of Bracewell & Patterson, L.L.P., as to the legality of the common stock registered hereunder.

8.1 Opinion and Consent of Bracewell & Patterson, L.L.P., as to certain federal income tax matters.

8.2* Opinion and Consent of Kennedy, Baris & Lundy, L.L.P., with respect to certain federal income tax matters.

10.1 Century Bancshares, Inc. 1994 Stock Option Plan. (Incorporated by reference from Exhibit 10.1 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.2 Incentive Stock Option Plan for Key Employees, as amended. (Incorporated by reference from Exhibit 10.2 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.3 Nonqualified Stock Option Plan for Key Employees, as amended. (Incorporated by reference from Exhibit 10.3 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.4 Nonqualified Stock Option Plan for Directors, as amended. (Incorporated by reference from Exhibit 10.4 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.5 Form of Director Compensation Agreement between the Company and its directors. (Incorporated by reference from Exhibit 10.5 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.6 Form of Indemnity Agreement between Company and the persons named therein. (Incorporated by reference from Exhibit 10.6 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.7 Employment Agreement dated September 1, 1996, between the Company and Mr. Joseph S. Bracewell. (Incorporated by reference from Exhibit 10.7 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.8 Amendment dated March 1, 1998, of the employment agreement dated September 1, 1996, between the Company and the Bank and Mr. Joseph S. Bracewell. (Incorporated by reference from Exhibit 10.16 of the Company's Annual Report on Form 10-K for the year ended December 31,
         1998).

10.9 Amendment dated March 31, 1999, of the employment agreement dated September 1, 1996, between the Company and the Bank and Mr. Joseph S. Bracewell. (Incorporated by reference from Exhibit 10.17 of the Company's Quarterly Report on Form 10-Q for the period ended June 30,
         1999).

10.10 Amendment No. 2 dated April 3, 2000, of the employment agreement dated September 1, 1996 between the Company and the Bank and Mr. Joseph S. Bracewell. (Incorporated by reference from Exhibit 10.19 of the Company's Quarterly Report on Form 10-Q for the period ended June 30,
         2000).

10.11 Lease Agreement dated January 3, 1995, between the Bank and Pennsylvania Building Associates. (Incorporated by reference from
         Exhibit 10.8 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.12 Lease and Services Agreement dated November 17, 1995 between ALLIANCE Greensboro, L.P., a Delaware limited partnership d/b/a/ ALLIANCE Business Centers, and the Bank. (Incorporated by reference from Exhibit
         10.9 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.13 Retail Lease dated January 14, 1982, between the Square 106 Associates and the Bank, as amended on March 14, 1984, December 18, 1991, February 12, 1992, October 27, 1995, and June 1, 1996. (Incorporated by reference from Exhibit 10.10 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.14 Sublease Agreement, dated May 1, 1992, between the Company and the Bank. (Incorporated by reference from Exhibit 10.11 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-14417)).

10.15 Sublease Agreement dated November 1996, effective as of February 1, 1997, by and between Chevy Chase Bank, F.S.B., and Century National Bank. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).

10.16 Lease Agreement dated July 23, 1993, by and between McLean Poplar Partners and Eastern American Bank, FSB which was assumed by Century National Bank under the Purchase and Assumption Agreement (dated July 24, 1997 and noted in 2.1 above).

10.17 Lease Agreement dated September 30, 1997, by and between The Life Underwriter Training Council and Century National Bank. (Incorporated by reference from Exhibit 10.14 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

10.18 Lease Agreement between Reston North Point Village Limited Partnership, Lessor, and Eastern American Bank, F.S.B., assumed by Century National Bank, August 25, 2000 (Incorporated by reference from Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.19 Century Directors' Trust established June 24, 1998, by the Company and the Bank for the benefit of the directors of the Company and the Bank. (Incorporated by reference from Exhibit 10.15 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

21       Subsidiaries of the Registrant.

23.1     Consent of KPMG LLP, independent auditors of Century.

23.2 Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).

23.3     Consent of Stegman & Company, independent auditors for GrandBanc.

23.4     Consent of Kennedy, Baris & Lundy, L.L.P. (included in Exhibit 8.2).

24 Powers of Attorney (included on the signature page of this Registration Statement).

99.1     Consent of Friedman, Billings, Ramsey & Co., Inc.

99.2     Consent of Hovde Financial LLC.

99.3     Consent of Melvyn J. Estrin.

99.4     Consent of Abbey J. Butler.

99.5     Form of Proxy for Century.

99.6     Form of Proxy for GrandBanc.

----------
*        To be provided by post-effective amendment.


(b)      FINANCIAL STATEMENTS AND SCHEDULES

Either not applicable or shown in the financial statements or notes thereto.

(c)      OPINION OF FINANCIAL ADVISOR

Copies of the fairness opinion of Friedman, Billings, Ramsey & Co., Inc. dated November 8, 2000, and of the fairness opinion of Hovde Financial LLC dated October 6, 2000, are included in the joint proxy statement/prospectus as Annex B and Annex C, respectively.

ITEM 22. UNDERTAKINGS.

         (a) RULE 415 OFFERING. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) INCORPORATED ANNUAL AND QUARTERLY REPORTS. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (g)      REGISTRATION ON FORM S-4 OF SECURITIES OFFERED FOR RESALE

              (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating tot he securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia on the 13th day of December, 2000.

                                     CENTURY BANCSHARES INC.
                                     (Registrant)

                                     By: /s/ JOSEPH S. BRACEWELL
                                         --------------------------------
                                     Joseph S. Bracewell
                                     Chairman of the Board, President and
                                     Chief Executive Officer

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Joseph S. Bracewell and Bernard J. Cravath, each with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                                          Date
---------                       -----                                          ----
 /s/ JOSEPH S. BRACEWELL        Chairman of the Board, President and Chief
-------------------------       Executive Officer                              December 13, 2000
Joseph S. Bracewell             (Principal Financial and Accounting Officer)

 /s/ GEORGE CONTIS              Director                                       December 13, 2000
-------------------------
George Contis

 /s/ JOHN R. COPE               Director and Vice President                    December 13, 2000
-------------------------
John R. Cope

 /s/ BERNARD J. CRAVATH         Director                                       December 13, 2000
-------------------------
Bernard J. Cravath

 /s/ NEAL R. GROSS              Director                                       December 13, 2000
-------------------------
Neal R. Gross

 /s/ WILLIAM McKEE              Director                                       December 13, 2000
-------------------------
William McKee

 /s/ WILLIAM C. OLDAKER         Director and Secretary                         December 13, 2000
-------------------------
William C. Oldaker

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
2.1         Agreement and Plan of Merger by and among GrandBanc, Inc., Century
            Bancshares, Inc. and CBI Holdings Corporation, dated as of October
            11, 2000 (included in this joint proxy statement/prospectus as Annex
            A).

2.2         Purchase and Assumption Agreement dated July 24, 1997 by and between
            Century Bancshares, Inc. and Eastern American Bank, FSB
            (Incorporated by reference from Exhibit 10.12 of the Registrant's
            Registration Statement on Form S-1 (Registration No. 333-34057)).

2.3         Amendment No. 1 dated August 14, 1997 to Purchase and Assumption
            Agreement dated July 24, 1997 between Century Bancshares, Inc. and
            Eastern American Bank FSB. (Incorporated by reference from Exhibit
            10.13 of the Registrant's Registration Statement on Form S-1
            (Registration No. 333-34057)).

2.4         Amendment No. 2 dated October 10, 1997 to Purchase and Assumption
            Agreement dated July 24, 1997 between Century Bancshares, Inc. and
            Eastern American Bank, FSB. (Incorporated by reference from Exhibit
            2.3 of the Company's Current Report on Form 8-K dated October 10,
            1997).

3.1         Certificate of Incorporation, as amended, of the Company.
            (Incorporated by reference from Exhibit 3.1 of the Registrant's
            Registration Statement on Form S-1 (Registration No. 333-14417)).

3.2 Bylaws of the Company. (Incorporated by reference from Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 (Registration
            No. 333-14417)).

3.3 Articles of Association of the Bank. (Incorporated by reference from Exhibit 3.3 of the Registrant's Registration Statement on Form S-1
            (Registration No. 333-14417).

3.4         Certificate of Amendment of Certificate of Incorporation of Century
            Bancshares, Inc. dated July 24, 1997. (Incorporated by reference from Exhibit 3.4 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999).

4.1 Form of common stock certificate. (Incorporated by reference from Exhibit 4.2 of the Registrant's Registration Statement on Form S-1
            (Registration No. 333-14417)).

4.2 Indenture dated as of March 23, 2000 from Century Bancshares, Inc., as issuer, to The Bank of New York, as Trustee, with respect to the Junior Subordinated Debt Securities of Century Bancshares, Inc.
            (Incorporated by reference from Exhibit 4.1 of the Company's
            Quarterly Report on Form 10-Q for the period ended March 31, 2000).

4.3 Amended and Restated Declaration of Trust dated as of March 23, 2000 of century Capital Trust I. (Incorporated by reference from Exhibit
            4.2 of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000).

4.4 Guarantee Agreement dated as of March 23, 2000 by and between Century Bancshares, Inc. and The Bank of New York. (Incorporated by reference from Exhibit 4.3 of the Company's Quarterly Report on Form
            10-Q for the period ended March 31, 2000).

5.1 Opinion and Consent of Bracewell & Patterson, L.L.P., as to the legality of the common stock registered hereunder.

8.1 Opinion and Consent of Bracewell & Patterson, L.L.P., as to certain federal income tax matters.

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
8.2*        Opinion and Consent of Kennedy, Baris & Lundy, L.L.P., with respect to certain federal income tax matters.

10.1 Century Bancshares, Inc. 1994 Stock Option Plan. (Incorporated by reference from Exhibit 10.1 of the Registrant's Registration
            Statement on Form S-1 (Registration No. 333-14417)).

10.2        Incentive Stock Option Plan for Key Employees, as amended.
            (Incorporated by reference from Exhibit 10.2 of the Registrant's
            Registration Statement on Form S-1 (Registration No. 333-14417)).

10.3        Nonqualified Stock Option Plan for Key Employees, as amended.
            (Incorporated by reference from Exhibit 10.3 of the Registrant's
            Registration Statement on Form S-1 (Registration No. 333-14417)).

10.4        Nonqualified Stock Option Plan for Directors, as amended.
            (Incorporated by reference from Exhibit 10.4 of the Registrant's
            Registration Statement on Form S-1 (Registration No. 333-14417)).

10.5 Form of Director Compensation Agreement between the Company and its directors. (Incorporated by reference from Exhibit 10.5 of the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14417)).

10.6 Form of Indemnity Agreement between Company and the persons named therein. (Incorporated by reference from Exhibit 10.6 of the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14417)).

10.7 Employment Agreement dated September 1, 1996, between the Company and Mr. Joseph S. Bracewell. (Incorporated by reference from Exhibit
            10.7 of the Registrant's Registration Statement on Form S-1
            (Registration No. 333-14417)).

10.8        Amendment dated March 1, 1998, of the employment agreement dated
            September 1, 1996, between the Company and the Bank and Mr. Joseph
            S. Bracewell. (Incorporated by reference from Exhibit 10.16 of the Company's Annual Report on Form 10-K for the year ended December 31,
            1998).

10.9        Amendment dated March 31, 1999, of the employment agreement dated
            September 1, 1996, between the Company and the Bank and Mr. Joseph
            S. Bracewell. (Incorporated by reference from Exhibit 10.17 of the Company's Quarterly Report on Form 10-Q for the period ended June
            30, 1999).

10.10 Amendment No. 2 dated April 3, 2000, of the employment agreement dated September 1, 1996 between the Company and the Bank and Mr.
            Joseph S. Bracewell. (Incorporated by reference from Exhibit 10.19 of the Company's Quarterly Report on Form 10-Q for the period ended
            June 30, 2000).

10.11       Lease Agreement dated January 3, 1995, between the Bank and
            Pennsylvania Building Associates. (Incorporated by reference from
            Exhibit 10.8 of the Registrant's Registration Statement on Form S-1
            (Registration No. 333-14417)).

10.12       Lease and Services Agreement dated November 17, 1995 between
            ALLIANCE Greensboro, L.P., a Delaware limited partnership d/b/a/
            ALLIANCE Business Centers, and the Bank. (Incorporated by reference from Exhibit 10.9 of the Registrant's Registration Statement on Form
            S-1 (Registration No. 333-14417)).

10.13       Retail Lease dated January 14, 1982, between the Square 106
            Associates and the Bank, as amended on March 14, 1984, December 18,
            1991, February 12, 1992, October 27, 1995, and

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
            June 1, 1996. (Incorporated by reference from Exhibit 10.10 of the
            Registrant's Registration Statement on Form S-1 (Registration No.
            333-14417)).

10.14       Sublease Agreement, dated May 1, 1992, between the Company and the
            Bank. (Incorporated by reference from Exhibit 10.11 of the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14417)).

10.15       Sublease Agreement dated November 1996, effective as of February 1,
            1997, by and between Chevy Chase Bank, F.S.B., and Century National
            Bank. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).

10.16       Lease Agreement dated July 23, 1993, by and between McLean Poplar
            Partners and Eastern American Bank, FSB which was assumed by Century
            National Bank under the Purchase and Assumption Agreement (dated
            July 24, 1997 and noted in 2.1 above).

10.19       Lease Agreement dated September 30, 1997, by and between The Life
            Underwriter Training Council and Century National Bank.
            (Incorporated by reference from Exhibit 10.14 of the Company's
            Annual Report on Form 10-K for the year ended December 31, 1998).

10.20       Lease Agreement between Reston North Point Village Limited
            Partnership, Lessor, and Eastern American Bank, F.S.B., assumed by
            Century National Bank, August 25, 2000 (Incorporated by reference from Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.19 Century Directors' Trust established June 24, 1998, by the Company and the Bank for the benefit of the directors of the Company and the Bank. (Incorporated by reference from Exhibit 10.15 of the Company's
            Annual Report on Form 10-K for the year ended December 31, 1998).

21          Subsidiaries of the Registrant.

23.1        Consent of KPMG LLP, independent auditors of Century.

23.2 Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).

23.3        Consent of Stegman & Company, independent auditors for GrandBanc.

23.4        Consent of Kennedy, Baris & Lundy, L.L.P. (included in Exhibit 8.2).

24 Powers of Attorney (included on the signature page of this Registration Statement).

99.1        Consent of Friedman, Billings, Ramsey & Co., Inc.

99.2        Consent of Hovde Financial LLC.

99.3        Consent of Melvyn J. Estrin.

99.4        Consent of Abbey J. Butler.

99.5        Form of Proxy for Century.

99.6        Form of Proxy for GrandBanc.

----------

* To be provided by post-effective amendment.